As filed with the Securities and Exchange Commission on October 31, 2024

Registration No. 333-282067

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SECURITY MIDWEST BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6036	99-4917712
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

510 E. Monroe

Springfield, Illinois 62701

(217) 789-3500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephan P. Antonacci

President and Chief Executive Officer

Security Midwest Bancorp, Inc.

510 E. Monroe

Springfield, Illinois 62701

(217) 789-3500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kip Weissman, Esq. Ned Quint, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2007	Ross Bevan, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, DC 20007 (202) 295-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

(Proposed Holding Company for Security Bank, s.b.)

Up to 1,092,500 shares of Common Stock

(Subject to Increase to up to 1,256,375 shares)

Security Midwest Bancorp, Inc., a Maryland corporation and the proposed holding company for Security Bank, s.b., is offering shares of common stock for sale at $10.00 per share in connection with the conversion of Security Bank, s.b. from the mutual to the stock form of organization. There is currently no established market for our common stock. We expect that our common stock will be quoted on the OTCQB Market operated by the OTC Markets Group upon conclusion of the stock offering. Quotation on the OTCQB Market is not a condition of the conversion and stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act.

We are offering up to 1,092,500 shares of common stock for sale at a price of $10.00 per share on a best efforts basis. We may sell up to 1,256,375 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 807,500 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering” with first priority given to eligible depositors of Security Bank, s.b. Shares of common stock not purchased in the subscription offering may be offered for sale to the public in a “community offering,” with a preference given to natural persons and trusts of natural persons residing in Sangamon County, Illinois. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering to the general public through a “syndicated offering” managed by Performance Trust Capital Partners, LLC.

The minimum number of shares of common stock you may order is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 15,000 shares (150,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 30,000 shares ($300,000) of common stock in all categories of the stock offering combined.

The offering is expected to expire at 4:00 p.m., Central Time, on December 19, 2024. We may extend this expiration date without notice to you until February 3, 2025. The Federal Deposit Insurance Corporation, the Illinois Department of Financial and Professional Regulation, Division of Banking, and the Board of Governors of the Federal Reserve System may approve a later date, which may not be beyond December 20, 2026. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond February 3, 2025, or the number of shares of common stock to be sold is increased to more than 1,256,375 shares or decreased to less than 807,500 shares. If the offering is extended past February 3, 2025, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.50% per annum. If the number of shares to be sold is increased to more than 1,256,375 shares or decreased to less than 807,500 shares, all funds submitted for the purchase of shares of common stock in the offering will be returned promptly with interest at 0.50% per annum. All subscribers will be resolicited and given an opportunity to place a new order within a specified period of time. Funds received in the subscription and the community offerings and, if applicable, the syndicated offering, will be held in a segregated account at Security Bank, s.b. and will earn interest at 0.50% per annum until completion or termination of the offering.

Performance Trust Capital Partners, LLC will assist us in selling our shares of common stock in the offering on a best efforts basis. Performance Trust Capital Partners, LLC is not required to purchase any of the shares of common stock that are being offered for sale.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	807,500	950,000	1,092,500	1,256,375
Gross offering proceeds	$8,075,000	$9,500,000	$10,925,000	$12,563,750
Estimated offering expenses, excluding selling agent commissions and expenses (1)	$1,240,000	$1,240,000	$1,240,000	$1,240,000
Selling agent commissions and expenses (1)(2)	$410,000	$410,000	$410,000	$410,000
Estimated net proceeds	$6,425,000	$7,850,000	$9,275,000	$10,913,750
Estimated net proceeds per share	$7.96	$8.26	$8.49	$8.69

(1)

See “The Conversion and Offering—Marketing and Distribution; Compensation” for a discussion of Performance Trust Capital Partners, LLC’s compensation for this offering and compensation to be received by Performance Trust Capital Partners, LLC and the other broker-dealers that may participate in a syndicated offering, if any.

(2)

Excludes records agent fees and expenses payable to Performance Trust Capital Partners, LLC, which are included in estimated offering expenses. See “The Conversion and Offering—Marketing and Distribution; Compensation.”

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 18.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Illinois Department of Financial and Professional Regulation, Division of Banking, the Board of Governors of the Federal Reserve System or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center at (312) 521-1600.

The date of this prospectus is [prospectus date].

SECURITY
BANK
55
125
Springfield
72
510
E. Monroe
3001
Chatham
Road
2500
Stevenson
Drive
72
ILLINOIS
55
4

Chicago
39
74
55
57
ILLINOIS
Springfield
72
72
55
70
57
St. Louis
64
57

Main Office
510 E. Monroe
Springfield, Illinois

Branch Locations
3001 Chatham Road
Springfield, Illinois

2500 Stevenson Drive
Springfield, Illinois

SUMMARY

The following summary explains the significant aspects of Security Bank, s.b.’s mutual-to-stock conversion and the related offering of Security Midwest Bancorp, Inc. common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the financial statements and the notes to the financial statements, and the section entitled “Risk Factors.”

In this prospectus, the terms “we,” “our,” and “us” refer to Security Midwest Bancorp, Inc. and/or Security Bank, s.b., depending on the context. In addition, we sometimes refer to Security Midwest Bancorp, Inc. as “Security Midwest Bancorp,” and to Security Bank, s.b. as Security Bank.

Security Bank

Security Bank is a mutual savings bank organized under the laws of the State of Illinois and is subject to comprehensive regulation and examination by the Federal Deposit Insurance Corporation (the “FDIC”) and the Illinois Division of Banking. We are a community-oriented bank offering a variety of financial products and services to meet the needs of our customers.

In 2018, we implemented a cannabis-related business (“CRB”) Program, offering deposit and cash-management services to licensed cannabis-related businesses. We currently offer depository accounts to customers operating licensed cannabis businesses in the States of Illinois, Michigan, and Ohio. In December 2022, we initiated lending to cannabis organizations and their associated real estate entities.

We operate three banking offices in Springfield, Illinois. Our market area for cannabis-related deposits is the States of Illinois, Michigan, and Ohio, while our primary market area for other deposits, as well as our primary lending market area is Sangamon County, Illinois (where our offices are located) and the contiguous counties. From time to time, we also originate loans to borrowers or secured by properties located in adjacent metropolitan markets. We believe that our community orientation and personal service distinguishes us from larger banks that operate in our market area. For additional information on our market area, see “Business of Security Bank—Market Area.”

Security Bank, originally named Workman’s Bank, represents the result of a series of mergers of financial institutions ending in 1906 with a merger with Security Improvement and Loan Association. We changed our name to Security Bank, s.b. in connection with a subsequent merger in 1995.

Our principal business consists of attracting retail deposits from the general public and CRB customers and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential real estate loans, commercial real estate loans and commercial and industrial loans. We also invest in debt securities, such as mortgage-backed securities and collateralized mortgage obligations, municipal bonds and U.S. government and agency securities. We offer a variety of deposit accounts, including demand deposit accounts, savings accounts, money market accounts and certificate of deposit accounts. In recent periods, we have borrowed limited funds to support our operations.

At June 30, 2024, we had total consolidated assets of $219.6 million, total deposits of $204.5 million and total equity of $13.9 million. For the six months ended June 30, 2024 and the year ended December 31, 2023, we recognized net income of $537,000 and $684,000, respectively.

Our executive office is located at 510 E. Monroe, Springfield, Illinois 62701, and our telephone number at this address is (217) 789-3500. Our website address is www.securitybk.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Security Midwest Bancorp, Inc.

The shares being offered will be issued by Security Midwest Bancorp, Inc. a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Security Bank upon completion of Security Bank’s mutual-to-stock conversion. Security Midwest Bancorp, Inc. was incorporated in September 2024, and has not engaged in any business to date. Upon completion of the conversion, Security Midwest Bancorp will register as a bank holding company and will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

Security Midwest Bancorp’s executive office is located at 510 E. Monroe, Springfield, Illinois 62701, and its telephone number at this address is (217) 789-3500.

The Conversion and Our Organizational Structure

Pursuant to the terms of the plan of conversion, Security Bank will convert from a mutual (meaning no stockholders) savings bank to a stock savings bank. Depositors of Security Bank, as a mutual savings bank, are members of, and have voting rights in, Security Bank, as to all matters requiring a vote of members. As part of the conversion, Security Midwest Bancorp, the proposed holding company for Security Bank, will offer for sale shares of its common stock in a subscription offering and, if necessary, a community offering and a syndicated offering. Upon the completion of the conversion and stock offering, Security Midwest Bancorp will be 100% owned by stockholders. In addition, upon completion of the conversion and stock offering, depositors will no longer have any voting rights in Security Bank, as Security Bank will be a wholly-owned subsidiary of Security Midwest Bancorp, with all voting rights in Security Bank vested in Security Midwest Bancorp as the sole stockholder.

After the conversion and stock offering are completed, we will be organized as a fully public stock holding company, as follows:

See “The Conversion and Offering” for a full description of the conversion.

Business Strategy

Highlights of our current business strategy include the following:

•

Grow our loan portfolio, subject to market conditions. We will continue to emphasize one- to four-family residential real estate lending for borrowers residing in our market area. In furtherance of that emphasis, we have hired a full-time mortgage lending officer to support these efforts. We also intend to increase our origination of commercial real estate loans and commercial and industrial loans in order to increase the yield of, and reduce the term to repricing of, our total loan portfolio. Our low-cost source of funds obtained through our CRB Program provides us with cash to originate higher levels of loans. As of June 30, 2024, $33.4 million, or 31.0%, of our total loan portfolio consisted of one- to four-family residential real estate loans, while $40.6 million, or 37.7%, consisted of commercial real estate loans and $11.5 million, or 10.7%, consisted of commercial and industrial loans. The additional capital raised in the offering will increase our commercial lending capacity by enabling us to both originate more commercial real estate and commercial and industrial loans as well as loans with larger balances. This will permit us to serve commercial borrowers with larger lending needs and to originate larger commercial loans than we have in the past. We also believe that our smaller size allows us to be more responsive to the needs of our customers. In addition, we have invested in enhanced technology, which we believe will assist us in growing our loan portfolio, as described below.

•

Increase our operating efficiencies while expanding our products and services. We believe that we can enhance our net income by controlling our operating expenses while still maintaining quality control over our operations and concurrently expanding the products and services we offer to customers. We have closely monitored and assessed the number of our employees in recent years, as improvements in technology have enabled us and should continue to enable us to operate more efficiently. We completed a core data processing system conversion in 2021, which better supports our technology needs and our business model, and which we believe should continue to provide financial benefits in the future by enabling us to expand the products and services that we can offer. Our smaller size allows us to be more responsive to the needs of our customers, both with respect to engaging in new business activities and with respect to customer service and responsiveness. In recent years we have focused on improving our third-party vendor management to reduce costs through better targeted assistance and a more thorough vendor engagement process. Our efficiency ratio (the ratio of non-interest expense divided by the sum of net interest income and non-interest income) was 82.77% and 80.15% for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively. We intend to improve our efficiency ratio going forward, providing for related increases in net income due to reduced non-interest expense as a percentage of total interest income and non-interest income.

•

Grow our CRB Program. In 2018, we implemented our CRB Program, and we intend to continue to grow this program modestly going forward. Through our CRB Program, we provide deposit and cash-management services to customers that are licensed by their applicable state to conduct business in the cannabis industry as cultivators and dispensaries (collectively, “cannabis organizations”). We currently offer depository accounts to customers operating licensed cannabis businesses in the States of Illinois, Michigan, and Ohio. We consider geographic expansion based on competitive matters and the needs of our current customers.

In December 2022, we initiated lending to cannabis organizations and their associated real estate entities (secured by commercial real estate where the cannabis organization operates). We underwrite these loans under stringent guidelines (i.e. we do not assume potential revenue growth, but we do assume any potential negative effects of heightened cannabis regulations). We also generate traditional banking business from affiliates of cannabis organizations, including their owners. This includes personal loans and deposits, all of which are provided pursuant to our regular banking practices. We maintain stringent written policies and procedures related to cannabis organizations, including monitoring such customers’ accounts. We limit the number of CRB relationships (which may include multiple cannabis organizations or individuals) from which we accept deposits (our current limit is 35) and limit maximum deposits from any one cannabis organization by assessing off-balance sheet opportunities to reduce our risk, such as by placing excess deposits with other financial institutions.

We conduct extensive due diligence of a cannabis organization before its business is accepted, including confirmation that the business is properly licensed. Throughout the relationship, we continue the monitoring of the cannabis organization, including site visits, to ensure that the business continues to meet our stringent requirements.

At June 30, 2024, deposit balances from CRB customers were approximately $54.8 million, or 26.8% of total deposits. At June 30, 2024, one individual customer accounted for more than 10% of total deposits, holding $27.9 million of deposits, or 13.6% of total deposits at that date. Fee income from CRB customers for the six months ended June 30, 2024 and the year ended December 31, 2023 was $471,000 and $1.0 million, respectively, totaling 52.4% and 51.5% of non-interest income for these periods, and includes both account maintenance fees and cash-counting fees. At June 30, 2024, loan balances from CRB customers and their associated real estate entities were approximately $20.3 million, or 18.9%, of our total loan portfolio, and we recognized loan fees of $8,000 for loans to CRB customers and their associated real estate entities for the six months ended June 30, 2024. At June 30, 2024, all of our loans to CRB customers and their associated real estate entities were performing in accordance with their contractual terms.

•

Manage credit risk to maintain a low level of nonperforming assets. We believe that maintaining strong asset quality is paramount to our long-term success. Beginning in 2018, we enhanced our credit review process by upgrading our loan approval and underwriting policies, hiring a full-time credit officer, updating our outside annual credit review for all commercial real estate and commercial and industrial loans and enhancing the automation of our credit review process. We further enhanced this process by hiring a new chief lending officer in December 2022. We also limit credit risk by utilizing an internal loans-to-one-borrower limitation of 70% of our regulatory limit. At June 30, 2024, our regulatory loans-to-one borrower limit was $4.7 million, resulting in an internal limit under our policy of $3.2 million. At June 30, 2024, our ratio of non-performing loans to total loans was 1.56%, while our ratio of non-performing loans to total assets was 0.76%. These ratios were 3.73% and 2.00% at December 31, 2023, respectively.

•

Increase core deposits. We will continue to emphasize increasing “core deposits,” such as statement savings accounts, money market accounts and demand deposits, including regular and commercial checking accounts. Core deposits provide a stable source of funds to support loan growth at costs consistent with enhancing our interest rate spread and net interest margin, and provide the liquidity we require to support our CRB operations. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. At June 30, 2024, $154.6 million, or 75.6% of our deposits, were considered core deposits. We intend to attract and retain core deposits by growing our CRB Program, offering competitive products that meet the full-service banking needs of our customers, by emphasizing quality customer service, and through our convenient locations and advertising and promotions programs. Our core data processing system conversion, discussed above, enhanced the tools that we can offer customers to assist in managing their funds. Furthermore, we believe growing our commercial real estate and commercial and industrial loans will help grow our core deposits as we would emphasize servicing an entire banking relationship as opposed to just the underlying loans.

Reasons for the Conversion and Offering

We believe the additional capital raised in the offering will enable us to take advantage of business opportunities and over time grow to achieve economies of scale that may not otherwise be available to us. Our primary reasons for converting and raising additional capital through the offering are to:

•	increase our capital to enhance our financial strength and to support existing and future lending and deposit growth;

•	facilitate our withdrawal from the multiple-employer defined benefit pension plan in which we participate;

•	enhance our lending capacity by increasing our regulatory lending limits;

•

attract and retain qualified personnel by enabling us to establish stock-based benefit plans for our management and employees that will give them an opportunity and greater incentive to share in our long-term growth and success;

•	enhance our community ties by providing depositors, and possibly other members of our community, with the opportunity to acquire an ownership interest in Security Bank; and

•	provide greater flexibility to structure and finance opportunities for expansion, although we have no current arrangements or agreements with respect to any such transactions.

As of June 30, 2024, Security Bank was considered “well capitalized” for regulatory purposes.

See “The Conversion and Offering” for a more complete discussion of our reasons for conducting the conversion and offering.

How We Intend to Use the Proceeds From the Stock Offering

Security Midwest Bancorp will contribute at least 85% of the net proceeds of the offering to Security Bank. We anticipate that Security Midwest Bancorp will invest between approximately $5.5 million and $9.3 million of the net proceeds from the stock offering in Security Bank. Of the remaining funds, Security Midwest Bancorp intends to loan funds to our employee stock ownership plan to fund the plan’s purchase of shares of common stock in the stock offering. Assuming we sell 950,000 shares of common stock in the stock offering, the midpoint of the offering range, and have net proceeds of $7.9 million, we anticipate that Security Midwest Bancorp will invest $6.7 million in Security Bank, loan $665,000 to our employee stock ownership plan to fund its purchase of shares of common stock and retain the remaining $513,000 of the net proceeds.

Security Midwest Bancorp may use the funds that it retains for investments, to pay cash dividends (subject to compliance with regulatory requirements), to repurchase shares of common stock (subject to compliance with regulatory requirements) or for other general corporate purposes. Security Bank intends to use a portion of the proceeds that it receives to pay costs associated with its planned withdrawal from the multiple-employer defined benefit pension plan in which we participate, and may use the remaining net proceeds to fund new loans, enhance existing products and services and support the development of new products and services, invest in securities, or for general corporate purposes.

We estimate that withdrawing from the multiple employer benefit pension plan in which we participate would result in a $1.8 million pre-tax charge to operations, a $1.3 million decrease in equity, a $1.3 million decrease in regulatory capital and annual pre-tax cost savings of $156,000 ($112,000 after-tax cost savings), based upon our annualized costs for the six months ended June 30, 2024, after we terminate the related pension benefits. However, the timing of the withdrawal from and subsequent termination of the plan will depend on our post conversion capital levels and needs, our evaluation of future interest rates and annuity cost trends, and the estimated cost to withdraw from and terminate the plan, as it may change from time to time. Furthermore, the actual cost of withdrawing from the plan could be significantly higher than the estimated cost provided by the plan administrator.

For more information on the proposed use of the proceeds from the offering, see “How We Intend to Use the Proceeds from the Offering.”

Terms of the Offering

We are offering between 807,500 shares and 1,092,500 shares of common stock to eligible depositors of Security Bank, to our tax-qualified employee stock ownership plan and to our employees, officers and directors in a subscription offering. To the extent shares remain available, we may offer shares for sale in a community offering, with a preference given to natural persons and trusts of natural persons residing in Sangamon County, Illinois. We may also offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public in a syndicated offering. The number of shares of common stock to be sold may be increased to up to 1,256,375 shares as a result of demand for the shares of common stock in the offering or changes in market conditions.

Unless the number of shares of common stock offered is increased to more than 1,256,375 shares or decreased to less than 807,500 shares, or the offering is extended beyond February 3, 2025, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the offering is extended past February 3, 2025, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. All subscribers will be notified by mail sent to the address the subscriber provides on the stock order form they have submitted. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.50% per annum. If the number of shares to be sold is increased to more than 1,256,375 shares or decreased to less than 807,500 shares, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled and funds delivered for the purchase of shares of common stock in the offering will be returned promptly with interest at 0.50% per annum. We will give these subscribers an opportunity to place new orders for a specified period of time. All subscribers will be notified by mail sent to the address the subscriber provides on the stock order form they have submitted.

The purchase price of each share of common stock to be offered for sale in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Performance Trust Capital Partners, LLC, our marketing agent in the offering, which we refer to as “Performance Trust” in this prospectus, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range and the $10.00 Per Share Stock Price

The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of Security Midwest Bancorp, assuming the conversion and offering are completed. Feldman Financial Advisors, Inc., our independent appraiser, has estimated that, as of August 30, 2024, this market value was $9.5 million. Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $8.1 million and a maximum of $10.9 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 807,500 shares to 1,092,500 shares. We may sell up to 1,256,375 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on Security Bank’s financial condition, results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering and the pro forma effect of the costs associated with the withdrawal from the multiple-employer defined benefit pension plan in which we participate. The independent valuation is also based on an analysis of a peer group of publicly traded bank holding companies and savings and loan holding companies that Feldman Financial Advisors, Inc. considered comparable to Security Midwest Bancorp under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as the Nasdaq Stock Market or the New York Stock Exchange). The peer group companies selected for Security Midwest Bancorp also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been fully-converted for at least six months. Feldman Financial Advisors, Inc. applied the following selection criteria to the universe of all public companies that were eligible for consideration: (i) asset size of less than $1.0 billion; (ii) tangible common equity-to-tangible assets ratios greater than 5.0%; (iii) total market capitalization less than $125 million; and (iv) institutions that are located in one of the following regions of the United States: Midwest, Mid-Atlantic, Southeast, and Southwest.

Because of the initial and continuing listing standards of the Nasdaq Stock Market and the New York Stock Exchange, including public float and round lot holders requirements, as well as the fact that many of the smaller converted thrift institutions ultimately de-list their shares from the Nasdaq Stock Market and/or are acquired by larger companies, each of the peer group companies has a comparatively larger asset size than Security Bank. The average asset size of the peer group ($523.6 million as of June 30, 2024) exceeded the asset size of Security Bank ($219.6 million as of June 30, 2024). Feldman Financial Advisors, Inc. believed that the peer group’s similar operating fundamentals and financial profiles with regard to Security Bank provided for a meaningful basis of comparison for valuation pricing purposes. When preparing the independent appraisal, Feldman Financial Advisors, Inc. made downward adjustments for financial condition, liquidity of the stock issue, and marketing of the stock issue. The downward adjustment for financial condition was attributable to Security Midwest Bancorp’s lower pro forma capital position and its higher historical level of non-performing assets to total assets. The downward adjustment for the liquidity of the issue took into consideration the lower number of shares to be outstanding and the lower market capitalization expected in comparison to the peer group companies. The downward adjustment for marketing of the issue was based on the risk and uncertainty related to a new offering in the current environment of stock market volatility. Feldman Financial Advisors, Inc. made no adjustments for earnings growth and viability, management, dividend policy, subscription interest, or the effect of banking regulations and regulatory reform.

The appraisal peer group consists of the following companies, with total assets as of June 30, 2024.

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in millions)
1895 Bancorp of Wisconsin, Inc.	BCOW	Nasdaq	Greenfield, WI	$561.1
Catalyst Bancorp, Inc.	CLST	Nasdaq	Opelousas, LA	295.3
Central Plains Bancshares, Inc.	CPBI	Nasdaq	Grand Island, NE	466.6
Generations Bancorp, Inc.	GBNY	Nasdaq	Seneca Falls, NY	401.8
Home Federal Bancorp, Inc. of Louisiana	HFBL	Nasdaq	Shreveport, LA	637.5
IF Bancorp, Inc.	IROQ	Nasdaq	Watseka, IL	887.7
NSTS Bancorp, Inc.	NSTS	Nasdaq	Waukegan, IL	265.9
PB Bankshares, Inc.	PBBK	Nasdaq	Coatesville, PA	449.0
Texas Community Bancshares, Inc.	TCBS	Nasdaq	Mineola, TX	451.6
William Penn Bancorporation	WMPN	Nasdaq	Bristol, PA	818.7

The following table presents a summary of selected pricing ratios for the peer group companies and for Security Midwest Bancorp (on a pro forma basis) utilized by Feldman Financial Advisors, Inc. in its appraisal. These ratios are based on Security Midwest Bancorp’s book value, tangible book value and net income as of and for the twelve months ended June 30, 2024, as adjusted for the impact of the cost to withdraw from the multiple-employer defined benefit pension plan in which we participate. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of August 30, 2024. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 35.9% on a price-to-book value basis, a discount of 36.9% on a price-to-tangible book value basis and a discount of 51.7% on a price-to-core earnings basis. Compared to the median pricing ratios of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 35.4% on a price-to-book value basis, a discount of 38.0% on a price-to-tangible book value basis and a discount of 57.1% on a price-to-core earnings basis.

	Price-to-core earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
Security Midwest Bancorp (on a pro forma basis, assuming completion of the conversion):
Adjusted Maximum	14.49x	56.47%	56.47%
Maximum	12.99x	52.58%	52.58%
Midpoint	11.49x	48.73%	48.73%
Minimum	10.00x	44.33%	44.33%
Valuation of peer group companies, all of which are fully converted (on an historical basis):
Averages	23.80x	76.08%	77.28%
Medians	26.79x	75.40%	78.63%

(1)

Price-to-earnings multiples calculated by Feldman Financial Advisors, Inc. in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing twelve-month basis for the twelve months ended June 30, 2024 for Security Midwest Bancorp and for the peer group companies.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were utilized by Feldman Financial Advisors, Inc. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Determination of Share Price and Number of Shares to be Issued.”

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

(i)	first, to depositors with accounts at Security Bank with aggregate balances of at least $50 at the close of business on July 31, 2023;

(ii)

second, to our tax-qualified employee stock ownership plan, which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 7% of the shares of common stock sold in the offering;

(iii)	third, to depositors with accounts at Security Bank with aggregate balances of at least $50 at the close of business on September 30, 2024;

(iv)	fourth, to depositors of Security Bank at the close of business on November 12, 2024; and

(v)	fifth, to our employees, officers and directors.

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given to natural persons and trusts of natural persons residing in Sangamon County, Illinois. The community offering may begin concurrently with, during or after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public through a syndicated offering, which will be managed by Performance Trust. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated offering. Any determination to accept or reject stock orders in the community offering and/or the syndicated offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

Generally, no individual (or group of individuals exercising subscription rights through a single deposit account held jointly) may purchase more than 15,000 shares ($150,000) of common stock. If any of the following purchase shares of common stock, their purchases, in all categories of the offering combined, when combined with your purchases, cannot exceed 30,000 shares ($300,000) of common stock:

•	your spouse or relatives of you or your spouse who reside with you;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

Persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address at any of the applicable record dates generally will be subject to the overall purchase limitation of 30,000 shares ($300,000). See the detailed descriptions of “acting in concert” and “associate” in the section of this prospectus entitled “The Conversion and Offering—Limitations on Common Stock Purchases.”

Subject to FDIC, Illinois Division of Banking and Federal Reserve Board approval, we may increase or decrease the purchase limitations at any time. See the detailed description of the purchase limitations in the section of this prospectus entitled “The Conversion and Offering—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares by:

•	personal check, bank check or money order made payable directly to Security Midwest Bancorp, Inc.; or

•	authorizing us to withdraw funds from the Security Bank savings or certificate of deposit accounts identified on the stock order form.

Please do not submit cash or wire transfers. Security Bank is not permitted to lend funds to anyone to purchase shares of common stock in the offering. Additionally, you may not use any type of third-party check to pay for shares of common stock. Funds received in the subscription and community offerings and, if applicable, the syndicated offering, will be held in a segregated account at Security Bank and will earn interest at 0.50% per annum until completion or termination of the offering. There will be no deduction to interest payments for fees and expenses. You may not authorize direct withdrawal from a Security Bank retirement account. See “—Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings May Take Additional Time.”

You may subscribe for shares of common stock in the offering by delivering a signed and completed stock order form, together with full payment payable to Security Midwest Bancorp, Inc. or authorization to withdraw funds from one or more of your Security Bank deposit accounts, provided that the stock order form is received (not postmarked) before 4:00 p.m., Central Time, on December 19, 2024. You may submit your stock order form and payment by overnight delivery to our Stock Information Center at the address noted on the stock order form or by in-person delivery to Security Bank’s main office located at 510 E. Monroe, Springfield, Illinois. In-person delivery of stock order forms will be accepted only at Security Bank’s main office. You may not deliver your stock order form to our other banking offices. You may also submit your stock order form by mail using the stock order reply envelope provided, however, we strongly encourage overnight or in-person delivery of your stock order to increase the likelihood your order is received before the deadline. Please do not mail stock order forms to Security Bank’s offices. Once submitted, your order is irrevocable unless the offering is terminated or is extended beyond February 3, 2025, or the number of shares of common stock to be sold is increased to more than 1,256,375 shares or decreased to less than 807,500 shares.

For a complete description of how to purchase shares in the stock offering, see “The Conversion and Offering—Procedure for Purchasing Shares.”

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings May Take Additional Time

You may be able to subscribe for shares of common stock using funds in your individual retirement account (“IRA”), or other retirement account. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 19, 2024 offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at Security Bank or elsewhere.

If you wish to purchase shares of common stock in the subscription or community offerings by using some or all of the funds in your IRA or other retirement account held at Security Bank, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm (not Security Bank), before you place your stock order. If you do not have such an account, you will need to establish one. An annual administrative fee may be payable to the independent custodian or trustee. As noted above, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 19, 2024 offering deadline due to timing constraints and, possible limitations imposed by the institution where the funds are held. We cannot guarantee that you will be able to use such funds.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Conversion and Offering—Procedure for Purchasing Shares—Using Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Federal and state regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action against anyone who we believe has sold or transferred his or her subscription rights. In addition, we intend to advise the appropriate federal and state agencies of any person who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on your qualifying deposit account(s). Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all qualifying accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 158,000 shares ($1.6 million) of common stock in the offering, representing 19.6% of shares to be sold at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “—Limits on How Much Common Stock You May Purchase.”

Purchases by our directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. Any purchases made by our directors or executive officers, or their associates, for the explicit purpose of meeting the minimum number of shares of common stock required to be sold to complete the offering will be made for investment purposes only and not with a view toward redistribution.

For more information on the proposed purchases of shares of common stock by our directors and executive officers, see “Subscriptions by Directors and Executive Officers.”

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for submitting orders for shares of common stock in the subscription and community offerings is 4:00 p.m., Central Time, on December 19, 2024, unless we extend the subscription offering and/or the community offering. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time and date.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:00 p.m., Central Time, on December 19, 2024, whether or not we have been able to locate each person entitled to subscription rights. Holders of subscription rights will not be allowed to purchase shares of common stock unless they have received a prospectus and a stock order form.

For a complete description of the deadline for purchasing shares in the stock offering, see “The Conversion and Offering—Procedure for Purchasing Shares—Expiration Date.”

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 807,500 shares of common stock, we may take additional steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek regulatory approval to extend the offering beyond February 3, 2025.

If we extend the offering past February 3, 2025, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. All subscribers will be notified by mail sent to the address the subscriber provides on the stock order form they have submitted. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.50% per annum from the date the stock order was processed. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be, and in our sole discretion other subscribers may be, given the opportunity to increase their subscriptions up to the newly applicable limit.

Conditions to Completion of the Conversion

We cannot complete the conversion unless:

•	the plan of conversion is approved by a majority of votes eligible to be cast by members (depositors) of Security Bank as of November 12, 2024;

•	we have received orders for at least the minimum number of shares of common stock offered; and

•	we receive the final non-objection or approval required from the FDIC, the Federal Reserve Board and the Illinois Division of Banking to complete the conversion and offering.

Any non-objection or approval by the FDIC, the Illinois Division of Banking or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Our Dividend Policy

Our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, we do not initially intend to pay dividends on our common stock. See “Our Dividend Policy.”

Market for Common Stock

We anticipate that the common stock sold in the offering will be quoted on the OTCQB Market operated by the OTC Markets Group. Quotation on the OTCQB Market is not a condition of the conversion and stock offering. See “Market for the Common Stock.”

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin the day following the completion of the conversion and offering. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described above in “—Conditions to Completion of the Conversion.” Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they purchased in the offering, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Possible Change in the Offering Range

Feldman Financial Advisors, Inc. will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, Feldman Financial Advisors, Inc. determines that our pro forma market value has increased, we may sell up to 1,256,375 shares in the offering without further notice to you. If our pro forma market value at that time is either below $8.1 million or above $12.6 million, then, after consulting with the FDIC, the Illinois Division of Banking and the Federal Reserve Board, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.50% per annum;

•	set a new offering range; or

•

take such other actions as may be permitted by the FDIC, the Illinois Division of Banking, the Federal Reserve Board, the Financial Industry Regulatory Authority and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.50% per annum for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers by mail sent to the address the subscriber provides on the stock order form they submitted of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Security Bank that is being called to vote on the conversion, and at any time after member approval with the concurrence of the FDIC, the Federal Reserve Board and the Illinois Division of Banking. In addition, we must sell a minimum of 807,500 shares to complete the offering. If we terminate the offering, we will promptly return funds, as described above.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our employees being established in connection with the conversion and stock offering, to purchase 7% of the shares of common stock that we sell in the offering. Purchases by the employee stock ownership plan in the offering will be included in determining whether the required minimum number of shares have been sold in the offering. If eligible account holders subscribe for all of our common stock being sold in the offering, no shares will be available for our tax-qualified employee benefit plans and if market conditions warrant, in the judgment of the plan’s trustee, our employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion.

We also intend to implement one or more stock-based benefit plans after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable federal regulations. If adopted within 12 months following the completion of the conversion, federal conversion regulations would allow for the stock-based benefit plans to reserve a number of shares of common stock equal to not more than 3% of the shares sold in the offering, or up to 37,691 shares of common stock at the adjusted maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plans would also be permitted to reserve a number of shares equal to not more than 10% of the shares of common stock sold in the offering, or up to 125,638 shares of common stock at the adjusted maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plans are adopted after 12 months from the date of the completion of the conversion, the 3% and 10% limitations described above would no longer apply, and we may adopt stock-based benefit plans encompassing more than 163,329 shares of our common stock assuming the adjusted maximum of the offering range. We have not yet determined whether we will present these plans for stockholder approval within or after 12 months following the completion of the conversion.

If 3% of the shares of common stock sold in the conversion are awarded under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of up to 2.91% of their ownership interest of Security Midwest Bancorp, Inc. If 10% of the shares of common stock sold in the conversion are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of 9.09% of their ownership interest in Security Midwest Bancorp, Inc.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants that would be available under one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of repurchased shares. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (1)			Dilution Resulting From Issuance of Shares for Stock Benefit Plans (3)	Value of Grants (2)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued		At Minimum of Offering Range	At Adjusted Maximum of Offering Range
					(In thousands)
Employee stock ownership plan	56,525	87,946	7.00%	n/a	$565	$879
Stock awards	24,225	37,691	3.00	2.91%	242	377
Stock options	80,750	125,638	10.00	9.09%	375	583

Total	161,500	251,275	20.00%	11.50%	$1,182	$1,839

(1)

The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted and approved by stockholders more than 12 months after the completion of the conversion.

(2)

The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.64 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 4.36%; and a volatility rate of 24.88%. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(3)

Represents the dilution of stock ownership interest. No dilution is reflected for the shares purchased by the employee stock ownership plan because such shares are assumed to be purchased in the offering.

Tax Consequences

Security Bank and Security Midwest Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by depositors upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by depositors as a result of the exercise of the nontransferable subscription rights. Security Bank and Security Midwest Bancorp have also received an opinion of Wipfli LLP regarding the material Illinois state tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Security Bank, Security Midwest Bancorp or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to Laws and Regulations—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision—Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Important Risks in Owning Security Midwest Bancorp’s Common Stock

An investment in our common stock involves substantial risks and uncertainties. Investors should carefully consider all of the information in this prospectus, including the detailed discussion of these and other risks under “Risk Factors” beginning on page 18, prior to investing in our common stock.

Specific areas of risk related to our business include those related to our cannabis banking operations; regulatory matters; our lending activities; laws and regulations; market interest rates; our business strategy; economic conditions; competitive matters; operational matters; accounting matters; our reputation; legal matters; and societal responses to climate change.

Specific risks related to this offering include those related to the future trading price of the common stock; use of the net offering proceeds; our return on equity after the completion of the offering; intended new stock-based benefit plans; anti-takeover factors; forum selection provision for certain litigation; the trading market for the common stock; the irrevocability of your investment decision; and potential adverse tax consequences related to subscription rights.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is (312) 521-1600. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed on bank holidays.

RISK FACTORS

You should consider carefully the following risk factors, in addition to general economic and business risks and all other information in this prospectus, in evaluating an investment in our common stock. Any of the following risks could have a material adverse effect on our business, operating results and financial condition and could cause the trading price of our common stock to decline, which could cause you to lose all or part of your investment.

Risks Related to Our Cannabis Banking Operations

We provide banking services to cannabis-related businesses and the strict enforcement of federal laws regarding cannabis would likely result in our inability to continue this line of business and we could have legal action taken against us by the federal government.

We provide deposit services and extensions of credit to CRBs. As of January 1, 2020, the Illinois Cannabis Regulation and Tax Act began permitting adults to legally purchase cannabis for recreational use from licensed dispensaries. However, the manufacturing, distribution, possession, and use of cannabis are prohibited under the federal Controlled Substances Act, violations of which are punishable by imprisonment and fines. Although there have been several legislative attempts to resolve the conflict between state and federal cannabis laws, to date Congress has passed no such legislation.

In 2013, the U.S. Department of Justice (“DOJ”) issued a memorandum (“Cole Memo”) that outlined the DOJ’s enforcement priorities with regard to cannabis and instructed federal prosecutors to focus prosecutorial efforts on eight priorities detailed in the memorandum. In 2018, the DOJ rescinded the Cole Memo and no subsequent guidance has been issued by the DOJ, although the current U.S. Attorney General has stated that he would reinstitute a version of the Cole Memo and that the DOJ under his leadership would not pursue cases where people were complying with the laws in states that have legalized cannabis. In 2014, the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”) published guidelines as a response to the issuance of the Cole Memo to provide guidance for financial institutions servicing state legal cannabis businesses. The FinCEN guidance, which remains in effect, discusses federal regulators’ expectations regarding the Bank Secrecy Act of 1970 compliance and due diligence protocols when a financial institution provides banking services to a CRB. Any adverse change to the FinCEN guidance or adverse changes in the interpretation of the guidance by federal regulators could result in our being required to terminate or an immediate termination of our CRB Program, which would have an adverse effect on our financial condition and results of operations. Any change in the enforcement priorities of the DOJ, FinCEN, or our federal banking regulators or our failure to comply with the FinCEN guidance could result in legal or administrative action being taken against us, and such action could have a material adverse effect on our business, financial condition and results of operations.

A significant amount of our income is derived from fee income from deposit accounts of cannabis-related businesses; a change in the federal government’s enforcement position regarding cannabis could adversely impact our financial condition and results of operations.

A significant portion of our income is derived from fee income from CRBs’ deposit accounts. Fee income from CRBs for the six months ended June 30, 2024 and the year ended December 31, 2023 was $471,000 and $1.0 million, respectively, and includes both account maintenance fees and cash-counting fees. These amounts represented 52.4% and 51.5% of our non-interest income for these periods. While we believe we are operating in compliance in all material respects with FinCEN guidelines with regard to providing banking services to CRBs, it is possible that federal enforcement guidelines may change in a manner adverse to our CRB activities. Federal prosecutors have significant discretion and federal prosecutors may determine to strictly enforce the federal laws governing cannabis. Accordingly, any change in the federal government’s enforcement position could cause us to immediately cease providing banking services to the cannabis industry, which would likely have an adverse impact on our financial condition and results of operations, and the impact on us would likely be greater than the impact felt by other financial institutions whose income streams may be more diverse. The risk management practices that we implement to address our CRB Program may not be effective in preventing losses relating to our fee income in the event of such potential changes in federal government enforcement.

The cannabis industry is relatively new, highly competitive and, in some instances, strongly opposed.

The CRBs to whom we provide deposit services are operating in a relatively new industry and market. The market for cannabis products is at a relatively early stage of development and the extent to which its use will be widely adopted is uncertain. In addition to being subject to general business risks, CRBs must continue to build brand awareness and market share through significant investments in strategy, production capacity, quality assurance and compliance with regulations. Few clinical trials on the benefits of cannabis or isolated cannabinoids have been conducted and future research and clinical trials may draw negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical cannabis, which could adversely affect social acceptance of cannabis and the demand for cannabis products and dispensary services. Accordingly, there is no assurance that the cannabis industry and the market for medicinal and/or adult-use cannabis will continue to exist and grow as currently anticipated.

The cannabis industry is highly competitive and the CRBs to whom we provide deposit services may compete with numerous other companies who offer alternative methods or approaches, who may have far greater resources, more experience, and more qualified personnel. The CRBs to whom we provide deposit services may not be able to successfully compete against these other entities. The cannabis industry could become more competitive in the event cannabis legality becomes enhanced, including as a result of existing proposed national legislation that would, among other things, remove cannabis from the list of federal controlled substances.

It is believed by many that large well-funded businesses may have a strong economic opposition to the cannabis industry. For example, medical cannabis may adversely impact the existing market for medicines sold by mainstream pharmaceutical companies that contain active ingredients from cannabis. Furthermore, the medical marijuana industry could face a material threat from the pharmaceutical industry, should cannabis displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical cannabis movement. Any inroads the pharmaceutical industry could make in halting or impeding the cannabis industry could have a detrimental impact on the CRBs to whom we provide deposit services.

A significant amount of our deposits are held by one customer. A material reduction in the customer’s deposit balance could restrict future growth and adversely affect our financial condition and results of operations.

At June 30, 2024, deposit balances from cannabis organization customers were approximately $54.8 million, or 26.8% of total deposits. At June 30, 2024, one individual customer accounted for more than 10% of total deposits, holding $27.9 million of deposits, or 13.7% of total deposits at that date. A material reduction in this customer’s deposit balance could require us to rely on other funding sources, such as Federal Home Loan Bank of Chicago advances, federal funds purchased and brokered certificates of deposit. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources, which could reduce our financial flexibility and restrict future growth at acceptable interest rates.

Further, if we are required to rely more heavily on more expensive funding sources to support liquidity and future growth, our revenues may not increase proportionately to cover our increased costs. In this case, our operating margins and profitability would be adversely affected. Alternatively, we may need to sell a portion of our investment and/or loan portfolio to raise funds, which, depending upon market conditions, could result in us realizing a loss on the sale of such assets.

Risks Related to the Multiple Employer Defined Benefit Pension Plan in Which we Participate

The cost of a withdrawal from the multiple-employer defined benefit pension plan in which we participate may be greater than estimated.

We participate in the Pentegra Defined Benefit Plan for Financial Institutions, a tax-qualified, multiple-employer defined benefit pension plan for the benefit of our employees. Pentegra determines the annual contributions required to be made by each participating company, and these contributions are expensed during the relevant year. Security Bank’s contributions related to this plan for the six months ended June 30, and the year ended December 31, 2023 were $78,000 and $401,000, respectively. The benefits are based on years of service and employee compensation. We froze this plan to new participants in 2006.

Although a final decision has not been made, Security Bank intends to utilize a portion of the proceeds it receives from the stock offering to support a full withdrawal from the plan and subsequent termination of pension benefits, subject to the completion of the conversion and stock offering. We currently estimate the total cost (pre-tax) to withdraw from the plan will be approximately $1.8 million. Security Bank’s use of a portion of the net proceeds of the stock offering it receives to fund the costs associated with a withdrawal from the plan would reduce the amount of proceeds available for originating new loans and other business purposes. Because the costs of a withdrawal from this plan will primarily depend on the value of the plan’s assets and applicable interest rates at the time of our withdrawal, we will not know the actual costs associated with a withdrawal from the plan until the date of the withdrawal, which we anticipate would be no sooner than March 31, 2025. The actual cost could be significantly higher than the estimated cost provided by the plan administrator.

Risks Related to our Lending Activities

We intend to increase the origination of commercial real estate loans. These loans involve credit risks that could adversely affect our financial condition and results of operations.

At June 30, 2024, commercial real estate loans totaled $40.6 million, or 37.7% of our total loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial real estate loans generally have more risk than the owner-occupied one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. If we foreclose on these loans, our holding period for the collateral typically is longer than for a one- to four-family residential property because there are fewer potential purchasers of the collateral. In addition, commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential loans. Accordingly, charge-offs on commercial real estate loans may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios.

As our commercial real estate loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase, which would adversely affect our business, financial condition and results of operations.

We intend to increase the origination of commercial and industrial loans secured primarily by accounts receivable, as well as inventory, equipment or other business assets, the deterioration in value of which could increase the potential for future losses.

At June 30, 2024, $11.5 million, or 10.7% of our total loan portfolio, was comprised of commercial and industrial loans to a variety of small and medium-sized businesses in our market area collateralized by general business assets including, among other things, accounts receivable and inventory. These commercial and industrial loans are typically larger in amount than loans to individuals and, therefore, have the potential for larger losses on a per loan basis. Additionally, the repayment of commercial and industrial loans is subject to the ongoing business operations of the borrower. The collateral securing such loans generally includes moveable property such as inventory, which may decline in value more rapidly than we anticipate, or may be difficult to market and sell, exposing us to increased credit risk. Significant adverse changes in the economy or local market conditions in which our commercial lending customers operate could cause rapid declines in loan collectability and the values associated with general business assets, resulting in inadequate collateral coverage that may expose us to credit losses and could adversely affect our business, financial condition and results of operations.

Our emphasis on real estate loans exposes us to lending risks.

At June 30, 2024, approximately $90.0 million, or 83.6%, of our total loan portfolio, was secured by real estate, most of which is located in our primary lending market area of Sangamon County, Illinois and surrounding areas. Future declines in the real estate values in our primary lending market and surrounding markets could significantly impair the value of the particular real estate collateral securing our loans and our ability to sell the collateral upon foreclosure for an amount necessary to satisfy the borrower’s obligations to us. This could require increasing our allowance for credit losses to address the decrease in the value of the real estate securing our loans, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in our local market area.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. Local economic conditions have a significant impact on our residential real estate, commercial real estate, commercial and industrial and consumer lending, including, the ability of borrowers to repay these loans and the value of the collateral securing these loans.

A deterioration in economic conditions in our primary market area could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decrease;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans;

•	the value of our securities portfolio may decrease; and

•	the net worth and liquidity of loan guarantors may decrease, thereby impairing their ability to honor commitments made to us.

Moreover, a significant decline in general economic conditions, caused by inflation, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, or other factors beyond our control could further impact these local economic conditions and could further negatively affect our financial performance. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

If our allowance for credit losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for credit losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for credit losses may not be sufficient to cover expected credit losses in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolio of commercial real estate and commercial and industrial loans, as well as any future credit deterioration could require us to increase our allowance for credit losses in the future. At June 30, 2024, our allowance for credit losses was 1.26% of total loans and 81.06% of nonperforming loans. Material additions to our allowance would materially decrease our net income.

Effective January 1, 2023, the Current Expected Credit Loss accounting standard, referred to as “CECL” throughout this prospectus, became effective for Security Bank and many other financial institutions. CECL requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans and recognize the expected credit losses as allowances for credit losses. CECL required us to change the prior method of providing allowances for loan losses that are incurred or probable, which requires us to increase the types of data we need to collect and review to determine the appropriate level of the allowance for credit losses. The adoption of CECL resulted in a $240,000 increase in the level of the allowance for credit losses (consisting of $242,000 for the allowance for credit losses on loans and a $2,000 reduction to the allowance on off-balance sheet items).

In addition, bank regulators periodically review our allowance for credit losses and, as a result of such reviews, we may be required to increase our provision for credit losses or recognize further loan charge-offs. Any increase in our allowance for credit losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

Uncertainties associated with increased commercial loan originations may result in errors in judging collectability, which may lead to additional provisions for credit losses or charge-offs, which would negatively affect our operations.

Increasing the level of our commercial real estate and commercial and industrial loan originations would likely require us to lend to borrowers with which we have limited or no experience. Accordingly, we would not have a significant payment history pattern with which to judge future collectability. Further, newly originated loans have not been subjected to unfavorable economic conditions. As a result, it may be difficult to predict the future performance of newly originated loans. These loans may have delinquency or charge-off levels above our recent historical experience, which could adversely affect our future performance.

The level of our commercial real estate loan portfolio may subject us to additional regulatory scrutiny.

The FDIC and the other federal bank regulatory agencies have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate lending. Under the guidance, a financial institution that, like us, is actively involved in commercial real estate lending should perform a risk assessment to identify concentrations. A financial institution may have a concentration in commercial real estate lending if, among other factors, (i) total reported loans for construction, land acquisition and development, and other land represent 100% or more of total capital, or (ii) total reported loans secured by multi-family and non-farm residential properties, loans for construction, land acquisition and development and other land, and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300% or more of total capital. Based on these factors, we have concluded that we do not currently have a concentration in multi-family and commercial real estate lending, as such loans represent 237% of total capital as of June 30, 2024, but based on our business plan, we could have such a concentration risk in the future. The particular focus of the guidance is on exposure to commercial real estate loans that are dependent on the cash flow from the real estate held as collateral and that are likely to be at greater risk to conditions in the commercial real estate market (as opposed to real estate collateral held as a secondary source of repayment or in an abundance of caution). The purpose of the guidance is to guide banks in developing risk management practices and determining capital levels commensurate with the level and nature of real estate concentrations. The guidance states that management should employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing. While we believe we have implemented policies and procedures with respect to our commercial real estate loan portfolio consistent with this guidance, bank regulators could require us to implement additional policies and procedures consistent with their interpretation of the guidance that may result in additional costs to us or that may result in the curtailment of our commercial real estate and multi-family lending that would adversely affect our loan originations and profitability.

Our business may be adversely affected by credit risk associated with residential property.

At June 30, 2024, $33.4 million, or 31.0%, of our total loan portfolio, was secured by one- to four-family real estate. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. A decline in residential real estate values as a result of a downturn in the Illinois housing market could reduce the value of the real estate collateral securing these types of loans. As a result, we have increased risk that we could incur losses if borrowers default on their loans because we may be unable to recover all or part of the defaulted loans by selling the real estate collateral. In addition, if borrowers sell their homes, they may be unable to repay their loans in full from the sale proceeds.

The foreclosure process may adversely impact our recoveries on non-performing loans

The judicial foreclosure process is protracted, which delays our ability to resolve non-performing loans through the sale of the underlying collateral. The longer timelines have been the result of the economic crisis, additional consumer protection initiatives related to the foreclosure process, increased documentary requirements and judicial scrutiny, and, both voluntary and mandatory programs under which lenders may consider loan modifications or other alternatives to foreclosure. These reasons and the legal and regulatory responses have impacted the foreclosure process and completion time of foreclosures for residential mortgage lenders. This may result in a material adverse effect on collateral values and our ability to minimize its losses.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Risks Related to Market Interest Rates

Future changes in interest rates could negatively affect our operating results and asset values.

Net income is the amount by which net interest income and noninterest income exceed noninterest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. Furthermore, increases in interest rates may adversely affect the ability of our borrowers to make loan repayments on adjustable-rate loans, as the interest owed on such loans would increase as interest rates increase. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable securities are called, requiring us to reinvest those cash flows at lower interest rates.

Furthermore, increases in interest rates may adversely affect our ability to originate loans, as the historically low interest rate environment experienced until relatively recently contributed significantly to our loan growth, particularly in one- to four-family residential mortgage loans, where refinance volume had, until recently, been relatively high. The increase in market interest rates experienced in 2022 and 2023 and that may continue in the future has reduced our loan origination volume, particularly refinance volume, and reduced our interest rate spread, the continuation of either of which could have a material adverse effect on our profitability and results of operations.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates generally results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that originate primarily longer-term, fixed rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

During the six months ended June 30, 2024, we had $182,000 in net unrealized losses on available-for-sale investment securities. In addition, as a result of rising interest rates, we have experienced a shift in deposits from lower-cost savings and demand accounts to higher-cost certificates of deposit. For further information about this shift in deposits, see “Business of Security Bank—Sources of Funds—Deposits.” However, the rates we earn on our loans did not increase as rapidly during the six months ended June 30, 2024 and the year ended December 31, 2023, as we have a significant amount of fixed-rate residential real estate loans where the interest rates did not increase commensurate with the increase in market interest rates. In addition, most of our adjustable-rate loans do not reprice immediately, such that changes in market interest rates take a period of time to affect our portfolio yields.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) and our net interest income would change in the event of a range of assumed changes in market interest rates. As of June 30, 2024, in the event of an instantaneous 200 basis point decrease in interest rates, we estimate that we would experience a 17.5% decrease in EVE and a 13.7% decrease in net interest income.

At June 30, 2024, all estimated changes described later in this prospectus were within the current policy limits established by the board of directors, with the exception of estimated changes in net interest income and economic value of equity based on instantaneous decreases in the United States Treasury yield curve of 300 and 400 basis points. Our current business model of holding deposits through our CRB Program and maintaining high levels of cash due to the nature of our deposit base hinders our compliance with these policy limits, which were established prior to the establishment of our CRB Program. As a result, we intend to review and revise our policy limits to better reflect our business model.

For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Security Bank—Management of Market Risk.”

Risks Related to our Business Strategy

Our business strategy includes loan growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy primarily focuses on loan growth, funded by deposits. Achieving such growth may require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced lenders and possibly increase our support staff, the continued availability of desirable business opportunities, the level of competition from other financial institutions in our market area, general economic conditions in our primary market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached. Furthermore, there can be considerable costs involved in opening branches and expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in the opening of new branches or loan production offices.

A significant percentage of our assets is invested in securities and cash and cash equivalents, which typically has a lower yield than our loan portfolio.

Our results of operations depend substantially on our net interest income. At June 30, 2024, 46.2% of our assets were invested in investment securities and cash and cash equivalents. We maintain higher levels of liquid assets due to fluctuating cash requirements associated with our CRB Program. These investments yield substantially less than the loans we hold in our portfolio. While we intend to invest a greater proportion of our assets in loans with the goal of increasing our net interest income, we may not be able to increase originations of loans that are acceptable to us.

We depend on our management team and other key personnel to implement our business strategy and execute successful operations and we could be harmed by the loss of their services or the inability to hire additional personnel.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise as well as extensive knowledge of our markets and key business relationships, particularly with respect to our CRB Program. Any one of them could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

Risks Related to Competitive Matters

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and securities brokerage firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Many of these competitors have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. Our profitability depends upon our continued ability to successfully compete in our market area.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. For additional information see “Business of Security Bank—Market Area” and “—Competition.”

Our smaller size may make it more difficult for us to compete.

Our smaller size may make it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful noninterest income from non-traditional banking activities. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Security Bank is subject to extensive regulation, supervision and examination by the Illinois Division of Banking and the FDIC, and Security Midwest Bancorp will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision governs the activities in which an insured depository institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors and borrowers of Security Bank, rather than for our stockholders.

Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for credit losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent registered public accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. Such requirements are heightened for us due to our involvement in our CRB Program. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand. We have not been subject to any fines or other penalties, or have suffered business or reputational harm, as a result of money laundering activities in recent years.

We are subject to stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, and define “capital” for calculating these ratios. The minimum capital requirements are: (1) a common equity Tier 1 capital ratio of 4.5%; (2) a Tier 1 to risk-based assets capital ratio of 6%; (3) a total capital ratio of 8%; and (4) a Tier 1 leverage ratio of 4%. The regulations also establish a “capital conservation buffer” of 2.5%, which results in the following minimum ratios: (1) a common equity Tier 1 capital ratio of 7.0%; (2) a Tier 1 to risk-based assets capital ratio of 8.5%; and (3) a total capital ratio of 10.5%. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the capital conservation buffer amount.

The application of these capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Specifically, following the completion of the offering, Security Bank’s ability to pay dividends to Security Midwest Bancorp, Inc. will be limited if we do not maintain the capital conservation buffer required by the capital rules, which may limit our ability to pay dividends to our stockholders. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

At June 30, 2024, Security Bank exceeded all applicable regulatory capital requirements and was considered “well capitalized.” See “Historical and Pro Forma Regulatory Capital Compliance.”

The Federal Reserve Board may require us to commit capital resources to support Security Bank, and we may not have sufficient access to such capital resources.

Federal law requires that a holding company act as a source of financial and managerial strength to its subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve Board may require a holding company to make capital injections into a troubled subsidiary bank and may charge the holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to attempt to borrow the funds or raise capital. Thus, any borrowing that must be done by Security Midwest Bancorp to make a required capital injection becomes more difficult and expensive and could have an adverse effect on our business, financial condition and results of operations. Moreover, it is possible that we will be unable to borrow funds or otherwise raise capital when we need to do so.

We may be required to raise additional capital in the future, but that capital may not be available when it is needed, or it may only be available on unacceptable terms, which could adversely affect our financial condition and results of operations.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We may at some point, however, need to raise additional capital to support continued growth or be required by our regulators to increase our capital resources. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside of our control, and on our financial performance. Accordingly, we may not be able to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations and pursue our growth strategy could be materially impaired and our financial condition and liquidity could be materially and adversely affected. In addition, if we are unable to raise additional capital when required by our bank regulators, we may be subject to adverse regulatory action.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits. The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

As a result, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.

We qualify as a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.

We are a smaller reporting company, and, for as long as we continue to qualify as a smaller reporting company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and two years of audited financial statements in our annual report instead of three years. As long as we are a smaller reporting company that is also not an accelerated filer, we will not be subject to Section 404(b) of the Sarbanes-Oxley Act, which requires that our independent registered public accounting firm review and attest as to the effectiveness of our internal control over financial reporting. In addition, as a non-accelerated filer, we will have longer deadlines to file our periodic reports with the Securities and Exchange Commission.

We would remain a smaller reporting company and a non-accelerated filer for so long as our voting and non-voting equity held by non-affiliates (“public float”) is less than $250 million or our annual revenues are less than $100 million and our public float is less than $700 million. Public float is determined each year as of the end of a company’s second fiscal quarter applicable at the end of the fiscal year involved.

As a result of our smaller reporting company status and non-accelerated filer status, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Economic Conditions

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. From 2021 to 2023, there was a significant rise in inflation and the Federal Reserve Board raised certain benchmark interest rates in an effort to combat inflation. As inflation increases, the value of our investment securities, particularly those with longer maturities, would decrease, although this effect can be less pronounced for floating rate instruments. In addition, inflation increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our noninterest expenses. Furthermore, our customers are also affected by inflation and the rising costs of goods and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with us.

We have a high concentration of loans secured by real estate in our market area. Adverse economic conditions, both generally and in our market area, could adversely affect our financial condition and results of operations.

We have relatively few loans outside of our market area. Consequently, we have a greater risk of loan defaults and losses in the event of a further economic downturn in our market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely payments of their loans. A return of recessionary conditions and/or negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans, investments, and collateral securing our loans, and our ongoing operations, costs and profitability. Any of these negative events may result in higher-than expected loan delinquencies, increase our levels of non-performing and classified assets, and reduce demand for our products and services, which may cause us to incur losses and may adversely affect our capital, liquidity and financial condition. According to published data, our market area has not experienced any material declines in real estate values during the last year or any material increase in the number of foreclosure proceedings.

A worsening of economic conditions could reduce demand for our products and services and/or increase our level of non-performing loans, which could adversely affect our financial condition and results of operations.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. We believe the current general economic conditions in our primary market area are healthy and stable. In addition to local economic conditions, which could have a significant impact on ability of our borrowers to repay their loans and on the value of the collateral securing their loans, deterioration in general economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, reducing customers’ future borrowing power and the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions, caused by inflation, recession, tariffs and international trade disputes, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Risks Related to Operational Matters

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

In the event of a breakdown in our internal control systems, improper operation of our systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

Our board of directors relies to a large degree on management and outside consultants in overseeing cybersecurity risk management.

Security Bank has a standing Information Technology Steering Committee, consisting of the Executive Vice President and Chief Financial Officer, the Senior Vice President-Risk Management, information technology staff and staff from other departments within Security Bank. The committee meets monthly or more frequently if needed, and reports to the board of directors after each meeting through committee minutes. Security Bank also engages outside consultants to support its cybersecurity efforts. The directors of Security Bank do not have significant experience in cybersecurity risk management in other business entities comparable to Security Bank and rely on senior management and an information technology service provider for cybersecurity guidance.

We rely on third-party vendors, which could expose us to additional cybersecurity risks.

Third-party vendors provide key components of our business infrastructure, including certain data processing and information services. Accordingly, our operations are exposed to risk that these vendors will not perform in accordance with our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

We may be subject to risks and losses resulting from fraudulent activities that could adversely impact our financial performance and results of operations.

As a bank, we are susceptible to fraudulent activity that may be committed against us or our clients, which may result in financial losses or increased costs to us or our clients, disclosure or misuse of our information or our client information, misappropriation of assets, privacy breaches against our clients, litigation or damage to our reputation. We are most subject to fraud and compliance risk in connection with the origination of loans, ACH transactions, wire transactions, ATM transactions, checking transactions, and debit cards that we have issued to our customers and through our online banking portals.

We maintain a system of internal controls and insurance coverage to mitigate against such risks, including data processing system failures and errors, and customer fraud. If our internal controls fail to prevent or detect any such occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second Annual Report on Form 10-K that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth. A lack of liquidity could adversely affect our financial condition and results of operations and result in regulatory limits being placed on us.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we grow, we are likely to depend more on these sources, which may include Federal Home Loan Bank of Chicago advances, federal funds purchased and brokered certificates of deposit. While we emphasize the generation of low-cost core deposits as a source of funding, there is strong competition for such deposits in our market area. Additionally, deposit balances can decrease if customers perceive alternative investments as providing a better risk/return tradeoff. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates.

Further, if we are required to rely more heavily on more expensive funding sources to support liquidity and future growth, our revenues may not increase proportionately to cover our increased costs. In this case, our operating margins and profitability would be adversely affected. Alternatively, we may need to sell a portion of our investment and/or loan portfolio to raise funds, which, depending upon market conditions, could result in us realizing a loss on the sale of such assets.

A lack of liquidity could also attract increased regulatory scrutiny and potential restraints imposed on us by regulators. Depending on the capitalization status and regulatory treatment of depository institutions, including whether an institution is subject to a supervisory prompt corrective action directive, certain additional regulatory restrictions and prohibitions may apply, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits.

At June 30, 2024, we had no outstanding borrowings from the Federal Home Loan Bank of Chicago. At June 30, 2024, we had the capacity to borrow $34.4 million from the Federal Home Loan Bank of Chicago, as well as $3.0 million from a private bankers’ bank. We could significantly increase our borrowing capacity from the Federal Home Loan Bank of Chicago if we pledged additional assets as security. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Recently we have held larger levels of certificates of deposit, which has significantly increased our cost of funds and could continue to do so in the future.

At June 30, 2024, certificates of deposit comprised 24.4% of our total deposits as compared to 6.8% as of December 31, 2022. Our increased levels of certificates of deposit have resulted in a higher cost of funds than would otherwise be the case if we had a higher percentage of demand deposits and savings deposits. In addition, if our certificates of deposit do not remain with us, we may be required to access other sources of funds, including loan sales, other types of deposits, advances from the Federal Home Loan Bank of Chicago and other borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or borrowings than we currently pay on our certificates of deposit.

Risks Related to Accounting Matters

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for credit losses, the calculation of our deferred tax assets and our determinations with respect to the fair values of financial instruments.

Other Risks Related to Our Business

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial costs and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

Societal responses to climate change could adversely affect our business and performance, including indirectly through impacts on our customers.

Concerns over the long-term impacts of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Consumers and businesses also may change their behavior on their own as a result of these concerns. We and our customers will need to respond to new laws and regulations as well as consumer and business preferences resulting from climate change concerns. We and our customers may face cost increases, asset value reductions and operating process changes. The impact on our customers will likely vary depending on their specific attributes, including reliance on or role in carbon intensive activities. Among the impacts to us could be a drop in demand for our products and services, particularly in certain sectors. In addition, we could face reductions in creditworthiness on the part of some customers or in the value of assets securing loans. Our efforts to take these risks into account in making lending and other decisions, including by increasing our business with climate-friendly companies, may not be effective in protecting us from the negative impact of new laws and regulations or changes in consumer or business behavior.

We are a community bank and our ability to maintain our reputation is critical to the success of our business, and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees or by retaining, appointing or electing directors who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and employees. If our reputation is negatively affected by the actions of our employees or directors, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

The State of Illinois continues to experience significant financial difficulties, and this could adversely impact certain borrowers and the economic vitality of the State

The State of Illinois is continuing to experience significant financial difficulties, including material pension funding shortfalls. These issues could impact the economic vitality of the State of Illinois and the businesses operating there, encourage businesses to leave the state, and discourage new employers from starting or moving businesses to there. These issues could also result in delays in the payment of accounts receivable owed to borrowers that conduct business with the State of Illinois, and impair their ability to repay their loans when due.

Severe weather, natural disasters and other external events could significantly affect our operations and results.

Severe weather or natural disasters, such as tornados, drought and other adverse external events, could have a significant effect on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. Accordingly, the occurrence of any such severe weather or natural disaster event could have a material adverse effect on our business, which, in turn, could adversely affect our financial condition and results of operations.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value of Security Bank, pursuant to federal and state banking regulations and subject to review and approval by the FDIC and the Illinois Division of Banking. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations may not be related to the operating performance of particular companies whose shares are traded.

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $5.5 million and $7.9 million of the net proceeds of the offering (or $9.3 million at the adjusted maximum of the offering range) in Security Bank. We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by our employee stock ownership plan. We may use the remaining net proceeds to invest in short-term and other investments, repurchase shares of our common stock, pay dividends, or for other general corporate purposes. Security Bank intends to use the net proceeds it receives to pay for the expenses associated with our withdrawal from our defined benefit pension plan, fund new loans, primarily commercial real estate and commercial and industrial loans, enhance existing products and services, invest in securities or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan and the withdrawal from the multiple employer defined pension plan in which we participate, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses may require the approval of the FDIC, the Illinois Division of Banking and/or the Federal Reserve Board. We have not established a timetable for deploying the net proceeds, and, accordingly, we may not invest the net proceeds at a time that is most beneficial to Security Midwest Bancorp, Security Bank or our stockholders.

There will be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTCQB Market operated by OTC Markets Group. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, will be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

The capital we raise in the stock offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to remain low until we are able to implement our business plan and leverage the additional capital we receive from the stock offering. Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the one or more stock-based benefit plans we intend to adopt. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the offering, we expect our return on equity to remain low compared to our peer group, which may reduce the value of our shares.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive dividends our board of directors may declare out of funds legally available for such payments. We do not initially intend to pay dividends on our common stock. The declaration and payment of future cash dividends will be subject to, among other things, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. We may also be limited in the payment of dividends under statutory and regulatory provisions.

Our stock-based benefit plans will increase our expenses, which will reduce our net income.

We anticipate that our employee stock ownership plan will purchase 7% of the shares of common stock sold in the stock offering with funds borrowed from Security Midwest Bancorp. We will record annual employee stock ownership plan expense equal to the fair value of shares of common stock committed to be released to employees, which is estimated to be between $28,000 (pre-tax) at the minimum of the offering range and $44,000 (pre-tax) at the adjusted maximum of the offering range assuming a price of $10.00 per share. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt one or more stock-based benefit plans after the stock offering that would award participants shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares reserved for awards of restricted stock or grants of stock options under any initial stock-based benefit plan may not exceed 3% and 10%, respectively, of the total shares sold in the offering, if these plans are adopted within 12 months after the completion of the conversion. We may reserve shares of common stock for stock awards and stock options in excess of these amounts, provided the stock-based benefit plan is adopted more than one year following the stock offering.

Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is ten years; the risk free interest rate is 4.36% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 24.88% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options using a Black-Scholes option pricing analysis is $4.64 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual expense associated with the stock options in the first year after the offering would be $117,000 (pre-tax) at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual expense associated with restricted stock awarded under the stock-based benefit plan would be $75,000 (pre-tax) at the adjusted maximum of the offering range in the first year after the offering. Moreover, if we grant shares of common stock or options in excess of these amounts or values, such grants would increase our costs further.

The fair value of the shares of restricted stock on the date granted under the stock-based benefit plan will be expensed by us over the vesting period of the shares. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Security Midwest Bancorp) and the cost is the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the stock-based benefit plan would be between $48,000 at the minimum of the offering range and $75,000 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans is likely to dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the stock offering. If these stock-based benefit plans are funded from the issuance of authorized but unissued shares of common stock, stockholders would experience an aggregate reduction in ownership interest totaling 11.50%. Although the implementation of one or more stock-based benefit plans will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined the timing of the adoption of stock-based benefit plans following the stock offering. Stock-based benefit plans adopted more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase our costs and the dilution to our stockholders.

If we adopt one or more stock-based benefit plans within one year following the completion of the stock offering, then we may grant shares of common stock or stock options under our stock-based benefit plans for up to 3% and 10%, respectively, of our total outstanding shares. The amount of stock awards and stock options available for grant under the stock-based benefit plans may exceed these amounts, provided the stock-based benefit plans are adopted more than one year following the stock offering. Although the implementation of stock-based benefit plans will be subject to stockholder approval, the determination as to the timing of the implementation of such plans will be at the discretion of our board of directors. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses, which will reduce our net income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans is likely to dilute your ownership interest.”

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Security Midwest Bancorp without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board and the Illinois Division of Banking. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a bank holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Security Bank’s articles of incorporation will contain a similar restriction on acquisitions of 10% or more of its common stock, directly or indirectly, for five years following the completion of the conversion. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors, employment and change in control agreements that we intend to enter into with certain members of management and other factors may make it more difficult for companies or persons to acquire control of Security Midwest Bancorp without the consent of our board of directors, and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of Security Midwest Bancorp, Inc.” and “Management—Benefits to be Considered Following Completion of the Conversion.”

A significant percentage of our common stock will be held by our directors and executive officers and benefit plans.

We expect that our directors and executive officers, together with their associates, will subscribe for 158,000 shares of common stock in the stock offering. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 7% of the shares sold in the stock offering. As a result, upon consummation of the conversion and stock offering, an aggregate up to 214,525 shares, or 26.6%, and 245,946 shares, or 19.6%, of our outstanding common stock at the minimum and adjusted maximum of the offering range, respectively, would be held by our directors and executive officers and their associates and by our employee stock ownership plan based on the minimum and adjusted maximum of the offering range, respectively. Further, additional shares would be held by management following the implementation of one or more stock-based benefit plans, which we intend to implement no earlier than six months following the completion of the conversion following the receipt of stockholder approval.

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following the completion of the conversion, federal and state regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Federal Reserve Board and the Illinois Division of Banking, as applicable. See “Restrictions on Acquisition of Security Midwest Bancorp, Inc.” for a discussion of applicable federal regulations regarding acquisitions. Certain prospective investors may choose to purchase shares of a company if they believe that the company will be acquired, thereby potentially increasing its stock value. Because federal and state regulations will restrict any such acquisition for at least three years after the completion of the conversion, these regulations may negatively affect our stock value.

We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers in the community.

If we are not able to reach the minimum of the offering range, we may do any of the following: increase the maximum purchase limitations and allow all maximum purchase subscribers to increase their orders up to the new maximum purchase limitations; terminate the offering and promptly return all funds; set a new offering range, notify all subscribers of the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted, to the extent such permission is required, by the FDIC and the Illinois Division of Banking.

Our articles of incorporation provide that, subject to limited exceptions, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

The articles of incorporation of Security Midwest Bancorp provide that, unless Security Midwest Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Security Midwest Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Security Midwest Bancorp to Security Midwest Bancorp or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum the stockholder finds favorable for disputes with Security Midwest Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

You may not revoke your decision to purchase Security Midwest Bancorp common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by Feldman Financial Advisors, Inc., among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond February 3, 2025, or the number of shares to be sold in the offering is increased to more than 1,256,375 shares or decreased to fewer than 807,500 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain current or former depositors of Security Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

OF SECURITY BANK

The following tables set forth selected historical consolidated financial and other data of Security Bank at the dates and for the periods indicated. The information at and for the years ended December 31, 2023 and 2022 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Security Bank included in this prospectus. The information at June 30, 2024 and for the six months ended June 30, 2024 and 2023 is derived in part from, and should be read together with, the unaudited financial statements and notes thereto of Security Bank included elsewhere in this prospectus. The information at June 30, 2024 and for the six months ended June 30, 2024 and 2023 reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the six months ended June 30, 2024 are not necessarily indicative of the results to be achieved for the full fiscal year ending December 31, 2024 or for any other period. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus.

	At June 30, 2024	At December 31,
		2023	2022
	(In thousands)
Selected Financial Condition Data:
Total assets	$219,565	$203,571	$222,301
Cash and cash equivalents	53,001	33,810	62,036
Investment securities held to maturity	1,226	2,212	3,198
Investment securities available for sale	47,180	48,529	47,413
Loans, net of allowance for credit losses	106,209	107,081	96,740
Deposits	204,463	178,110	208,725
Borrowings	—	10,500	—
Total equity	13,860	13,453	12,045

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2024	2023	2023	2022
	(In thousands)
Selected Operating Data:
Interest income	$4,779	$3,758	$7,962	$6,080
Interest expense	1,382	193	933	223

Net interest income	3,397	3,565	7,029	5,857
Provision for credit losses	—	60	872	181

Net interest income after provision for credit losses	3,397	3,505	6,157	5,676
Noninterest income	899	1,056	2,003	2,240
Noninterest expense	3,556	3,702	7,239	6,766

Income before income taxes	740	859	921	1,150
Income tax expense	203	230	237	303

Net income	$537	$629	$684	$847

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2024	2023	2023	2022
Performance Ratios:
Return on average assets (1)	0.52%	0.62%	0.34%	0.36%
Return on average equity (1)	8.06%	9.66%	5.43%	6.11%
Interest rate spread (1)(2)	2.46%	3.52%	3.35%	2.47%
Net interest margin (1)(3)	3.35%	3.66%	3.68%	2.59%
Non-interest expense to average assets (1)	3.42%	3.66%	3.64%	2.88%
Efficiency ratio (4)	82.77%	80.11%	80.15%	83.56%
Average interest-earning assets to average interest-bearing liabilities	165.45%	172.62%	168.27%	214.12%
Capital Ratios:
Total capital to risk-weighted assets	18.00%	17.94%	17.91%	17.08%
Tier 1 capital to risk-weighted assets	16.75%	16.69%	15.91%	16.00%
Common equity tier 1 capital to risk-weighted assets	16.75%	16.69%	15.91%	16.00%
Tier 1 capital to average assets	8.49%	8.57%	8.62%	7.10%
Average equity to average assets	6.40%	6.43%	6.34%	5.90%
Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	1.26%	1.30%	1.97%	1.13%
Allowance for credit losses as a percentage of non-performing loans	81.06%	68.00%	52.91%	48.63%
Net charge-offs to average outstanding loans during the period	0.73%	0.07%	0.05%	0.59%
Non-performing loans as a percentage of total loans	1.56%	1.92%	3.73%	2.32%
Non-performing loans as a percentage of total assets	0.76%	1.03%	2.00%	1.02%
Total non-performing assets as a percentage of total assets	0.90%	1.03%	2.01%	1.02%
Other:
Number of offices	3	3	3	3
Number of full-time employees	43	43	44	43
Number of part-time employees	6	10	10	4

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS

The following tables set forth selected historical consolidated financial and other data of Security Bank at the dates and for the periods indicated. The information at December 31, 2023 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Security Bank included in this prospectus. The information at September 30, 2024 and for the three and nine months ended September 30, 2024 and 2023 is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be achieved for the full fiscal year ending December 31, 2024 or for any other period.

	At September 30, 2024	At December 31, 2023
	(In thousands)
Selected Financial Condition Data:
Total assets	$244,970	$203,571
Cash and cash equivalents	72,150	33,810
Investment securities held to maturity	980	2,212
Investment securities available for sale	48,041	48,529
Loans, net of allowance for credit losses	112,215	107,081
Deposits	228,593	178,110
Borrowings	—	10,500
Total equity	15,347	13,453

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(In thousands)
Selected Operating Data:
Interest income	$2,605	$2,057	$7,385	$5,816
Interest expense	784	184	2,166	378

Net interest income	1,821	1,873	5,219	5,438
Provision for credit losses	28	30	28	90

Net interest income after provision for credit losses	1,793	1,843	5,191	5,348
Noninterest income	505	505	1,404	1,562
Noninterest expense	1,800	1,895	5,356	5,598

Income before income taxes	498	453	1,239	1,312
Income tax expense	139	133	343	363

Net income	$359	$320	$896	$949

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2024	2023	2024	2023
Performance Ratios:
Return on average assets (1)	0.67%	0.66%	0.57%	0.64%
Return on average equity (1)	10.39%	10.37%	8.71%	9.72%
Interest rate spread (1)(2)	2.53%	3.72%	2.49%	3.58%
Net interest margin (1)(3)	3.51%	4.00%	3.41%	3.77%
Non-interest expense to average assets (1)	3.36%	3.92%	3.39%	3.76%
Efficiency ratio (4)	77.39%	79.69%	80.87%	79.97%
Average interest-earning assets to average interest-bearing liabilities	164.65%	171.29%	165.13%	172.20%

Capital Ratios:
Total capital to risk-weighted assets	17.39%	17.13%	17.39%	17.13%
Tier 1 capital to risk-weighted assets	16.16%	15.88%	16.16%	15.88%
Common equity tier 1 capital to risk-weighted assets	16.16%	15.88%	16.16%	15.88%
Tier 1 capital to average assets	8.32%	8.68%	8.32%	8.68%
Average equity to average assets	6.44%	6.38%	6.52%	6.56%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	1.22%	1.25%	1.22%	1.25%
Allowance for credit losses as a percentage of non-performing loans	96.51%	38.33%	96.51%	38.33%
Net (charge-offs) recoveries to average outstanding loans during the period (1)	(0.06)%	0.04%	(0.98)%	(0.08)%
Non-performing loans as a percentage of total loans	1.26%	3.27%	1.26%	3.27%
Non-performing loans as a percentage of total assets	0.58%	1.84%	0.58%	1.84%
Total non-performing assets as a percentage of total assets	0.66%	1.84%	0.66%	1.84%

Other:
Number of offices	3	3	3	3
Number of full-time employees	46	48	46	48
Number of part-time employees	7	12	7	12

(1)	Annualized.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at September 30, 2024 and December 31, 2023

Total assets. Total assets were $245.0 million at September 30, 2024, an increase of $41.4 million, or 20.3%, from December 31, 2023. The increase was primarily comprised of an increase in cash and cash equivalents of $38.3 million and an increase in net loans of $5.1 million, which increases were partially offset by a decrease in investment securities of $1.7 million.

Cash and cash equivalents. Cash and cash equivalents increased by $38.3 million, or 113.4%, to $72.2 million at September 30, 2024 from the balance at December 31, 2023. The increase was due primarily to an increase in deposits.

Investment securities. Investment securities, comprised of both available for sale and held to maturity securities, decreased $1.7 million, or 3.4%, to $49.0 million at September 30, 2024 from $50.7 million at December 31, 2023. The decrease was due primarily to maturities and repayments of investments totaling $2.9 million and the effects of a $1.4 million improvement in the gross unrealized loss on securities available for sale during the nine months ended September 30, 2024, to a total unrealized loss of $4.9 million at September 30, 2024 compared to $6.3 million at December 31, 2023. At September 30, 2024 and December 31, 2023, investment securities held to maturity consisted solely of certificates of deposit totaling $980,000 and $2.2 million, respectively.

Gross loans. Loans increased by $4.4 million, or 4.0%, to $113.6 million at September 30, 2024 compared to $109.2 million at December 31, 2023. During the nine months ended September 30, 2024, loan originations totaled $20.5 million, a decrease of $14.6 million, or 41.6%, compared to the loan origination volume of $35.1 million for the nine months ended September 30, 2023. Such amounts included loans originated for sale totaling $2.1 million for the nine months ended September 30, 2024, compared to $1.6 million for the nine months ended September 30, 2023. However, we did not have any loans held for sale at September 30, 2024 or December 31, 2023. The decrease in lending volume was primarily attributable to the increase in interest rates during the period.

During the nine months ended September 30, 2024, the increase in our loan portfolio was primarily due to the following: commercial real estate loans increased $7.2 million, or 17.1%, to $48.9 million at September 30, 2024; and construction and development loans increased $989,000, or 16.8% to $6.9 million at September 30, 2024. These increases were partially offset by a decrease in residential one- to four-family loans of $611,000, or 1.8% to a total of $33.1 million at September 30, 2024; consumer loans decreased by $1.4 million, or 19.1% to $5.8 million at September 30, 2024; and commercial and industrial loans decreased by $1.1 million, or 9.8%, to a total of $10.2 million at September 30, 2024.

Our strategy is to grow our loan portfolio, with a focus on owner-occupied one- to four-family residential real estate loans and commercial loans (both commercial real estate and commercial and industrial).

Deposits. Deposits increased by $50.5 million, or 28.3%, to $228.6 million at September 30, 2024 from $178.1 million at December 31, 2023. The increase was due primarily to an increase in core deposits (consisting of demand, both retail and commercial, and savings deposits), which increased $30.9 million, or 21.0%, to $177.9 million at September 30, 2024 compared to $147.0 million at December 31, 2023. In addition, certificates of deposit increased $19.6 million, or 63.0%, to $50.7 million at September 30, 2024 from $31.1 million at December 31, 2023. This increase was due primarily to depositors’ preference for the higher yields offered on certificate accounts during recent periods of rising interest rates. The increase in CRB deposits was due primarily to a $22.9 million short-term deposit received in September, which was withdrawn in early October. Such deposit and withdrawal activity is routine business with our CRB depositors.

At each of September 30, 2024 and December 31, 2023, we had a concentration of deposits from CRB customers, comprised primarily of commercial demand accounts. These deposits totaled $78.0 million and $47.0 million at these respective dates.

During the nine months ended September 30, 2024, we continued our strategy of pursuing growth in demand accounts and other lower cost core deposits, in part by enhancing the products and services we offer, including mobile banking capabilities, expanding our offering of cannabis-related business services into other states, and streamlining commercial banking services through enhanced cash management and treasury management services. We intend to continue our efforts to increase our core deposit base, with an emphasis on growth in consumer and business demand deposits.

Borrowings. We had no outstanding advances from the Federal Home Loan Bank at September 30, 2024, compared to $10.5 million at December 31, 2023. Advances were repaid using funds from our growth in deposits during the nine months ended September 30, 2024.

Equity. Equity increased $1.9 million, or 14.1%, to $15.3 million at September 30, 2024 compared to December 31, 2023. The increase was due to net income of $896,000 during the nine months ended September 30, 2024, and a decrease in accumulated other comprehensive loss of $998,000, or 22.0%.

Comparison of Operating Results for the Three Months Ended September 30, 2024 and 2023

General. Net income for the three months ended September 30, 2024 was $359,000, an increase of $39,000, or 12.2%, compared to net income of $320,000 the three months ended September 30, 2023. The increase in net income was primarily due to a $95,000 decrease in noninterest expense and a $2,000 decrease in the provision for credit losses, which were partially offset by a $52,000 decrease in net interest income and a $6,000 increase in income taxes.

Interest income. Interest income increased $548,000, or 26.6%, to $2.6 million for the three months ended September 30, 2024 from $2.1 million for the three months ended September 30, 2023. This increase was attributable to a $326,000, or 22.6%, increase in interest on loans and a $241,000, or 91.2%, increase in interest on interest-bearing deposits and other assets, which were partially offset by a $19,000, or 5.4%, decrease in interest on investment securities.

The average balance of loans increased by $2.5 million, or 2.4%, during the three months ended September 30, 2024 over the average balance for the three months ended September 30, 2023, while the average yield on loans increased by 107 basis points to 6.47% for the three months ended September 30, 2024 from 5.40% for the three months ended September 30, 2023. The increase in the average yield was due to increases in market interest rates.

The average balance of investment securities decreased $3.8 million, or 6.6%, to $54.5 million for the three months ended September 30, 2024 from the three months ended September 30, 2023, while the average yield on investment securities increased by three basis points to 2.44% for the three months ended September 30, 2024 from 2.41% for the three months ended September 30, 2023. The increase in the average yield was due to increases in market interest rates.

The average balance of interest-bearing deposits and other assets, comprised primarily of certificates of deposit in other financial institutions, overnight deposits and stock in the Federal Home Loan Bank, increased $21.4 million, or 96.0%, to $43.7 million for the three months ended September 30, 2024 from the three months ended September 30, 2023, while the average yield decreased 12 basis points, to 4.62% for the three months ended September 30, 2024 from 4.74% for the three months ended September 30, 2023.

Interest Expense. Total interest expense increased $600,000, or 326.1%, to $784,000 for the three months ended September 30, 2024 compared to $184,000 for the three months ended September 30, 2023. The increase was comprised of a $602,000, or 330.1%, increase in interest expense on deposits, which was slightly offset by a $2,000, or 98.0%, decrease in interest expense on borrowings. The increase in interest expense on deposits was primarily due to an increase of 182 basis points in the average cost of deposits to 2.49% for the three months ended September 30, 2024 from 0.67% for the three months ended September 30, 2023 and, to a lesser extent, an increase of $16.8 million, or 15.4%, in the average balance of deposits, to $126.0 million for the three months ended September 30, 2024 from $109.2 million for the three months ended September 30, 2023.

Net Interest Income. Net interest income decreased $52,000, or 2.8%, to $1.8 million for the three months ended September 30, 2024 compared to $1.9 million for the three months ended September 30, 2023. The decrease reflected a decrease in the interest rate spread to 2.53% for the three months ended September 30, 2024 from 3.72% for the three months ended September 30, 2023. The net interest margin decreased to 3.51% for the three months ended September 30, 2024 from 4.00% for the three months ended September 30, 2023. The interest rate spread and net interest margin were adversely impacted by the increases in market interest rates, which more rapidly impacted our cost of funds.

Provision for Credit Losses. Based on an analysis of the factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Allowance for Credit Losses,” we recorded a provision for credit losses of $28,000 for the three months ended September 30, 2024, compared to a provision of $30,000 for the three months ended September 30, 2023. The allowance for credit losses was $1.4 million at both September 30, 2024 and 2023 and represented 1.22% of total loans at September 30, 2024 and 1.25% of total loans at September 30, 2023.

Management’s determination of the allowance balance at September 30, 2024 included consideration of the $2.5 million, or 2.4%, increase in gross loans outstanding during the three months ended September 30, 2024, compared to the three months ended September 30, 2023, along with decreases in nonperforming and delinquent loans. Total nonperforming loans were $1.4 million at September 30, 2024, compared to $3.6 million at September 30, 2023. Total loans past due 30 days or greater were $1.6 million and $4.1 million at those respective dates. As a percentage of nonperforming loans, the allowance for credit losses was 96.51% at September 30, 2024 compared to 38.33% at September 30, 2023.

Our estimates and assumptions used in the determination of the adequacy of the allowance could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions. Any such increase in future provisions that may be required may adversely impact our financial condition and results of operations.

Non-Interest Income. Noninterest income was $505,000 for each of the three months ended September 30, 2024 and 2023. Service fees on deposits decreased $25,000, or 8.5%, to $269,000 for the three months ended September 30, 2024 compared to $294,000 for the three months ended September 30, 2023, due primarily to a decrease in the volume of monthly maintenance fees and cash counting service fees due to a significant decline in our largest CRB account between the periods. The decrease was partially offset by an increase in the overall number of CRB accounts period over period, as we have focused on expanding our relationship base to smaller customers. Other noninterest income increased $38,000, or 92.7%, to $79,000 for the three months ended September 30, 2024 compared to $41,000 for the three months ended September 30, 2023, due primarily to fees received on short-term letter of credit agreements.

Noninterest Expense. Noninterest expense decreased $95,000, or 5.0%, to $1.8 million for the three months ended September 30, 2024 compared to $1.9 million for the three months ended September 30, 2023. Salaries and employee benefits expense decreased $87,000, or 8.0%, to $1.0 million for the three months ended September 30, 2024 compared to $1.1 million for the three months ended September 30, 2023, due primarily to a decrease in expense related to the multiple employer defined benefit plan in which we participate, as we elected not to make an additional voluntary payment due to the effect of the increase in interest rates on the funding status of the plan, which was partially offset by an increase in our management staffing and normal annual merit increases. Other expense decreased $33,000, or 16.3%, to $169,000 for the three months ended September 30, 2024 compared to $202,000 for the three months ended September 30, 2023, due primarily to nonrecurring losses from fraudulent activity in customer deposit accounts in the 2023 period.

Income Taxes. Income taxes increased by $6,000, or 4.5%, to $139,000 for the three months ended September 30, 2024, compared to $133,000 for the three months ended September 30, 2023. The increase in the income tax provision was due primarily to a $45,000, or 9.9% increase in pretax income. The effective tax rate was 27.9% and 29.4% for the three months ended September 30, 2024 and 2023, respectively.

Comparison of Operating Results for the Nine Months Ended September 30, 2024 and 2023

General. Net income for the nine months ended September 30, 2024 was $896,000, a decrease of $53,000, or 5.6%, compared to net income of $949,000 the nine months ended September 30, 2023. The decrease in net income was primarily due to a $219,000 decrease in net interest income and a $158,000 decrease in noninterest income, which were partially offset by a $62,000 decrease in the provision for credit losses, a $242,000 decrease in noninterest expenses and a $20,000 decrease in income taxes.

Interest income. Interest income increased $1.6 million, or 27.0%, to $7.4 million for the nine months ended September 30, 2024 from $5.8 million for the nine months ended September 30, 2023. This increase was attributable to a $1.1 million, or 29.8%, increase in interest on loans; an $8,000, or 0.8%, increase in interest on investment securities and a $428,000, or 42.8%, increase in interest on interest-bearing deposits and other assets, which increases were primarily due to increases in the yields earned on such assets.

The average balance of loans increased by $7.6 million, or 7.5%, to $108.9 million during the nine months ended September 30, 2024 over the average balance for the nine months ended September 30, 2023, while the average yield on loans increased by 103 basis points to 6.03% for the nine months ended September 30, 2024 from 5.00% for the nine months ended September 30, 2023. The increase in the average yield was due to increases in market interest rates.

The average balance of investment securities decreased $3.6 million, or 6.0%, to $55.7 million for the nine months ended September 30, 2024 from the nine months ended September 30, 2023, while the average yield on investment securities increased by 17 basis points to 2.46% for the nine months ended September 30, 2024 from 2.29% for the nine months ended September 30, 2023. The increase in the average yield was due to increases in market interest rates.

The average yield on interest-bearing deposits and other assets, comprised primarily of certificates of deposit in other financial institutions, overnight deposits and stock in the Federal Home Loan Bank, increased 59 basis points, to 4.80% for the nine months ended September 30, 2024 from 4.21% for the nine months ended September 30, 2023, while the average balance increased $8.0 million, or 25.3%, for the nine months ended September 30, 2024. The increase in the average yield was due to increases in market interest rates.

Interest Expense. Total interest expense increased $1.8 million, or 473.0%, to $2.2 million for the nine months ended September 30, 2024 compared to $378,000 for the nine months ended September 30, 2023. The increase was primarily comprised of a $1.8 million, or 475.0%, increase in interest expense on deposits. The increase in interest expense on deposits was primarily due to an increase of 188 basis points in the average cost of deposits to 2.33% for the nine months ended September 30, 2024 from 0.45% for the nine months ended September 30, 2023 and, to a lesser extent, an increase of $12.1 million, or 10.9%, in the average balance of deposits, to $123.6 million for the nine months ended September 30, 2024 from $111.5 million for the nine months ended September 30, 2023.

Net Interest Income. Net interest income decreased $219,000, or 4.0%, to $5.2 million for the nine months ended September 30, 2024 compared to $5.4 million for the nine months ended September 30, 2023. The decrease reflected a decrease in the interest rate spread to 2.49% for the nine months ended September 30, 2024 from 3.58% for the nine months ended September 30, 2023. The net interest margin decreased to 3.41% for the nine months ended September 30, 2024 from 3.77% for the nine months ended September 30, 2023. The interest rate spread and net interest margin were adversely impacted by the increases in market interest rates, which more rapidly impacted our cost of funds.

Provision for Credit Losses. Based on an analysis of the factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Allowance for Credit Losses,” we recorded a provision for credit losses of $28,000 for the nine months ended September 30, 2024, compared to a provision of $90,000 for the nine months ended September 30, 2023. The allowance for credit losses was $1.4 million at September 30, 2024 and $1.4 million at September 30, 2023 and represented 1.22% of total loans at September 30, 2024 and 1.25% of total loans at September 30, 2023.

Management’s determination of the allowance balance at September 30, 2024 included consideration of the $4.4 million, or 4.0%, increase in loans outstanding during the nine months ended September 30, 2024, along with decreases in nonperforming and delinquent loans. Total nonperforming loans were $1.4 million at September 30, 2024, compared to $3.6 million at September 30, 2023. Total loans past due 30 days or greater were $1.6 million and $4.1 million at those respective dates. As a percentage of nonperforming loans, the allowance for credit losses was 96.51% at September 30, 2024 compared to 38.33% at September 30, 2023.

Our estimates and assumptions used in the determination of the adequacy of the allowance could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions. Any such increase in future provisions that may be required may adversely impact our financial condition and results of operations.

Non-Interest Income. Noninterest income information is as follows.

	Nine Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Dollars in thousands)
Service fees on deposit accounts	$793	$979	$(186)	(19.0)%
Debit card fees	312	325	(13)	(4.0)%
Mortgage loan servicing fees, net	101	114	(13)	(11.4)%
Gain on sale of loans	41	26	15	57.7%
Gain on sale of foreclosed assets	—	3	(3)	(100.0)%
Brokerage fees	—	19	(19)	(100.0)%
Other	156	96	60	62.5

Total noninterest income	$1,403	$1,562	$(159)	(10.2)%

The decrease in service fees on deposits was due primarily to a decrease in the volume of monthly maintenance fees and cash counting service fees due to a significant decline in our largest CRB account between the periods. The decrease was partially offset by an increase in the overall number of CRB accounts period over period, as we have focused on expanding our relationship base to smaller customers.

Noninterest Expense. Noninterest expense information is as follows.

	Nine Months Ended September 30,		Change
	2024	2023	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$3,021	$3,172	$(151)	(4.8)%
Occupancy expense	416	431	(15)	(3.5)%
Data processing fees	432	394	38	9.6%
FDIC insurance premiums	99	117	(18)	(15.4)%
Advertising	117	112	5	4.5%
Directors fees	74	72	2	2.8%
Debit card expense	57	52	5	9.6%
Professional fees	485	544	(59)	(10.8)%
Telephone and internet	99	100	(1)	(1.0)%
Other	556	604	(48)	(7.9)%

Total noninterest expense	$5,356	$5,598	$(242)	(4.3)%

The decrease in salaries and employee benefits was due primarily to a decrease in expense related to the multiple employer defined benefit plan in which we participate, as we elected not to make an additional voluntary payment due to the effect of the increase in interest rates on the funding status of the plan, which was partially offset by an increase in our management staffing and normal annual merit increases. The decrease in professional fees was due primarily to a write-off of certain capitalized fees totaling $106,000 incurred for previous services related to our mutual-to-stock conversion process in the prior year. The increase in data processing was due primarily to our overall growth. The decrease in other expense was due primarily to nonrecurring losses from fraudulent activity in customer deposit accounts during the 2023 period.

Income Taxes. Income taxes decreased by $20,000, or 5.5%, to $343,000 for the nine months ended September 30, 2024, compared to $363,000 for the nine months ended September 30, 2023. The decrease in the income tax provision was due primarily to a $73,000, or 5.6% decrease in pretax income. The effective tax rate was 27.7% for each of the nine months ended September 30, 2024 and 2023.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	acts of war, terrorism, natural disasters or global market disruptions, including global pandemics;

•	general economic conditions, including any recessionary conditions and/or increases in unemployment, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the financial services industry, securities and local real estate markets (including real estate values);

•	our ability to access cost-effective funding and to maintain adequate liquidity, primarily through deposits;

•

significant increases in our loan losses, including as a result of our inability to resolve classified and non-performing assets or reduce risks associated with our loans, and management’s assumptions in determining the adequacy of the allowance for credit losses;

•	credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in our allowance for credit losses and provision for loan losses;

•	our ability to implement and change our business strategies, including our ability to attract and maintain deposits and our success in introducing new financial products;

•	competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;

•

inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans originated for holding in our portfolio;

•	monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	our success in increasing our commercial real estate and commercial and industrial lending;

•	our ability to maintain or improve our asset quality even as we increase our commercial real estate and commercial and industrial lending;

•	fluctuations in the demand for loans, deposits and non-banking services in our market area, including changes in consumer spending and savings habits;

•	technological changes that may be more difficult or expensive than expected;

•	changes in accounting and/or tax estimates;

•	risks related to a high concentration of loans secured by real estate located in our market area;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•

changes in laws or government regulations or policies affecting financial institutions and/or their holding companies, including changes in regulatory fees, capital requirements and insurance premiums;

•	changes in laws or government regulations or policies affecting the cannabis industry;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•

changes in our compensation and benefit plans, our ability to attract and retain key members of our senior management team and our ability to address staffing needs expeditiously in response to product demand or to implement our strategic plans;

•	loan delinquencies and changes in the underlying cash flows of our borrowers;

•	our ability to control costs and expenses, particularly those associated with operating as a public reporting company;

•	a failure or breach of our operational or security systems or infrastructure, including cyberattacks;

•	our ability to manage market risk, credit risk and operational risk;

•	the ability of third-party service providers to perform their obligations to us; and

•	other economic, competitive, governmental, regulatory and operational factors affecting our operations, pricing, products and services described elsewhere in this prospectus.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 18.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $6.4 million and $9.3 million, or $10.9 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	807,500 shares		950,000 shares		1,092,500 shares		1,256,375 shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$8,075		$9,500		$10,925		$12,564
Less offering expenses	(1,650)		(1,650)		(1,650)		(1,650)

Net offering proceeds (2)	$6,425	100.0%	$7,850	100.0%	$9,275	100.0%	$10,914	100.0%

Distribution of net proceeds:
To Security Bank	$5,461	85.0%	$6,673	85.0%	$7,884	85.0%	$9,277	85.0%
To fund loan to employee stock ownership plan	$565	8.8%	$665	8.8%	$765	8.2%	$879	8.1%
Retained by Security Midwest Bancorp	$399	6.2%	$513	6.5%	$626	6.8%	$758	6.9%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Assumes that all shares of common stock are sold in the subscription and community offerings.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Security Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Security Midwest Bancorp intends to fund a loan to the employee stock ownership plan to purchase shares of common stock in the stock offering. Security Midwest Bancorp may also use the proceeds it retains from the offering:

•	to invest in short-term securities and other securities consistent with our investment policy;

•	to repurchase shares of our common stock subject to compliance with applicable regulatory requirements;

•	to pay cash dividends to our stockholders subject to compliance with applicable regulatory requirements, although we do not initially intend to pay cash dividends; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan, Security Midwest Bancorp has not quantified its plans for use of the net offering proceeds for each of the foregoing purposes. Initially, we may invest a substantial portion of the remaining net proceeds in investment grade securities, including U.S. Treasury securities, and securities and obligations of U.S. government agencies and U.S. government-sponsored enterprises. We may also invest the proceeds in one or more deposit accounts.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under applicable federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Federal Reserve Board) or tax-qualified employee stock benefit plans.

Security Bank will receive a capital contribution equal to at least 85% of the net proceeds of the offering. We anticipate that Security Midwest Bancorp will invest $5.5 million, $6.7 million, $7.9 million and $9.3 million, respectively, of the net proceeds in Security Bank at the minimum, midpoint, maximum and adjusted maximum of the offering range. Security Bank may use the net proceeds it receives from the stock offering:

•	to pay costs associated with its planned withdrawal from the multiple-employer defined benefit pension plan in which it participates;

•	to fund primarily commercial real estate and commercial and industrial loans;

•	to enhance existing products and services and to support the development of new products and services;

•	to invest in securities issued by U.S. government agencies and U.S. government sponsored enterprises, U.S. Treasury securities and other securities in accordance with our investment policy; and

•	for other general corporate purposes.

Security Bank has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, a portion of the net proceeds may be invested in securities issued by U.S. government agencies and U.S. government-sponsored enterprises and U.S. Treasury securities.

We estimate that withdrawing from the plan would result in a $1.8 million pre-tax charge to operations, a $1.3 million decrease in equity, a $1.3 million decrease in regulatory capital and annual pre-tax cost savings of $156,000 ($112,000 after-tax cost savings) based on the annualized funding costs for the six months ended June 30, 2024. However, the timing of the withdrawal from the plan will depend on our post conversion capital levels and needs, our evaluation of future interest rates and annuity cost trends, and the estimated cost to withdraw from the plan, as it may change from time to time. Furthermore, the actual cost of withdrawing from the plan could be significantly higher than the estimated cost provided by the plan administrator.

The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of opportunities to expand our operations, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

We must sell a minimum of 807,500 shares in order to complete the offering. See “The Conversion and Offering—Determination of Share Price and Number of Shares to be Issued.”

We expect our return on equity to decrease as compared to our performance in recent years, until we are able to reinvest effectively the additional capital raised in the stock offering. See “Risk Factors—Risks Related to the Offering—We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.”

OUR DIVIDEND POLICY

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, we do not initially intend to pay cash dividends on our shares of common stock. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to consider a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations, general economic conditions and whether retaining and investing the capital will provide our stockholders with a better overall return than paying a dividend. We cannot assure you that we will pay any dividends or that, if paid, they will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable law, regulations and policy, may be paid in addition to, or in lieu of, regular cash dividends.

We will file a consolidated federal tax return with Security Bank. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and taxable for federal and state income tax purposes. Additionally, pursuant to bank regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our articles of incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Security Midwest Bancorp, Inc.—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from Security Bank, because initially we will have no source of income other than dividends from Security Bank and earnings from the investment of the net proceeds retained by Security Midwest Bancorp from the sale of shares of common stock in the offering, and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the Illinois Division of Banking impose limitations on capital distributions by savings institutions. See “Regulation and Supervision—Illinois Bank Regulation—Dividend Restrictions.”

Any dividends paid by Security Bank to Security Midwest Bancorp, Inc. that would be deemed to be drawn from Security Bank’s bad debt reserves, if any, would be taxable at the then-current tax rate applicable to Security Bank on the amount of earnings deemed to be removed from the bad debt reserves for such distribution. Security Bank does not intend to make any distribution to Security Midwest Bancorp, Inc. that would create such a federal tax liability. See “Taxation.”

MARKET FOR THE COMMON STOCK

Security Midwest Bancorp is a newly formed company and has never issued capital stock. Security Bank, as a mutual institution, has never issued capital stock. Security Midwest Bancorp expects that that its common stock will be quoted on the OTCQB Market operated by OTC Markets Group. Quotation on the OTCQB Market is not a condition of the conversion and stock offering.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in the stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering which may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2024, Security Bank was classified as “well capitalized” for regulatory capital purposes. The table below sets forth the historical equity capital and regulatory capital of Security Bank at June 30, 2024, and the pro forma equity capital and regulatory capital of Security Bank after giving effect to the sale of shares of common stock at $10.00 per share, all compared to levels required to be considered “well capitalized.” See “How We Intend to Use the Proceeds from the Offering.”

	Security Bank Historical at June 30, 2024		Pro Forma at June 30, 2024, Based Upon the Sale in the Offering of (1)
			807,500 Shares		950,000 Shares		1,092,500 Shares		1,256,375 Shares (2)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$13,860	6.31%	$17,251	7.67%	$18,320	8.11%	$19,388	8.54%	$20,618	9.02%

Tier 1 leverage capital (3)(4)	$17,909	8.49%	$21,300	9.86%	$22,369	10.30%	$23,437	10.73%	$24,667	11.22%
Tier 1 leverage requirement	10,544	5.00	10,805	5.00	10,863	5.00	10,922	5.00	10,989	5.00

Excess	$7,365	3.49%	$10,495	4.86%	$11,506	5.30%	$12,515	5.73%	$13,678	6.22%

Tier 1 risk-based capital (3)(4)	$17,909	16.75%	$21,300	19.72%	$22,369	20.67%	$23,437	21.61%	$24,667	22.69%
Tier 1 risk-based requirement	8,556	8.00	8,640	8.00	8,658	8.00	8,677	8.00	8,698	8.00

Excess	$9,353	8.75%	$12,660	11.72%	$13,711	12.67%	$14,670	13.61%	$15,969	14.69%

Total risk-based capital (3)(4)	$19,246	18.00%	$22,637	20.96%	$23,706	21.90%	$24,774	22.84%	$26,004	23.09%
Total risk-based requirement	10,695	10.00	10,799	10.00	10,823	10.00	10,846	10.00	10,873	10.00

Excess	$8,551	8.00%	$11,838	10.96%	$12,883	11.90%	$13,928	12.84%	$15,131	13.92%

Common equity tier 1 risk-based capital (3)(4)	$17,909	16.75%	$21,300	19.72%	$22,369	20.67%	$23,437	21.61%	$24,667	22.69%
Common equity tier 1 risk-based requirement	6,952	6.50	7,020	6.50	7,035	6.50	7,050	6.50	7,067	6.50

Excess	$10,957	10.25%	$14,280	13.22%	$15,334	14.17%	$16,387	15.11%	$17,600	16.19%

Reconciliation of capital infused into Security Bank:
Net proceeds contributed to Security Bank			$5,461		$6,673		$7,884		$9,277
Less: Expense of withdrawal from defined benefit pension plan (5)			(1,263)		(1,263)		(1,263)		(1,263)
Less: Common stock acquired by employee stock ownership plan			(565)		(665)		(765)		(879)
Less: Common stock acquired by stock-based benefit plan			(242)		(285)		(328)		(377)

Pro forma increase			$3,391		$4,460		$5,528		$6,758

(1)

Pro forma capital levels assume that the employee stock ownership plan purchases 7% of the shares of common stock sold in the stock offering with funds we lend and that our stock-based benefit plan purchases 3% of the shares sold in the offering for restricted stock awards. Pro forma capital calculated under generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management.”

(2)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(3)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.
(5)

Security Bank intends to withdraw from the multiple-employer defined benefit pension plan in which it participates and terminate pension benefits. We estimated that withdrawing from the plan would result in a $1.8 million pre-tax charge to operations, a $1.3 million decrease in equity and a $1.3 million decrease in regulatory capital. The actual costs associated with the withdrawal from the plan cannot be known until the time of the withdrawal and the termination of pension benefits, and may exceed our estimates.

CAPITALIZATION

The following table presents the historical capitalization of Security Bank at June 30, 2024 and the pro forma consolidated capitalization of Security Midwest Bancorp, Inc. after giving effect to the conversion and offering, based upon the assumptions set forth under “Pro Forma Data.”

	Security Bank at June 30, 2024	Pro Forma at June 30, 2024 Based upon the Sale in the Offering at $10.00 per Share of
		807,500 Shares	950,000 Shares	1,092,500 Shares	1,256,375 Shares (1)
	(Dollars in thousands, except per share amounts)
Deposits (2)	$204,463	$204,463	$204,463	$204,463	$204,463
Borrowings	—	—	—	—	—

Total deposits and borrowings	$204,463	$204,463	$204,463	$204,463	$204,463

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized (post-conversion)	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 10,000,000 shares authorized (post-conversion) (3)	—	8	10	11	13
Additional paid-in capital (4)	—	6,417	7,840	9,264	10,901
Retained earnings (5)	18,526	18,526	18,526	18,526	18,526
Accumulated other comprehensive loss	(4,666)	(4,666)	(4,666)	(4,666)	(4,666)
Less:
Costs to withdraw from defined benefit pension plan (6)	—	(1,263)	(1,263)	(1,263)	(1,263)
Common stock held by employee stock ownership plan (7)	—	(565)	(665)	(765)	(879)
Common stock to be acquired by stock-based benefit plans (8)	—	(242)	(285)	(328)	(377)

Total stockholders’ equity	$13,860	$18,215	$19,497	$20,779	$22,255

Total shares outstanding	—	807,500	950,000	1,092,500	1,256,375
Total stockholders’ equity as a percentage of total assets	6.31%	8.13%	8.66%	9.17%	9.76%
Tangible equity as a percentage of tangible assets	6.31%	8.13%	8.66%	9.17%	9.76%

(1)

As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the offering.

(2)

Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)

No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans.

(4)	On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of Security Midwest Bancorp common stock to be outstanding.
(5)	The retained income of Security Bank will be substantially restricted after the conversion. See “The Conversion and Offering—Liquidation Rights” and “Regulation and Supervision.”
(6)

Security Bank intends to withdraw from the multiple-employer defined benefit pension plan in which it participates and terminate pension benefits. We estimate that withdrawing from the plan would result in a $1.8 million pre-tax charge to operations, a $1.3 million decrease in equity and a $1.3 million decrease in regulatory capital. The actual costs associated with the withdrawal from the plan cannot be known until the time of the withdrawal and the termination of pension benefits, and may exceed our estimates.

(7)

Assumes that 7% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Security Midwest Bancorp. The loan will be repaid principally from Security Bank’s contributions to the employee stock ownership plan. Since Security Midwest Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Security Midwest Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(8)

Assumes a number of shares of common stock equal to 3% of the shares of common stock to be sold in the offering will be purchased by one or more stock-based benefit plans in open market purchases by Security Midwest Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering, represents unearned compensation and does not reflect possible changes in the value of common stock relative to the subscription price in the offering. As we accrue compensation expense to reflect the vesting of shares granted pursuant to the stock-based benefit plan, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock-based benefit plans will require stockholder approval.

PRO FORMA DATA

The following table summarizes historical data of Security Bank and pro forma data of Security Midwest Bancorp at and for the six months ended June 30, 2024 and the year ended December 31, 2023. This information is based on assumptions set forth below and in the table and related footnotes, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the table are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription offering;

•

our employee stock ownership plan will purchase 7% of the shares of common stock sold in the stock offering with a loan from Security Midwest Bancorp. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

•

Security Bank will use a portion of the net proceeds to withdraw from the multiple-employer defined benefit pension plan in which it participates. We estimate that withdrawing from the plan and terminating pension benefits would result in a $1.8 million pre-tax charge to operations, a $1.3 million decrease in equity, a $1.3 million decrease in regulatory capital and annual pre-tax cost savings of $156,000 ($112,000 after-tax cost savings), based upon our annualized costs for the six months ended June 30, 2024;

•	Performance Trust will receive a selling agent fee equal to $250,000; and

•	expenses of the stock offering, other than selling agent fees to be paid to Performance Trust, will be $1.4 million.

Pro forma earnings on net proceeds for the six months ended June 30, 2024 and the year ended December 31, 2023 have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at yields of 4.33% and 3.84%, which represents the five-year U.S. Treasury Note rate at June 30, 2024 and December 31, 2023, respectively. In light of current market interest rates, we consider this rate to reflect the pro forma reinvestment rate more accurately than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulations. The pro forma after-tax yield on the net offering proceeds is assumed to be 3.10% and 2.75% for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively, based on a combined federal and state effective tax rate of 28.5%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted the earnings figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for the year as if the shares of common stock were outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma information give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire a number of shares of common stock equal to 3% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We also assume that shares of common stock are granted under the plans as restricted stock awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. We assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were

$10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.64 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 24.88% for the shares of common stock, no dividend yield, an expected option life of 10 years and a risk-free interest rate of 4.36%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 28.5%) in the form of a deduction equal to the grant-date fair value of the options.

We may reserve shares for the exercise of stock options and the grant of stock awards under one or more stock-based benefit plans in excess of 10% and 3%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

The pro forma information does not give effect to: (i) withdrawals from deposit accounts to purchase shares of common stock in the stock offering; (ii) our results of operations after the stock offering including any earnings from reinvestment and leveraging the net proceeds of the offering in loans and other investments offering different yields than the five-year U.S. Treasury Note rate; or (iii) changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of the bad debt reserve or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

	At or for the Six Months Ended June 30, 2024 Based Upon the Sale at $10.00 Per Share of
	807,500 Shares	950,000 Shares	1,092,500 Shares	1,256,375 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$8,075	$9,500	$10,925	$12,564
Less: Expenses	(1,650)	(1,650)	(1,650)	(1,650)

Estimated net proceeds	6,425	7,850	9,275	10,914
Less: Common stock acquired by employee stock ownership plan (2)	(565)	(665)	(765)	(879)
Less: Common stock acquired by stock-based benefit plans (3)	(242)	(285)	(328)	(377)

Estimated net proceeds, as adjusted	$5,618	$6,900	$8,182	$9,658

For the six months ended June 30, 2024
Net income:
Historical	$537	$537	$537	$537
Pro forma adjustments:
Income on adjusted net proceeds	87	107	127	150
Expense savings from withdrawing from defined benefit pension plan (4)	56	56	56	56
Employee stock ownership plan (2)	(10)	(12)	(14)	(16)
Stock awards (3)	(17)	(20)	(23)	(27)
Stock options (5)	(35)	(41)	(47)	(54)

Pro forma net income	$618	$627	$636	$646

Earnings per share (6):
Historical	$0.71	$0.61	$0.53	$0.46
Pro forma adjustments:
Income on adjusted net proceeds	0.12	0.12	0.12	0.12
Expense savings from withdrawing from defined benefit pension plan (4)	0.07	0.06	0.05	0.05
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Stock awards (3)	(0.02)	(0.02)	(0.02)	(0.02)
Stock options (5)	(0.05)	(0.05)	(0.05)	(0.05)

Pro forma earnings per share (6)	$0.82	$0.71	$0.62	$0.55

Offering price to pro forma net earnings per share	6.10x	7.04x	8.06x	9.09x
Number of shares used in earnings per share calculations	752,388	885,163	1,017,937	1,170,627

At June 30, 2024
Stockholders’ equity:
Historical	$13,860	$13,860	$13,860	$13,860
Estimated net proceeds	6,425	7,850	9,275	10,914
Less: Withdrawal from defined benefit pension plan (7)	(1,263)	(1,263)	(1,263)	(1,263)
Less: Common stock acquired by employee stock ownership plan (2)	(565)	(665)	(765)	(879)
Less: Common stock acquired by stock-based benefit plans (3)	(242)	(285)	(328)	(377)

Pro forma stockholders’ equity (8)	$18,215	$19,497	$20,779	$22,255

Pro forma tangible equity (8)	$18,215	$19,497	$20,779	$22,255

Stockholders’ equity per share:
Historical	$17.16	$14.59	$12.69	$11.03
Estimated net proceeds	7.96	8.26	8.49	8.69
Less: Withdrawal from defined benefit pension plan (7)	(1.56)	(1.33)	(1.16)	(1.01)
Less: Common stock acquired by employee stock ownership plan (2)	(0.70)	(0.70)	(0.70)	(0.70)
Less: Common stock acquired by stock-based benefit plans (3)	(0.30)	(0.30)	(0.30)	(0.30)

Pro forma stockholders’ equity per share (8)	$22.56	$20.52	$19.02	$17.71

Pro forma tangible equity (8)	$22.56	$20.52	$19.02	$17.71

Pro forma price to book value	44.33%	48.73%	52.58%	56.47%
Pro forma price to tangible book value	44.33%	48.73%	52.58%	56.47%
Number of shares outstanding for pro forma book value per share calculations	807,500	950,000	1,092,500	1,256,375

(footnotes begin on second following page)

	At or for the Year Ended December 31, 2023 Based Upon the Sale at $10.00 Per Share of
	807,500 Shares	950,000 Shares	1,092,500 Shares	1,256,375 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$8,075	$9,500	$10,925	$12,564
Less: Expenses	(1,650)	(1,650)	(1,650)	(1,650)

Estimated net proceeds	6,425	7,850	9,275	10,914
Less: Common stock acquired by employee stock ownership plan (2)	(565)	(665)	(765)	(879)
Less: Common stock acquired by stock-based benefit plans (3)	(242)	(285)	(328)	(377)

Estimated net proceeds, as adjusted	$5,618	$6,900	$8,182	$9,658

For the year ended December 31, 2023
Net income:
Historical	$684	$684	$684	$684
Pro forma adjustments:
Income on adjusted net proceeds	154	189	225	265
Expense savings from withdrawing from defined benefit pension plan (4)	287	287	287	287
Employee stock ownership plan (2)	(20)	(24)	(27)	(31)
Stock awards (3)	(35)	(41)	(47)	(54)
Stock options (5)	(70)	(82)	(94)	(108)

Pro forma net income	$1,000	$1,013	$1,028	$1,043

Earnings per share (6):
Historical	$0.91	$0.77	$0.67	$0.58
Pro forma adjustments:
Income on adjusted net proceeds	0.21	0.21	0.22	0.23
Expense savings from withdrawing from defined benefit pension plan (4)	0.38	0.32	0.28	0.24
Employee stock ownership plan (2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock awards (3)	(0.05)	(0.04)	(0.04)	(0.04)
Stock options (5)	(0.09)	(0.09)	(0.09)	(0.09)

Pro forma earnings per share (6)	$1.33	$1.14	$1.01	$0.89

Offering price to pro forma net earnings per share	7.52x	8.77x	9.90x	11.24x
Number of shares used in earnings per share calculations	753,801	886,825	1,019,849	1,172,826

At December 31, 2023
Stockholders’ equity:
Historical	$13,453	$13,453	$13,453	$13,453
Estimated net proceeds	6,425	7,850	9,275	10,914
Less: Withdrawal from defined benefit pension plan (7)	(1,263)	(1,263)	(1,263)	(1,263)
Less: Common stock acquired by employee stock ownership plan (2)	(565)	(665)	(765)	(879)
Less: Common stock acquired by stock-based benefit plans (3)	(242)	(285)	(328)	(377)

Pro forma stockholders’ equity (8)	$17,808	$19,090	$20,372	$21,848

Pro forma tangible equity (8)	$17,808	$19,090	$20,372	$21,848

Stockholders’ equity per share:
Historical	$16.66	$14.16	$12.31	$10.71
Estimated net proceeds	7.95	8.26	8.49	8.69
Less: Withdrawal from defined benefit pension plan (7)	(1.56)	(1.33)	(1.16)	(1.01)
Less: Common stock acquired by employee stock ownership plan (2)	(0.70)	(0.70)	(0.70)	(0.70)
Less: Common stock acquired by stock-based benefit plans (3)	(0.30)	(0.30)	(0.30)	(0.30)

Pro forma stockholders’ equity per share (8)	$22.05	$20.10	$18.65	$17.39

Pro forma tangible equity (8)	$22.05	$20.10	$18.65	$17.39

Pro forma price to book value	45.35%	49.75%	53.62%	57.50%
Pro forma price to tangible book value	45.35%	49.75%	53.62%	57.50%
Number of shares outstanding for pro forma book value per share calculations	807,500	950,000	1,092,500	1,256,375

(footnotes begin on following page)

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Assumes that 7% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of these tables, the funds used to acquire these shares are assumed to have been borrowed from Security Midwest Bancorp. Security Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Security Bank’s total annual payments are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Security Bank, the fair value of the common stock remains equal to the subscription price and the related expense reflects an effective tax rate of 28.5%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that (i) 1,413, 1,663, 1,912 and 2,198 shares were committed to be released during the six months ended June 30, 2024 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, (ii) 2,826, 3,325, 3,824 and 4,397 shares were committed to be released during the year ended December 31, 2023 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively and (iii) in accordance with ASC 718-40, only the shares committed to be released during the period were considered outstanding for purposes of earnings per share calculations.

(3)

If approved by stockholders, one or more stock-based benefit plans may purchase an aggregate number of shares of common stock equal to 3% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Security Midwest Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Security Midwest Bancorp. The tables assume that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 5% of the amount contributed to the stock-based benefit plans is amortized as an expense during the six months ended June 30, 2024, (iii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the year ended December 31, 2023 and (iv) the stock-based benefit plans expense reflects an effective tax rate of 28.5%. Assuming that shares of common stock equal to 3% of the shares sold in the offering are awarded from authorized but unissued shares, stockholders would have their ownership and voting interests diluted by approximately 2.91%.

(4)

Represents after-tax cost savings associated with the withdrawal from the multiple-employer defined benefit pension plan of approximately $56,000 for the six months ended June 30, 2024 and $287,000 for the year ended December 31, 2023, assuming an effective combined federal and state tax rate of 28.5%. The expense savings amount is derived from the elimination of the expense associated with funding the pension plan and reflects the actual funding contribution expense, as adjusted for income taxes, that was recorded in the respective periods and was based on certain actuarial analyses and assumptions. The actual pension plan contribution expense, before income taxes, was $78,000 for the six months ended June 30, 2024 and $401,000 for the year ended December 31, 2023.

(5)

If approved by stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant are $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model is $4.64 for each option, and the aggregate grant-date fair value of the stock options is amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not equal the $10.00 price per share. If a portion of the shares to satisfy the exercise of options is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming that all shares of common stock used to cover the exercise of stock options (equal to 10% of the shares sold in the offering) are authorized but unissued shares, stockholders would have their ownership and voting interests diluted by approximately 9.09%.

(6)

Earnings per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with applicable accounting standards for employee stock ownership plans, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See note 2, above.

(7)

Represents costs associated with the withdrawal from the multiple-employer defined benefit pension plan and the subsequent termination of pension benefits. We estimate that withdrawal from the plan would result in a $1.8 million charge to operations, a $1.3 million decrease in equity and a $1.3 million decrease in regulatory capital. The actual costs will not be known until the actual withdrawal from the defined benefit pension plan, and may exceed our estimates.

(8)

The retained income of Security Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Regulation and Supervision.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our financial information and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited and unaudited consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Security Bank provided in this prospectus.

Overview

Total assets were $219.6 million at June 30, 2024, an increase of $16.0 million, or 7.9%, over December 31, 2023. The increase was primarily comprised of an increase in cash and cash equivalents of $19.2 million, which was partially offset by decreases in investment securities of $2.3 million and in net loans of $872,000. Total assets were $203.6 million at December 31, 2023, a decrease of $18.7 million, or 8.4%, from $222.3 million at December 31, 2022. The decrease was primarily comprised of a decrease in cash and cash equivalents of $28.2 million to $33.8 million, which was partially offset by an increase in loans of $11.4 million.

Net income for the six months ended June 30, 2024 was $537,000, a decrease of $93,000, or 14.7%, compared to the six months ended June 30, 2023. The decrease in net income was primarily due to a $168,000 decrease in net interest income and a $158,000 decrease in noninterest income, which were partially offset by a $60,000 decrease in the provision for credit losses, a $146,000 decrease in noninterest expense and a $27,000 decrease in income taxes. Net income for the year ended December 31, 2023 was $684,000, a decrease of $164,000, or 19.3%, compared to the year ended December 31, 2022. The decrease in net income was primarily due to a $691,000 increase in the provision for credit losses, a $237,000 decrease in noninterest income and a $473,000 increase in noninterest expense, which were partially offset by a $1.2 million increase in net interest income, and a $65,000 decrease in income taxes.

Business Strategy

Highlights of our current business strategy include the following:

•

Grow our loan portfolio, subject to market conditions. We will continue to emphasize one- to four-family residential real estate lending for borrowers residing in our market area. In furtherance of that emphasis, we have hired a full-time mortgage lending officer to support these efforts. We also intend to increase our origination of commercial real estate loans and commercial and industrial loans in order to increase the yield of, and reduce the term to repricing of, our total loan portfolio. Our low-cost source of funds obtained through our CRB Program provides us with cash to originate higher levels of loans. As of June 30, 2024, $33.4 million, or 31.0%, of our total loan portfolio consisted of one- to four-family residential real estate loans, while $40.6 million, or 37.7%, consisted of commercial real estate loans and $11.5 million, or 10.7%, consisted of commercial and industrial loans. The additional capital raised in the offering will increase our commercial lending capacity by enabling us to both originate more commercial real estate and commercial and industrial loans as well as loans with larger balances. This will permit us to serve commercial borrowers with larger lending needs and to originate larger commercial loans than we have in the past. We also believe that our smaller size allows us to be more responsive to the needs of our customers. In addition, we have invested in enhanced technology, which we believe will assist us in growing our loan portfolio, as described below.

•

Increase our operating efficiencies while expanding our products and services. We believe that we can enhance our net income by controlling our operating expenses while still maintaining quality control over our operations and concurrently expanding the products and services we offer to customers. We have closely monitored and assessed the number of our employees in recent years, as improvements in technology have enabled us and should continue to enable us to operate more efficiently. We completed a core data processing system conversion in 2021, which better supports our technology needs and our business model, and which we believe should continue to provide financial benefits in the future by enabling us to expand the products and services that we can offer. Our smaller size allows us to be more responsive to the needs of our customers, both with respect to engaging in new business activities and with respect to customer service and responsiveness. In recent years we have focused on improving our third-party vendor management to reduce costs through better targeted assistance and a more thorough vendor engagement process. Our efficiency ratio (the ratio of non-interest expense divided by the sum of net interest income and non-interest income) was 82.77% and 80.15% for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively. We intend to improve our efficiency ratio going forward, providing for related increases in net income due to reduced non-interest expense as a percentage of total interest income and non-interest income.

•

Grow our CRB Program. In 2018, we implemented our CRB Program, and we intend to continue to grow this program modestly going forward. Through our CRB Program, we provide deposit and cash-management services to customers that are licensed by their applicable state to conduct business in the cannabis industry as cultivators and dispensaries (collectively, “cannabis organizations”). We currently offer depository accounts to customers operating licensed cannabis businesses in the States of Illinois, Michigan, and Ohio. We consider geographic expansion based on competitive matters and the needs of our current customers.

In December 2022, we initiated lending to cannabis organizations and their associated real estate entities (secured by commercial real estate where the cannabis organization operates). We underwrite these loans under stringent guidelines (i.e. we do not assume potential revenue growth, but we do assume any potential negative effects of heightened cannabis regulations). We also generate traditional banking business from affiliates of cannabis organizations, including their owners. This includes personal loans and deposits, all of which are provided pursuant to our regular banking practices. We maintain stringent written policies and procedures related to cannabis organizations, including monitoring such customers’ accounts. We limit the number of CRB relationships (which may include multiple cannabis organizations or individuals) from which we accept deposits (our current limit is 35) and limit maximum deposits from any one cannabis organization by assessing off-balance sheet opportunities to reduce our risk, such as by placing excess deposits with other financial institutions.

We conduct extensive due diligence of a cannabis organization before its business is accepted, including confirmation that the business is properly licensed. Throughout the relationship, we continue the monitoring of the cannabis organization, including site visits, to ensure that the business continues to meet our stringent requirements.

At June 30, 2024, deposit balances from CRB customers were approximately $54.8 million, or 26.8% of total deposits. At June 30, 2024, one individual customer accounted for more than 10% of total deposits, holding $27.9 million of deposits, or 13.6% of total deposits at that date. Fee income from CRB customers for the six months ended June 30, 2024 and the year ended December 31, 2023 was $471,000 and $1.0 million, respectively, totaling 52.4% and 51.5% of non-interest income for these periods, and includes both account maintenance fees and cash-counting fees. At June 30, 2024, loan balances from CRB customers and their associated real estate entities were approximately $20.3 million, or 18.9%, of our total loan portfolio, and we recognized loan fees of $8,000 for loans to CRB customers and their associated real estate entities for the six months ended June 30, 2024. At June 30, 2024, all of our loans to CRB customers and their associated real estate entities were performing in accordance with their contractual terms.

•

Manage credit risk to maintain a low level of nonperforming assets. We believe that maintaining strong asset quality is paramount to our long-term success. Beginning in 2018, we enhanced our credit review process by upgrading our loan approval and underwriting policies, hiring a full-time credit officer, updating our outside annual credit review for all commercial real estate and commercial and industrial loans and enhancing the automation of our credit review process. We further enhanced this process by hiring a new chief lending officer in December 2022. We also limit credit risk by utilizing an internal loans-to-one-borrower limitation of 70% of our regulatory limit. At June 30, 2024, our regulatory loans-to-one borrower limit was $4.7 million, resulting in an internal limit under our policy of $3.2 million. At June 30, 2024, our ratio of non-performing loans to total loans was 1.56%, while our ratio of non-performing loans to total assets was 0.76%. These ratios were 3.73% and 2.00% at December 31, 2023, respectively.

•

Increase core deposits. We will continue to emphasize increasing “core deposits,” such as statement savings accounts, money market accounts and demand deposits, including regular and commercial checking accounts. Core deposits provide a stable source of funds to support loan growth at costs consistent with enhancing our interest rate spread and net interest margin, and provide the liquidity we require to support our CRB operations. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. At June 30, 2024, $154.6 million, or 75.6% of our deposits, were considered core deposits. We intend to attract and retain core deposits by growing our CRB Program, offering competitive products that meet the full-service banking needs of our customers, by emphasizing quality customer service, and through our convenient locations and advertising and promotions programs. Our core data processing system conversion, discussed above, enhanced the tools that we can offer customers to assist in managing their funds. Furthermore, we believe growing our commercial real estate and commercial and industrial loans will help grow our core deposits as we would emphasize servicing an entire banking relationship as opposed to just the underlying loans.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company, increased costs related to potential expansion of the franchise, the increased compensation expense associated with the purchase of shares of common stock by our employee stock ownership plan as well as the implementation of one or more stock-based benefit plans, if approved by our stockholders, no earlier than six months after the completion of the conversion. For further information, see “Summary—Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion;” “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our expenses, which will reduce our net income;” and “Management —Benefits to be Considered Following Completion of the Stock Offering.”

In addition, following the conversion, we expect to incur a non-recurring expense to withdraw from the multiple-employer defined benefit pension plan in which we participate. We estimate that withdrawing from the plan and the subsequent termination of pension benefits would result in a $1.8 million pre-tax charge to operations, a $1.3 million decrease in equity, a $1.3 million decrease in regulatory capital and annual pre-tax cost savings of $156,000 ($112,000 after-tax cost savings), based upon our annualized costs for the six months ended June 30, 2024. However, the timing of the withdrawal from the plan will depend on our post conversion capital levels and needs, our evaluation of future interest rates and annuity cost trends, and the estimated cost to withdraw from the plan, as it may change from time to time.

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with generally accepted accounting principles used in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use with respect to critical accounting policies are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company,” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Credit Losses. The allowance for credit losses is the estimated amount considered necessary to cover expected, but unconfirmed, credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for credit losses which is charged against income. In determining the allowance for credit losses, we make significant estimates and have identified this policy as one of our most critical accounting policies.

We adopted Accounting Standards Update No. 2016-13, “Current Expected Credit Losses” (CECL), effective January 1, 2023. The adoption of CECL resulted in a $240,000 increase in the level of the allowance for credit losses (consisting of $242,000 for the allowance for credit losses on loans and a $2,000 reduction to the allowance on off-balance sheet items).

We perform a quarterly evaluation of the allowance for credit losses. Our determination of the adequacy of the allowance for credit losses is based on the assessment of the expected credit losses on loans over the expected life of the loans. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

In accordance with the provisions of the accounting standards under CECL, we estimate the allowance for credit losses balance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience of a defined peer group, by affiliate, paired with economic forecasts, provide the basis for the quantitatively modeled estimates of expected credit losses. We adjust our quantitative model, as necessary, to reflect conditions not already considered by the quantitative model. These adjustments are commonly known as the qualitative factors.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. We use the average historical loss method to measure the quantitative portion of the allowance for credit losses over the forecast and reversion periods.

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not also included in the collective evaluation. When we determine that foreclosure is probable, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.

Prior to January 1, 2023, we calculated the allowance for loan losses under the probable incurred methodology. Using this methodology, the analysis had two components, specific and general allowances. The specific percentage allowance was for unconfirmed losses related to loans that were determined to be impaired. Impairment was measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan was less than the loan’s carrying value, a charge was recorded for the difference.

The general allowance, which was for loans reviewed collectively, was determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyzed historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis established historical loss percentages and qualitative factors that were applied to the loan groups to determine the amount of the allowance for loan losses necessary for loans that were reviewed collectively. The qualitative component was critical in determining the allowance for loan losses as certain trends may have indicated the need for changes to the allowance for loan losses based on factors beyond the historical loss history. Not incorporating a qualitative component could have misstated the allowance for loan losses. Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

Deferred Tax Assets. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Determining the proper valuation allowance for deferred taxes is critical in properly valuing the deferred tax asset and the related recognition of income tax expense or benefit. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets.

Fair Value Measurements. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. We estimate the fair value of a financial instrument and any related asset impairment using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, we estimate fair value. These estimates are subjective in nature and imprecision in estimating these factors can impact the amount of gain or loss recorded. A more detailed description of the fair values measured at each level of the fair value hierarchy and the methodology we utilize can be found in Notes 6 and 13 of the Unaudited and Audited Consolidated Financial Statements, respectively — “Disclosures About Fair Value of Assets and Liabilities.”

Comparison of Financial Condition at June 30, 2024 and December 31, 2023

Total assets. Total assets were $219.6 million at June 30, 2024, an increase of $16.0 million, or 7.9%, from December 31, 2023. The increase was primarily comprised of an increase in cash and cash equivalents of $19.2 million, which was partially offset by decreases in investment securities of $2.3 million and in net loans of $872,000.

Cash and cash equivalents. Cash and cash equivalents increased by $19.2 million, or 56.8%, to $53.0 million at June 30, 2024 from $33.8 million at December 31, 2023. The increase was due primarily to an increase in deposits.

Investment securities. Investment securities, comprised of both available for sale and held to maturity securities, decreased $2.3 million, or 4.6%, to $48.4 million at June 30, 2024 from $50.7 million at December 31, 2023. The decrease was due primarily to maturities and repayments of investments totaling $2.0 million and the effects of a $182,000 increase in the gross unrealized loss on securities available for sale during the six months ended June 30, 2024, to a total unrealized loss of $6.5 million at June 30, 2024 compared to $6.3 million at December 31, 2023. At June 30, 2024 and December 31, 2023, investment securities held to maturity consisted solely of certificates of deposit totaling $1.2 million and $2.2 million, respectively.

Gross loans. Loans decreased by $1.6 million, or 1.5%, to $107.6 million at June 30, 2024 compared to $109.2 million at December 31, 2023. During the six months ended June 30, 2024, loan originations totaled $8.4 million, a decrease of $10.6 million, or 55.6%, compared to the loan origination volume of $19.0 million for the six months ended June 30, 2023. Such amounts included loans originated for sale totaling $1.1 million for the six months ended June 30, 2024, compared to $1.0 million for the six months ended June 30, 2023. However, we did not have any loans held for sale at June 30, 2024 or December 31, 2023.

During the six months ended June 30, 2024, the decrease in our loan portfolio was primarily due to the following: commercial real estate loans decreased $1.2 million, or 2.9%, to $40.6 million at June 30, 2024; farmland loans decreased by $785,000, or 18.8% to a total of $3.4 million at June 30, 2024; and consumer loans decreased by $974,000, or 13.5% to a total of $6.2 million at June 30, 2024. These decreases were partially offset by an increase in construction and development loans of $1.7 million, or 29.2% to a total of $7.6 million at June 30, 2024 and an increase in commercial and industrial loans of $178,000, or 1.6%, to a total of $11.5 million at June 30, 2024.

Increases in market interest rates that began during 2022 and continued through 2023 resulted in the slowing of our loan demand compared to prior years. Our strategy is to grow our loan portfolio, with a focus on owner-occupied one- to four-family residential real estate loans and commercial loans (both commercial real estate and commercial and industrial).

Deposits. Deposits increased by $26.4 million, or 14.8%, to $204.5 million at June 30, 2024 from $178.1 million at December 31, 2023. The increase was due primarily to an increase in certificates of deposit, which increased $18.7 million, or 60.1%, to $49.8 million at June 30, 2024 from $31.1 million at December 31, 2023. This increase was due primarily to depositors’ preference for the higher yields offered on certificate accounts during recent periods of rising interest rates. In addition, core deposits (consisting of demand, both retail and commercial, and savings deposits) increased $7.6 million, or 5.2%, to $154.6 million at June 30, 2024 compared to $147.0 million at December 31, 2023.

At each of June 30, 2024 and December 31, 2023, we had a concentration of commercial demand deposits from CRB customers. These deposits totaled $54.8 million and $47.0 million at these respective dates.

During the six months ended June 30, 2024, we continued our strategy of pursuing growth in demand accounts and other lower cost core deposits, in part by enhancing the products and services we offer, including mobile banking capabilities, expanding our offering of cannabis-related business services into other states, and streamlining commercial banking services through enhanced cash management and treasury management services. We intend to continue our efforts to increase our core deposit base, with an emphasis on growth in consumer and business demand deposits.

Borrowings. We had no outstanding advances from the Federal Home Loan Bank at June 30, 2024, compared to $10.5 million from December 31, 2023. Advances were repaid using funds from our growth in deposits during the six months ended June 30, 2024.

Equity. Equity increased $407,000, or 3.0%, to $13.9 million at June 30, 2024 compared to December 31, 2023. The increase was due to net income of $537,000 during the six months ended June 30, 2024, partially offset by an increase in accumulated other comprehensive loss of $130,000, or 2.9%.

Comparison of Financial Condition at December 31, 2023 and December 31, 2022

Total assets. Total assets were $203.6 million at December 31, 2023, a decrease of $18.7 million, or 8.4%, from $222.3 million at December 31, 2022. The decrease was primarily comprised of a decrease in cash and cash equivalents of $28.2 million, which was partially offset by an increase in gross loans of $11.4 million.

Cash and cash equivalents. Cash and cash equivalents decreased by $28.2 million, or 45.5%, to $33.8 million at December 31, 2023 from $62.0 million at December 31, 2022. The decrease was due primarily to cash being used to fund deposit outflow.

Time deposits. Time deposits decreased by $1.0 million during the year ended December 31, 2023, as the remaining time deposits matured during the year and were not renewed.

Investment securities. Investment securities, comprised of both available for sale and held to maturity securities, increased $130,000, or 0.3%, to $50.7 million at December 31, 2023 from $50.6 million at December 31, 2022. The decrease was due primarily to calls, maturities and repayments of investments totaling $4.0 million, which were partially offset by purchases of $3.2 million and the effects of a $1.3 million improvement in the gross unrealized losses on securities in 2023, to a total of $6.3 million at December 31, 2023 compared to $7.6 million at December 31, 2022. At December 31, 2023 and 2022, investment securities held to maturity consisted solely of certificates of deposit totaling $2.2 million and $3.2 million, respectively.

Gross loans. Total loans increased by $11.4 million, or 11.7%, to $109.2 million at December 31, 2023 compared to $97.8 million at December 31, 2022. During the year ended December 31, 2023, loan originations totaled $37.3 million, an increase of $18.6 million, or 99.8%, from loan origination volume of $18.7 million for the year ended December 31, 2022. Such amounts included loans originated for sale totaling $2.0 million for the year ended December 31, 2023, a decrease of $2.2 million, or 52.8%, from the $4.2 million total for the year ended December 31, 2022. However, we did not have any loans held for sale at December 31, 2023 or December 31, 2022.

During the year ended December 31, 2023, the decrease in our loan portfolio was primarily due to the following: commercial real estate loans increased $9.6 million, or 29.8%, to $41.8 million at December 31, 2023; construction and development loans increased by $4.7 million, or 373.6% to a total of $5.9 million at December 31, 2023; and consumer loans increased by $1.3 million, or 22.4% to a total of $7.2 million at December 31, 2023. These increases were partially offset by a decrease in residential real estate loans of $1.3 million, or 3.8%, to $33.7 million at December 31, 2023 and a decrease in commercial and industrial loans of $2.9 million, or 20.7%, to a total of $11.3 million at December 31, 2023. Our strategy is to grow our loan portfolio, with a focus on owner-occupied one- to four-family residential real estate loans and commercial loans (both commercial real estate and commercial and industrial).

Deposits. Deposits decreased by $30.6 million, or 14.7%, to $178.1 million at December 31, 2023 from $208.7 million at December 31, 2022. The decrease was due primarily to a decrease of $47.5 million, or 24.4% in core deposits (consisting of demand and savings deposits), to $147.0 million at December 31, 2023 compared to December 31, 2022. The decrease in core deposits was primarily attributable to a $27.6 million, or 37.0%, decrease in deposits from customers in the cannabis industry, of which $22.9 million represented a decrease of the deposit balances by one depositor in that segment. Certificates of deposit increased $16.8 million, or 117.8%, to $31.1 million at December 31, 2023 from $14.3 million at December 31, 2022. This increase was due primarily to depositors’ preference for the higher yields offered on certificate accounts during recent periods of rising interest rates.

At each of December 31, 2023 and 2022, we had a concentration of commercial demand deposits from customers legally engaged in cannabis-related businesses. These deposits totaled $47.0 million and $74.6 million at those respective dates.

During the year ended December 31, 2023, we continued our strategy of pursuing growth in demand accounts and other lower cost core deposits, in part by enhancing the products and services we offer, including mobile banking capabilities, expanding our offering of cannabis-related business services into other states, and streamlining commercial banking services through enhanced cash management and treasury management services. We intend to continue our efforts to increase our core deposit base, with an emphasis on growth in consumer and business demand deposits.

Borrowings. Advances from the Federal Home Loan Bank totaled $10.5 million at December 31, 2023, while we had no advances outstanding at December 31, 2022. Proceeds from advances were used primarily to fund loan growth as excess cash was used to fund deposit outflows during the year. The advances matured in January 2024.

Equity. Equity increased $1.4 million, or 11.7%, to $13.5 million at December 31, 2023 compared to December 31, 2022. Retained earnings increased $512,000, as net income of $684,000 was partially offset by a charge of $172,000 due to our adoption of ASC 326 with respect to the allowance for credit losses. Additionally, accumulated other comprehensive loss decreased by $896,000 to $4.5 million at December 31, 2023.

Comparison of Operating Results for the Six Months Ended June 30, 2024 and 2023

General. Net income for the six months ended June 30, 2024 was $537,000, a decrease of $93,000, or 14.7%, compared to the six months ended June 30, 2023. The decrease in net income was primarily due to a $168,000 decrease in net interest income and a $158,000 decrease in noninterest income, which were partially offset by a $60,000 decrease in the provision for credit losses, a $146,000 decrease in noninterest expenses and a $27,000 decrease in income taxes.

Interest income. Interest income increased $1.0 million, or 27.2%, to $4.8 million for the six months ended June 30, 2024 from $3.8 million for the six months ended June 30, 2023. This increase was attributable to an $806,000, or 34.2%, increase in interest on loans; a $27,000, or 4.1%, increase in interest on investment securities and a $187,000, or 25.4%, increase in interest on interest-bearing deposits and other assets, which increases were primarily due to increases in the yields earned on such assets.

The average balance of loans increased by $10.2 million, or 10.4%, during the six months ended June 30, 2024 over the average balance for the six months ended June 30, 2023, while the average yield on loans increased by 103 basis points to 5.82% for the six months ended June 30, 2024 from 4.79% for the six months ended June 30, 2023. The increase in the average yield was due to increases in market interest rates.

The average balance of investment securities decreased $3.4 million, or 5.7%, to $56.2 million for the six months ended June 30, 2024 from $59.7 million for the six months ended June 30, 2023, while the average yield on investment securities increased by 23 basis points to 2.47% for the six months ended June 30, 2024 from 2.24% for the six months ended June 30, 2023. The increase in the average yield was due to increases in market interest rates.

The average yield on interest-bearing deposits and other assets, comprised primarily of certificates of deposit in other financial institutions, overnight deposits and stock in the Federal Home Loan Bank, increased 86 basis points, to 4.90% for the six months ended June 30, 2024 from 4.04% for the six months ended June 30, 2023, while the average balance increased $1.2 million, or 3.4%, for the six months ended June 30, 2024. The increase in the average yield was due to increases in market interest rates.

Interest Expense. Total interest expense increased $1.2 million, or 615.2%, to $1.4 million for the six months ended June 30, 2024 compared to $193,000 for the six months ended June 30, 2023. The increase was comprised of a $1.2 million, or 613.5%, increase in interest expense on deposits and a $3,000 increase in interest expense on borrowings. The increase in interest expense on deposits was primarily due to an increase of 191 basis points in the average cost of deposits to 2.25% for the six months ended June 30, 2024 from 0.34% for the six months ended June 30, 2023 and, to a lesser extent, an increase of $9.6 million, or 8.5%, in the average balance of deposits, to $122.4 million for the six months ended June 30, 2024 from $112.7 million for the six months ended June 30, 2023.

Interest expense on borrowings increased $3,000 for the six months ended June 30, 2024, as the Bank had no borrowings outstanding during the six months ended June 30, 2023. The average borrowings outstanding was $117,000 and the average cost of borrowings was 5.13% for the six months ended June 30, 2024.

Net Interest Income. Net interest income decreased $168,000, or 4.7%, to $3.4 million for the six months ended June 30, 2024 compared to $3.6 million for the six months ended June 30, 2023. The decrease reflected a decrease in the interest rate spread to 2.46% for the six months ended June 30, 2024 from 3.52% for the six months ended June 30, 2023. The net interest margin decreased to 3.35% for the six months ended June 30, 2024 from 3.66% for the six months ended June 30, 2023. The interest rate spread and net interest margin were adversely impacted by the increases in market interest rates.

Provision for Credit Losses. Based on an analysis of the factors described in “—Critical Accounting Policies—Allowance for Credit Losses,” we did not record a provision for credit losses for the six months ended June 30, 2024, compared to a provision of $60,000 for the six months ended June 30, 2023. The allowance for credit losses was $1.4 million at June 30, 2024 and $2.2 million at December 31, 2023 and represented 1.26% of total loans at June 30, 2024 and 1.97% of total loans at December 31, 2023.

The decrease in the provision for credit losses was primarily attributable to a $1.6 million, or 1.5%, decrease in gross loans outstanding during the six months ended June 30, 2024, along with decreases in nonperforming and delinquent loans year-to-year. Total nonperforming loans were $1.7 million at June 30, 2024, compared to $2.0 million at June 30, 2023. Total loans past due 30 days or greater were $2.0 million and $2.4 million at those respective dates. As a percentage of nonperforming loans, the allowance for credit losses was 81.1% at June 30, 2024 compared to 68.0% at June 30, 2023.

Our estimates and assumptions used in the determination of the adequacy of the allowance could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions. Any such increase in future provisions that may be required may adversely impact our financial condition and results of operations.

Non-Interest Income. Noninterest income information is as follows.

	Six Months Ended June 30,		Change
	2024	2023	Amount	Percent
	(Dollars in thousands)
Service fees on deposit accounts	$525	$685	$(160)	(23.4)%
Debit card fees	209	209	—	—
Mortgage loan servicing fees, net	69	79	(10)	(12.7)
Gain on sale of loans	19	16	3	(18.8)
Brokerage fees	—	13	(13)	(100.0)
Other	77	54	23	42.6

Total noninterest income	$899	$1,056	$(157)	(14.9)%

The decrease in service fees on deposits was due primarily to a decrease in the volume of monthly maintenance fees and cash counting service fees due to a significant decline in our largest CRB account between the periods. The decrease was partially offset by an increase in the overall number of CRB accounts period over period, as we have focused on expanding our relationship base to smaller customers.

Noninterest Expense. Noninterest expense information is as follows.

	Six Months Ended June 30,		Change
	2024	2023	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$2,022	$2,085	$(63)	(3.0)%
Occupancy expense	275	278	(3)	(1.1)
Data processing fees	278	256	(22)	8.6
FDIC insurance premiums	63	67	(4)	(6.0)
Advertising	64	68	(4)	(5.9)
Directors fees	49	48	1	2.1
Debit card expense	37	34	3	8.8
Professional fees	316	397	(81)	(20.4)
Telephone and internet	65	67	(2)	(3.0)
Other	387	402	(15)	(3.7)

Total noninterest expense	$3,556	$3,702	$(146)	(3.9)%

The decrease in salaries and employee benefits was due primarily to a decrease in expense related to the multiple employer defined benefit plan in which we participate, as we elected not to make an additional voluntary payment due to the effect of the increase in interest rates on the funding status of the plan, which was partially offset by an increase in our management staffing and normal annual merit increases. The decrease in professional fees was due primarily to a write-off of certain capitalized fees totaling $106,000 incurred for previous services related to our mutual-to-stock conversion process in the prior year. The increase in data processing was due primarily to our overall growth.

Income Taxes. Income taxes decreased by $27,000, or 11.7%, to $203,000 for the six months ended June 30, 2024, compared to the six months ended June 30, 2023. The decrease in the income tax provision was due primarily to a $120,000, or 13.9% decrease in pretax income. The effective tax rates were 27.5% and 26.8% for the six months ended June 30, 2024 and 2023, respectively.

Comparison of Operating Results for the Years Ended December 31, 2023 and 2022

General. Net income for the year ended December 31, 2023 was $684,000, a decrease of $164,000, or 19.3%, compared to the year ended December 31, 2022. The decrease in net income was primarily due to a $691,000 increase in the provision for credit losses, a $237,000 decrease in noninterest income and a $473,000 increase in noninterest expenses, which were partially offset by a $1.2 million increase in net interest income, and a $65,000 decrease in income taxes.

Interest Income. Interest income increased $1.9 million, or 31.0%, to $8.0 million for the year ended December 31, 2023 from $6.1 million for the year ended December 31, 2022. This increase was attributable to a $1.1 million, or 25.5%, increase in interest on loans; a $455,000, or 49.4%, increase in interest on investment securities and a $342,000, or 37.7%, increase in interest on interest-bearing deposits and other assets, all of which increases were primarily due to increases in the yields on such assets.

The average balance of loans increased by $2.5 million, or 2.5%, during the year ended December 31, 2023 over the average balance for the year ended December 31, 2022, while the average yield on loans increased by 95 basis points to 5.15% for the year ended December 31, 2023 from 4.20% for the year ended December 31, 2022. The increase in the average yield on loans was due primarily to the overall increases in market interest rates.

The average balance of investment securities decreased $3.1 million, or 5.0%, to $58.8 million for the year ended December 31, 2023 from $61.9 million for the year ended December 31, 2022, while the average yield on investment securities increased by 85 basis points to 2.34% for the year ended December 31, 2023 from 1.49% for the year ended December 31, 2022. The increase in the average yield on securities was due primarily to the overall increases in market interest rates.

The average yield on interest-bearing deposits and other assets, comprised primarily of certificates of deposit in other financial institutions, overnight deposits and stock in the Federal Home Loan Bank, increased 295 basis points, to 4.38% for the year ended December 31, 2023 from 1.43% for the year ended December 31, 2022, while the average balance decreased $35.0 million, or 55.1%, for the year ended December 31, 2023. The increase in the average yield was due to increases in market interest rates.

Interest Expense. Total interest expense increased $710,000, or 318.8%, to $933,000 for the year ended December 31, 2023 compared to $223,000 for the year ended December 31, 2022. The increase was comprised of a $515,000, or 230.9%, increase in interest expense on deposits and a $196,000 increase in interest expense on borrowings. The increase in interest expense on deposits was primarily due to an increase of 46 basis points in the average cost of deposits to 0.67% for the year ended December 31, 2023 from 0.21% for the year ended December 31, 2022 and a $4.2 million, or 4.0%, in the average balance of deposits, to $110.0 million for the year ended December 31, 2023 from $105.8 million for the year ended December 31, 2022.

Interest expense on borrowings increased $196,000 for the year ended December 31, 2023, as we had no borrowings outstanding during the year ended December 31, 2022. The average balance of borrowings outstanding was $3.5 million and the average cost of borrowings was 5.65% for the year ended December 31, 2023.

Net Interest Income. Net interest income increased $1.2 million, or 20.0%, to $7.0 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase reflected an increase in the interest rate spread to 3.35% for the year ended December 31, 2023 from 2.47% for the year ended December 31, 2022. The net interest margin increased to 3.68% for the year ended December 31, 2023 from 2.59% for the year ended December 31, 2022. The interest rate spread and net interest margin were impacted by the increases in market interest rates.

Provision for Credit Losses. Based on an analysis of the factors described in “—Critical Accounting Policies—Allowance for Credit Losses,” we recorded a provision for credit losses of $872,000 for the year ended December 31, 2023, an increase of $691,000, or 381.3%, from the year ended December 31, 2022. The allowance for credit losses, which included an increase of $240,000 upon adoption of ASC 326 effective January 1, 2023, was $2.2 million at December 31, 2023 and $1.1 million at December 31, 2022 and represented 1.98% of total loans at December 31, 2023, and 1.13% of total loans at December 31, 2022.

The increase in the provision for credit losses was primarily attributable to an $11.4 million, or 11.6%, increase in gross loans during the year ended December 31, 2023, along with increases in nonperforming and delinquent loans year-to-year. Total nonperforming loans were $4.1 million at December 31, 2023, compared to $2.3 million at December 31, 2022. Total loans past due 30 days or greater were $4.0 million and $3.2 million at those respective dates. As a percentage of nonperforming loans, the allowance for credit losses was 52.9% at December 31, 2023 compared to 48.6% at December 31, 2022.

Our estimates and assumptions used in the determination of the adequacy of the allowance could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions. Any such increase in future provisions that may be required may adversely impact our financial condition and results of operations.

Non-Interest Income. Noninterest income information is as follows.

	Years Ended December 31,		Change
	2023	2022	Amount	Percent
	(Dollars in thousands)
Service fees on deposit accounts	$1,235	$1,413	$(178)	(12.6)%
Debit card fees	429	432	(3)	(0.7)
Mortgage loan servicing fees, net	147	157	(10)	(6.4)
Gain on sale of loans	37	87	(50)	(57.5)
Brokerage fees	23	97	(74)	(76.3)
Gain (loss) on sale of real estate owned	3	(74)	77	104.1
Other	129	128	1	0.8

Total noninterest income	$2,003	$2,240	$(237)	(10.6)%

The decrease in service fees on deposits was due primarily to a decrease in volume of monthly maintenance fees and cash counting service fees due to a significant decline in our largest CRB account during 2023. The decrease was partially offset by an increase in the overall number of CRB accounts year over year, as we have focused on expanding our relationship base to smaller customers. The decrease in gains on sales of loans was due to a $2.4 million, or 54.4%, decrease in the volume of sales year over year, primarily as a result of the increase in market interest rates.

Noninterest Expense. Noninterest expense information is as follows.

	Years Ended December 31,		Change
	2023	2022	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$4,023	$3,770	$253	6.7%
Occupancy expense	573	499	74	14.8
Data processing	514	602	(88)	(14.6)
FDIC insurance premiums	139	137	2	1.5
Advertising	145	105	40	38.1
Director fees	96	97	(1)	(1.0)
Debit card expense	71	51	20	39.2
Professional fees	709	563	146	25.9
Telephone and internet	135	120	15	12.5
Other	834	822	12	1.5

Total noninterest expense	$7,239	$6,766	$473	7.0%

The increase in salaries and employee benefits was due primarily to an increase in our management staffing along with normal annual merit increases. The increase in occupancy and equipment expense was due primarily to increases in expenses for repairs to office buildings and increases in depreciation expense due to improvements made in 2023 and 2022. The increase in professional fees was due primarily to a write-off of certain capitalized fees totaling $106,000 incurred for previous services related to our mutual-to-stock conversion process in the prior year. The decrease in data processing expense was due primarily to cost savings realized related to a change in our primary data processing service provider.

Income Taxes. Income taxes decreased by $65,000, or 21.6%, to $238,000 for the year ended December 31, 2023, compared to $303,000 for the year ended December 31, 2022. The decrease in the income tax provision was due primarily to a $229,000, or 19.9% decrease in pretax income. The effective tax rates were 25.8% and 26.3% for the years ended December 31, 2023 and 2022, respectively.

Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are daily average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Deferred loan fees were immaterial for the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023 and 2022.

	For the Six Months Ended June 30,
	2024			2023
	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$108,661	$3,161	5.82%	$98,427	$2,355	4.79%
Investment securities	56,243	694	2.47%	59,668	667	2.24%
Interest-bearing deposits and other	37,722	924	4.90%	36,477	736	4.04%

Total interest-earning assets	202,626	4,779	4.72%	194,572	3,758	3.86%
Non-interest-earning assets	7,477			9,009
Allowance for credit losses	(1,901)			(1,110)

Total assets	$208,202			$202,471

Interest-bearing liabilities:
Interest-bearing demand	$52,681	405	1.54%	$64,740	107	0.33%
Savings accounts	28,023	36	0.26%	33,398	16	0.10%
Certificates of deposit	41,647	938	4.50%	14,579	70	0.96%

Total interest-bearing deposits	122,351	1,379	2.25%	112,717	193	0.34%
Borrowings	117	3	5.13%	—	—	—

Total interest-bearing liabilities	122,468	1,382	2.26%	112,717	193	0.34%

Non-interest-bearing deposits	61,104			74,167
Other non-interest-bearing liabilities	11,300			2,567

Total liabilities	194,872			189,451
Equity	13,330			13,020

Total liabilities and equity	$208,202			$202,471

Net interest income		$3,397			$3,565

Net interest rate spread (2)			2.46%			3.52%
Net interest-earning assets (3)	$80,158			$81,855

Net interest margin (4)			3.35%			3.66%
Average interest-earning assets to interest-bearing liabilities	165.45%			172.62%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Years Ended December 31,
	2023			2022
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$103,634	$5,339	5.15%	$101,152	$4,253	4.20%
Investment securities	58,824	1,376	2.34%	61,899	922	1.49%
Interest-bearing deposits and other	28,493	1,247	4.38%	63,466	905	1.43%

Total interest-earning assets	190,951	7,962	4.17%	226,517	6,080	2.68%
Non-interest-earning assets	9,075			9,718
Allowance for credit losses	(1,254)			(1,156)

Total assets	$198,772			$235,079

Interest-bearing liabilities:
Interest-bearing demand	$60,040	294	0.49%	$54,258	99	0.18%
Savings accounts	32,096	48	0.15%	35,306	33	0.09%
Certificates of deposit	17,879	396	2.21%	16,226	91	0.56%

Total interest-bearing deposits	110,015	738	0.67%	105,790	223	0.21%
Borrowings	3,467	196	5.65%	—	—	—

Total interest-bearing liabilities	113,482	934	0.82%	105,790	223	0.21%

Non-interest-bearing deposits	69,871			112,948
Other non-interest-bearing liabilities	2,816			2,474

Total liabilities	186,169			221,212
Equity	12,603			13,867

Total liabilities and equity	$198,772			$235,079

Net interest income		$7,028			$5,857

Net interest rate spread (1)			3.35%			2.47%
Net interest-earning assets (2)	$77,469			$120,727

Net interest margin (3)			3.68%			2.59%
Average interest-earning assets to interest-bearing liabilities	168.27%			214.12%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Six Months Ended June 30, 2024 vs. 2023			Years Ended December 31, 2023 vs. 2022
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$262	$544	$806	$107	$979	$1,086
Investment securities	(39)	66	27	(48)	502	454
Interest-bearing deposits and other	26	162	188	(716)	1,058	342

Total interest-earning assets	249	772	1,021	(657)	2,539	1,882

Interest-bearing liabilities:
Interest-bearing demand	(24)	322	298	12	183	195
Savings accounts	(3)	23	20	(3)	18	15
Certificates of deposit	291	577	868	10	295	305
Borrowings	3	—	3	196	—	196

Total interest-bearing liabilities	267	922	1,189	215	496	711

Change in net interest income	$(18)	$(150)	$(168)	$(872)	$2,043	$1,171

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage the impact of changes in market interest rates on net interest income and capital. We have an Asset/Liability and Investment Committee that is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. The Committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

As part of our ongoing asset-liability management, we intend to use the following strategies to manage our interest rate risk:

(i)	increase our commercial loan portfolio (commercial and industrial loans as well as commercial real estate loans) with shorter term, higher yielding loan products;

(ii)	emphasize the marketing of our savings, money market and demand accounts;

(iii)	continue to maintain a high level of cash and cash equivalents; and

(iv)	invest in short- to medium-term to repricing and/or maturity securities depending on market interest rates.

Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a 12-month period. We then calculate what the net interest income would be for the same period under the assumptions that the United States Treasury yield curve increases or decreases instantaneously by up to 400 basis points, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

The tables below sets forth, as of June 30, 2024 and December 31, 2023, the calculation of the estimated changes in our net interest income that would result from the designated instantaneous changes in the United States Treasury yield curve.

At June 30, 2024
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$9,167	12.0%
+300	8,959	9.4%
+200	8,714	6.4%
+100	8,475	3.5%
Level	8,188	—
-100	7,780	(5.0)%
-200	7,247	(11.5)%
-300	6,436	(21.4)%
-400	5,678	(30.7)%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

At December 31, 2023
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$8,496	7.9%
+300	8,380	6.4%
+200	8,224	4.4%
+100	8,078	2.6%
Level	7,875	—
-100	7,416	(5.8)%
-200	6,800	(13.7)%
-300	6,049	(23.2)%
-400	5,508	(30.1)%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

The tables above indicate that at June 30, 2024, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced a 6.4% increase in net interest income, and in the event of an instantaneous parallel 200 basis point decrease in interest rates, we would have experienced an 11.5% decrease in net interest income and at December 31, 2023, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced a 4.4% increase in net interest income, and in the event of an instantaneous parallel 200 basis point decrease in interest rates, we would have experienced a 13.7% decrease in net interest income. At December 31, 2022, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced a 15.09% increase in net interest income, and in the event of an instantaneous parallel 200 basis point decrease in interest rates, we would have experienced a 24.78% decrease in net interest income.

Net Economic Value. We also compute amounts by which the net present value of our assets and liabilities (economic value of equity, or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases or decreases instantaneously by up to 400 basis points, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The table below sets forth, as of June 30, 2024, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At June 30, 2024
Change in Interest Rates (basis points) (1)	Estimated EVE (2)			EVE as a Percentage of Present Value of Assets (3)
		Estimated Increase (Decrease) in EVE		EVE Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
(Dollars in thousands)
+400	$46,287	$1,543	3.45%	23.90%	300
+300	46,706	1,962	4.38%	23.53%	263
+200	46,627	1,883	4.21%	22.92%	202
+100	46,171	1,427	3.19%	22.11%	121
—	44,744	—	—	20.90%	—
-100	43,785	(959)	(2.14)%	19.98%	(92)
-200	36,920	(7,824)	(17.49)%	16.45%	(445)
-300	28,472	(16,272)	(36.37)%	12.42%	(848)
-400	17,895	(26,849)	(60.01)%	7.55%	(1,335)

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The table below sets forth, as of December 31, 2023, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At December 31, 2023
Change in Interest Rates (basis points) (1)	Estimated EVE (2)			EVE as a Percentage of Present Value of Assets (3)
		Estimated Increase (Decrease) in EVE		EVE Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
(Dollars in thousands)
+400	$45,206	$409	0.91%	25.71%	309
+300	45,897	1,110	2.46%	25.34%	272
+200	45,935	1,138	2.54%	24.64%	202
+100	45,917	1,120	2.50%	23.87%	125
—	44,797	—	—	22.62%	—
-100	41,766	(3,031)	(6.77)%	20.48%	(214)
-200	35,934	(8,863)	(19.78)%	17.16%	(546)
-300	27,277	(17,520)	(39.11)%	12.71%	(991)
-400	16,598	(28,199)	(62.95)%	7.43%	(1,519)

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The tables above indicate that at June 30, 2024, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced a 4.21% increase in EVE, and in the event of an instantaneous parallel 200 basis point decrease in interest rates, we would have experienced a 17.49% decrease in EVE, and at December 31, 2023, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced a 2.54% increase in EVE, and in the event of an instantaneous parallel 200 basis point decrease in interest rates, we would have experienced a 19.78% decrease in EVE. At December 31, 2022, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would have experienced an 8.46% increase in EVE, and in the event of an instantaneous parallel 200 basis point decrease in interest rates, we would have experienced a 26.25% decrease in EVE.

At June 30, 2024, all estimated changes presented in the above tables were within the current policy limits established by the board of directors, with the exception of estimated changes in net interest income and economic value of equity based on instantaneous decreases in the United States Treasury yield curve of 300 and 400 basis points. Our current business model of holding deposits through our CRB Program and maintaining high levels of cash hinders our compliance with these policy limits, which were established prior to the establishment of our CRB Program. As a result, we intend to review and revise our policy limits to better reflect our business model.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income and net economic value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates, and actual results may differ. Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset. In the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the tables.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity Management. Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from sales, maturities and calls of securities. We also have the ability to borrow from the Federal Home Loan Bank of Chicago. At June 30, 2024, we had the ability to borrow approximately $34.4 million from the Federal Home Loan Bank of Chicago, and we also had the ability to borrow $3.0 million from a private bankers’ bank at that date. We had no borrowings outstanding at June 30, 2024.

The board of directors is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We calculate our liquidity ratio as the sum of cash, short-term assets (generally securities with a remaining maturity of less than one year) and marketable assets divided by the sum of net deposits (generally time deposits of $250,000 or more and brokered deposits less than $250,000), short-term liabilities (generally borrowings with a remaining maturity of one year or less) and volatile liabilities (generally federal funds purchased, securities sold under agreements to repurchase, and time deposits of $250,000 or more). We seek to maintain a liquidity ratio of 20.0% or greater. For the six months ended June 30, 2024 and the year ended December 31, 2023, our liquidity ratio averaged 49.4% and 41.1%, respectively, due to our maintaining high levels of liquid assets to satisfy the cash nature of our CRB business, in particular. We believe that we had enough sources of liquidity to satisfy our short and long-term liquidity needs as of June 30, 2024.

We monitor and adjust our investments in liquid assets based upon our assessment of: (1) expected deposit flows; (2) expected loan demand; (3) yields available on cash and cash equivalents and securities; and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in cash and cash equivalents and short- and intermediate-term securities.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and cash equivalents, which include federal funds sold. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2024, cash and cash equivalents totaled $53.0 million. Investment securities classified as available-for-sale, which provide an additional source of liquidity, totaled $47.2 million at June 30, 2024.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities.

For the six months ended June 30, 2024, cash flows from operating activities, investing activities and financing activities resulted in a net increase in cash and cash equivalents of $19.2 million. Net cash provided by operating activities amounted to $746,000, primarily due to proceeds from the sale of loans of $1.1 million and net income of $537,000. Net cash provided by investing activities amounted to $2.6 million, primarily due to paydowns of mortgage-backed securities of $1.0 million and maturities of held-to-maturity securities of $986,000. Net cash provided by financing activities amounted to $15.9 million, primarily due to a net increase in deposits of $26.4 million, offset by the repayment of $10.5 million of Federal Home Loan Bank advances. For the year ended December 31, 2023, cash flows from operating activities, investing activities and financing activities resulted in a net decrease in cash and cash equivalents of $28.2 million. Net cash provided by operating activities amounted to $2.1 million, primarily due to the proceeds from the sale of loans of $2.0 million, net income of $684,000 and a provision for credit losses of $872,000. Net cash used in investing activities amounted to $10.2 million, primarily due to a net increase in gross loans of $11.5 million. Net cash used financing activities amounted to $20.1 million, primarily due to a net decrease in deposits of $30.6 million. For further information, see the statements of cash flows contained in the consolidated financial statements appearing elsewhere in this prospectus.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Certificates of deposit due within one year of June 30, 2024, totaled $46.6 million, or 93.5% of our certificates of deposit, and 22.8% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other deposits and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or borrowings than we currently pay. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Capital Management. At June 30, 2024, Security Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Federal Bank Regulation—Capital Requirements” and Note 5 of the Notes to the Unaudited Financial Statements.

Recent Accounting Pronouncements

Please refer to Note 1 to the Financial Statements beginning on page F-1 for a description of recent accounting pronouncements that may affect our financial condition and results of operations. As an emerging growth company, we have elected to use the extended transition period to delay the adoption of new or re-issued accounting pronouncements applicable to public companies until such pronouncements are applicable to non-public companies.

Commitments and Contingencies

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

We use the same credit policies in granting lines of credit as we do for on-balance-sheet instruments.

As of June 30, 2024, commitments to originate loans were $4.5 million, undisbursed amounts committed on construction loans were $797,000 amounts available to draw against on lines of credit were $4.4 million and other commitments were $35,000.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF SECURITY MIDWEST BANCORP, INC.

Security Midwest Bancorp, Inc. is incorporated in the State of Maryland, and has not engaged in any business to date. Upon completion of the conversion, Security Midwest Bancorp will own all of the issued and outstanding stock of Security Bank. We intend to contribute at least 85% of the net proceeds from the stock offering to Security Bank. Security Midwest Bancorp will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and repurchase shares of common stock, subject to our planned growth, capital needs and regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

After the conversion and the offering are complete, Security Midwest Bancorp, as the holding company of Security Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Regulation and Supervision—Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies. We currently have no understandings or agreements to acquire other financial institutions although we may determine to do so in the future. We may also borrow funds for reinvestment in Security Bank.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Security Bank. Security Bank is subject to regulatory limitations on the amount of dividends that it may pay. See “Regulation and Supervision—Illinois Bank Regulation—Dividend Restrictions.” Initially, Security Midwest Bancorp will neither own nor lease any property, but will instead pay a fee to Security Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Security Bank to serve as officers of Security Midwest Bancorp. We will, however, use the support staff of Security Bank from time to time. We will pay a fee to Security Bank for the time devoted to Security Midwest Bancorp by employees of Security Bank; however, these persons will not be separately compensated by Security Midwest Bancorp. Security Midwest Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF SECURITY BANK

General

Security Bank is a mutual savings bank organized under the laws of the State of Illinois and is subject to comprehensive regulation and examination by the FDIC and the Illinois Division of Banking. We operate three banking offices in Springfield, Illinois. Our current market area for cannabis-related deposits is the States of Illinois, Michigan, and Ohio, while our primary market area for other deposits, as well as our primary lending market area is Sangamon County, Illinois (where our offices are located) and the contiguous counties. From time to time, we also originate loans to borrowers or secured by properties located in adjacent metropolitan markets. We are a community-oriented bank offering a variety of financial products and services to meet the needs of our customers. We believe that our community orientation and personal service distinguishes us from larger banks that operate in our market area. For additional information on our market area, see “Business of Security Bank—Market Area.”

Security Bank, originally named Workman’s Bank, represents the result of a series of mergers of financial institutions ending in 1906 with a merger with Security Improvement and Loan Association. We changed our name to Security Bank, s.b. in connection with a subsequent merger in 1995.

Our principal business consists of attracting retail deposits from the general public and CRB customers and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential real estate loans, commercial real estate loans and commercial and industrial loans. We also invest in debt securities, such as mortgage-backed securities and collateralized mortgage obligations, municipal bonds and U.S. government and agency securities. We offer a variety of deposit accounts, including demand deposit accounts, savings accounts, money market accounts and certificate of deposit accounts. In recent periods, we have borrowed limited funds to support our operations.

In 2018, we implemented our CRB Program. Through our CRB Program, we provide deposit and cash-management services to cannabis organizations. We currently offer depository accounts to customers operating licensed cannabis businesses in the States of Illinois, Michigan, and Ohio. We consider geographic expansion based on competitive matters and the needs of our current customers. In December 2022, we initiated lending to cannabis organizations and their associated real estate entities (secured by commercial real estate where the cannabis organization operates).

At June 30, 2024, we had total consolidated assets of $219.6 million, total deposits of $204.5 million and total equity of $13.9 million. For the six months ended June 30, 2024 and the year ended December 31, 2023, we recognized net income of $537,000 and $684,000, respectively.

Our executive office is located at 510 E. Monroe, Springfield, Illinois 62701, and our telephone number at this address is (217) 789-3500. Our website address is www.securitybk.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Cannabis Banking

In 2018, we implemented our CRB Program. Through our CRB Program, we provide deposit and cash-management services to cannabis organizations. In December 2022, we initiated lending to cannabis organizations and their associated real estate entities (secured by commercial real estate where the cannabis organization operates). We underwrite these loans under stringent guidelines (i.e. we do not assume potential revenue growth, but we do assume any potential negative effects of heightened cannabis regulations) We also generate traditional banking business from affiliates of cannabis organizations, including their owners. This includes personal loans and deposits, all of which are provided pursuant to our regular banking practices. We limit the number of cannabis-organization relationships from which we accept deposits (our current limit is 35, although we may increase this limit in the future). We further reduce the risk related to deposits from cannabis organizations by limiting deposits from cannabis organizations as needed based on our capital levels, and using off-balance sheet opportunities, such as placing excess deposits with third-party institutions, as necessary. We maintain high levels of liquidity due to the significant cash flows of cannabis organizations; specifically, cash and cash equivalents totaled $53.0 million at June 30, 2024, representing 24.1% of our total assets.

Cannabis organizations are legal in Illinois and many other states, although certain of their activities are not legal at the federal level. The U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”) published guidelines in 2014 for financial institutions servicing state legal cannabis organizations. A financial institution that provides services to cannabis organizations can comply with Bank Secrecy Act (“BSA”) disclosure standards by following the FinCEN guidelines.

We maintain stringent written policies and procedures related to cannabis organizations, including monitoring such accounts and limiting the number of cannabis organizations from which we accept deposits. We conduct extensive due diligence of a cannabis organization before its business is accepted, including confirmation that the business is properly licensed. We offer depository accounts to customers operating licensed cannabis businesses in the States of Illinois, Michigan, and Ohio. Throughout the relationship, we continue to monitor cannabis organizations, including conducting site visits, to ensure that the business continues to meet our stringent requirements. Specifically, on a monthly basis we analyze each cannabis organization account, including a comparison with historical activity and expectation as well as a detailed review of transactions exceeding a specified dollar amount threshold. Further, we conduct quarterly reviews of every cannabis organization relationship from which we accept deposits and lend funds for an analysis of the overall flow and use of funds as well as with respect to regulatory compliance.

While we believe we are operating in compliance in all material respects with the FinCEN guidelines, federal enforcement guidelines may change in a manner adverse to our CRB Program activities. Federal prosecutors have significant discretion and federal prosecutors may choose to strictly enforce the federal laws governing cannabis. Any change in the federal government’s enforcement position could cause us to immediately cease providing banking services to the cannabis industry. We may become subject to increased competition in this area in the future, and any government action, such as re-scheduling or de-scheduling cannabis, that enhances the legality of cannabis or cannabis operations could further increase competition in this area. In addition to legal risks, our CRB Program activities are subject to normal business risks, including the financial stability and viability of the underlying organization. To address these risks, in addition to the steps we take as described above, we thoroughly underwrite each cannabis organization and require the delivery of annual financial reports from them. Our CRB Program activities are subject to other normal business risks, such as wire fraud.

At June 30, 2024, deposit balances from cannabis organization customers were approximately $54.8 million, or 26.8% of total deposits. At June 30, 2024, one individual customer accounted for more than 10% of total deposits, holding $27.9 million of deposits, or 13.6% of total deposits at that date. Fee income from CRB customers for the six months ended June 30, 2024 and the year ended December 31, 2023 was $471,1000 and $1.0 million, respectively, totaling 52.4% and 51.5% of non-interest income for these periods, and includes both account maintenance fees and cash-counting fees. Although our historical experience has shown these deposits to be generally stable, we maintain high levels of liquid assets related to these deposits and we have invested a majority of the proceeds of cannabis organization customer deposits into short- and medium-term securities to provide liquidity and manage interest rate risk.

At June 30, 2024, loan balances from CRB customers and their associated real estate entities were approximately $20.3 million, or 18.9%, of our total loan portfolio. Fee income from loan originations to these customers and their associated real estate entities for the six months ended June 30, 2024 was $8,000. At June 30, 2024, all of our loans to CRB customers and their associated real estate entities were performing in accordance with their contractual terms.

Market Area

We conduct our business from our main office and two branch offices, all of which are located in Springfield, Illinois. All of our offices are located in Sangamon County, Illinois. Our primary market area for our lending activities and our non-cannabis deposit gathering is diversified economically, with Springfield serving as the state capitol of Illinois and the metropolitan area serving as a regional economic base for the surrounding area. Economic sectors in the metropolitan area of Springfield include health care, education trade and services, while the more rural sections of our market area contain a variety of agriculture and manufacturing-related employment.

Sangamon County’s population, which is estimated to be approximately 194,000 as of July 2024, decreased at an annual rate of 0.1% from 2019, compared to a 0.4% decline in the population of the State of Illinois over that period, but lagging the U.S. population growth rate of 0.4%. The number of households in Sangamon County increased at a 0.3% annual rate over the same time period, compared to growth of 0.2% and 0.6%, respectively, for Illinois and the entire U.S. during the same period. Projected five-year population and household growth rates for Sangamon County generally match the comparable projected growth rates for Illinois but are below the comparable U.S. projected growth rates.

Sangamon County’s July 2024 median household income of $74,278 was below the Illinois median of $79,180 and the U.S. median of $75,874. Over the next five years, Sangamon County is projected to experience slightly higher growth rates in household income relative to the comparable projected Illinois and U.S. growth rates.

As of June 2024, the unemployment rate in Sangamon County was 5.3%, compared to rates of 6.1% and 4.3% for the State of Illinois and the U.S. as a whole, respectively.

According to information from the National Association of Realtors, as of June 30, 2024, demand for office space in the Springfield, Illinois metropolitan area is stronger than nationwide, as the Springfield metropolitan area has a faster absorption of office space. As a result, rent prices rose faster during the 12 months ended June 30, 2024 in this area than the rent prices nationwide. In addition, the vacancy rate as of June 30, 2024 is lower in this area than the nationwide vacancy rate.

Competition

We face competition within our market area both in making loans and attracting deposits. Our market area has a concentration of financial institutions that include large money center and regional banks, community banks and credit unions. We also face competition from savings institutions, mortgage banking firms, consumer finance companies and credit unions and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. We also compete with fintech and Internet banking companies. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. We face increasing competition with respect to our CRB activities.

As of June 30, 2024 (the latest date for which information is available), our market share of deposits represented 2.35% of FDIC-insured deposits in Sangamon County, ranking us 11th in market share of deposits out of 24 institutions then operating in Sangamon County. Our ability to compete in our primary market area does not depend on any existing relationships.

Lending Activities

General. Our primary business has traditionally been the origination of one- to four-family residential real estate loans, commercial real estate loans and commercial and industrial loans. We also originate a limited amount of multi-family residential real estate loans, construction and development loans, farmland loans and consumer loans.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. We had no loans held for sale at June 30, 2024, December 31, 2023 or December 31, 2022. As of June 30, 2024, undisbursed amounts committed on construction loans were $1.3 million.

			At December 31,
	At June 30, 2024		2023		2022
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential (including construction loans)	$33,354	30.98%	$33,742	30.88%	$35,062	35.88%
Multi-family	5,012	4.66	5,205	4.76	5,125	5.24
Commercial	40,564	37.68	41,754	38.21	32,179	32.93
Construction and development	7,626	7.08	5,901	5.40	1,246	1.27
Farmland	3,394	3.15	4,180	3.82	3,992	4.08
Commercial and industrial loans	11,485	10.67	11,308	10.35	14,255	14.59
Consumer loans	6,217	5.78	7,191	6.58	5,874	6.01

	107,652	100.00%	109,281	100.00%	97,733	100.00%

Less:
Allowance for credit losses	(1,357)		(2,158)		(1,103)
Deferred loan fees, net	(162)		(149)		(48)
Unearned dealer interest paid	76		107		157

Loans, net	$106,209		$107,081		$96,739

Contractual Maturities. The following tables summarize the contractual maturities of our total loan portfolio at June 30, 2024. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

	One- to Four- Family Residential Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction and Development
	(In thousands)
Amounts due in:
One year or less	$1,129	$—	$1,490	$6,303
After one through five years	6,905	3,109	18,232	1,323
After five through 15 years	7,475	—	15,343	—
More than 15 years	17,845	1,903	5,499	—

Total	$33,354	$5,012	$40,564	$7,626

	Farmland	Commercial and Industrial	Consumer	Total Loans
	(In thousands)
Amounts due in:
One year or less	$—	$3,144	$414	$12,480
After one through five years	253	5,302	3,186	38,310
After five through 15 years	1,494	1,151	2,563	28,026
More than 15 years	1,647	1,888	54	28,836

Total	$3,394	$11,485	$6,217	$107,652

The following table sets forth our fixed and adjustable-rate loans at June 30, 2024 that are contractually due after June 30, 2025.

	Due After June 30, 2025
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential (including construction loans)	$11,476	$20,749	$32,225
Multi-family	3,109	1,903	5,012
Commercial	25,648	13,426	39,074
Construction and development	1,323	—	1,323
Farmland	254	3,140	3,394
Commercial and industrial loans	5,162	3,179	8,341
Consumer loans	4,413	1,390	5,803

Total loans	$51,385	$43,787	$95,172

One- to Four-Family Residential Real Estate Lending. Our historical primary lending activity has been the origination of one- to four-family, owner-occupied, first and second residential mortgage loans, virtually all of which are secured by properties located in our market area. At June 30, 2024, one- to four-family residential real estate loans totaled $33.4 million, or 30.98% of our total loan portfolio. At June 30, 2024, we had $31.7 million of our one- to four-family residential real estate loans in the first lien position and $1.7 million in a junior lien position, although we currently will not take a junior lien position on a one- to four-family residential real estate loan where we also do not have the first lien position. The average principal loan balance of our one- to four-family residential real estate loans was $60,000 at June 30, 2024.

We currently offer one- to four-family residential real estate loans with terms of up to 30 years. In recent periods, we have sold a majority of the one- to four-family residential real estate loans we have originated, primarily to Freddie Mac. We originate fixed-rate and, to a lesser extent, adjustable-rate one- to four-family residential real estate loans, although we sell the majority of the fixed-rate one- to four-family residential real estate loans that we originate. One- to four-family residential real estate loans often remain outstanding for shorter periods than their contractual terms because borrowers have the right to refinance or prepay their loans. We generally limit the loan-to-value ratios of our mortgage loans without private mortgage insurance to 80% of the sales price or appraised value, whichever is lower. Loans where the borrower obtains private mortgage insurance may be made with loan-to-value ratios of up to 90%.

Our adjustable-rate one- to four-family residential real estate loans carry terms to maturity ranging from 10 to 30 years and generally have fixed rates for initial terms of three or five years, and adjust thereafter for periods of between one and five years, at a margin, which in recent years has been tied to the one-year U.S. Treasury rate. The maximum amount by which the interest rate may be increased or decreased is generally 3% for the first adjustment period and 3% per adjustment period thereafter, with a lifetime interest rate cap of generally 6% over the initial interest rate of the loan and a floor of 3%.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by our maximum periodic and lifetime rate adjustments. Moreover, the interest rates on most of our adjustable-rate loans do not adjust for up to five years after origination. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in market interest rates generally may be limited.

We have not offered but may offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower only pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also have not offered and will not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We have not offered “Alt-A” loans (i.e., loans that generally target borrowers with better credit scores who borrow with alternative documentation such as little or no verification of income).

We generally require title insurance on all of our one- to four-family residential real estate mortgage loans, and we also require that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. We do not conduct environmental testing on residential real estate mortgage loans unless specific concerns for hazards are identified by the appraiser used in connection with the origination of the loan. If we identify an environmental problem on land that will secure a loan, the environmental hazard must be remediated before the closing of the loan.

When underwriting residential real estate loans, we review and verify each loan applicant’s employment, income and credit history and, if applicable, our experience with the borrower. Our policy is to obtain credit reports and financial statements on all borrowers and guarantors. Generally, all properties securing real estate loans are appraised by independent appraisers. Appraisals are subsequently reviewed by our internal underwriting staff. All appraisals, whether for loans sold on the secondary market or retained, are input into Freddie Mac’s Uniform Collateral Data Portal for reasonableness prior to origination. In addition, subsequent to loan origination, our loan quality control process may utilize an independent third party to conduct appraisal reviews.

Our one- to four-family residential real estate loans also includes home equity lines of credit and home equity loans. Our home equity lines of credit and home equity loans are secured by either first mortgages or second mortgages on owner-occupied one- to four-family residences. At June 30, 2024, we had $3.4 million of outstanding home equity lines of credit and $1.6 million outstanding of home equity loans. At June 30, 2024, the unadvanced portion of home equity lines of credit totaled $4.1 million.

The underwriting standards utilized for home equity lines of credit include a title review, the recordation of a lien, a determination of the applicant’s ability to satisfy existing debt obligations and payments on the proposed loan, and the value of the collateral securing the loan. The loan-to-value ratio for our home equity lines of credit is generally limited to 80% when combined with the first security lien, if applicable. Our home equity lines of credit generally have a 10-year draw period and adjustable rates of interest, subject to a contractual floor, which are indexed to the prime rate as published in The Wall Street Journal.

Commercial Real Estate Lending. At June 30, 2024, we had $40.6 million in commercial real estate loans, representing 37.68% of our total loan portfolio.

We originate commercial real estate loans with rates that adjust after an initial fixed-rate period of generally one to five years. We also originate commercial real estate loans with fixed rates with terms of three or five years and a balloon payment due at the end of the term. Our commercial real estate loans generally have amortization terms of 15 to 20 years. The maximum loan-to-value ratio of our commercial real estate loans is generally 80%. Our commercial real estate loans are typically secured by residential rental properties, offices and warehouses, or other commercial properties. Our commercial real estate loans also include loans that were originated as construction loans and have since become permanent financing. The majority of our commercial real estate loans are owner-occupied. At June 30, 2024, the average principal loan balance of our outstanding commercial real estate loans was $507,000, and the largest of such loans was a $3.9 million loan secured by retail property. This loan was performing in accordance with its terms at June 30, 2024.

Set forth below is information regarding our commercial real estate loans at June 30, 2024.

Type of Loan	Number of Loans	Balance
		(In thousands)
Office/retail/multi-use	35	$15,317
Cannabis-related business	9	13,791
Religious organization	8	2,966
Hotel	2	2,321
Automotive	1	1,111
Restaurant	1	1,062
Other commercial real estate	24	3,996

Total	80	$40,564

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We generally seek a debt service ratio of at least 1.25x. Generally, commercial real estate loans are appraised by outside independent appraisers; however, if the value of the loan is less than $500,000, we may utilize third-party evaluations in lieu of formal appraisals, which are subsequently reviewed by our credit department.

Personal guarantees are generally obtained from the principals of commercial real estate loan borrowers, although this requirement may be waived in limited circumstances depending upon the loan-to-value ratio and the debt service ratio associated with the loan. We require property, casualty and title insurance and flood insurance if the property is in a flood zone area. Commercial real estate loans entail greater credit risks compared to one- to four-family residential real estate loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally depends, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties, and we may require additional paydowns to enhance the loan-to-value position.

Commercial and Industrial Lending. At June 30, 2024, we had $11.5 million of commercial and industrial loans, representing 10.67% of our total loan portfolio. We offer regular lines of credit and revolving lines of credit to small businesses in our market area to finance short-term working capital needs such as accounts receivable and inventory with terms generally up to 12 months and that are due on demand and subject to annual automatic renewal or a renewal process. While many lines of credit are for small businesses and manufacturers, we have begun to develop relationships with professional organizations such as accountants, law firms and medical professionals. Our commercial lines of credit are typically variable rate tied to the prime rate as published in The Wall Street Journal. We generally obtain personal guarantees with respect to commercial and industrial lines of credit. At June 30, 2024, the average loan size of our commercial and industrial loans was $157,000, and our largest outstanding commercial and industrial loan balance was a $1.6 million unsecured loan. This loan was performing in accordance with its terms at June 30, 2024.

We typically originate commercial and industrial loans on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, the experience and stability of the borrower’s management team, earnings projections and the underlying assumptions, and the value and marketability of any collateral securing the loan. Depending on the collateral used to secure the loans, commercial and industrial loans are made in amounts generally of up to 80% of the value of the collateral securing the loan. Commercial and industrial loans are generally secured by a variety of collateral, primarily accounts receivable, inventory and equipment. As a result, the availability of funds for the repayment of commercial and industrial loans may substantially depend on the success of the business itself and the general economic environment in our market area. Therefore, commercial and industrial loans that we originate have greater credit risk than one- to four-family residential real estate loans or, generally, consumer loans. In addition, commercial and industrial loans often result in larger outstanding balances to single borrowers, or related groups of borrowers, compared to residential real estate loans, and also generally require substantially greater evaluation and oversight efforts such as more frequent review of financial statements and the receipt of borrowing base certificates.

Loan Originations, Participations, Purchases and Sales

Most of our loan originations are generated by our loan personnel and from referrals from existing customers, real estate brokers, accountants and other professionals. All loans we originate are underwritten pursuant to our policies and procedures. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and pricing levels established by competing banks, thrifts, credit unions, and mortgage-banking companies. Our volume of loan originations is influenced significantly by market interest rates and economic conditions, and, accordingly, the volume of our loan originations can vary from period to period. We generally do not sell any of the commercial and industrial or commercial real estate loans we originate, but we sell participation interests in loans, as described below.

We may purchase loan participations secured by properties primarily within the State of Illinois in which we are not the lead lender. In these circumstances, we follow our customary loan underwriting and approval policies. At June 30, 2024, the outstanding balances of our loan participations where we were not the lead lender totaled $1.6 million, or 1.5% of our loan portfolio, all of which were commercial real estate loans. All such loans were performing in accordance with their original repayment terms. On occasion, we also have sold participation interests in loans that exceeded our loans-to-one borrower legal lending limit and for risk diversification. However, at June 30, 2024, we had no loans for which we have sold participation interests. Historically, we have not purchased whole loans.

Loans to One Borrower. Pursuant to applicable law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Security Bank’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral”). This 15% of unimpaired capital and surplus was approximately $4.7 million as of June 30, 2024. Our current internal lending limit policy is 70% of our regulatory lending limit, equaling $3.2 million as of June 30, 2024. On the same date, we had four borrowers with outstanding balances in excess of this internal policy amount; such loans were originated when we had higher levels of capital and were in compliance with the then-applicable limit, and, as such, are deemed to comply with our loans-to-one-borrower limit. At June 30, 2024, our largest credit relationship totaled $4.4 million, consisting of six loans secured by commercial real estate. At June 30, 2024, this loan relationship was performing in accordance with its current terms.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by the board of directors. In the approval process for residential loans, we assess the borrower’s ability to repay the loan and the value of the property securing the loan. To assess the borrower’s ability to repay, we review the borrower’s income and expenses and employment and credit history. In the case of commercial real estate loans, we also review projected income, expenses and the viability of the project being financed. We generally require appraisals of all real property securing loans. Appraisals are performed by independent licensed appraisers who are approved by our board of directors. All real estate secured loans generally require fire, title and casualty insurance and, if warranted, flood insurance in amounts at least equal to the principal amount of the loan or the maximum amount available. Our loan approval policies and limits are also reviewed and approved annually by our board of directors. All loans we originate are subject to our underwriting guidelines.

Certain individual officers have loan approval authority that varies based on loan type with limits up to $250,000. The approval of the Officer’s Loan Committee, consisting of five officers at the level of vice president or above, is required for approval of secured loans above $500,000 and unsecured loans over $100,000, in either case in amounts up to $1.0 million. The approval of our Directors’ Loan Committee is required for all loans between $1.0 million and $2.0 million, while approval of the full board of directors is required for all loans in excess of $2.0 million up to and including our legal lending limit, and, not withstanding the foregoing limits, for all loans related to CRB customers.

Delinquencies, Non-Performing Assets and Classified Assets

Delinquency Procedures. When a commercial or consumer loan is 10 days past due (15 days for a residential mortgage loan), we send the borrower a late notice. We generally also contact the borrower by phone if the delinquency is not corrected promptly after the notice has been sent. When the loan is 30 days past due, we mail the borrower a demand letter reminding the borrower of the delinquency, and attempt to contact the borrower personally to determine the reason for the delinquency in order to ensure that the borrower understands the terms of the loan and the importance of making payments on or before the due date. The account is monitored on a regular basis thereafter. If necessary, subsequent delinquency notices are issued at an additional 30 days past due. By the 90th day of delinquency, we will send the borrower a final demand for payment and may recommend foreclosure. At 120 days, we typically begin foreclosure proceedings for residential mortgage loans, although for commercial and consumer loans we may start the foreclosure process sooner than 120 days. Loans are charged off when we believe that the recovery of principal is improbable. A summary report of all loans 30 days or more past due is provided to the board of directors each month.

Past-Due Loans. The following table sets forth our loan delinquencies by type and amount at the dates indicated.

				At December 31,
	At June 30, 2024			2023			2022
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)
Real estate loans:
One- to four-family residential (including construction loans)	$75	$112	$1,057	$330	$367	$823	$661	$145	$1,439
Multi-family	—	—	—	—	—	—	—	—	—
Commercial	—	—	276	—	—	1,755	—	—	212
Construction and development	—	—	—	—	—	—	—	—	—
Farmland	—	—	—	—	—	—	—	—	—
Commercial and industrial loans	37	—	261	136	—	325	—	—	580
Consumer loans	47	51	80	170	57	42	55	46	91

Total	$159	$163	$1,674	$636	$424	$2,945	$716	$191	$2,322

Non-Performing Loans. Loans greater than 10 days delinquent are reviewed on a weekly basis by our lending personnel and our Credit Risk Specialist. Our loan committee reviews classified and watch list credits on a monthly basis and on an as-needed basis by appropriate management personnel. Management determines that a loan is impaired or non-performing when it is probable at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent. When a loan is determined to be impaired, the measurement of the specific loan in the allowance for credit losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral less estimated costs to sell. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. Loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of resolution. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis or cost recovery method.

A loan is classified as modified for a borrower experiencing financial difficulties if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as a reduction of the interest rate to below market rates, capitalizing past due interest or extending the maturity date and possibly a partial forgiveness of the principal amount due. Interest income on restructured loans is accrued after the borrower demonstrates the ability to pay under the restructured terms through a sustained period of repayment performance, which is generally six consecutive months.

Real Estate Owned. When we acquire real estate as a result of foreclosure, the real estate is classified as real estate owned. The real estate owned is recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for credit losses, or, if the existing allowance is inadequate, charged to expense during the period in which we acquire the property. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell. We had $297,000, $3,000 and $0 of real estate owned at June 30, 2024, December 31, 2023 and December 31, 2022, respectively.

Non-Performing Assets. The following table sets forth information regarding our non-performing assets.

	At June 30, 2024	At December 31,
		2023	2022
	(Dollars in thousands)
Non-accrual loans:
Real estate:
One- to four-family residential (including construction loans)	$1,057	$1,491	$1,498
Multi-family	—	—	—
Commercial	276	2,154	212
Construction and development	—	33	50
Farmland	—	—	—
Commercial and industrial	261	325	374
Consumer	80	76	134

Total non-accrual loans	1,674	4,079	2,268

Accruing loans past due 90 days or more	—	—	—

Total non-performing loans	$1,674	$4,079	$2,268

Foreclosed assets	$297	$3	$—

Total non-performing assets	$1,971	$4,082	$2,268

Loans modified for borrowers experiencing financial difficulties:
Real estate:
One- to four-family residential (including construction loans)	$—	$—	$—
Multi-family	—	—	—
Commercial	1,338	1,410	—
Construction and development	—	—	—
Farmland	—	—	—
Commercial and industrial	—	—	—
Consumer	—	39	—

Total	$1,338	$1,449	$—

Total non-performing loans to total loans(1)	1.56%	3.73%	2.32%
Total non-accrual loans to total loans (1)	1.56%	3.73%	2.32%
Total non-performing assets to total assets	0.90%	2.01%	1.02%

(1)	Includes both non-accrual loans and non-accruing loans modified for borrowers experiencing financial difficulties.

The increase in non-performing commercial real estate loans as of December 31, 2023, as well as the related ratios, was due to our foreclosing on one hotel property, and subsequently selling the property in 2024.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the FDIC to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific allowance for credit losses is not warranted. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover losses that were both probable and reasonable to estimate. General allowances represent allowances which have been established to cover accrued losses associated with lending activities that were both probable and reasonable to estimate, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific allowances.

In connection with the filing of our periodic regulatory reports and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations. Loans are listed on the “watch list” initially because of emerging financial weaknesses even though the loan is currently performing as agreed. Management reviews the status of each loan on our watch list on a monthly basis with our credit committee and on a quarterly basis with the full board of directors. If a loan deteriorates in asset quality, the classification is changed to “special mention,” “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

On the basis of this review of our loans, our classified and special mention loans at the dates indicated were as follows:

	At June 30, 2024	At December 31,
		2023	2022
	(In thousands)
Substandard loans	$1,711	$4,079	$3,274
Doubtful loans	—	—	166
Loss loans	—	—	—

Total classified loans	$1,711	$4,079	$3,440

Special mention loans	$—	$—	$1,033

Allowance for Credit Losses

Analysis and Determination of the Allowance for Credit Losses. The allowance for credit losses represents management’s estimate of expected credit losses in the loan portfolio as of the statement of financial condition date and is recorded as a reduction to loans. The allowance for credit losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for credit losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of a loan receivable is charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for credit losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

We perform a quarterly evaluation of the allowance for credit losses. Our determination of the adequacy of the allowance for credit losses is based on the assessment of the expected credit losses on loans over the expected life of the loans. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

In accordance with the provisions of the accounting standards under CECL, we estimate the allowance for credit losses balance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience of a defined peer group, by affiliate, paired with economic forecasts, provide the basis for the quantitatively modeled estimates of expected credit losses. We adjust our quantitative model, as necessary, to reflect conditions not already considered by the quantitative model. These adjustments are commonly known as the qualitative factors.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. We use the average historical loss method to measure the quantitative portion of the allowance for credit losses over the forecast and reversion periods.

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not also included in the collective evaluation. When we determine that foreclosure is probable, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.

Prior to January 1, 2023, we calculated the allowance for loan losses under the probable incurred methodology. Using this methodology, the analysis had two components, specific and general allowances. The specific percentage allowance was for unconfirmed losses related to loans that were determined to be impaired. Impairment was measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the fair value of the loan was less than the loan’s carrying value, a charge was recorded for the difference.

The general allowance, which was for loans reviewed collectively, was determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyzed historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis established historical loss percentages and qualitative factors that were applied to the loan groups to determine the amount of the allowance for loan losses necessary for loans that were reviewed collectively. The qualitative component was critical in determining the allowance for loan losses as certain trends may have indicated the need for changes to the allowance for loan losses based on factors beyond the historical loss history. Not incorporating a qualitative component could have misstated the allowance for loan losses. Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

We continue to monitor and modify our allowance for credit losses as conditions dictate. No assurances can be given that the level of allowance for credit losses will cover all of the expected losses on the loans or that future adjustments to the allowance for credit losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for credit losses.

Allowance for Credit Losses. The following table sets forth activity in our allowance for credit losses on loans for the periods indicated.

	At or For the Six Months Ended June 30,				At or For the Years Ended December 31,
	2024		2023		2023	2022
	(Dollars in thousands)
Allowance for credit losses on loans at beginning of period	$2,158		$1,103		$1,103	$1,508
Effect of adoption of ASC 326	—		242		242	—
Provision for (recovery of) credit losses	(7)		70		868	188
Charge-offs:
Real estate loans:
One- to four-family residential (including construction loans)	(12)		—		—	(108)
Multi-family	—		—		—	—
Commercial	(754)		(54)		(54)	—
Construction and development	—		—		—	(62)
Farmland	—		—		—	—
Commercial and industrial loans	(39)		(18)		(18)	(415)
Consumer loans	—		(6)		(6)	(26)

Total charge-offs	(805)		(78)		(78)	(611)

Recoveries:
Real estate loans:
One- to four-family residential (including construction loans)	8		6		12	5
Multi-family	—		—		—	—
Commercial	—		—		9	—
Construction and development	—		—		—	—
Farmland	—		—		—	—
Commercial and industrial loans	1		—		—	12
Consumer loans	2		2		2	1

Total recoveries	11		8		23	18

Net charge-offs	(794)		(70)		(55)	(593)

Allowance for credit losses on loans at end of period	$1,357		$1,345		$2,158	$1,103

Allowance to non-performing loans	81.06%		68.00%		52.91%	48.63%
Allowance to total loans outstanding at the end of the period	1.26%		1.29%		1.97%	1.13%
Net charge-offs to average loans outstanding during the period	1.46	% (1)	0.14	% (1)	0.05%	0.59%

(1)	Annualized.

The increase in charge-offs for the six months ended June 30, 2024 was due to one commercial real estate loan that was foreclosed upon and purchased by a third party at a sheriff’s sale. We had already fully reserved for the charged-off amount, such that the transaction did not affect earnings for the six months ended June 30, 2024.

The following table sets forth additional information with respect to charge-offs by category for the periods indicated.

	For the Six Months Ended June 30, (1)		For the Years Ended December 31,
	2024	2023	2023	2022
Net (charge-offs) recoveries to average loans outstanding during the period:
Real estate loans:
One- to four-family residential (including construction loans)	(0.02)%	0.04%	0.04%	(0.31)%
Multi-family	—	—	—	—
Commercial	(4.90)%	(0.29)%	(0.14)%	0.00%
Construction and development	—	—	—	(0.88)%
Farmland	—	—	—	—
Commercial and industrial loans	(0.53)%	(0.29)%	(0.14)%	(3.51)%
Consumer loans	0.07%	(0.11)%	(0.06)%	(0.37)%

(1)	Annualized.

Allocation of Allowance for Credit Losses. The following table sets forth the allowance for credit losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

				At December 31,
	At June 30, 2024			2023			2022
	Allowance for Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Credit Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential (including construction loans)	$507	37.4%	31.0%	$524	24.3%	30.9%	$235	21.3%	35.9%
Multi-family	12	0.9	4.6	12	0.6	4.8	8	0.7	5.2
Commercial	482	35.5	37.7	1,246	57.7	38.2	293	26.6	32.9
Construction and development	61	4.5	7.1	48	2.2	5.4	123	11.1	1.3
Farmland	7	0.5	3.1	7	0.3	3.8	36	3.3	4.1
Commercial and industrial	171	12.6	10.7	206	9.6	10.3	323	29.3	14.6
Consumer	117	8.6	5.8	115	5.3	6.6	85	7.7	6.0

Total	$1,357	100.0%	100.0%	$2,158	100.0%	100.0%	$1,103	100.0%	100.0%

Although we believe that we use the best information available to establish the allowance for credit losses, future adjustments to the allowance for credit losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for credit losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the FDIC and the Illinois Division of Banking will periodically review our allowance for credit losses. As a result of such reviews, we may have to adjust our allowance for credit losses.

Investment Activities

General. Our board of directors is responsible for approving and overseeing our investment policy. The investment policy is reviewed at least annually by management and any changes to the policy are recommended to the board of directors and are subject to its approval. This policy dictates that investment decisions be made based on the safety of the investment, regulatory standards, liquidity requirements, potential returns and consistency with our interest rate risk management strategy. Our Investment and Finance Committee, which consists of our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Senior Vice President-Controller and Senior Vice President-Enterprise Risk, oversees our investing activities and strategies. All transactions are formally reviewed by the Capital Planning and Budget Committee of our board of directors at least quarterly.

Our current investment policy authorizes us to invest in debt securities issued by the United States Government, agencies of the United States Government or United States Government-sponsored enterprises. The policy also permits investments in mortgage-backed securities, including pass-through securities, issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae, as well as investments in federal funds, deposits in other insured institutions and certain mutual funds. In addition, management is authorized to invest in investment grade state and municipal obligations, commercial paper and corporate debt obligations within regulatory parameters. We neither engage in any investment hedging activities or trading activities, nor do we purchase any mortgage derivative products, corporate junk bonds, and certain types of structured notes.

Generally accepted accounting principles require that, at the time of purchase, we designate a debt security as held-to-maturity, available-for-sale, or trading, depending on our ability and intent to hold such security. Debt securities designated as available for sale are reported at fair value, while debt securities designated as held to maturity are reported at amortized cost. All of our debt securities (other than certificates of deposit) are designated as available for sale.

Portfolio Maturities and Yields. The composition and maturities of the available-for-sale investment securities portfolio at June 30, 2024 are summarized in the following table. In addition to the securities below, we held $1.2 million of certificates of deposit with a weighted average yield of 1.36% held to maturity at June 30, 2024, all of which will mature within two years of June 30, 2024. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. The weighted average yield is calculated based on the yield to maturity weighted for the size of each debt security over the entire portfolio of debt securities. No tax-equivalent yield adjustments have been made, as the effects would be immaterial.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Municipal bonds - taxable	$370	2.50%	$1,940	2.00%	$5,368	1.72%	$354	2.05%	$8,032	$6,857	1.84%
Municipal bonds - non-taxable	861	1.13%	847	1.57%	966	1.22%	—	—	2,674	2,534	1.30%
U.S. Government treasury securities	—	—	7,996	1.26%	—	—	—	—	7,996	7,137	1.26%
U.S. Government agency securities	—	—	500	0.75%	178	2.57%	500	1.00%	1,178	987	1.13%
Residential mortgage - backed securities	—	—	117	1.52%	2,033	2.30%	16,123	2.93%	18,273	15,865	2.85%
Collateralized mortgage obligations	—	—	—	—	113	2.69%	15,440	3.48%	15,553	13,800	3.48%

Total	$1,231	1.54%	$11,400	0.46%	$8,658	2.19%	$32,417	3.15%	$53,706	$47,180	2.53%

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We may also use borrowings, primarily Federal Home Loan Bank of Chicago advances, to supplement cash flow needs, as necessary, but we have required limited borrowings in recent periods to fund our operations. In addition, we receive funds from scheduled loan payments, loan prepayments, retained income and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from cannabis organizations, as well as residents, non-profit organizations and businesses within our market area. We offer a selection of deposit accounts, including savings accounts, demand deposit accounts, money market accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. At June 30, 2024, we had $10.0 million of brokered deposits, while we had no brokered deposits at December 31, 2023 or 2022.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in generating deposits and to respond with flexibility to changes in our customers’ demands. Our ability to generate deposits is affected by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We believe that deposits, including those from CRBs, are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates.

The following table sets forth the distribution of total deposits by account type at the dates indicated. At June 30, 2024, CRB-related deposits consisted solely of non-interest-bearing demand deposits.

				At December 31,
	At June 30, 2024			2023			2022
	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Non-interest bearing demand	$66,572	32.6%	—%	$62,258	34.9%	—%	$100,564	48.2%	—%
Money market and demand	62,010	30.3	1.40	55,215	31.0	0.57	60,033	28.8	0.26
Savings	26,035	12.7	0.30	29,510	16.6	0.28	33,838	16.2	0.12
Certificates of deposit	49,846	24.4	4.27	31,127	17.5	3.94	14,290	6.8	0.54

Total	$204,463	100.0%	1.61%	$178,110	100.0%	0.91%	$208,725	100.0%	0.13%

As of June 30, 2024, December 31, 2023 and 2022, the aggregate amount of uninsured deposits (deposits in amounts greater than $250,000, which is the maximum amount for federal deposit insurance), was $78.0 million, $74.4 million and $106.3 million, respectively. In addition, as of June 30, 2024, the aggregate amount of all our uninsured certificates of deposit was $9.5 million. We have no deposits that are uninsured for any reason other than being in excess of the maximum amount for federal deposit insurance.

At June 30, 2024, we had approximately 86 depositors with uninsured deposits, resulting in an average balance of uninsured deposits of $907,000 per uninsured depositor. Of total uninsured deposits as of June 30, 2024, $52.3 million, or 67.1%, consisted of non-interest-bearing demand deposits, $9.5 million, or 12.2%, consisted of time deposits, and $9.7 million, or 12.4%, consisted of interest-bearing demand deposits.

The following table sets forth the maturity of our uninsured certificates of deposit as of June 30, 2024.

At June 30, 2024
(In thousands)
Maturity Period:
Three months or less	$5,563
Over three through six months	2,419
Over six through twelve months	1,517
Over twelve months	—

Total	$9,499

Borrowings. We may obtain advances from the Federal Home Loan Bank of Chicago upon the security of our capital stock in the Federal Home Loan Bank of Chicago and certain of our mortgage loans. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At June 30, 2024, we had the ability to borrow approximately $34.4 million from the Federal Home Loan Bank of Chicago, and we also had the ability to borrow $3.0 million from a private bankers’ bank at that date. We had no borrowings outstanding at June 30, 2024.

Properties

We conduct our operations from our main office and two additional branch offices, all of which are located in Springfield, Illinois. At June 30, 2024, the net book value of our premises and equipment was $3.0 million. We own all of our properties. Our properties range in size from 2,300 square feet to 22,300 square feet. We believe that our current facilities are adequate to meet our present and foreseeable needs.

Subsidiary Activities

Upon completion of the conversion, Security Bank will become the wholly-owned subsidiary of Security Midwest Bancorp. Security Bank has two subsidiaries. SB Financial Services, Inc. is authorized to sell insurance and related products, and to engage in brokerage activities. Total assets of SB Financial Services, Inc. as of June 30, 2024 were $10,000. 510 Monroe Holdings, LLC, through its own subsidiaries, holds real estate owned through foreclosure or other proceedings. Total assets of 510 Monroe Holdings, LLC at June 30, 2024 were $729,000.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. At June 30, 2024, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation Agreements

Security Bank will enter into an agreement with Security Midwest Bancorp to provide it with certain administrative support services, whereby Security Bank will be compensated at not less than the fair market value of the services provided. In addition, Security Bank and Security Midwest Bancorp will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel and Human Capital Resources

As of June 30, 2024, we had 43 full-time employees and six part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relations with our employees. We believe our ability to attract and retain employees is a key to our success. Accordingly, we strive to offer competitive salaries and employee benefits to all employees and monitor salaries in our market areas. In addition, we are committed to developing our staff through continuing education and specialty education within banking, which may include using universities that offer banking management programs, when applicable.

REGULATION AND SUPERVISION

General

Security Bank is a savings bank organized under the laws of the State of Illinois. The lending, investment, and other business operations of Security Bank are governed by Illinois law and regulations, as well as applicable federal law and regulations, and Security Bank is prohibited from engaging in any operations not authorized by such laws and regulations. Security Bank is subject to extensive regulation, supervision and examination by the Illinois Division of Banking and the FDIC. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of security holders. Security Bank also is a member of and owns stock in the Federal Home Loan Bank of Chicago, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of insurance assessments and other fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. The receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Security Bank or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

As a bank holding company following the conversion, Security Midwest Bancorp will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board. Security Midwest Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the Illinois Division of Banking, the FDIC, the Federal Reserve Board or Congress, could have a material adverse impact on the operations and financial performance of Security Midwest Bancorp and Security Bank.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Security Bank and Security Midwest Bancorp. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Security Bank and Security Midwest Bancorp.

Illinois Bank Regulation

Activity Powers. The Illinois Division of Banking regulates the internal organization of Security Bank, as well as our activities, including, deposit-taking, lending and investment. The basic authority for our activities is specified by Illinois law and by regulations, policies and directives issued by the Illinois Division of Banking. The FDIC also regulates many of the areas regulated by the Illinois Division of Banking, and federal law limits some of the authority that the Illinois Division of Banking grants to us.

Examination and Enforcement. The Illinois Division of Banking regularly examines state-chartered banks in such areas as reserves, loans, investments, management practices and other aspects of operations. Although the Illinois Division of Banking may accept the examinations and reports of the FDIC in lieu of its own examinations, the current practice is for the Illinois Division of Banking to conduct its own individual examinations. The Illinois Division of Banking may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, trustee, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Illinois Division of Banking has ordered the activity to be terminated, to show cause at a hearing before the Illinois Division of Banking why such person should not be removed.

Loans-to-One-Borrower Limitations. With certain specified exceptions, an Illinois-chartered savings bank may not make loans or extend credit to a single borrower and to entities related to the borrower in an aggregate amount that would exceed 15% of a savings bank’s capital accounts. Under the Illinois Banking Code, loans which are secured by collateral which has a market value of not less than 120% of the amount of the obligations secured by such collateral are excluded from the loan-to-one-borrower limitation up to an aggregate limit for 15% of the savings bank’s capital accounts.

Loans to Security Bank’s Insiders. Illinois law provides that we may make loans to our executive officers and directors and greater than 10% stockholders in accordance with federal regulations, as discussed below.

Dividend Restrictions. Security Midwest Bancorp will be a legal entity separate and distinct from its subsidiary, Security Bank. There are various legal and regulatory restrictions on the extent to which Security Bank can, among other things, finance or otherwise supply funds to Security Midwest Bancorp. Specifically, dividends from Security Bank will be a principal source of Security Midwest Bancorp’s cash funds and there are certain legal restrictions under Illinois law and regulations on the payment of dividends by state-chartered banks. The Illinois Division of Banking, the FDIC and the Federal Reserve Board also have authority to prohibit Security Midwest Bancorp and Security Bank from engaging in certain practices deemed to be unsafe and unsound. The payment of dividends could, depending upon the condition of Security Midwest Bancorp and Security Bank, be deemed to constitute an unsafe and unsound practice.

The Illinois Banking Code regulates the distribution of dividends by banks and states, in part, that dividends may be declared and paid only out of accumulated net earnings. In addition, we may not declare and pay dividends from the surplus funds that Illinois law requires that we maintain. Each year we will be required to set aside as surplus funds a sum equal to not less than 10% of our net earnings until the surplus funds equal 100% of our capital stock. We may invest surplus funds in the same manner as deposits, subject to certain exceptions. In addition, dividends may not be declared or paid if a bank is in default in payment of any assessment due to the FDIC. See “Our Dividend Policy.”

Minimum Capital Requirements. Regulations of the Illinois Division of Banking impose on Illinois-chartered depository institutions, including Security Bank, minimum capital requirements similar to those imposed by the FDIC on insured state banks. See “—Federal Bank Regulation—Capital Requirements.”

Federal Bank Regulation

Capital Requirements. Federal regulations require FDIC-insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio.

Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Security Bank exercised its AOCI opt-out election. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential real estate loans, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements.

In assessing an institution’s capital adequacy, the FDIC takes into consideration, not only these numeric factors, but qualitative factors as well, including the bank’s exposure to interest rate risk. The FDIC has the authority to establish higher capital requirements for individual institutions where deemed necessary due to a determination that an institution’s capital level is, or is likely to become, inadequate in light of particular circumstances.

The Economic Growth, Regulatory Relief and Consumer Protection Act (“EGRRCPA”) required the federal banking agencies, including the FDIC, to establish for institutions with assets of less than $10 billion a “Community Bank Leverage Ratio” of between 8 to 10%. Institutions with capital meeting or exceeding the ratio and otherwise complying with the specified requirements (including off-balance sheet exposures of 25% or less of total assets and trading assets and liabilities of 5% or less of total assets) and electing the alternative framework are considered to comply with the applicable regulatory capital requirements.

The community bank leverage ratio has been established at 9% Tier 1 capital to total average assets. A qualifying institution may opt in and out of the community bank leverage ratio framework on its quarterly call report. An institution that temporarily ceases to meet any qualifying criteria is provided a two-quarter grace period to again achieve compliance. Failure to meet the qualifying criteria within the grace period or maintain a leverage ratio of 8% or greater requires the institution to comply with the generally applicable capital requirements. Security Bank does not currently use the community bank leverage ratio framework.

Standards for Safety and Soundness. As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The agencies have also established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order and/or the imposition of civil money penalties.

Investment Activities. All FDIC-insured banks, including savings banks, are generally limited in their equity investment activities to equity investments of the type and in the amount authorized for national banks, notwithstanding state law, subject to certain exceptions. In addition, a state bank may engage in state-authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if it meets all applicable capital requirements and it is determined by the FDIC that such activities or investments do not pose a significant risk to the Deposit Insurance Fund.

Interstate Banking and Branching. Federal law permits well capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Regulatory Action. Federal bank regulatory authorities are required to take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For these purposes, the statute establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under the regulations, a bank is deemed to be: (i) “well capitalized” if it has a total risk-based capital ratio of 10.0% or more, has a Tier 1 risk-based capital ratio of 8.0% or more, has a Tier 1 leverage capital ratio of 5.0% or more and a common equity Tier 1 ratio of 6.5% or more, and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 6.0% or more, a Tier 1 leveraged capital ratio of 4.0% or more and a common equity Tier 1 ratio of 4.5% or more, and does not meet the definition of “well capitalized”; (iii) “undercapitalized” if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 6.0%, a Tier 1 leverage capital ratio that is less than 4.0% or a common equity Tier 1 ratio of less than 4.5%; (iv) “significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0% and a Tier 1 risk-based capital ratio that is less than 4.0% or a common equity Tier 1 ratio of less than 3.0%; or (v) “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

Security Bank was considered “well capitalized” for regulatory capital purposes as of June 30, 2024.

Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an institution classified as less than well capitalized to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

The FDIC may order savings banks that have insufficient capital to take corrective actions. For example, a savings bank that is categorized as “undercapitalized” is subject to growth limitations and is required to submit a capital restoration plan, and a holding company that controls such a savings bank is required to guarantee that the savings bank complies with the restoration plan. A “significantly undercapitalized” savings bank may be subject to additional restrictions. Savings banks deemed by the FDIC to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.

Transactions with Affiliates and Regulation W of the Federal Reserve Regulations. Transactions between banks and their affiliates are governed by federal law. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank (although subsidiaries of the bank itself, except financial subsidiaries, are generally not considered affiliates). Generally, Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W limit the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and with all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus. Section 23B applies to “covered transactions” as well as to certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction”

includes the making of loans to, purchase of assets from, and issuance of a guarantee to an affiliate, and other similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a bank to an affiliate. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A of the Federal Reserve Act.

Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to a bank’s insiders, i.e., executive officers, directors and principal stockholders. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a greater than 10.0% stockholder of a financial institution, and certain affiliated interests of these persons, together with all other outstanding loans to such person and affiliated interests, may not exceed specified limits. Section 22(h) of the Federal Reserve Act also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution’s unimpaired capital and surplus. Section 22(g) of the Federal Reserve Act places additional restrictions on loans to executive officers.

Enforcement. The FDIC has extensive enforcement authority over insured state savings banks, including Security Bank. The enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices.

Federal Insurance of Deposit Accounts. Security Bank is a member of the Deposit Insurance Fund, which is administered by the FDIC. Security Bank’s deposit accounts are insured by the FDIC, generally up to a maximum of $250,000 per depositor.

The FDIC imposes deposit insurance assessments against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the Deposit Insurance Fund, with institutions deemed less risky paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years. Assessment rates (inclusive of possible adjustments) currently range from 2.5 to 32 basis points of each institution’s total assets less tangible capital. The FDIC may increase or decrease the range of assessments uniformly, except that no adjustment can deviate more than two basis points from the base assessment rate without notice and comment rulemaking.

The FDIC has the authority to increase insurance assessments. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of Security Bank. We cannot predict what deposit insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of deposit insurance at Security Bank.

Brokered Deposits. Applicable law and FDIC regulations generally limit the ability of an insured depository institution to accept, renew or roll over any brokered deposit unless the institution’s capital category is “well capitalized” or, upon application to and a waiver from the FDIC, “adequately capitalized.” Less-than-well-capitalized banks also are subject to restrictions on the interest rates that they may pay on deposits. The characterization of deposits as “brokered” may result in the imposition of higher deposit assessments on such deposits. As mandated by the Economic Growth Act, the FDIC’s brokered deposit regulations provide a limited exception for reciprocal deposits for banks that are well managed and well capitalized (or adequately capitalized and have obtained a waiver from the FDIC as mentioned above). Under the limited exception, qualified banks are able to exempt from treatment as “brokered” deposits up to $5 billion or 20% of the institution’s total liabilities in reciprocal deposits.

Privacy Regulations. Federal regulations generally require that Security Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Security Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Security Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

Cyber Security. The federal banking agencies have adopted rules providing for new notification requirements for banking organizations and their service providers for significant cybersecurity incidents. Specifically, the new rules require a banking organization to notify its primary federal regulator as soon as possible, and no later than 36 hours after, the banking organization determines that a “computer-security incident” rising to the level of a “notification incident” has occurred. Notification is required for incidents that have materially affected or are reasonably likely to materially affect the viability of a banking organization’s operations, its ability to deliver banking products and services, or the stability of the financial sector. Service providers are required under the rule to notify affected banking organization customers as soon as possible when the provider determines that it has experienced a computer-security incident that has materially affected or is reasonably likely to materially affect the banking organization’s customers for four or more hours.

Community Reinvestment Act. Under the Community Reinvestment Act, or CRA, as implemented by federal regulations, a state member bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of a state savings bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Security Bank’s latest federal CRA rating was “Satisfactory.”

In October 2023, the federal banking agencies jointly issued a final rule to revise the regulations implementing the CRA. The final rule was effective April 1, 2024, with staggered compliance dates; the applicability date for most of the provisions is January 1, 2026. The changes are designed to encourage banks to expand access to credit, investment and banking services in low and moderate income communities, adapt to changes in the banking industry including mobile and internet banking, provide greater clarity and consistency in the application of the CRA regulations and tailor CRA evaluations and data collection to bank size and type. The final rule implements a revised regulatory framework that, like the current framework, is based on bank asset size and business model. Under the final rule, a new “Retail Lending Test” is established except with banks with total assets of less than $600 million as of December 31 in either of the prior two calendar years have the option to maintain the current CRA evaluation framework, referred to in the final rule as the “Small Bank Lending Test,” or opt into the Retail Lending Test. The Retail Lending Test evaluates a bank’s record of helping to meet the credit needs of its community through the origination and purchase of residential mortgage, multi-family, small business, small farm and, in certain cases, automobile loans. Banks of all sizes will maintain the option to elect to be evaluated under a strategic plan with the final rule updating the standards for obtaining approval for such plan. The final rule continues the current approach of requiring banks to delineate specific “facility-based assessment areas,” which comprise the areas around a bank’s main office, branches, and deposit-taking remote service facilities (e.g., ATMs). The final rule allows banks to receive CRA credit for any qualified community development activity, regardless of location.

USA Patriot Act. Security Bank is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents, and parties registered under the Commodity Exchange Act.

Other Regulations

Interest and other charges collected or contracted for by Security Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•

Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for one- to four-family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Practices Act, governing the manner in which consumer debts may be collected; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of Security Bank also are subject to, among others, the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Reserve System

Under federal law and regulations, Security Bank is required to maintain sufficient liquidity to ensure safe and sound banking practices. Regulation D, promulgated by the Federal Reserve Board, imposes reserve requirements on all depository institutions, including Security Bank, which maintain transaction accounts or non-personal time deposits. In 2020, due to a change in its approach to monetary policy due to COVID-19, the Federal Reserve Board implemented a final rule to amend Regulation D requirements and reduce reserve requirement ratios to zero. The Federal Reserve Board has indicated that it has no plans to re-impose reserve requirements, but may do so in the future if conditions warrant.

Federal Home Loan Bank System

Security Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. Security Bank was in compliance with this requirement at June 30, 2024. Based on redemption provisions of the Federal Home Loan Bank of Chicago, the stock has no quoted market value and is carried at cost. Security Bank reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Chicago stock. As of June 30, 2024, no impairment has been recognized.

Holding Company Regulation

General. Upon completion of the conversion, Security Midwest Bancorp will be a bank holding company within the meaning of the Bank Holding Company of 1956. As such, Security Midwest Bancorp will be registered with the Federal Reserve Board and be subject to the regulation, examination, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board has enforcement authority over Security Midwest Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association whose direct and indirect activities are limited to those permitted for bank holding companies.

A bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” may opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking. A “financial holding company” may engage in a broader array of financial activities than permitted a typical bank holding company. Such activities can include insurance underwriting and investment banking. Security Midwest Bancorp will not elect “financial holding company” status in connection with the conversion.

Capital. Bank holding companies are subject to consolidated regulatory capital requirements, which have historically been similar to, though less stringent than, those of the FDIC for Security Bank. Federal legislation, however, required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. As a result, consolidated regulatory capital requirements identical to those applicable to the subsidiary banks generally apply to bank holding companies. However, the Federal Reserve Board has provided a “small bank holding company” exception to its consolidated capital requirements, and subsequent legislation and the related issuance of regulations by the Federal Reserve Board have increased the threshold for the exception to $3.0 billion of consolidated assets. Consequently, bank holding companies with less than $3.0 billion of consolidated assets are not subject to the consolidated holding company regulatory capital requirements unless otherwise directed by the Federal Reserve Board. As a result, Security Midwest Bancorp will not be subject to the capital requirements until such time as its consolidated assets exceed $3.0 billion or unless otherwise directed by the Federal Reserve Board.

Source of Strength. The Federal Reserve Board has issued regulations requiring that all bank holding companies serve as a source of strength to their subsidiary depository institutions by providing financial, managerial and other support in times of an institution’s distress.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with Federal Reserve Bank staff concerning dividends in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized.

The regulatory guidance also states that a bank holding company should consult with Federal Reserve Bank supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the bank holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.

There is a separate requirement that a bank holding company give the Federal Reserve Board prior written notice of any proposed purchase or redemption of then-outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

These regulatory policies may affect the ability of Security Midwest Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Federal Securities Laws

Security Midwest Bancorp common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. Security Midwest Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in Security Midwest Bancorp’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Security Midwest Bancorp may be resold without registration. Shares purchased by an affiliate of Security Midwest Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Security Midwest Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Security Midwest Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Security Midwest Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Security Midwest Bancorp may permit affiliates to have their shares registered for resale under the Securities Act of 1933.

Emerging Growth Company Status

The JOBS Act made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.235 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” We qualify as an “emerging growth company” and believe that we will continue to qualify as an “emerging growth company” for five years from the completion of the stock offering.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Security Midwest Bancorp will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “non-accelerated filer” and a “smaller reporting company,” respectively, under Securities and Exchange Commission regulations (generally less than $250 million of voting and non-voting equity held by non-affiliates or less than $100 million in annual revenue). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Security Midwest Bancorp has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.235 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

Sarbanes-Oxley Act

The Sarbanes-Oxley Act is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a bank holding company such as Security Midwest Bancorp unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable presumption of control under the regulations under certain circumstances including where, as will be the case with Security Midwest Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, the Bank Holding Company Act prohibits any company from acquiring control of a bank or bank holding company without first having obtained the approval of the Federal Reserve Board. Among other circumstances, under the Bank Holding Company Act, a company has control of a bank or bank holding company if the company owns, controls or holds with power to vote 25% or more of a class of voting securities of the bank or bank holding company, controls in any manner the election of a majority of directors or trustees of the bank or bank holding company, or the Federal Reserve Board has determined, after notice and opportunity for hearing, that the company has the power to exercise a controlling influence over the management or policies of the bank or bank holding company. The Federal Reserve Board has established presumptions of control under which the acquisition of control of 5% or more of a class of voting securities of a bank holding company, together with other factors enumerated by the Federal Reserve Board, could constitute the acquisition of control of a bank holding company for purposes of the Bank Holding Company Act.

TAXATION

Federal Taxation

General. Security Midwest Bancorp and Security Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Security Midwest Bancorp and Security Bank.

Method of Accounting. For federal income tax purposes, Security Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. Security Midwest Bancorp and Security Bank intend to file a consolidated federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the mutual savings bank bad debt reserve method of calculating the tax return bad debt deduction. For taxable years beginning after 1995, Security Bank has been subject to the same bad debt reserve rules as commercial banks. It currently utilizes the experience method under Section 585 of the Internal Revenue Code.

Net Operating Loss Carryovers. For losses originated in taxable years beginning before 2018, a financial institution may generally carry back federal net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At June 30, 2024, Security Bank had $1.9 million in federal net operating loss carryforwards.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any unutilized loss carryforward remaining after the five-year carryover period is not deductible. At June 30, 2024, Security Bank had no capital loss carryovers.

Corporate Dividends. Security Midwest Bancorp may generally exclude from its income 100% of dividends received from Security Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Security Bank’s income tax returns have not been audited in the past five years.

State Taxation

Security Bank files Illinois income tax returns and pays tax at a stated tax rate of 9.5% of Illinois taxable income. For these purposes, Illinois taxable income generally means federal taxable income subject to certain modifications, primarily the exclusion of interest income on United States obligations. As of June 30, 2024, we had Illinois net operating losses of approximately $2.9 million which are being carried forward and available to reduce future taxable income. These carryforwards expire beginning 2029 through 2036.

As a Maryland business corporation, Security Midwest Bancorp is required to file an annual report with and pay franchise taxes to the state of Maryland.

MANAGEMENT

Shared Management Structure

The directors of Security Midwest Bancorp are the same persons who are the directors of Security Bank. In addition, each executive officer of Security Midwest Bancorp is also an executive officer of Security Bank. We expect that Security Midwest Bancorp and Security Bank will continue to have common executive officers and directors until there is a business reason to establish separate management structures.

Executive Officers of Security Midwest Bancorp and Security Bank

The following table sets forth information regarding the executive officers of Security Midwest Bancorp and Security Bank. Age information is as of December 31, 2023. The executive officers of Security Midwest Bancorp and Security Bank are elected annually.

Name	Age	Position
Stephan P. Antonacci	55	President, Chief Executive Officer and Director
Brenda Minder	55	Executive Vice President and Chief Financial Officer
Darren W. Jones	47	Executive Vice President and Chief Lending Officer

Directors of Security Midwest Bancorp and Security Bank

Each of Security Midwest Bancorp and Security Bank currently has nine directors. Directors serve three-year staggered terms so that one-third of the board is elected at each annual meeting. Subsequent to the completion of the conversion and offering, directors of Security Bank will be elected by Security Midwest Bancorp as its sole stockholder. The following table states our board members’ names, their ages as of December 31, 2023, the years when they began serving as a director of Security Bank and when their current terms expire.

Name (1)	Position(s) Held With Security Bank	Age	Director Since	Current Term Expires
Stephan P. Antonacci	President, Chief Executive Officer and Director	55	2019	2025
Kenton Day	Chairman of the Board and Director	55	2022	2026
James R. Hillestad	Director	33	2024	2025
Marcus E. Johnson	Director	34	2024	2027
Frank J. Kopecky, IV	Director	42	2020	2024
William R. Marriott II	Director	51	2024	2027
James P. McClernon	Director	69	2020	2023
Stephen D. Myers	Director	61	2003	2025
Erin M. Stone	Director	47	2022	2026

(1)	The mailing address for each person listed is 510 E. Monroe, Springfield, Illinois 62701.

Board Independence

The board of directors of Security Midwest Bancorp has determined that each of our directors, with the exception of President and Chief Executive Officer Stephan P. Antonacci and Director Kenton Day, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Antonacci is not independent because he is one of our executive officers, and Mr. Day is not independent because he recently served as one of our executive officers. In evaluating the independence of our independent directors, we considered the following transactions between Security Bank and our independent directors that are not required to be reported under “ —Transactions With Certain Related Persons,” below. For the year ended December 31, 2023, Security Bank paid $20,434 to lease parking spaces from a company that is majority-owned by director Myers. In addition, Security

Bank has made commercial loans to an entity in which Director Kopecky is a minority owner, commercial loans to entities controlled by Director Marriott and residential and commercial loans to Director Stone and her affiliates, in each case on terms consistent with those Security Bank would offer to unaffiliated third parties.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the nominating and corporate governance committee and the board of directors to determine that the person should serve as a director. Each director is also a director of Security Bank. Unless otherwise indicated, directors and executive officers have held their positions as directors and executive officers of Security Bank for the past five years.

Directors

Stephan P. Antonacci has served as our President and Chief Executive Officer since 2019, having joined Security Bank in 2014 and served as our Chief Operating Officer beginning in 2018 until his appointment as President and Chief Executive Officer. Mr. Antonacci has over 25 years’ experience in the banking industry, including with JP Morgan Chase/Bank One and Bank of Springfield. Mr. Antonacci’s positions as President and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy.

Kenton Day is the Executive Director of the Central Laborers’ Pension Fund, a position he has held since June 2021. Mr. Day was the Chief Financial Officer of Security Bank from May 2020 until June 2021, and previously worked at United Contractors Midwest for 22 years, where he served as Controller and then Chief Financial Officer. Mr. Day is a Certified Public Accountant whose prior experience also including auditing financial institutions for eight years. His educational and work experience provide the board of directors with extensive insight into accounting matters, and qualifies him as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission.

James R. Hillestad (Ryan) is a Marketing and Sales Representative for Cincinnati Insurance Company, having joined Cincinnati Insurance Company in August 2024, having served as an insurance professional at Arthur J. Gallagher from 2016 to 2024, specializing in bank insurance products. Mr. Hillestad’s experience provides the board of directors with a unique perspective in addressing the insurance requirements of Security Bank.

Marcus E. Johnson has served as the President and Chief Executive Officer of the Springfield Urban League since July 2021, after initially joining the organization in 2014. During his tenure, Mr. Johnson has spearheaded initiatives that address complex economic challenges, foster collaboration across various levels of government, and drive significant financial growth. His extensive experience, including senior leadership in an organization with over 150 employees, provides valuable insight into economic development, budget and accounting matters, and organizational management.

Frank J. Kopecky, IV is a Certified Public Accountant and has been the owner of Kopecky Accounting LLC, an accounting firm he formed, since 2005. Mr. Kopecky previously served as Chief Financial Officer of Design Ideas, Ltd., headquartered in Springfield, Illinois, from 1998 to 1999, and worked as a Senior Audit Manager at a public accounting firm from 1993 to 1998. His presence adds significant depth to the financial expertise on the board and, as an active practitioner, adds to the board’s knowledge on current accounting developments. In addition, his experience and education qualifies him to be an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission.

William R. Marriott II has served as a Partner with the Real Estate Group, Inc. since 2007, the President of Marriott Real Estate Service since 2006 and the Vice President of Land of Lincoln Property Management since 2011. He was also the President of JR Cutters Inc., a lawncare and landscaping service, from 2004 to 2018, and a fiber optics specialist with the State of Illinois from 1994 to 2004. His experience as a small business owner gives him extensive insight into the customers who live in our market areas as well as both the economic developments affecting the communities in which we operate and the challenges facing small businesses in our market areas, and his particular experience provides the board with extensive insights into the challenges and opportunities in our lending activities and with respect to real estate matters in our market area.

James P. McClernon retired in 2019 as the President/Owner of Bobcat of Springfield/Champaign, Illinois, which he purchased in 2008 after becoming General Manager in 2007. Previously, Mr. McClernon spent nearly 30 years at JPMorgan Chase/Bank One /Marine Bank, including as Vice President of Global ACH Operations, Consumer Payment Solutions and Cash Management Sales. Mr. McClernon’s experience as a small business owner gives him extensive insight into the customers who live in our market area as well as economic developments affecting the communities in which we operate and the challenges facing small businesses in our market area, while his banking background and leadership experience bring valuable insight in the areas of bank operations and client relationships.

Stephen D. Myers founded Myers Commercial Real Estate, Inc. in 1998. Myers Commercial Real Estate Inc. provides full-service commercial real estate, property management, leasing and brokerage services throughout Central Illinois. Mr. Myers is a licensed Real Estate Managing Broker with over 35 years’ experience in the real estate industry. He is the Chairman of the Commercial Real Estate Network for the Capital Area REALTORS, Past-Chairman and current member of the Commercial and Property Management Committee for the Illinois REALTORS and a member of the Federal Policy Committee for the National Association of REALTORS. His experience provides the board with extensive insights into the challenges and opportunities in our lending activities and with respect to real estate matters in our market area.

Dr. Erin M. Stone has been a practicing physician with Springfield Clinic – SOGA since 2007. Dr. Stone’s experience gives her extensive insight into the challenges facing families who live in our market areas.

Executive Officers Who Are Not Directors

Brenda K. Minder is our Chief Financial Officer, having joined Security Bank in June 2021. Ms. Minder is a Certified Public Accountant with over 30 years’ experience, including serving as Chief Financial Officer for Halverson Construction Company, Inc. and Troxell Insurance Agency, both located in Springfield, Illinois.

Darren W. Jones joined Security Bank in December 2022 as Executive Vice President and Chief Lending Officer. Mr. Jones has been involved in the banking industry since 1999, including as a Market President for the Springfield, Illinois market of a larger financial institution beginning in 2017. Mr. Jones was a former ambassador with The Greater Springfield Chamber of Commerce for over seven years and graduated from the Graduate School of Banking at the University of Wisconsin in 2015.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Security Bank, to their executive officers and directors in compliance with federal banking regulations. The aggregate amount of our loans to our executive officers, directors and their related parties was $9.2 million at June 30, 2024. At June 30, 2024, all of our loans to directors, executive officers and their related parties were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Security Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at June 30, 2024, and were made in compliance with federal banking regulations.

Any transactions that would be required to be reported under this section of this prospectus must be reviewed by our Audit Committee or another independent body of the board of directors. In addition, any transaction with a director is reviewed by and subject to approval of the members of the board of directors who are not directly involved in the proposed transaction to confirm that the transaction is on terms that are no more favorable than those that would be available to us from an unrelated third party through an arms-length transaction.

Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. The board of directors of Security Midwest Bancorp will establish standing committees, including an Audit Committee. Each of these committees will operate under a written charter, which will govern its composition, responsibilities and operations. Security Bank also has standing committees of its board of directors.

Our Audit Committee will initially consist of Directors Johnson, Kopecky, Marriott and Myers. The board of directors has determined that Mr. Kopecky will qualify as an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission.

Executive Officer Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer, Stephan P. Antonacci, Brenda K. Minder, who serves as our Executive Vice President and Chief Financial Officer and Darren W. Jones, who serves as our Executive Vice President and Chief Lending Officer, for the year ended December 31, 2023. Each individual listed in the table below is referred to as a “Named Executive Officer.”

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)	Total ($)
Stephan P. Antonacci, President and Chief Executive Officer	2023	210,000	23,000	20,048	253,048
Brenda K. Minder, Executive Vice President and Chief Financial Officer	2023	155,000	10,000	18,275	183,275
Darren W. Jones, Executive Vice President and Chief Lending Officer	2023	152,500	12,500	11,832	176,832

(1)	The compensation represented by the amounts set forth in the All Other Compensation column for the Named Executive Officers is detailed in the following table.

	401(k) Match	Automobile Allowance	Club Expenses	Health Insurance Stipend	Total
Stephan P. Antonacci	$7,168	$5,248	$7,632	$—	$20,048
Brenda K. Minder	$5,775	$—	$—	$12,500	$18,275
Darren W. Jones	$3,167	$—	$8,665	$—	$11,832

Employment Agreements

Proposed Employment Agreements. In connection with the conversion and stock offering, Security Bank intends to enter into employment agreements with Messrs. Antonacci and Jones and Ms. Minder. Our continued success depends to a significant degree on the skills and competence of these individuals and the employment agreements are intended to ensure we maintain a stable management base following the conversion and stock offering.

The employment agreements will be effective as of the closing of the conversion and will have initial terms of three years. The initial term of the employment agreements will extend automatically for one additional year on each anniversary of the effective date of the agreement, so that the remaining term is again three years, unless either Security Bank or the executive gives notice to the other party of non-renewal. At least 45 days before each anniversary date of the employment agreements, the disinterested members of the board of directors of Security Bank will conduct a comprehensive evaluation and review of the executive’s performance for purposes of determining whether to not renew of the employment agreements. Notwithstanding the foregoing, in the event Security Bank or Security Midwest Bancorp enters into a transaction that would constitute a change in control, as defined under the employment agreements, the term of the agreements would automatically extend so that they would expire no less than two years following the effective date of the change in control.

The employment agreement will specify the base salaries for each of Messrs. Antonacci and Jones and Ms. Minder, which initially will be $219,450 and $160,125 and $162,750, respectively. The Board of Directors of Security Bank or the Compensation Committee may increase, but not decrease, the executives’ base salaries. In addition to base salary, the agreements will provide for the executive’s participation in any bonus plan or arrangement of Security Bank in which senior management are eligible to participate and/or may receive a bonus on a discretionary basis, as determined by the Compensation Committee. The executives will also be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of Security Bank and for the reimbursement of reasonable travel and other business expenses incurred in the performance of his or her duties with Security Bank. Security Bank will also pay or reimburse each of Messrs. Antonacci and Jones for annual membership dues at a local club, up to $10,000. Mr. Antonacci will also receive an annual automobile allowance of $10,000. Ms. Minder will also receive a health insurance stipend of $12,500 per year and will be paid for up to two weeks of unused paid time off each year.

In the event any of the executives voluntarily terminates employment, they will be entitled to receive the sum of their (i) unpaid salary, (ii) unpaid expense reimbursements, (iii) unused accrued paid time off and (iv) earned but unpaid incentive compensation (i.e., the “Accrued Obligations”).

In the event the executive’s employment is involuntarily terminated for reasons other than cause, disability or death, or in the event of their resignation for “good reason,” in either event other than in connection with a change in control, they would receive a severance payment, paid in a lump sum, equal to the Accrued Obligations plus 50% of the sum of (i) their base salary in effect as of the date of termination and (ii) the average of the actual cash bonus earned for the two years immediately prior to their date of termination). In addition, if they elect COBRA coverage, they will be reimbursed for a portion of their monthly COBRA premium payments for up to 18 months.

In the event the executive’s employment is involuntarily terminated for reasons other than cause, disability or death, or in the event of their resignation for “good reason,” in any case within 24 months following a change in control, they will receive a severance payment, paid in a single lump sum, equal to the Accrued Obligations plus two times the sum of (i) their base salary in effect as of the date of termination or immediately before the change in control, whichever is higher, and (ii) the average of the actual cash bonus earned for the two years immediately prior to the change in control. In addition, if the executive elects COBRA coverage, they will be reimbursed for a portion of their monthly COBRA premium payments for up to 18 months.

For purposes of the employment agreements, “good reason” includes (i) a material reduction in the executive’s authority, duties or responsibilities, (ii) a material reduction in his or her salary or incentive compensation opportunities, (iii) a relocation of his principal place of employment by more than 35 miles from Security Bank’s main office location, or (iv) a material breach of the employment agreement by Security Bank.

Should an executive become disabled during the term of the employment agreement, they will be entitled to the Accrued Obligations plus disability benefits, if any, provided under a disability plan sponsored by Security Bank. If the executive dies during the term of the employment agreement, his or her beneficiaries will receive the Accrued Obligations plus any benefit payable under a life insurance program sponsored by Security Bank.

Upon the executive’s termination of employment other than for cause (other than a termination in connection with a change in control), the executive will be required to comply with one-year non-solicitation restrictions set forth in his or her employment agreement.

Benefit Plans

Supplemental Life Insurance Plan. Mr. Antonacci participates in the Security Bank, s.b., Supplemental Life Insurance Plan (the “Supplemental Life Plan”). Under the Supplemental Life Plan, a participant’s death benefit equals the benefit set forth on the participant’s election form. Security Bank owns the bank-owned life insurance policies purchased to fund the death benefits under the Supplemental Life Plan and has the right to receive all death benefits under the policies after the satisfaction of the participant’s interest. Under the Supplemental Life Plan, upon the death of Mr. Antonacci while employed by Security Bank, the death benefit is $250,000, limited to the net death proceeds payable under the policy upon his death. The net death proceeds are the total death benefit under the policy less the cash surrender value.

401(k) Plan. Security Bank maintains the Security Bank 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”). The Named Executive Officers are eligible to participate in the 401(k) Plan just like any other employee. Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, up to 100% of his or her salary in any plan year, subject to limits imposed by the Internal Revenue Code. For 2024, the salary deferral contribution limit is $23,000, provided, however, that a participant over age 50 may contribute an additional $7,500, for a total contribution of $30,500. Security Bank also makes a safe harbor contribution equal to 3% of each participant’s eligible compensation. The 401(k) Plan permits a participant to direct the investment of his or her own account into various investment options offered.

Generally, a participant (or participant’s beneficiary) may receive a distribution from his or her vested account beginning at retirement, age 59 1⁄2 (while employed with Security Bank), death, disability or termination of employment, and elect for the distribution to be paid in the form of a lump sum payment or annuity or installment payments.

Employee Stock Ownership Plan. In connection with conversion, Security Bank has adopted the Security Bank Employee Stock Ownership Plan for eligible employees. Eligible employees who are employed as of January 1 in the year in which the stock offering closes will become participants as of that date. Employees hired after that date who have attained age 21 will begin participation in the employee stock ownership plan upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 7% of the total number of shares of Security Midwest Bancorp common stock issued in the offering. If eligible account holders subscribe for all of the Security Midwest Bancorp common stock sold in the offering, no shares will be available to be purchased by the employee stock ownership plan. However, if market conditions warrant and in the judgment of the employee stock ownership plan trustee it is appropriate, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion. In either circumstance, we anticipate that the employee stock ownership plan will fund the stock purchase with a loan from Security Midwest Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Security Bank’s contribution to the employee stock ownership plan and dividends, if any, payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to equal the prime rate, as published in The Wall Street Journal, on the closing date of the conversion. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the loan is repaid. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to the total aggregate compensation paid to all participants. A participant will become vested in his or her account balance at a rate of 20% per year over a five-year period. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan will reallocate any unvested shares forfeited upon termination of employment of a participant among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Security Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Security Midwest Bancorp’s earnings.

Director Compensation

The following table sets forth for the year ended December 31, 2023 certain information as to the total remuneration we paid to our directors other than Mr. Antonacci. Mr. Antonacci does not receive fees for serving as a director.

Director Compensation Table
Name	Fees earned or paid in cash ($)	All Other Compensation ($)(1)	Total ($)
Kenton Day	11,400	—	11,400
Beverly Hicks-Gibson (2)	11,800	—	11,800
James F. Hillestad (3)	11,400	—	11,400
Mitchell L. Johnson (4)	14,200	—	14,200
Frank J. Kopecky, IV	11,800	—	11,800
James P. McClernon	12,600	—	12,600
Stephen D. Myers	11,400	—	11,400
Erin M. Stone	11,400	—	11,400

(1)	For the year ended December 31, 2023, no director had perquisites, the aggregate value of which exceeded $10,000.
(2)	Ms. Hicks-Gibson retired from the board of directors in February 2024.
(3)	Mr. Hillestad retired from the board of directors in September 2024.
(4)	Mr. Johnson retired from the board of directors in January 2024.

Director Fees

Directors receive fees of $750 per month for service on the board of directors of Security Bank. Members of our board committees receive a monthly retainer of $200 per committee, with the chairperson of the committee receiving an additional $100 per month.

Each person who serves as a director of Security Midwest Bancorp also serves as a director of Security Bank and earns fees only in his or her capacity as a board member of Security Bank.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plans will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 3%, respectively, of the shares sold in the offering. These limitations will not apply if a plan is implemented more than one year after the conversion.

The stock-based benefit plans will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval by stockholders owning a majority of the outstanding shares of common stock of Security Midwest Bancorp. If any stock-based benefit plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to a stock-based benefit plan only if the plan is adopted within one year after the completion of the conversion:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Security Midwest Bancorp or Security Bank.

We have not yet determined whether we will present stock-based benefit plans for stockholder approval within one year following the completion of the conversion or whether we will present these plans for stockholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares of restricted common stock awarded under the stock-based benefit plan would be based on the price of Security Midwest Bancorp common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plan, assuming receipt of stockholder approval and that the shares are awarded in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	24,225 Shares Awarded at Minimum of Offering Range	28,500 Shares Awarded at Midpoint of Offering Range	32,775 Shares Awarded at Maximum of Offering Range	37,691 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$8.00	$194	$228	$262	$302
$10.00	$242	$285	$328	$377
$12.00	$291	$342	$393	$452
$14.00	$339	$399	$459	$528

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Security Midwest Bancorp on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant. We applied the Black-Scholes option pricing model to estimate a grant-date fair value. The Black-Scholes option pricing model assumed an estimated volatility rate of 24.88% for the shares of common stock, no dividend yield, an expected option life of 10 years and a risk-free interest rate of 4.36%.

Market/ Exercise Price	Grant- Date Fair Value Per Option	80,750 Options at Minimum of Offering Range	95,000 Options at Midpoint of Offering Range	109,250 Options at Maximum of Offering Range	125,638 Options at Adjusted Maximum of Offering Range
(Dollars in thousands, except market/exercise price and fair value information)
$ 8.00	$3.71	$300	$352	$405	$466
$ 10.00	$4.64	$375	$441	$507	$583
$ 12.00	$5.56	$449	$528	$607	$699
$ 14.00	$6.49	$524	$617	$709	$815

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase orders. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Conversion and Offering—Limitations on Common Stock Purchases.”

Name	Number of Shares (1)	Aggregate Purchase Price (1)	Percent at Minimum of Offering Range	Percent at Adjusted Maximum of Offering Range
Stephan P. Antonacci	30,000	$300,000	3.7%	2.4%
Kenton Day	15,000	150,000	1.9	1.2
James R. Hillestad	5,000	50,000	*	*
Marcus E. Johnson	500	5,000	*	*
Frank J. Kopecky, IV	5,000	50,000	*	*
William R. Marriott II	30,000	300,000	3.7	2.4
James P. McClernon	5,000	50,000	*	*
Stephen D. Myers	10,000	100,000	1.2	*
Erin M. Stone	30,000	300,000	3.7	2.4
Brenda K. Minder	15,000	150,000	1.9	1.2
Darren W. Jones	12,500	125,000	1.5	*

All directors and executive officers as a group (11 persons)	158,000	$1,580,000	19.6%	12.6%

*	Less than 1%.
(1)

Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person or entity that would be considered an associate of the named individuals under the plan of conversion.

THE CONVERSION AND OFFERING

The board of directors of Security Bank has approved the plan of conversion. The plan of conversion must also be approved by Security Bank’s members (depositors as of the voting record date). A special meeting of members has been called for this purpose. We have filed applications with the FDIC and the Illinois Division of Banking with respect to the conversion and the Federal Reserve Board and the Illinois Division of Banking with respect to holding company applications. Final approvals from the FDIC, the Illinois Division of Banking and the Federal Reserve Board are required before we can complete the conversion. However, such approvals do not constitute a recommendation or endorsement of the plan of conversion by the FDIC, the Illinois Division of Banking or the Federal Reserve Board.

General

The board of directors of Security Bank unanimously approved the plan of conversion on September 9, 2024. Pursuant to the plan of conversion, Security Bank will convert from the mutual form of organization to the fully stock form of organization. In connection with the conversion, Security Bank organized Security Midwest Bancorp, a Maryland stock holding company that will sell shares of common stock to the public in an initial public stock offering. When the conversion and related stock offering are completed, all of the capital stock of Security Bank will be owned by Security Midwest Bancorp, and all of the common stock of Security Midwest Bancorp will be owned by stockholders.

Security Midwest Bancorp expects to retain between $399,000 and $626,000 of the net proceeds of the offering, or $758,000 if the offering range is increased by 15% because of demand for the shares or changes in market conditions. Security Bank will receive a capital contribution from Security Midwest Bancorp equal to at least 85% of the net proceeds of the offering. We anticipate that Security Midwest Bancorp will invest in Security Bank between $5.5 million and $7.9 million of the net proceeds of the offering, or $9.3 million if the offering range is increased by 15% because of demand for the shares or changes in market conditions. The conversion will be consummated only upon the sale of at least 807,500 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our employee stock ownership plan, supplemental eligible account holders, other members and employees, officers and directors. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the public, with a preference given to natural persons and trusts of natural persons residing in Sangamon County, Illinois. In addition, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated offering to be managed by Performance Trust, acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering or syndicated offering. The community offering and/or syndicated offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the FDIC, the Illinois Division of Banking and the Federal Reserve Board, if applicable. See “—Community Offering” and “—Syndicated Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Security Midwest Bancorp, assuming the conversion and stock offering are completed. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at the banking offices of Security Bank and as described in the section of this prospectus titled “Where You Can Find Additional Information.” The plan of conversion is also filed as an exhibit to Security Bank’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the FDIC and the Illinois Division of Banking. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are to:

•	increase our capital to enhance our financial strength and to support existing and future lending and deposit growth;

•	facilitate our withdrawal from the multiple-employer defined benefit pension plan in which we participate and the subsequent termination of pension benefits;

•	enhance our lending capacity by increasing our regulatory lending limits;

•

attract and retain qualified personnel by enabling us to establish stock-based benefit plans for our management and employees that will give them an opportunity and greater incentive to share in our long-term growth and success;

•	enhance our community ties by providing depositors and possibly members of our community with the opportunity to acquire an ownership interest in Security Bank; and

•

provide greater flexibility to structure and finance opportunities for expansion, including acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such transactions.

In the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and therefore will enhance our ability to compete with other bidders when acquisition opportunities arise. We have no current arrangements or agreements to acquire other banks, thrifts, credit unions, financial services companies or branch offices, and there can be no assurance that we will be able to consummate any acquisitions or establish any new branches. Lastly, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While Security Bank has not required these capital tools and stock incentives in the past, they will be essential to implementing our business strategy, and management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

As of June 30, 2024, Security Bank was considered “well capitalized” for regulatory purposes.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of Security Bank (depositors) at a special meeting of members is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been set for December 20, 2024. We have filed applications with the FDIC and the Illinois Division of Banking with respect to the conversion and the Federal Reserve Board and the Illinois Division of Banking with respect to holding company applications. Final approvals from the FDIC, the Illinois Division of Banking and the Federal Reserve Board are required before we can complete the conversion. However, such approvals do not constitute a recommendation or endorsement of the plan of conversion by the FDIC, the Illinois Division of Banking or the Federal Reserve Board. We cannot consummate the conversion and the stock offering without satisfying the conditions contained in these approvals.

Effects of Conversion on Depositors and Borrowers

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. Security Bank will continue to be an Illinois-chartered savings bank and will continue to be regulated by the FDIC and the Illinois Division of Banking, while Security Midwest Bancorp will be regulated by the Federal Reserve Board. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Security Bank at the time of the conversion will be the directors of Security Bank and of Security Midwest Bancorp after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Security Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Security Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Depositors. Depositors of Security Bank are members of, and have voting rights in, Security Bank, as to all matters requiring a vote of members. Upon completion of the conversion, depositors will no longer have any voting rights in Security Bank. Following the conversion, all voting rights in Security Bank will be vested in Security Midwest Bancorp as the sole stockholder of Security Bank. The stockholders of Security Midwest Bancorp will possess exclusive voting rights with respect to Security Midwest Bancorp common stock.

Tax Effects. We have received opinions of counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Security Bank or its depositors. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of Security Bank has both a deposit account in Security Bank and a pro rata ownership interest in the net worth of Security Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Security Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Security Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Security Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the savings bank is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Security Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Security Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of a “liquidation account” to depositors as of July 31, 2023 and September 30, 2024 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Security Midwest Bancorp as the holder of Security Bank’s capital stock. Pursuant to state and federal rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured banking institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Feldman Financial Advisors, Inc. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, Feldman Financial Advisors, Inc. will receive a fee of $40,000, and will be reimbursed for its expenses up to $2,000. Feldman Financial Advisors, Inc. will also receive a fee of $5,000 for each update to the valuation appraisal.

We are not affiliated with Feldman Financial Advisors, Inc., and neither we nor Feldman Financial Advisors, Inc. has an economic interest in, or is held in common with, the other. Feldman Financial Advisors, Inc. represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Feldman Financial Advisors, Inc. from serving in the role of our independent appraiser.

We have agreed to indemnify Feldman Financial Advisors, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with applicable federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by Feldman Financial Advisors, Inc., subject to valuation adjustments applied by Feldman Financial Advisors, Inc. to account for differences between us and our peer group. Because Feldman Financial Advisors, Inc. concluded that asset size is not a strong determinant of market value, Feldman Financial Advisors, Inc. did not place significant weight on the pro forma price-to-assets approach in reaching its conclusions. Feldman Financial Advisors, Inc. placed the greatest emphasis on the price-to-book value and price-to-earnings approaches in estimating pro forma market value.

The independent valuation states that as of August 30, 2024, the estimated pro forma market value of Security Midwest Bancorp ranged from $8.1 million to $10.9 million, with a midpoint of $9.5 million. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 807,500 shares, the midpoint of the offering range will be 950,000 shares and the maximum of the offering range will be 1,092,500 shares, or 1,256,375 shares if the maximum amount is increased by 15% because of demand for shares or changes in market conditions.

The independent valuation was prepared by Feldman Financial Advisors, Inc. in reliance upon the information contained in this prospectus, including our financial statements. Feldman Financial Advisors, Inc. also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	the pro forma effect of the costs associated with our withdrawal from the multiple-employer defined benefit pension plan in which we participate;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 3% of the common stock sold in the offering for the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation is also based on an analysis of a peer group of publicly traded bank holding companies and savings and loan holding companies that Feldman Financial Advisors, Inc. considered comparable to Security Midwest Bancorp under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as the Nasdaq Stock Market or the New York Stock Exchange). The peer group companies selected for Security Midwest Bancorp also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been fully-converted for at least six months. Feldman Financial Advisors, Inc. applied the following selection criteria to the universe of all public companies that were eligible for consideration: (i) asset size of less than $1.0 billion; (ii) tangible common equity-to-tangible assets ratios greater than 5.0%; (iii) total market capitalization less than $125 million; and (iv) institutions that are located in one of the following regions of the United States: Midwest, Mid-Atlantic, Southeast, and Southwest.

The appraisal peer group consists of the following companies, with total assets as of June 30, 2024.

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in millions)
1895 Bancorp of Wisconsin, Inc.	BCOW	Nasdaq	Greenfield, WI	$561.1
Catalyst Bancorp, Inc.	CLST	Nasdaq	Opelousas, LA	295.3
Central Plains Bancshares, Inc.	CPBI	Nasdaq	Grand Island, NE	466.6
Generations Bancorp, Inc.	GBNY	Nasdaq	Seneca Falls, NY	401.8
Home Federal Bancorp, Inc. of Louisiana	HFBL	Nasdaq	Shreveport, LA	637.5
IF Bancorp, Inc.	IROQ	Nasdaq	Watseka, IL	887.7
NSTS Bancorp, Inc.	NSTS	Nasdaq	Waukegan, IL	265.9
PB Bankshares, Inc.	PBBK	Nasdaq	Coatesville, PA	449.0
Texas Community Bancshares, Inc.	TCBS	Nasdaq	Mineola, TX	451.6
William Penn Bancorporation	WMPN	Nasdaq	Bristol, PA	818.7

In applying each of the valuation methods, Feldman Financial Advisors, Inc. considered adjustments to the pro forma market value based on a comparison of Security Midwest Bancorp with the peer group. Feldman Financial Advisors, Inc. made downward adjustments for financial condition, liquidity of the stock issue, and marketing of the stock issue. The downward adjustment for financial condition was attributable to Security Midwest Bancorp’s lower pro forma capital position and its higher historical level of non-performing assets to total assets. The downward adjustment for the liquidity of the issue took into consideration the lower number of shares to be outstanding and the lower market capitalization expected in comparison to the peer group companies. The downward adjustment for marketing of the issue was based on the risk and uncertainty related to a new offering in the current environment of stock market volatility. Feldman Financial Advisors, Inc. made no adjustments for earnings growth and viability, management, dividend policy, subscription interest, or the effect of banking regulations and regulatory reform.

The following table presents a summary of selected pricing ratios for the peer group companies and for Security Midwest Bancorp (on a pro forma basis) utilized by Feldman Financial Advisors, Inc. in its appraisal. These ratios are based on Security Midwest Bancorp’s pro forma book value, tangible book value and core earnings as of and for the twelve months ended June 30, 2024, as adjusted for the impact of the cost to withdraw from the multiple-employer defined benefit pension plan in which Security Bank participates. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of August 30, 2024. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 35.9% on a price-to-book value basis, a discount of 36.9% on a price-to-tangible book value basis and a discount of 51.7% on a price-to-core earnings basis. Compared to the median pricing ratios of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 35.4% on a price-to-book value basis, a discount of 38.0% on a price-to-tangible book value basis and a discount of 57.1% on a price-to-core earnings basis.

	Price-to-core earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
Security Midwest Bancorp (on a pro forma basis, assuming completion of the conversion):
Adjusted Maximum	14.49x	56.47%	56.47%
Maximum	12.99x	52.58%	52.58%
Midpoint	11.49x	48.73%	48.73%
Minimum	10.00x	44.33%	44.33%
Valuation of peer group companies, all of which are fully converted (on an historical basis):
Averages	23.80x	76.08%	77.28%
Medians	26.79x	75.40%	78.63%

(1)

Price-to-earnings multiples calculated by Feldman Financial Advisors, Inc. in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing twelve-month basis for the twelve months ended June 30, 2024 for Security Midwest Bancorp and for the peer group companies.

Our board of directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by Feldman Financial Advisors, Inc. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the FDIC, the Illinois Division of Banking and the Federal Reserve Board, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $8.1 million or more than $12.6 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Feldman Financial Advisors, Inc. did not independently verify our financial statements and other information that we provided to them, nor did Feldman Financial Advisors, Inc. independently value our assets or liabilities. The independent valuation considers Security Bank as a going concern and should not be considered as an indication of the liquidation value of Security Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $12.6 million, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 1,256,375 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not increase the offering range above this level or decrease the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $12.6 million, and a corresponding increase in the offering range to more than 1,256,375 shares, or a decrease in the minimum of the valuation range to less than $8.1 million and a corresponding decrease in the offering range to fewer than 807,500 shares, then we will promptly return, with interest at a rate of 0.50% per annum, all funds received in the offering and cancel deposit account withdrawal authorizations. After consulting with the FDIC, the Illinois Division of Banking and the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the FDIC, the Illinois Division of Banking and the Federal Reserve Board in order to complete the offering. In the event that we conduct a resolicitation, we will notify subscribers by mail sent to the address the subscriber provides on the stock order form they have submitted of their rights to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval of the FDIC, the Illinois Division of Banking and the Federal Reserve Board, if required, for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease a subscriber’s ownership interest, our pro forma income and stockholders’ equity on a per share basis while increasing stockholders’ equity and our pro forma income on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase a subscriber’s ownership interest, our pro forma income and stockholders’ equity on a per share basis, while decreasing stockholders’ equity and pro forma income on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of Feldman Financial Advisors, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the minimum, maximum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on July 31, 2023 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 15,000 shares ($150,000) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. The balance of Qualifying Deposits of all Eligible Account Holders was approximately $177.6 million. See “ —Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on July 31, 2023. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers of Security Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding July 31, 2023. In addition, subscription rights to purchase shares of common stock provided to directors as Eligible Account Holders shall not give directors in the aggregate subscriptions equal to more than 20% of the total offering.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, specifically our employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock in the offering. Our employee stock ownership plan intends to purchase 7% of the total number of shares of common stock sold in the stock offering. If Eligible Account Holders subscribe for all of our common stock being sold in the offering, no shares will be available for our tax-qualified employee benefit plans and if market conditions warrant, in the judgment of the plan’s trustee, our employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining available after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on September 30, 2024 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 15,000 shares ($150,000) of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. The balance of Qualifying Deposits of all Supplemental Eligible Account Holders was approximately $228.6 million. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at September 30, 2024. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining available after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans, and Supplemental Eligible Account Holders, each depositor on the voting record date of November 12, 2024 (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 15,000 shares ($150,000) of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Other Members whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Other Members, the excess shall be reallocated (one or more times as necessary) among those Other Members whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at November 12, 2024. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 5: Employees, Officers and Directors. To the extent that there are shares of common stock remaining available after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, our employees, officers and directors (“Employees, Officers and Directors”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 15,000 shares ($150,000) of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Employee, Officer or Director to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Employee, Officer or Director whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Employees, Officers and Directors whose subscriptions remain unfilled.

Expiration Date. The subscription offering will expire at 4:00 p.m., Central Time, on December 19, 2024, unless extended by us for up to 45 days or such additional periods of up to 90 days with the approval of the FDIC, the Illinois Division of Banking and the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each person eligible to subscribe in the subscription offering can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 807,500 shares within 45 days after the December 19, 2024 expiration date, and the FDIC, the Illinois Division of Banking and the Federal Reserve Board have not consented to an extension, the stock offering will be terminated and all funds delivered to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at a rate of 0.50% per annum, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond February 3, 2025 is granted by the FDIC, the Illinois Division of Banking and the Federal Reserve Board, we will resolicit subscribers as described under “—Procedure for Purchasing Shares—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders, Other Members and Employees, Officers and Directors, we may offer shares pursuant to the plan of conversion to the public in a community offering, with a preference given to natural persons and trusts of natural persons residing in Sangamon County, Illinois (collectively, the “Community”).

Subscribers in the community offering may purchase up to 15,000 shares ($150,000) of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order at any time prior to completion of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons and trusts of natural persons residing in the Community, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter, any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated. If we do not have sufficient shares of common stock available to fill the orders of other members of the public, we will allocate the available shares among those persons in the manner described above for persons residing in the Community.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community, together with an indication that this presence within the Community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. The community offering is expected to conclude at 4:00 p.m., Central Time on December 19, 2024, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond February 3, 2025. If an extension beyond February 3, 2025 is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to change or cancel their orders. If a person does not respond, we will cancel his or her stock order, return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond December 20, 2026, which is two years after the special meeting of members to approve the plan of conversion.

Syndicated Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for in the subscription and community offerings in a syndicated offering in a manner that will achieve a widespread distribution of our shares of common stock to the general public. If a syndicated offering is held, Performance Trust will serve as sole book running manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Performance Trust may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Performance Trust nor any other involved registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering.

In the syndicated offering, any person may purchase up to 15,000 shares ($150,000) of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated offering. Unless otherwise permitted, accepted orders for our common stock in the syndicated offering will first be filled up to a maximum of 2% of the shares sold in the offering. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated. Unless the syndicated offering begins during the subscription offering or the community offering, the syndicated offering will begin as soon as possible after the expiration of the subscription and community offerings.

The syndicated offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Orders in the syndicated offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, Security Bank deposit account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the stock offering does not occur, either as a result of not confirming receipt of at least $8.1 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the offering, the funds will be promptly returned with interest at a rate of 0.50% per annum.

The closing of the syndicated offering, which will be simultaneous with the closing of the subscription and community offerings, is subject to conditions set forth in an agency agreement among Security Bank and Security Midwest Bancorp on one hand, and Performance Trust on the other hand.

Expiration Date. The syndicated offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval.

If for any reason we cannot conduct a syndicated offering of shares of common stock, or in the event that we are unable to find purchasers from the general public to reach the minimum of the offering range, we will try to make other arrangements for the sale of unsubscribed shares, including an underwritten public offering, if possible. The FDIC, the Illinois Division of Banking, the Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•

no person or entity, together with any associate or group of persons acting in concert, may purchase more than 30,000 shares ($300,000) of common stock in all categories of the offering combined, except that our tax-qualified employee benefit plans may purchase in the aggregate up to 10% of the shares of common stock sold in the offering;

•

the maximum number of shares of common stock that may be purchased in all categories of the offering by certain of our officers, and directors, and their associates, in the aggregate, may not exceed 31% of the shares sold in the offering; and

•	the minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required approvals of the FDIC, the Illinois Division of Banking and the Federal Reserve Board, we may increase the individual or aggregate purchase limitations to an amount not to exceed 5% of the common stock sold in the offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of common stock will be, and, in our sole discretion some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation will be to increase the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that a purchase limitation is increased to 5% of the stock sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares of common stock sold in the offering do not exceed in the aggregate 10% of the total shares of the common stock sold in the offering. Any such requests to purchase additional shares of common stock in the event that a purchase limitation is so increased will be determined by our board of directors in its sole discretion.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

•

in the event that there is an oversubscription at the Eligible Account Holder, tax-qualified employee benefit plans, Supplemental Eligible Account Holder, Other Member or Employee, Officer and Director levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

•	to fill unfulfilled subscriptions in the community offering, with preference given to natural persons and trusts of natural persons residing in Sangamon County, Illinois.

The term “associate” of a person means:

(1)

any corporation or organization, other than Security Bank, Security Midwest Bancorp or a majority-owned subsidiary of either of these entities, of which the person is a senior officer, partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities;

(2)

any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or fiduciary, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or fiduciary; and

(3)	any blood or marriage relative of the person, who either lives in the same home the person or who is a director or officer of Security Bank or Security Midwest Bancorp or any of their subsidiaries.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons having the same address or exercising subscription rights through qualifying accounts registered to the same address at any of the applicable record dates generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our senior officers and directors and except as described below. Any purchases made by any associate of Security Bank or Security Midwest Bancorp for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Restrictions on Transfer of Subscription Rights and Shares,” “—Other Restrictions” and “Restrictions on Acquisition of Security Midwest Bancorp, Inc.”

Marketing and Distribution; Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock, we have retained Performance Trust, which is a broker-dealer registered with the Financial Industry Regulatory Authority. In its role as financial advisor, Performance Trust will:

(i)	consult as to the marketing implications of the plan of conversion;

(ii)	review with our board of directors the financial effect of the offering on us, based on the independent appraiser’s valuation of the shares of common stock;

(iii)	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

(iv)	assist in the design and implementation of a marketing strategy for the offering;

(v)	assist management in scheduling and preparing for meetings with potential investors and other broker-dealers in connection with the offering; and

(vi)	provide such other general advice and assistance as may be reasonably requested to promote the successful completion of the offering.

For these services, Performance Trust will receive a management fee of $25,000 and will receive a success fee equal to the greater of (x) $250,000 or (y) 1.0% of the aggregate purchase price of the shares of common stock sold in the subscription offering and 2.00% of the aggregate purchase price of the shares of common stock sold in the community offering, if any, in each case excluding shares sold to the employee stock ownership plan and to our directors, officers and employees and their immediate family members and to any “accredited institutional investor” as defined in the regulations promulgated under the Securities Act of 1933. In addition, Performance Trust will receive a success fee of 5.00% of the aggregate purchase price of shares of common stock solicited by Performance Trust and sold to accredited institutional investors in the community offering. The $25,000 management fee will be credited against the aggregate success fee.

Syndicated Offering. In the event that Performance Trust sells shares of common stock through a group of broker-dealers in a syndicated offering, they and any other broker-dealer will be paid a fee equal to 5.0% of the aggregate purchase price of total number of shares of common stock sold in the syndicated offering. Performance Trust will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated offering will be in addition to fees payable with respect to the subscription and community offerings.

Expenses. Performance Trust also will be reimbursed up to a maximum of $130,000 for legal fees and expenses, and $15,000 for all other out-of-pocket expenses, which may be increased to $30,000 in the event of resolicitation of subscribers for a maximum of other expenses and legal fees and expenses of $160,000.

We will indemnify Performance Trust against liabilities and expenses (including legal fees) related to or arising out of Performance Trust’s engagement as our financial advisor and performance of services as our financial advisor.

Records Agent and Stock Information Center Management. We have also engaged Performance Trust to act as our records agent and Stock Information Center manager in connection with the stock offering. In its role as records agent, Performance Trust will, among other things:

•	process customer account information as of all record dates, to identify customer subscription and voting rights;

•	consolidate customer accounts by ownership for voting and offering purposes;

•	coordinate with our financial printer for labeling and mailing of all proxy and offering materials;

•	provide supporting account information and consult with our legal counsel for “blue sky” research and required state securities registration, if needed;

•	assist our transfer agent with the generation and mailing of direct registration system statements of ownership, interest and refund checks, and 1099-INT statements as required;

•	coordinate proxy tabulation and solicitation efforts to be provided by an independent proxy tabulator and solicitation agent; and

•	act as inspector of elections for the special meeting of members to approve the plan of conversion, if requested.

In its role as Stock Information Center manager, Performance Trust will, among other things:

•	provide stock order management and reporting services;

•	organize and supervise of the Stock Information Center; and

•	train our employees.

For these services, Performance Trust will receive a fee of $35,000, of which $10,000 was paid upon the mailing of this prospectus. Any unusual or additional items or duplication of services required as a result of a material change in applicable regulations or the plan of conversion, a material delay, required resolicitation of the offering or other similar events may result in extra charges that shall not exceed $10,000. We will also reimburse Performance Trust for its reasonable out-of-pocket expenses in connection with these services not to exceed $20,000.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated offering, a prospectus and order form in electronic format may be made available on Internet sites or through other online services maintained by Performance Trust or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Performance Trust or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Security Bank may assist in the offering, but only in ministerial capacities, and may provide clerical services in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Performance Trust. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 4:00 p.m., Central Time, on December 19, 2024, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond February 3, 2025 may require the approval of the FDIC, the Illinois Division of Banking and the Federal Reserve Board. If the offering is extended past February 3, 2025, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. All subscribers will be notified by mail sent to the address the subscriber provides on the stock order form they have submitted. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.50% per annum from the date your stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond December 20, 2026, which is two years after the special meeting of members to act on the plan of conversion. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.50% per annum from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied, facsimiled or scanned order forms. All order forms must be received, not postmarked, prior to 4:00 p.m., Central Time, December 19, 2024. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so. You may submit your stock order form and payment by overnight delivery to our Stock Information Center at the address noted on the stock order form or by in-person delivery to Security Bank’s main office located at 510 E. Monroe, Springfield, Illinois. In-person delivery of stock order forms will be accepted only at Security Bank’s main office. You may not deliver this form to our other banking offices. You may also submit your stock order by mail using the stock order reply envelope provided, however, we strongly encourage overnight or in-person delivery of your stock order to increase the likelihood your order is received before the deadline. Please do not mail stock order forms to Security Bank’s offices. Once tendered, an order form cannot be modified or revoked without our consent or unless the offering is terminated or is extended beyond February 3, 2025, or the number of shares of common stock to be sold is increased to more than 1,256,375 shares or decreased to less than 807,500 shares. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of our banking regulators.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Security Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, payable to Security Midwest Bancorp, Inc.; or

•	authorization of withdrawal from a Security Bank savings or certificate of deposit account identified on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Security Bank are provided in the stock order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest will remain in the account. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the then current statement savings rate subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s) at the time the check is presented for payment. Checks and money orders will be immediately cashed and placed in a segregated account at Security Bank and will earn interest at a rate of 0.50% per annum from the date payment is processed until the offering is completed, at which time, a subscriber will be issued a check for interest earned.

Regulations prohibit Security Bank from knowingly lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not pay by wire transfer in the subscription or community offerings. Do not mail cash. We will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Security Midwest Bancorp. You may not designate on your stock order form a direct withdrawal from a Security Bank retirement account. See “—Using Retirement Account Funds” for information on using such funds. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by February 3, 2025, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until completion of the stock offering, provided there is a loan commitment from either an unrelated financial institution or Security Midwest Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase at the time of the expiration of the subscription offering.

Using Retirement Account Funds. If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Security Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Security Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Security Bank individual retirement account to a self-directed individual retirement account, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the December 19, 2024 end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin the business day following the completion of the conversion and offering. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described above in “—Approvals Required.” Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they purchased in the offering, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Restrictions on Transfer of Subscription Rights and Shares

Federal and state regulations prohibit any person with subscription rights, specifically the Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and Employees, Officers and Directors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on your qualifying deposit account(s). Taking this action may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any stock order in such a situation if the requested opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is (312) 521-1600. The Stock Information Center is open Monday through Friday, between 9:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed on bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Security Bank prior to the conversion, all claims of creditors of Security Bank, including those of depositors of Security Bank (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Security Bank remaining, depositors of Security Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Security Bank immediately prior to liquidation. In the unlikely event that Security Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to qualifying depositors, with any assets remaining thereafter distributed to Security Midwest Bancorp as the sole holder of Security Bank capital stock. Pursuant to federal rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured banking institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Security Bank as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Security Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Security Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder who continues to maintain his or her deposit account at Security Bank, would be entitled, on a complete liquidation of Security Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Security Midwest Bancorp. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account based on their deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Security Bank on July 31, 2023 or September 30, 2024, respectively. The amount of such interest in the liquidation account would be calculated pursuant to the plan of conversion.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on July 31, 2023 or September 30, 2024, respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Security Midwest Bancorp, as the sole stockholder of Security Bank.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Security Bank, Security Midwest Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and Employees, Officers and Directors. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Security Bank or Security Midwest Bancorp would prevail in a judicial proceeding.

Security Bank and Security Midwest Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion, which include the following:

1.	The conversion of Security Bank to an Illinois-chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Security Bank will not recognize any gain or loss upon the receipt of money from Security Midwest Bancorp in exchange for shares of common stock of Security Bank.

3.

The basis and holding period of the assets received by Security Bank, in stock form, from Security Bank, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.

No gain or loss will be recognized by account holders of Security Bank, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in Security Bank, in stock form, in the same dollar amount and under the same terms as held at Security Bank, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Security Bank in exchange for their ownership interests in Security Bank.

5.

The basis of the account holders’ deposit accounts in Security Bank, in stock form, will be the same as the basis of their deposit accounts in Security Bank, in mutual form. The basis of the Eligible Account Holders and Supplemental Eligible Account Holders interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.

It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, Other Members or Employees, Officers and Directors upon distribution to them of nontransferable subscription rights to purchase shares of Security Midwest Bancorp common stock, provided that the amount to be paid for Security Midwest Bancorp common stock is equal to the fair market value of Security Midwest Bancorp common stock.

7.

The basis of the shares of Security Midwest Bancorp common stock purchased in the offering will be the purchase price. The holding period of the Security Midwest Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by Security Midwest Bancorp on the receipt of money in exchange for shares of Security Midwest Bancorp common stock sold in the offering.

In the view of Feldman Financial Advisors, Inc. (which is acting as independent appraiser of the value of the shares of Security Midwest Bancorp common stock in connection with the conversion), the subscription rights do not have any value for the reasons set forth in Item 6 above. Feldman Financial Advisors, Inc.’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and Employees, Officers and Directors are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and Employees, Officers and Directors who exercise the subscription rights in an amount equal to their value, and Security Midwest Bancorp could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and Employees, Officers and Directors are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to the basis in the liquidation account set forth in Item 4 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation of a solvent bank (other than as set forth below); (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Security Bank are reduced as of each December 31st; and (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a converted bank’s assets and liabilities by a credit union. In addition, we have received a letter from Feldman Financial Advisors, Inc. stating its belief that the benefit provided by the Security Bank liquidation account does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Security Bank liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Security Bank, the depositors of Security Bank, Security Midwest Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and Employees, Officers and Directors who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Security Midwest Bancorp or Security Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Security Midwest Bancorp’s registration statement. An opinion regarding the Illinois state income tax consequences consistent with the federal tax opinion has been issued by Wipfli LLP, tax advisors to Security Bank and Security Midwest Bancorp.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Security Midwest Bancorp or Security Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. For restricted shares, our transfer agent will be given notice of restrictions on transfer, and instructions will be issued to the effect that any transfer within this time period of record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. Separately, the directors and executive officers of Security Midwest Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the FDIC, the Illinois Division of Banking and the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Federal regulations prohibit Security Midwest Bancorp from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, or except to fund management recognition plans that have been approved by stockholders and/or tax-qualified employee stock benefit plans.

RESTRICTIONS ON ACQUISITION OF SECURITY MIDWEST BANCORP, INC.

Although the board of directors of Security Midwest Bancorp is unaware of any effort that might be made to obtain control of Security Midwest Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Security Midwest Bancorp’s articles of incorporation and bylaws to protect the interests of Security Midwest Bancorp and its stockholders from takeovers that our board of directors might conclude are not in the best interests of Security Bank, Security Midwest Bancorp or Security Midwest Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of Maryland law, Security Midwest Bancorp’s articles of incorporation and bylaws, Security Bank’s proposed Illinois stock articles of incorporation, Illinois banking law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. Security Midwest Bancorp’s articles of incorporation and bylaws and Security Bank’s proposed Illinois stock articles of incorporation and bylaws are included as part of Security Bank’s application for conversion filed with the FDIC and the Illinois Division of Banking, and except for Security Bank’s proposed stock articles of incorporation and bylaws, Security Midwest Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Maryland Law and Articles of Incorporation and Bylaws of Security Midwest Bancorp

Maryland law, as well as Security Midwest Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Security Midwest Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Security Bank, restrictions based upon prior legal or regulatory violations and a residency requirement. The bylaws also impose a restriction on eligibility for election, re-election, appointment or re-appointment to the board of directors (excluding the current directors) if, at the time of such election, re-election, appointment or re-appointment, such person has reached the age of 70. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the submission of proposals by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Security Midwest Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Security Midwest Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, sale of all or substantially all of its assets or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Security Midwest Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Security Midwest Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Security Midwest Bancorp and its subsidiaries and on the communities in which Security Midwest Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Security Midwest Bancorp;

•	whether a more favorable price could be obtained for Security Midwest Bancorp’s stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Security Midwest Bancorp and its subsidiaries;

•	the future value of the stock or any other securities of Security Midwest Bancorp or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of Security Midwest Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by the president, the chief executive officer, the chairperson of the board, by a majority of the whole board of directors, or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that no record owner of any of Security Midwest Bancorp’s outstanding common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of Security Midwest Bancorp’s then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, Security Midwest Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Security Midwest Bancorp, Inc.” The articles of incorporation authorize 10,000,000 shares of common stock and 1,000,000 shares of serial preferred stock. Security Midwest Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that Security Midwest Bancorp would have if there were no vacancies on the Board of Directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Security Midwest Bancorp has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Security Midwest Bancorp that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Security Midwest Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the board of directors and also by of the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of the majority of the outstanding shares of our common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that directors may only be removed for cause and by the affirmative vote of at least two-thirds of the votes eligible to be cast by stockholders;

(v)	the ability of the board of directors to amend and repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Security Midwest Bancorp;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the indemnification of current and former directors and officers, as well as employees and other agents, by Security Midwest Bancorp;

(xi)	the limitation of personal liability of officers and directors to Security Midwest Bancorp for money damages;

(xii)	the inability of stockholders to cumulate their votes in the election of directors;

(xiii)	the advance notice requirements for stockholder proposals and nominations;

(xiv)	the requirement that the forum for certain actions or disputes will be a state or federal court located within the State of Maryland; and

(xv)

the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiv) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Security Midwest Bancorp’s directors or by the stockholders by the affirmative vote of at least 80% of the votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

The provisions requiring the affirmative vote of 80% of the total votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of Security Midwest Bancorp in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law, which permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Purpose and Anti-Takeover Effects of Security Midwest Bancorp’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of Security Midwest Bancorp and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of Security Midwest Bancorp and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of Security Midwest Bancorp and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Security Midwest Bancorp and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of Security Midwest Bancorp’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board of Directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Security Bank’s Articles of Incorporation

The stock articles of incorporation of Security Bank will provide that for a period of five years from the closing of the conversion and offering, no person may, directly or indirectly, acquire or offer to acquire, 10% of any class of an equity security of Security Bank, without the prior written regulatory approval. In addition, the stock articles of incorporation will provide that for a period of up to five years following the closing date of the conversion, shares beneficially owned in violation of the above-described provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. This restriction shall not apply to the acquisition of securities of Security Bank or Security Midwest Bancorp by any one or more employee stock benefit plans of Security Bank or Security Midwest Bancorp.

Conversion Regulations

Federal regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the prior written approval of the FDIC, the Illinois Division of Banking and the Federal Reserve Board (and, under Illinois regulations, Security Bank’s Board of Directors), no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of Security Bank for a period of three years from the date of the completion of the conversion. However, offers made exclusively to a savings bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. Under the plan of conversion, a “person” includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed to acquire, hold or dispose of securities of a savings bank.

Change in Control Law and Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company such as Security Midwest Bancorp unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the Change in Bank Control Act and applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with Security Midwest Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve Board. Control, as defined under the Bank Holding Company Act and Federal Reserve Board regulations, means ownership, control or power to vote 25% or more of any class of voting stock, control in any manner over the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquiror has the power to exercise, directly or indirectly, a controlling influence over the management or policies of the company. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Relevant factors concerning when a company exercises a controlling influence over a bank or bank holding company include the company’s voting and nonvoting equity investment in the bank or bank holding company, director, officer and employee overlap and the scope of business relationships between the company and bank or bank holding company. In addition, a bank holding company must obtain Federal Reserve Board approval before acquiring ownership or control of 5% or more of any class of voting stock of a bank or another bank holding company.

DESCRIPTION OF CAPITAL STOCK OF SECURITY MIDWEST BANCORP, INC.

General

Security Midwest Bancorp is authorized to issue 10,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Security Midwest Bancorp currently expects to issue in the offering up to 1,256,375 shares of common stock. Security Midwest Bancorp will not issue shares of preferred stock in the stock offering. Each share of Security Midwest Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock of Security Midwest Bancorp will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. Security Midwest Bancorp may pay dividends on its common stock if, after giving effect to such dividends, it would be able to pay its debts in the usual course of business and its total assets would exceed the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends. However, even if Security Midwest Bancorp’s assets are less than the amount necessary to satisfy the requirement set forth above, Security Midwest Bancorp may pay dividends from: its net earnings for the fiscal year in which the distribution is made; its net earnings for the preceding fiscal year; or the sum of its net earnings for the preceding eight fiscal quarters. The holders of common stock of Security Midwest Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Security Midwest Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Security Midwest Bancorp will have exclusive voting rights in Security Midwest Bancorp. They will elect Security Midwest Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Security Midwest Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Security Midwest Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. As previously described, certain matters require the approval of 80% of our outstanding common stock.

As an Illinois stock savings bank, corporate powers and control of Security Bank will be vested in its board of directors, who elect the officers of Security Bank and who fill any vacancies on the board of directors. Voting rights of Security Bank will be vested exclusively in the owner of the shares of capital stock of Security Bank, which will be Security Midwest Bancorp, and voted at the direction of Security Midwest Bancorp’s board of directors. Consequently, the holders of the common stock of Security Midwest Bancorp will not have direct control of Security Bank.

Liquidation. In the unlikely event of any liquidation, dissolution or winding up of Security Bank, Security Midwest Bancorp, as the holder of 100% of Security Bank’s capital stock, would be entitled to receive all assets of Security Bank available for distribution, after payment or provision for payment of all debts and liabilities of Security Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the unlikely event of liquidation, dissolution or winding up of Security Midwest Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Security Midwest Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Security Midwest Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of Security Midwest Bancorp’s authorized shares of preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Forum Selection for Certain Stockholder Lawsuits

The articles of incorporation of Security Midwest Bancorp provide that, unless Security Midwest Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Security Midwest Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Security Midwest Bancorp to Security Midwest Bancorp or Security Midwest Bancorp’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Security Midwest Bancorp shall be deemed to have notice of and consented to the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Security Midwest Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both.

See “Risk Factors—Risks Related to the Stock Offering—Our articles of incorporation provide that, subject to limited exceptions, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholders litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.”

TRANSFER AGENT

The transfer agent and registrar for Security Midwest Bancorp’s common stock will be Pacific Stock Transfer Company, Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Security Bank as of December 31, 2023 and 2022, and for the years then ended, have been included herein in reliance upon the report of Wipfli LLP, independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

Feldman Financial Advisors, Inc. has consented to the publication herein of the summary of its report to Security Midwest Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to Security Midwest Bancorp and Security Bank, has issued to Security Midwest Bancorp its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Wipfli LLP has provided an opinion to us regarding the Illinois state income tax consequences of the conversion. Certain legal matters will be passed upon for Performance Trust by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Security Midwest Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, may be found at the web site of the Securities and Exchange Commission (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Security Midwest Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Security Bank has filed an application for approval of the conversion with the Illinois Department of Financial and Professional Regulation, Division of Banking and a notice of intent to convert with the Federal Deposit Insurance Corporation. Security Midwest Bancorp has filed a bank holding company application with the Federal Reserve Bank of Chicago and the Illinois Department of Financial and Professional Regulation, Division of Banking. This prospectus omits certain information contained in those applications and notices. The non-confidential portions of the applications filed with the Illinois Department of Financial and Professional Regulation, Division of Banking may be inspected, without charge, at the offices of the Illinois Department of Financial and Professional Regulation, Division of Banking, 320 West Washington Street, 3rd Floor, Springfield, Illinois 62786. The non-confidential sections of the notice filed by Security Bank with the Federal Deposit Insurance Corporation may be inspected at 300 South Riverside Plaza, Suite 1700, Chicago, Illinois 60606. To obtain a copy of the application filed with the Board of Governors of the Federal Reserve System, you may contact Ms. Colette A. Fried, Assistant Vice President of the Federal Reserve Bank of Chicago, at (312) 322-6846.

A copy of the plan of conversion is available without charge from Security Bank at its offices.

In connection with the offering, Security Midwest Bancorp will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, Security Midwest Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Security Midwest Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the completion of the conversion.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITY BANK, s.b. AND SUBSIDIARIES

F-1

Security Bank, SB and Subsidiaries

Consolidated Balance Sheets (Unaudited)

June 30, 2024 and December 31, 2023

	June 30, 2024	December 31, 2023
Assets
Cash on hand	$2,288,793	$4,626,394
Due from banks	49,473,395	28,681,754
Federal funds sold	1,239,000	502,000

Cash and cash equivalents	53,001,188	33,810,148
Held-to-maturity securities	1,225,634	2,212,113
Available-for-sale securities	47,179,529	48,529,202
Loans receivable	107,566,252	109,238,835
Allowance for credit losses	(1,357,218)	(2,158,183)

Loans, net	106,209,034	107,080,652
Federal Home Loan Bank stock	697,500	697,500
Premises and equipment, net	3,012,458	3,038,629
Foreclosed assets	297,162	3,000
Accrued interest receivable	632,302	730,893
Mortgage servicing rights, net	330,449	339,640
Deferred tax assets	3,003,050	3,137,490
Bank owned life insurance	2,202,414	2,169,473
Other assets	1,774,441	1,822,584

Total assets	$219,565,161	$203,571,324

Liabilities and Equity
Liabilities
Deposits
Demand	$128,581,259	$117,472,624
Savings	26,035,211	29,509,628
Time	49,846,221	31,127,339

Total deposits	204,462,691	178,109,591
Advances from the Federal Home Loan Bank	—	10,500,000
Advances from borrowers for taxes and insurance	392,076	361,433
Accrued expenses and other liabilities	850,591	1,147,216

Total liabilities	205,705,358	190,118,240
Equity
Retained earnings	18,525,901	17,989,342
Accumulated other comprehensive loss	(4,666,098)	(4,536,258)

Total equity	13,859,803	13,453,084

Total liabilities and equity	$219,565,161	$203,571,324

See Notes to Consolidated Financial Statements	F-2

Security Bank, SB and Subsidiaries

Consolidated Statements of Income (Unaudited)

Six Months Ended June 30, 2024 and 2023

	Six Months Ended June 30,
	2024	2023
Interest Income
Loans	$3,161,123	$2,355,020
Investment securities	693,974	666,658
Interest-bearing deposits and other	923,947	736,654

Total interest income	4,779,044	3,758,332

Interest Expense
Deposits	1,378,603	193,206
Federal Home Loan Bank advances	3,301	1

Total interest expense	1,381,904	193,207

Net Interest Income	3,397,140	3,565,125
Provision for Credit Losses	—	60,000

Net Interest Income After Provision for Credit Losses	3,397,140	3,505,125

Noninterest Income
Service fees on deposits	524,719	684,642
Debit card fees	208,629	209,190
Mortgage loan servicing fees, net	68,857	78,788
Gain on sale of loans	19,225	16,230
Brokerage fees	—	13,018
Other noninterest income	77,219	54,429

Total noninterest income	898,649	1,056,297

Noninterest Expense
Salaries and employee benefits	2,021,629	2,084,648
Occupancy and equipment	274,667	278,044
Data processing fees	277,841	256,378
FDIC insurance premiums	63,000	66,700
Advertising	64,007	68,115
Directors fees	49,150	48,000
Debit card expense	37,329	33,471
Professional fees	315,926	397,080
Telephone and internet	65,359	67,235
Other	386,964	402,268

Total noninterest expense	3,555,872	3,701,939

Income before income taxes	739,917	859,483
Provision for income taxes	203,358	230,239

Net Income	$536,559	$629,244

See Notes to Consolidated Financial Statements	F-3

Security Bank, SB and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

Six Months Ended June 30, 2024 and 2023

	Six Months Ended
	June 30,
	2024	2023
Net income	$536,559	$629,244
Other comprehensive income (loss):
Net unrealized (losses) gains on available-for-sale securities	(181,594)	506,316
Tax benefit (expense)	51,754	(144,300)

Other comprehensive (loss) income	(129,840)	362,016

Comprehensive income	$406,719	$991,260

See Notes to Consolidated Financial Statements	F-4

Security Bank, SB and Subsidiaries

Consolidated Statements of Equity (Unaudited)

Six Months Ended June 30, 2024 and 2023

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2024	$17,989,342	$(4,536,258)	$13,453,084
Net income	536,559	—	536,559
Other comprehensive loss	—	(129,840)	(129,840)

Balance at June 30, 2024	$18,525,901	$(4,666,098)	$13,859,803

Balance at January 1, 2023	$17,477,413	$(5,432,071)	$12,045,342
Cumulative effect of change in accounting principle - ASC 326, net of tax of $68,400	(171,600)	—	(171,600)
Net income	629,244	—	629,244
Other comprehensive income	—	362,016	362,016

Balance at June 30, 2023	$17,935,057	$(5,070,055)	$12,865,002

See Notes to Consolidated Financial Statements	F-5

Security Bank, SB and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

Six Months Ended June 30, 2024 and 2023

	Six Months Ended June 30,
	2024	2023
Operating Activities
Net income	$536,559	$629,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106,661	119,009
Amortization of premiums and discounts	148,928	174,805
Amortization of deferred loan origination fees, net	(2,524)	(389)
Amortization of mortgage servicing rights	17,269	17,514
Deferred income taxes	186,194	173,468
Provision for credit losses	—	60,000
Gain on sale of loans	(19,225)	(16,230)
Proceeds from sale of loans	1,088,147	1,030,769
Origination of loans held for sale	(1,077,000)	(1,022,206)
Increase in cash surrender value of life insurance	(32,941)	(28,287)
Changes in:
Accrued interest receivable	98,591	1,396
Other assets	(1,383)	354,272
Accrued expenses and other liabilities	(303,125)	(174,832)

Net cash provided by operating activities	746,151	1,318,533

Investing Activities
Maturities of interest-bearing time deposits	—	1,000,000
Proceeds from maturities of held-to-maturity securities	986,000	735,000
Purchases of available-for-sale securities	—	(3,228,717)
Proceeds from paydowns of mortgage-backed securities	1,019,630	1,509,152
Proceeds from calls and maturities of available-for-sale securities	—	300,000
Net change in loans	660,313	(5,488,751)
Purchase of premises and equipment	(80,490)	(108,430)

Net cash provided by (used in) investing activities	2,585,453	(5,281,746)

Financing Activities
Net decrease in deposit accounts	26,353,100	(31,200,975)
Repayment of FHLB advances	(10,500,000)	—
Net change in advances by borrowers for taxes and insurance	6,336	59,758

Net cash used in financing activities	15,859,436	(31,141,217)

Decrease in Cash and Cash Equivalents	19,191,040	(35,104,430)
Cash and Cash Equivalents, Beginning of Period	33,810,148	62,035,586

Cash and Cash Equivalents, End of Period	$53,001,188	$26,931,156

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest on deposits and borrowings	$1,427,017	$189,457
Income taxes	—	—
Supplemental Disclosure of Noncash Investing Activities
Transfers from loans to real estate acquired through foreclosure	$220,329	$—

See Notes to Consolidated Financial Statements	F-6

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Nature of Operations and Basis of Presentation

Organization and Nature of Operations

Security Bank, SB (the “Bank”) is a state-chartered mutual ownership bank engaged primarily in the business of making residential mortgage loans and accepting deposits. Its operations are conducted through its three offices located in Springfield, Illinois. The Bank faces competition from other financial institutions and is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

The Bank has two wholly owned subsidiaries: SB Financial Services, Inc. and 510 Monroe Holdings, LLC. SB Financial Services, Inc. sells insurance, on an agency basis, and related products, and also has a brokerage business. 510 Monroe Holdings, LLC was formed for the purpose of holding real estate acquired through foreclosure or other proceedings.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U. S. GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited interim condensed consolidated financial statements and notes should be read in conjunction with the Bank’s consolidated financial statements and notes thereto filed as part of the Form S-1 for the year ended December 31, 2023. In the opinion of management, all adjustments necessary for a fair presentation have been made and consist only of normal recurring adjustments. Interim results of operations are not necessarily indicative of results to be expected for the entire year.

The consolidated financial statements include the accounts of Security Bank, SB and its wholly owned subsidiaries, SB Financial Services, Inc. and 510 Monroe Holdings, LLC. All significant intercompany accounts, transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and fair values of financial instruments.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Allowance for Credit Losses

The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for credit losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The Bank adopted Accounting Standards Update (ASU) No. 2016-13 Financial Instruments—Credit Losses (Topic 326) effective January 1, 2023, using the modified retrospective method for financial assets measured at amortized cost and off-balance-sheet credit exposures. ASC 326 replaced the incurred loss impairment methodology with a new “current expected credit loss” (CECL) methodology that reflects expected credit losses over the lives of the credit instruments and requires consideration of a broader range of information to estimate credit losses. ASC 326 requires an estimate of all expected credit losses for financial assets measured at amortized cost, including loans and held-to-maturity debt securities, based on historical experience, current conditions, and reasonable and supportable forecasts. The ASU also applies to off-balance sheet credit exposures, such as loan commitments, standby letters of credit, financial guarantees, and other similar instruments.

Held-to-maturity securities

Expected credit losses on held-to-maturity securities are measured on a collective basis by security type. The held-to-maturity securities portfolio consists solely of certificates of deposit in other financial institutions. The estimate of credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. Management concluded that no allowance for credit losses was required on held-to-maturity securities at June 30, 2024 and January 1, 2023 and December 31, 2023.

Available-for-sale securities

For available for sale securities in an unrealized loss position, the Bank first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For securities available-for-sale that do not meet the above criteria, the Bank evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Bank considers the extent to which fair value is less than amortized cost and adverse conditions related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

If the present value of the cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income, net of tax. The Bank elected to use zero loss estimates for securities issued by U.S. government entities and agencies. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major agencies and have a long history of no credit losses. Management concluded that no allowance for credit losses was required on available-for-sale securities at June 30, 2024 and January 1, 2023 and December 31, 2023.

Loans

The allowance for credit losses (ACL) is a valuation allowance that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Management’s determination of the adequacy of the ACL is based on the assessment of the expected credit losses on loans over the expected life of the loan. The ACL is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged off and expected to be charged off. Management estimates the ACL balance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience of a defined peer group, by affiliate, paired with economic forecasts provide the basis for the quantitatively modeled estimates of expected credit losses. The Bank adjusts its quantitative model, as necessary, to reflect conditions not already considered by the quantitative model. These adjustments are commonly known as the qualitative factors.

The ACL is measured on a collective (pool) basis when similar risk characteristics exist. The Bank uses the average historical loss method to measure the quantitative portion of the ACL over four-quarter forecast and four-quarter reversion periods.

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not also included in the collective evaluation. When management determines that foreclosure is probable, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for estimated selling costs as appropriate.

Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a restructuring will be executed with an individual borrower experiencing financial difficulties, or the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Bank.

Unfunded Commitments

The Bank estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Bank. The ACL on unfunded commitments is adjusted through the provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life consistent with the related ACL methodology. The allowance for credit losses on unfunded commitments is included within accrued expenses and other liabilities on the consolidated balance sheets.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 2: Change in Accounting Principle

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016- 13, Financial Instruments—Credit Losses (Topic 326). The ASU introduced a new credit loss model, the current expected credit loss model (“CECL”), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk.

The CECL model utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. For held-to-maturity and available-for-sale securities where fair value is less than cost, credit-related impairment, if any, will be recognized in an allowance for credit losses and adjusted each period for changes in expected credit risk. This model replaces the multiple existing impairment models, which generally require that a loss be incurred before it is recognized. The CECL model represents a significant change from existing practice and may result in material changes to the Bank’s accounting for financial instruments.

The new standard became effective for the Bank January 1, 2023. The Bank adopted the ASU effective January 1, 2023, as required. Adoption of the ASU resulted in an increase to the allowance for credit losses of $240,000 and a corresponding cumulative tax-effected reduction to retained earnings of $171,600.

The following table illustrates the impact of the adoption of ASC 326:

	January 1, 2023
	Pre-Adoption	Adoption Impact	As Reported
ACL on loan receivables
Real Estate Loans
1-4 Family, including construction	$235,388	$222,320	$457,708
Multifamily	7,488	2,488	9,976
Commercial	292,705	283,286	575,991
Construction and development	122,872	(113,501)	9,371
Farmland	35,911	(28,759)	7,152
Other Loans:
Consumer	85,311	19,231	104,542
Commercial and industrial	323,402	(142,571)	180,831

	1,103,077	242,494	1,345,571
Liabilities
ACL for unfunded commitments	14,070	(2,494)	11,576

	$1,117,147	$240,000	$1,357,147

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 3: Securities

The amortized cost and fair values, together with gross unrealized gains and losses of securities, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-Maturity Securities:
June 30, 2024
Certificates of deposit	$1,225,634	$—	$(36,325)	$1,189,309

December 31, 2023
Certificates of deposit	$2,212,113	$—	$(60,452)	$2,151,661

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities:
June 30, 2024
Municipal bonds, taxable	$8,031,575	$—	$(1,175,053)	$6,856,522
Municipal bonds, non-taxable	2,674,462	—	(140,771)	2,533,691
U.S. Government treasuries	7,996,260	—	(859,390)	7,136,870
U.S. Government agencies	1,177,520	—	(190,955)	986,565
Residential mortgage-backed securities	18,273,412	—	(2,407,919)	15,865,493
Collateralized mortgage obligations	15,552,310	—	(1,751,922)	13,800,388

	$53,705,539	$—	$(6,526,010)	$47,179,529

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities:
December 31, 2023
Municipal bonds, taxable	$8,041,941	$—	$(1,191,491)	$6,850,450
Municipal bonds, non-taxable	2,695,084	—	(114,942)	2,580,142
U.S. Government treasuries	7,995,792	—	(824,502)	7,171,290
U.S. Government agencies	1,200,002	—	(191,573)	1,008,429
Residential mortgage-backed securities	18,979,957	—	(2,261,946)	16,718,011
Collateralized mortgage obligations	15,960,842	—	(1,759,962)	14,200,880

	$54,873,618	$—	$(6,344,416)	$48,529,202

Investment securities with a fair value totaling $13,488,000 and $14,878,000 at June 30, 2024 and December 31, 2023, respectively, were pledged to secure advances from the Federal Home Loan Bank and public deposits.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

The amortized cost and fair value of securities at June 30, 2024, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized Cost	Fair Value
June 30, 2024
Held-to-maturity
Within one year	$980,634	$956,787
One to five years	245,000	232,522

Totals	$1,225,634	$1,189,309

	Amortized Cost	Fair Value
June 30, 2024
Available-for-sale
Within one year	$1,231,203	$1,212,864
One to five years	11,283,077	10,112,531
Five to ten years	6,511,448	5,525,304
After ten years	854,089	662,949

	19,879,817	17,513,648
Mortgage-backed securities	33,825,722	29,665,881

Totals	$53,705,539	$47,179,529

The Company had no sales of investment securities during the six months ended June 30, 2024 and 2023.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Based on evaluation of available evidence, including recent changes in market interest rates and information obtained from regulatory filings, management believes the declines in fair value for these securities are not attributable to credit related events.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

The following table shows the number of securities and aggregate depreciation from the Bank’s amortized cost basis at June 30, 2024 and December 31, 2023.

	June 30, 2024		December 31, 2023
Description of Securities	Number of securities	Aggregate depreciation	Number of securities	Aggregate depreciation
Held-to-Maturity Securities:
Certificates of deposit	5	-3.0%	9	-2.7%

Available-for-sale Securities:
Municipal bonds, taxable	16	-14.6%	16	-14.8%
Municipal bonds, non-taxable	8	-5.3%	8	-4.3%
U.S. Government treasuries	2	-10.7%	2	-10.3%
U.S. Government agencies	4	-16.2%	4	-16.0%
Residential mortgage-backed securities	61	-13.2%	61	-11.9%
Collateralized mortgage obligations	14	-11.3%	15	-11.0%

Total	105	-12.2%	106	-11.6%

Should of any of these securities experience credit related impairment, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the credit-related impairment is identified.

The following tables show the Bank’s investments’ gross unrealized losses and fair value of the Bank’s investments with unrealized losses, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2024 and December 31, 2023.

	June 30, 2024
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale Securities:
Municipal bonds, taxable	$—	$—	$6,856,522	$(1,175,053)	$6,856,522	$(1,175,053)
Municipal bonds, non-taxable	—	—	2,533,691	(140,771)	2,533,691	(140,771)
U.S. Government treasuries	—	—	7,136,870	(859,390)	7,136,870	(859,390)
U.S. Government agencies	—	—	986,565	(190,955)	986,565	(190,955)
Residential mortgage-backed securities	1,600,415	(10,494)	14,265,078	(2,397,425)	15,865,493	(2,407,919)
Collateralized mortgage obligations	—	—	13,800,388	(1,751,922)	13,800,388	(1,751,922)

	$1,600,415	$(10,494)	$45,579,114	$(6,515,516)	$47,179,529	$(6,526,010)

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

	December 31, 2023
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale Securities:
Municipal bonds, taxable	$—	$—	$6,850,450	$(1,191,491)	$6,850,450	$(1,191,491)
Municipal bonds, non-taxable	—	—	2,580,142	(114,942)	2,580,142	(114,942)
U.S. Government treasuries	—	—	7,171,290	(824,502)	7,171,290	(824,502)
U.S. Government agencies	—	—	1,008,429	(191,573)	1,008,429	(191,573)
Residential mortgage-backed securities	3,155,944	(49,880)	13,562,067	(2,212,066)	16,718,011	(2,261,946)
Collateralized mortgage obligations	—	—	14,200,880	(1,759,962)	14,200,880	(1,759,962)

	$3,155,944	$(49,880)	$45,373,258	$(6,294,536)	$48,529,202	$(6,344,416)

U. S. Government Treasuries, U.S. Government Agencies, and Municipal Bonds

Unrealized losses on these securities have not been recognized into income because the issuers’ bonds are of high credit quality, values have only been impacted by changes in interest rates since the securities were purchased, and the Bank does not intend to sell the investments and it is not more likely than not the Bank will be required to sell the investments before recovery of their amortized cost basis. The fair value is expected to recover as the bonds approach the maturity date.

Mortgage-backed Securities

The unrealized losses on the Bank’s investment in residential mortgage-backed securities and collateralized mortgage obligations were caused by changes in interest rates and illiquidity. The Bank expects to recover the amortized cost basis over the term of the securities. The decline in market value is attributable to changes in interest rates and illiquidity, not credit quality, and the Bank does not intend to sell the investments and it is not more likely than not the Bank will be required to sell the investments before recovery of their amortized cost basis. The fair value is expected to recover as the securities approach the maturity date.

Certificates of Deposit

Unrealized losses on these certificates of deposit have not been recognized into income because the issuers’ of the certificates are of high credit quality, values have only been impacted by changes in interest rates since the certificates were purchased, and the Bank does not intend to sell the certificates and it is not more likely than not the Bank will be required to sell the certificates before recovery of their amortized cost basis. The fair value is expected to recover as the certificates approach the maturity date.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Loans and Allowance for Credit Losses

Categories of loans are as follows:

	June 30, 2024	December 31, 2023
Real Estate Loans
1-4 Family, including construction	$33,353,594	$33,742,162
Multifamily	5,012,269	5,204,709
Commercial	40,563,964	41,753,859
Construction and development	7,625,694	5,901,324
Farmland	3,394,196	4,180,041
Other Loans:
Consumer	6,216,762	7,190,870
Commercial and industrial	11,485,599	11,307,969

Total loans	107,652,078	109,280,934
Allowance for credit losses	(1,357,218)	(2,158,183)
Deferred loan fees, net	(161,663)	(149,333)
Unearned dealer interest	75,837	107,234

Net loans	$106,209,034	$107,080,652

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were approximately $70,994,000 and $73,177,000 at June 30, 2024 and December 31, 2023, respectively.

The Bank provides residential, commercial and consumer loans primarily to residents and businesses located in central Illinois. Such loans originated in other geographical areas amounted to approximately $17,982,000 and $14,812,000, or approximately 16.7% and 13.6% of the gross loan balances at June 30, 2024 and December 31, 2023, respectively. A substantial potion of the Bank’s borrowers ability to honor their contracts is dependent on economic conditions and the specific economy in the respective geographic areas.

Risk characteristics of each loan portfolio segment are described as follows:

Residential Real Estate

These loans include first liens and junior liens on 1-4 family residential real estate (both owner and non-owner occupied). One-to four family residential loans generally carry less risk than other loan types as they tend to be smaller balance loans, without concentrations, to a single borrower or group of borrowers. Repayment depends on the individual borrower’s capacity. The main risks for these loans are changes in the value of the collateral and stability of the local economic environment and its impact on the borrowers’ employment. Management specifically considers unemployment and changes in real estate values in the Bank’s market area.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Multifamily

These loans include loans on residential real estate secured by property with five or more units. Multifamily real estate loans generally involve a greater degree of credit risk than one-to-four family residential real estate loans due to the reliance on the successful operation of the project. The main risks are changes in the value of the collateral, ability of borrowers to collect rents, vacancy and changes in the tenants’ employment status. Management specifically considers unemployment and changes in real estate values in the Bank’s market area.

Commercial Real Estate

These loans consist of non-farm and non-residential real estate. Although terms vary, commercial real estate loans generally have amortization periods of 15 to 25 years, as well as balloon payments of two to five years, and terms which provide that the interest rates thereon may be adjusted annually at the Bank’s discretion, based on a designated index and the credit risk of the borrower. Commercial real estate loans generally have greater credit risks compared to one-to-four family residential real estate loans, as they usually involve larger loan balances secured by non-homogeneous or specific-use properties. Repayment of these loans typically relies on the successful operation of a business or the generation of lease income by the property and is therefore more sensitive to adverse conditions in the economy and real estate market.

Construction and Development Real Estate

These loans include construction loans for 1-4 family residential and commercial properties (both owner and non-owner occupied) and first liens on land. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event that a loan is made on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs. Construction real estate loans generally have terms of one year to 18 months during the construction period and interest rates based on a designated index.

Farmland

These loans include loans on farm ground and land known to be used or usable for agricultural purposes, such as crop or livestock production. Repayment of these loans typically relies on the successful operation of a business. This loan type is sensitive to adverse economic conditions.

Commercial and Industrial

The commercial and industrial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The Bank’s commercial business loan portfolio is comprised of loans for a variety of purposes and generally is secured by equipment, machinery and other business assets. Repayment is directly dependent on the successful operation of the borrower’s business and the borrower’s ability to convert the assets to operating revenue and possess greater risk than most other types of loans should the repayment capacity of the borrower not be adequate.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Consumer Loans

These loans include vehicle loans, share loans and unsecured loans. Other loans consist of single-pay personal loans, including overdraft accounts and other small miscellaneous loans. Consumer loans tend to carry more risk than real estate loans; however, they tend to be smaller balance loans without concentrations to a single borrower or group of borrowers. Loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

The following tables present the activity in and balances of the allowance for credit losses by portfolio segment as of and for the six months ended June 30, 2024 and 2023:

June 30, 2024	January 1, 2024	Provision for credit losses	Charge-offs	Recoveries	June 30, 2024
Real Estate Loans
1-4 Family, including construction	$523,626	$(11,717)	$(12,155)	$7,731	$507,485
Multifamily	12,081	(225)	—	—	11,856
Commercial	1,245,891	(10,103)	(754,110)	—	481,678
Construction and development	48,539	12,283	—	—	60,821
Farmland	7,525	(644)	—	—	6,881
Other Loans:
Consumer	114,952	(159)	(157)	2,335	116,971
Commercial and industrial	205,569	4,065	(39,005)	896	171,525

Total allowance for credit losses on loans	2,158,183	(6,500)	(805,427)	10,962	1,357,218
Allowance for credit losses on unfunded commitments	15,500	6,500	—	—	22,000

Total allowance for credit losses	$2,173,683	$—	$(805,427)	$10,962	$1,379,218

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

June 30, 2023	January 1, 2023	Effect of adoption of ASC 326	Provision for credit losses	Charge-offs	Recoveries	June 30, 2023
Real Estate Loans
1-4 Family, including construction	$235,388	$222,320	$(14,652)	$—	$5,516	$448,572
Multifamily	7,488	2,488	228	—	—	10,204
Commercial	292,705	283,286	74,766	(54,019)	—	596,738
Construction and development	122,872	(113,501)	966	—	—	10,338
Farmland	35,911	(28,759)	96	—	—	7,248
Other Loans:			—
Consumer	85,311	19,231	6,773	(5,962)	1,500	106,854
Commercial and industrial	323,402	(142,571)	1,898	(17,981)	—	164,748

Total allowance for credit losses on loans	1,103,077	242,494	70,076	(77,962)	7,016	1,344,701
Allowance for credit losses on unfunded commitments	14,070	(2,494)	(10,076)	—	—	1,500

Total allowance for credit losses	$1,117,147	$240,000	$60,000	$(77,962)	$7,016	$1,346,201

The following table presents the activity in and balances of the allowance for credit losses by portfolio segment as of and for the year ended December 31, 2023:

December 31, 2023	January 1, 2023	Effect of adoption of ASC 326	Provision for credit losses	Charge-offs	Recoveries	December 31, 2023
Allowance for credit losses on loans
Real Estate Loans
1-4 Family, including construction	$235,388	$222,320	$53,835	$—	$12,083	$523,626
Multifamily	7,488	2,488	2,105	—	—	12,081
Commercial	292,705	283,286	715,678	(54,019)	8,241	1,245,891
Construction and development	122,872	(113,501)	39,168	—	—	48,539
Farmland	35,911	(28,759)	373	—	—	7,525
Other Loans:
Consumer	85,311	19,231	14,372	(5,962)	2,000	114,952
Commercial and industrial	323,402	(142,571)	42,545	(17,981)	174	205,569

Total allowance for credit losses on loans	1,103,077	242,494	868,076	(77,962)	22,498	2,158,183
Allowance for credit losses on unfunded commitments	14,070	(2,494)	3,924	—	—	15,500

Total allowance for credit losses	$1,117,147	$240,000	$872,000	$(77,962)	$22,498	$2,173,683

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

The following tables present a breakdown of the allowance for credit losses and the recorded investment in loans by segment, disaggregated based on the evaluation method as of June 30, 2024 and December 31, 2023:

	June 30, 2024
	Real Estate					Other		Total
	Residential	Multifamily	Commercial	Construction & Land	Farmland	Consumer	Commercial & Industrial
Allowance for credit losses:
Ending balance, individually evaluated	$89,781	$—	$66,390	$—	$—	$24,567	$73,199	$253,937
Ending balance, collectively evaluated	417,704	11,856	415,288	60,821	6,881	92,404	98,326	1,103,281

Total allowance for credit losses	$507,485	$11,856	$481,678	$60,821	$6,881	$116,971	$171,525	$1,357,218

Loans:
Ending balance	$33,353,594	$5,012,269	$40,563,964	$7,625,694	$3,394,196	$6,216,762	$11,485,599	$107,652,078

Ending balance; individually evaluated	$1,235,645	$—	$275,782	$36,726	$—	$80,475	$260,968	$1,889,596

Ending balance; collectively evaluated	$32,117,949	$5,012,269	$40,288,182	$7,588,968	$3,394,196	$6,136,287	$11,224,631	$105,762,482

	December 31, 2023
	Real Estate					Other		Total
	Residential	Multifamily	Commercial	Construction & Land	Farmland	Consumer	Commercial & Industrial
Allowance for credit losses:
Ending balance, individually evaluated	$135,560	$—	$841,830	$—	$—	$24,567	$115,621	$1,117,578
Ending balance, collectively evaluated	388,066	12,081	404,061	48,539	7,525	90,385	89,948	1,040,605

Total allowance for credit losses	$523,626	$12,081	$1,245,891	$48,539	$7,525	$114,952	$205,569	$2,158,183

Loans:
Ending balance	$33,742,162	$5,204,709	$41,753,859	$5,901,324	$4,180,041	$7,190,870	$11,307,969	$109,280,934

Ending balance; individually evaluated	$1,490,652	$—	$2,154,130	$33,502	$—	$76,072	$324,973	$4,079,329

Ending balance; collectively evaluated	$32,251,510	$5,204,709	$39,599,729	$5,867,822	$4,180,041	$7,114,798	$10,982,996	$105,201,605

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Information regarding the credit quality indicators most closely monitored for other than residential real estate loans by class as of June 30, 2024 and December 31, 2023, is as follows:

The Bank evaluates consumer and one-to-four family residential loans based on the delinquency status of each loan. Generally, the likelihood of loss for consumer and residential loans increases as the loan becomes more delinquent; therefore, management has established the delinquency status of consumer and residential loans as the primary credit quality indicator. In addition to monitoring delinquency status, certain substandard non-owner occupied one-to-four family residential loans are evaluated and categorized into the risk categories listed below based on relevant information about the ability of borrowers to service their debt.

The Bank categorizes all other loans into the following risk categories based on relevant information about the ability of borrowers to service their debt:

Pass (risk rating 1 – 5) – A pass asset is well protected by the current worth and paying capacity of the obligator (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner. Pass assets also include certain assets considered watch, which are still protected by the worth and paying capacity of the borrower but deserve closer attention and a higher level of credit monitoring.

Special Mention (risk rating 6) – A special mention asset has potential weaknesses that deserve management’s close attention. The asset may also be subject to a weak or speculative market or to economic conditions, which may, in the future, adversely affect the obligator. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date. Special mention assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Substandard (risk rating 7) – A substandard asset is an asset with a well-defined weakness that jeopardizes repayment, in whole or in part, of the debt. These credits are inadequately protected by the current worth and paying capacity of the obligor or of the collateral pledged. These assets are characterized by the distinct possibility that the Bank will sustain some loss of principal and/or interest if the deficiencies are not corrected. It is not necessary for a loan to have an identifiable loss potential in order to receive this rating.

Doubtful (risk rating 8) – An asset that has all the weaknesses inherent in the substandard classification, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable. The possibility of loss is extremely likely, but it is not identified at this point due to pending factors.

Loss (risk rating 9) – An asset, or portion thereof, classified as loss is considered uncollectible and of such little value that its continuance on the Bank’s books as an asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about whether, how much, or when the recovery would occur. As such, it is not practical or desirable to defer the write-off.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Information regarding the credit quality indicators most closely monitored for other than residential real estate and consumer loans by class as of June 30, 2024 is as follows:

	Amortized Cost Basis by Origination Year
	2024	2023	2022	2021	2020	Prior	Total
June 30, 2024
Real Estate Loans
Multifamily:
Risk Rating
Satisfactory	$—	$—	$1,571,755	$3,109,419	$149,145	$181,950	$5,012,269
Special Mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—

Total Multifamily Loans	$—	$—	$1,571,755	$3,109,419	$149,145	$181,950	$5,012,269
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—
Commercial
Risk Rating
Satisfactory	$1,434,281	$17,190,984	$6,368,061	$3,493,387	$1,479,752	$10,321,716	$40,288,181
Special Mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	275,783	275,783
Doubtful	—	—	—	—	—	—	—

Total Commercial Loans	$1,434,281	$17,190,984	$6,368,061	$3,493,387	$1,479,752	$10,597,499	$40,563,964
Current period gross charge-offs	$—	$—	$—	$—	$—	$754,110	$754,110
Construction and development
Risk Rating
Satisfactory	$466,567	$6,305,625	$73,049	$413,955	$—	$329,772	$7,588,968
Special Mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	36,726	36,726
Doubtful	—	—	—	—	—	—	—

Total Construction and Development Loans	$466,567	$6,305,625	$73,049	$413,955	$—	$366,498	$7,625,694
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—
Farmland
Risk Rating
Satisfactory	$—	$28,719	$—	$1,128,993	$957,895	$1,278,589	$3,394,196
Special Mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—

Total Farmland Loans	$—	$28,719	$—	$1,128,993	$957,895	$1,278,589	$3,394,196
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—
Other Loans:
Commercial and industrial
Risk Rating
Satisfactory	$1,404,409	$879,952	$5,293,374	$461,257	$1,351,249	$1,834,390	$11,224,631
Special Mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	260,968	260,968
Doubtful	—	—	—	—	—	—	—

Total Commercial and Industrial Loans	$1,404,409	$879,952	$5,293,374	$461,257	$1,351,249	$2,095,358	$11,485,599
Current period gross charge-offs	$—	$—	$—	$—	$—	$39,005	$39,005

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

The Bank monitors the credit risk profile by payment activity for residential and consumer loan classes. Loans past due 90 days or more and loans on nonaccrual status are considered nonperforming. Nonperforming loans are reviewed monthly.

The following table presents the amortized cost in residential and consumer loans based on payment activity:

	Amortized Cost Basis by Origination Year
	2024	2023	2022	2021	2020	Prior	Total
June 30, 2024
1-4 Family, including construction
Risk Rating
Performing	$2,072,386	$4,201,327	$4,192,363	$7,593,515	$2,606,796	$11,630,390	$32,296,777
Nonperforming	—			97,517	69,290	890,010	1,056,817

Total 1-4 Family Loans	$2,072,386	$4,201,327	$4,192,363	$7,691,032	$2,676,086	$12,520,400	$33,353,594
Current period gross charge-offs	$—	$—	$—	$—	$—	$12,155	$12,155
Consumer
Risk Rating
Performing	$689,505	$2,075,969	$696,048	$154,207	$1,217,545	$1,303,013	$6,136,287
Nonperforming	—			—	—	80,475	80,475

Total Consumer Loans	$689,505	$2,075,969	$696,048	$154,207	$1,217,545	$1,383,488	$6,216,762
Current period gross charge-offs	$—	$—	$—	$—	$—	$157	$157

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Information regarding the credit quality indicators most closely monitored for other than residential real estate and consumer loans by class as of December 31, 2023 is as follows:

	Amortized Cost Basis by Origination Year
	2023	2022	2021	2020	2019	Prior	Total
December 31, 2023
Real Estate Loans
Multifamily:
Risk Rating
Satisfactory	$—	$1,600,340	$3,265,348	$153,365	$—	$185,656	$5,204,709
Special Mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—

Total Multifamily Loans	$—	$1,600,340	$3,265,348	$153,365	$—	$185,656	$5,204,709
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—
Commercial
Risk Rating
Satisfactory	$16,991,081	$6,599,987	$3,681,389	$1,593,415	$615,553	$10,118,304	$39,599,729
Special Mention	—	—	—	—	—	—	—
Substandard	123,699	—	—	—	—	2,030,431	2,154,130
Doubtful	—	—	—	—	—	—	—

Total Commercial Loans	$17,114,780	$6,599,987	$3,681,389	$1,593,415	$615,553	$12,148,735	$41,753,859
Current period gross charge-offs	$—	$—	$—	$—	$—	$54,019	$54,019
Construction and development
Risk Rating
Satisfactory	$4,985,087	$130,783	$413,955	$—	$337,997	$—	$5,867,822
Special Mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	33,502	33,502
Doubtful	—	—	—	—	—	—	—

Total Construction and Development Loans	$4,985,087	$130,783	$413,955	$—	$337,997	$33,502	$5,901,324
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—
Farmland
Risk Rating
Satisfactory	$600,346	$—	$1,243,274	$992,263	$687,487	$656,671	$4,180,041
Special Mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—

Total Farmland Loans	$600,346	$—	$1,243,274	$992,263	$687,487	$656,671	$4,180,041
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—
Other Loans:
Commercial and industrial
Risk Rating
Satisfactory	$1,371,074	$5,504,069	$558,399	$1,514,109	$371,053	$1,664,292	$10,982,996
Special Mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	324,973	324,973
Doubtful	—	—	—	—	—	—	—

Total Commercial and Industrial Loans	$1,371,074	$5,504,069	$558,399	$1,514,109	$371,053	$1,989,265	$11,307,969
Current period gross charge-offs	$—	$—	$—	$—	$—	$17,981	$17,981

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

The following table presents the amortized cost in residential and consumer loans based on payment activity:

	Amortized Cost Basis by Origination Year
	2023	2022	2021	2020	2019	Prior	Total
December 31, 2023
1-4 Family, including construction
Risk Rating
Performing	$4,592,031	$4,625,923	$7,905,116	$2,719,927	$828,407	$11,580,106	$32,251,510
Nonperforming	—	66,456	222,619	69,627	468,239	663,711	1,490,652

Total 1-4 Family Loans	$4,592,031	$4,692,379	$8,127,735	$2,789,554	$1,296,646	$12,243,817	$33,742,162
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—
Consumer
Risk Rating
Performing	$3,157,589	$872,756	$207,820	$1,291,594	$51,405	$1,533,634	$7,114,798
Nonperforming	—			—	—	76,072	76,072

Total Consumer Loans	$3,157,589	$872,756	$207,820	$1,291,594	$51,405	$1,609,706	$7,190,870
Current period gross charge-offs	$—	$—	$—	$—	$5,873	$89	$5,962

The Bank evaluates the loan risk grading system definitions and allowance for credit losses methodology on an ongoing basis. No significant changes were made to either during the past year.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

The following tables present the Bank’s loan portfolio aging analysis of the recorded investment in loans as of June 30, 2024 and December 31, 2023:

	June 30, 2024
			Greater Than				Total Loans >
	30-59 Days	60-89 Days	90 Days	Total		Total Loans	90 Days &
	Past Due	Past Due	Past Due	Past Due	Current	Receivable	Accruing
Real Estate Loans
1-4 Family, including construction	$74,708	$111,829	$1,056,817	$1,243,354	$32,110,240	$33,353,594	$—
Multifamily	—	—	—	—	5,012,269	5,012,269	—
Commercial	—	—	275,782	275,782	40,288,182	40,563,964	—
Construction and development	—	—	—	—	7,625,694	7,625,694	—
Farmland	—	—	—	—	3,394,196	3,394,196	—
Other Loans:
Consumer	47,605	51,568	80,475	179,648	6,037,114	6,216,762	—
Commercial and industrial	36,997	—	260,968	297,965	11,187,634	11,485,599	—

Total	$159,310	$163,397	$1,674,042	$1,996,749	$105,655,329	$107,652,078	$—

	December 31, 2023
			Greater Than				Total Loans >
	30-59 Days	60-89 Days	90 Days	Total		Total Loans	90 Days &
	Past Due	Past Due	Past Due	Past Due	Current	Receivable	Accruing
Real Estate Loans
1-4 Family, including construction	$329,767	$366,895	$823,130	$1,519,792	$32,222,370	$33,742,162	$—
Multifamily	—	—	—	—	5,204,709	5,204,709	—
Commercial	—	—	1,754,649	1,754,649	39,999,210	41,753,859	—
Construction and development	—	—	—	—	5,901,324	5,901,324	—
Farmland	—	—	—	—	4,180,041	4,180,041	—
Other Loans:
Consumer	170,418	57,005	41,875	269,298	6,921,572	7,190,870	—
Commercial and industrial	135,844	—	324,973	460,817	10,847,152	11,307,969	—

Total	$636,029	$423,900	$2,944,627	$4,004,556	$105,276,378	$109,280,934	$—

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

The following table presents individually analyzed and collateral-dependent loans by classes of loan type as of June 30, 2024 and December 31, 2023.

	Type of Collateral
June 30, 2024	Real Estate	Business Assets	Total
Real Estate Loans
1-4 Family, including construction	$1,235,645	$—	$1,235,645
Multifamily	—	—	—
Commercial	275,782	—	275,782
Construction and development	36,726	—	36,726
Farmland	—	—	—
Other Loans:
Consumer	80,475	—	80,475
Commercial and industrial	—	260,968	260,968

Total	$1,628,628	$260,968	$1,889,596

	Type of Collateral
December 31, 2023	Real Estate	Business Assets	Total
Real Estate Loans
1-4 Family, including construction	$1,490,652	$—	$1,490,652
Multifamily	—	—	—
Commercial	2,154,130	—	2,154,130
Construction and development	33,502	—	33,502
Farmland	—	—	—
Other Loans:
Consumer	76,072	—	76,072
Commercial and industrial	—	324,973	324,973

Total	$3,754,356	$324,973	$4,079,329

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Nonaccrual loans as of June 30, 2024 and December 31, 2023 are as follows:

	Nonaccrual Loans Without ACL	Nonaccrual Loans With ACL	Total Nonaccrual Loans
June 30, 2024
Real Estate Loans
1-4 Family, including construction	$780,795	$276,022	$1,056,817
Multifamily	—	—	—
Commercial	—	275,782	275,782
Construction and development	—	—	—
Farmland	—	—	—
Other Loans:
Consumer	40,292	40,183	80,475
Commercial and industrial	—	260,968	260,968

Total nonaccrual	$821,087	$852,955	$1,674,042

December 31, 2023
Real Estate Loans
1-4 Family, including construction	$1,105,124	$385,528	$1,490,652
Multifamily	—	—	—
Commercial	123,699	2,030,431	2,154,130
Construction and development	33,502	—	33,502
Farmland	—	—	—
Other Loans:
Consumer	34,197	41,875	76,072
Commercial and industrial	—	324,973	324,973

Total nonaccrual	$1,296,522	$2,782,807	$4,079,329

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

The Bank had no loans modified for borrowers experiencing financial difficulty during the six months ended June 30, 2024.

The following table shows the amortized cost basis of loans modified during the year ended December 31, 2023, to borrowers experiencing financial difficulty, disaggregated by loan category and type of concession granted:

	Term Extension
	Amortized
	Cost Basis	Percent of
	at	Total Class
	12/31/2023	of Loans	Financial Effect
Commercial real estate	$275,782	0.9%	Extended loan term by one year.

	Combination
	Amortized
	Cost Basis	Percent of
	at	Total Class
	12/31/2023	of Loans
Commercial real estate	$1,133,756	2.8%	Acquired $507,662 of loan from loan participant. Extended loan term by six months, increased interest rate to 8.50% fixed from variable and reduced loan payment by 38%.
Commercial and industrial	39,005	0.3%	Extended loan term by one year and increased interest rate to 7.50%.

Total	$1,172,761	3.0%

The Bank closely monitors the performance of loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. The following presents, as of June 30, 2024 and December 31, 2023, the performance of loans that have been modified to borrowers experiencing financial difficulty within the previous twelve months:

	Current	Past Due > 90 Days	Total
June 30, 2024
Commercial real estate	$1,337,662	$—	$1,337,662

December 31, 2023
Commercial real estate	$1,409,538	$—	$1,409,538
Commercial and industrial	—	39,005	39,005

	$1,409,538	$39,005	$1,448,543

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

The Bank had no commitments to lend additional funds to borrowers experiencing financial difficulty whose loans were modified during the year ended December 31, 2023.

Note 5: Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under U.S. GAAP reporting requirements and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulatory reporting standards to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier I capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2023, that the Bank met all capital adequacy requirements to which it is subject.

As of June 30, 2024 and December 31, 2023 the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier I risk-based capital and Tier I leverage ratios as set forth in the table.

There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual and required capital amounts and ratios are as follows (table amounts in thousands):

	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized
June 30, 2024	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Common equity Tier 1 capital to risk-weighted assets	$17,909	16.75%	$4,813	4.50%	$6,952	6.50%
Tier 1 capital to risk-weighted assets	17,909	16.75%	6,417	6.00%	8,556	8.00%
Total capital to risk-weighted assets	19,246	18.00%	8,556	8.00%	10,695	10.00%
Tier 1 leverage to adjusted average assets	17,909	8.49%	8,435	4.00%	10,544	5.00%

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized
December 31, 2023	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Common equity Tier 1 capital to risk-weighted assets	$17,193	15.91%	$4,862	4.50%	$7,022	6.50%
Tier 1 capital to risk-weighted assets	17,193	15.91%	6,482	6.00%	8,643	8.00%
Total capital to risk-weighted assets	19,351	17.91%	8,643	8.00%	10,804	10.00%
Tier 1 leverage to adjusted average assets	17,193	8.62%	7,980	4.00%	9,975	5.00%

Note 6: Disclosures about Fair Value of Assets and Liabilities

Fair value is the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Significant unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Recurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31,:

	Fair Value	Fair Value Measurements Using
		Level 1	Level 2	Level 3
June 30, 2024
Municipal bonds, taxable	$6,856,522	$—	$6,856,522	$—
Municipal bonds, non-taxable	2,533,691	—	2,533,691	—
U.S. Government treasuries	7,136,870	7,136,870	—	—
U.S. Government agencies	986,565	—	986,565	—
Residential mortgage-backed securities	15,865,493	—	15,865,493	—
Collateralized mortgage obligations	13,800,388	—	13,800,388	—

	Fair Value	Fair Value Measurements Using
		Level 1	Level 2	Level 3
December 31, 2023
Municipal bonds, taxable	$6,850,450	$—	$6,850,450	$—
Municipal bonds, non-taxable	2,580,142	—	2,580,142	—
U.S. Government treasuries	7,171,290	7,171,290	—	—
U.S. Government agencies	1,008,429	—	1,008,429	—
Residential mortgage-backed securities	16,718,011	—	16,718,011	—
Collateralized mortgage obligations	14,200,880	—	14,200,880	—

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There are no liabilities measured at fair value on a recurring basis. There have been no significant changes in the valuation techniques during the six months ended June 30, 2024 and the year ended December 31, 2023.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 are not available, securities are classified within Level 3 of the hierarchy. The Bank had no Level 3 securities.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Nonrecurring Measurements

The Bank had no assets recognized in the accompanying balance sheet as of June 30, 2024, measured at fair value on a nonrecurring basis.

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31:

	Fair Value	Fair Value Measurements Using
		Level 1	Level 2	Level 3
June 30, 2024
Collateral dependent loans	$534,436	$—	$—	$534,436

December 31, 2023
Collateral dependent loans	$713,231	$—	$—	$713,231

The Bank’s nonrecurring fair value adjustments to collateral dependent loans are recorded to reflect partial write-downs or specific reserves that are based on the observable market price or current estimated value of the collateral. These loans are reported at initial recognition of significant borrower distress and on an ongoing basis until recovery or charge-off. The fair values of collateral dependent loans are generally determined using the sales comparison approach. Unobservable inputs consist primarily of adjustments for differences between sales of comparable properties.

The following table provides quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements at December 31:

	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted- Average)
June 30, 2024
Collateral dependent loans	$534,436	Appraisal	Marketability discount	10%

December 31, 2023
Collateral dependent loans	$713,231	Appraisal	Marketability discount	10%

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

The estimated fair values of the Bank’s financial instruments not carried at fair value on the consolidated balance sheets are as follows:

	Carrying Value	Fair Value	Fair Value Measurements Using
			Level 1	Level 2	Level 3
June 30, 2024
Financial assets:
Cash and cash equivalents	$53,001,188	$53,001,188	$53,001,188	$—	$—
Held-to-maturity securities	1,225,634	1,189,309		1,189,309	—
Loans, net	106,209,034	101,440,000	—	—	101,440,000
FHLB Stock	697,500	697,500	—	697,500	—
Mortgage servicing rights, net	330,449	757,866	—	—	757,866
Bank owned life insurance	2,202,414	2,202,414	—	2,202,414	—
Accrued interest receivable	632,302	632,302	632,302	—	—
Financial liabilities:
Deposits	204,462,691	204,243,870	154,616,470	49,627,400	—
Advances by borrowers for taxes and insurance	392,076	392,076	—	392,076	—
Accrued interest payable	25,983	25,983	25,983

	Carrying Value	Fair Value	Fair Value Measurements Using
			Level 1	Level 2	Level 3
December 31, 2023
Financial assets:
Cash and cash equivalents	$33,810,148	$33,810,148	$33,810,148	$—	$—
Held-to-maturity securities	2,212,113	2,151,661	—	2,151,661	—
Loans, net	107,080,652	102,035,000	—	—	102,035,000
FHLB Stock	697,500	697,500	—	697,500	—
Mortgage servicing rights, net	339,640	781,160	—	—	781,160
Bank owned life insurance	2,169,473	2,169,473	—	2,169,473	—
Accrued interest receivable	730,893	730,893	730,893	—	—
Financial liabilities:
Deposits	178,109,591	177,905,352	146,982,252	30,923,100	—
Advances from the FHLB	10,500,000	10,498,400	—	10,498,400	—
Advances by borrowers for taxes and insurance	361,433	361,433	—	361,433	—
Accrued interest payable	71,096	71,096	71,096

Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Fair value estimates may not be realizable in an immediate settlement of the instrument.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

In some instances, there are no quoted market prices for the Bank’s various financial instruments, in which case fair values may be based on estimates using present value or other valuation techniques, or based on judgments regarding future expected loss experience, current economic conditions, risk characteristic of the financial instruments, or other factors. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Subsequent changes in assumptions could significantly affect the estimates.

Note 7: Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss included in equity are as follows at June 30, 2024 and December 31,2023:

	June 30, 2024	December 31, 2023
Unrealized losses on available for sale securities	$6,526,010	$6,344,416
Tax effect	(1,859,912)	(1,808,158)

Accumulated other comprehensive loss	$4,666,098	$4,536,258

Note 8: Subsequent Events

Plan of Conversion and Change in Corporate Form

On September 9, 2024, the Board of Directors of the Bank adopted a plan of conversion (Plan). The Plan is subject to the approval of the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency and must be approved by the affirmative vote of at least two-thirds of the total votes eligible to be cast by the voting members of the Bank at a special meeting. The Plan sets forth that the Bank proposes to convert into a stock savings bank structure with the establishment of a stock holding company (Security Midwest Bancorp, Inc.), as parent of the Bank. The Bank will convert to the stock form of ownership, followed by the issuance of all of the Bank’s outstanding stock to Security Midwest Bancorp, Inc. Pursuant to the Plan, the Bank will determine the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan (ESOP) which will subscribe for up to 8% of the common stock sold in the offering.

Security Midwest Bancorp, Inc. is organized as a corporation under the laws of the State of Maryland and will own all of the outstanding common stock of the Bank upon completion of the conversion.

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. The Bank had incurred deferred conversion costs totaling $437,000 and $356,000 as of September 12, 2024 and December 31, 2023, respectively.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Following completion of the conversion, the Bank intends to withdraw from the multi-employer defined benefit plan. The withdrawal from the plan will require a payment by the Bank to the plan, estimated at $1.8 million. This payment will be recorded as a current period expense when paid.

At the completion of the conversion to stock form, the Bank will establish a liquidation account in the amount of retained earnings contained in the final prospectus. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Bank after conversion.

The conversion will be accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result. Security Midwest Bancorp, Inc.is an emerging growth company, and, for as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies.” Security Midwest Bancorp, Inc. intends to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, its financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Subsequent events have been evaluated through September 12, 2024, which is the date the financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Security Bank, SB

Springfield, Illinois

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Security Bank, SB and Subsidiaries (the “Bank”) as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income (loss), equity, and cash flows, for each of the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the Bank’s financial statements based on our audits. We are a public accounting firm registered with the Public Bank Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Bank in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Bank’s auditor since 2023.

Wipfli LLP

Eau Claire, Wisconsin

September 12, 2024

Security Bank, SB and Subsidiaries

Consolidated Balance Sheets

December 31, 2023 and 2022

	December 31,
	2023	2022
Assets
Cash on hand	$4,626,394	$2,321,556
Due from banks	28,681,754	34,861,030
Federal funds sold	502,000	24,853,000

Cash and cash equivalents	33,810,148	62,035,586
Time deposits	—	1,000,000
Held-to-maturity securities	2,212,113	3,197,609
Available-for-sale securities	48,529,202	47,413,457
Loans receivable	109,238,835	97,842,586
Allowance for credit losses	(2,158,183)	(1,103,077)

Loans, net	107,080,652	96,739,509
Federal Home Loan Bank stock	697,500	262,200
Premises and equipment, net	3,038,629	3,132,208
Accrued interest receivable	730,893	583,783
Mortgage servicing rights, net	339,640	367,242
Deferred tax assets, net	3,137,490	3,529,628
Bank owned life insurance	2,169,473	2,110,114
Other assets	1,825,584	1,929,491

Total assets	$203,571,324	$222,300,827

Liabilities and Equity
Liabilities
Deposits
Demand	$117,472,624	$160,596,938
Savings	29,509,628	33,838,247
Time	31,127,339	14,289,360

Total deposits	178,109,591	208,724,545
Advances from the Federal Home Loan Bank	10,500,000	—
Advances from borrowers for taxes and insurance	361,433	313,972
Accrued expenses and other liabilities	1,147,216	1,216,968

Total liabilities	190,118,240	210,255,485
Equity
Retained earnings	17,989,342	17,477,413
Accumulated other comprehensive loss	(4,536,258)	(5,432,071)

Total equity	13,453,084	12,045,342

Total liabilities and equity	$203,571,324	$222,300,827

See Notes to Consolidated Financial Statements	F-37

Security Bank, SB and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2023 and 2022

	Year Ended December 31,
	2023	2022
Interest Income
Loans	$5,339,365	$4,253,521
Investment securities	1,376,130	921,386
Interest-bearing deposits and other	1,246,917	905,343

Total interest income	7,962,412	6,080,250

Interest Expense
Deposits	737,750	222,943
Federal Home Loan Bank advances	195,510	—

Total interest expense	933,260	222,943

Net Interest Income	7,029,152	5,857,307
Provision for Credit Losses	872,000	181,185

Net Interest Income After Provision for Credit Losses	6,157,152	5,676,122

Noninterest Income
Service fees on deposits	1,235,282	1,413,563
Debit card fees	428,757	431,890
Mortgage loan servicing fees, net	147,222	156,993
Gain on sale of loans	37,049	87,106
Brokerage fees	22,920	96,782
Gain (loss) on sale of real estate owned	2,775	(74,233)
Other noninterest income	129,318	127,838

Total noninterest income	2,003,323	2,239,939

Noninterest Expense
Salaries and employee benefits	4,022,650	3,770,450
Occupancy and equipment	573,242	498,687
Data processing fees	513,900	601,723
FDIC insurance premiums	139,300	137,000
Advertising	144,939	104,646
Directors fees	96,000	96,750
Debit card expense	70,979	50,845
Professional fees	709,068	562,956
Telephone and internet	134,845	120,329
Other	834,477	822,544

Total noninterest expense	7,239,400	6,765,930

Income before income taxes	921,075	1,150,131
Provision for income taxes	237,546	302,827

Net Income	$683,529	$847,304

See Notes to Consolidated Financial Statements	F-38

Security Bank, SB and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2023 and 2022

	Year Ended December 31,
	2023	2022
Net income	$683,529	$847,304
Other comprehensive income (loss):
Net unrealized gains (losses) on available-for-sale securities	1,252,886	(7,179,502)
Tax (expense) benefit	(357,073)	2,046,159

Other comprehensive income (loss)	895,813	(5,133,343)

Comprehensive income (loss)	$1,579,342	$(4,286,039)

See Notes to Consolidated Financial Statements	F-39

Security Bank, SB and Subsidiaries

Consolidated Statements of Equity

Years Ended December 31, 2023 and 2022

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Income (Loss)	Total
Balance at January 1, 2022	$16,630,109	$(298,728)	$16,331,381
Net income	847,304	—	847,304
Other comprehensive loss	—	(5,133,343)	(5,133,343)

Balance at December 31, 2022	17,477,413	(5,432,071)	12,045,342
Cumulative effect of change in accounting principle - ASC 326, net of tax of $68,400	(171,600)	—	(171,600)
Net income	683,529	—	683,529
Other comprehensive income	—	895,813	895,813

Balance at December 31, 2023	$17,989,342	$(4,536,258)	$13,453,084

See Notes to Consolidated Financial Statements	F-40

Security Bank, SB and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2023 and 2022

	Year Ended
	December 31,
	2023	2022
Operating Activities
Net income	$683,529	$847,304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	230,165	214,614
Amortization of premiums and discounts	327,762	524,172
Amortization of deferred loan origination fees, net	(9,804)	(61,370)
Amortization of mortgage servicing rights	45,749	49,991
Deferred income taxes	103,465	302,827
Provision for credit losses	872,000	181,185
Gain on sale of loans	(37,049)	(87,106)
Proceeds from sale of loans	2,003,538	4,392,714
Origination of loans held for sale	(1,984,636)	(4,205,540)
(Gain) loss on sale of real estate owned	(2,775)	74,233
Increase in cash surrender value of life insurance	(59,359)	(55,535)
Changes in:
Accrued interest receivable	(147,110)	71,314
Other assets	103,907	(974,281)
Accrued expenses and other liabilities	(71,182)	481,634

Net cash provided by operating activities	2,058,200	1,756,156

Investing Activities
Maturities of interest-bearing time deposits	1,000,000	—
Proceeds from maturities of held-to-maturity securities	980,000	1,490,000
Purchases of available-for-sale securities	(3,228,717)	—
Proceeds from paydowns of mortgage-backed securities	2,743,592	5,994,093
Proceeds from calls and maturities of available-for-sale securities	300,000	530,000
Net change in loans	(11,479,176)	7,895,331
Purchase of FHLB stock	(435,300)	(16,500)
Purchase of premises and equipment	(136,586)	(507,768)
Proceeds from sale of real estate owned	40,042	122,278

Net cash provided by (used in) investing activities	(10,216,145)	15,507,434

Financing Activities
Net decrease in deposit accounts	(30,614,954)	(51,626,182)
Proceeds from FHLB advances	20,500,000	—
Repayment of FHLB advances	(10,000,000)	—
Net change in advances by borrowers for taxes and insurance	47,461	(27,666)

Net cash used in financing activities	(20,067,493)	(51,653,848)

Decrease in Cash and Cash Equivalents	(28,225,438)	(34,390,258)
Cash and Cash Equivalents, Beginning of Year	62,035,586	96,425,844

Cash and Cash Equivalents, End of Year	$33,810,148	$62,035,586

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest on deposits and borrowings	$866,382	$222,273
Income taxes	—	—
Supplemental Disclosure of Noncash Investing Activities
Transfers from loans to real estate acquired through foreclosure	$37,267	$15,669

See Notes to Consolidated Financial Statements	F-41

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Organization and Nature of Operations

Security Bank, SB (the “Bank”) is a state-chartered mutual ownership bank engaged primarily in the business of making residential mortgage loans and accepting deposits. Its operations are conducted through its three offices located in Springfield, Illinois. The Bank faces competition from other financial institutions and is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

The Bank has two wholly owned subsidiaries: SB Financial Services, Inc. and 510 Monroe Holdings, LLC. SB Financial Services, Inc. sells insurance, on an agency basis, and related products, and also has a brokerage business. 510 Monroe Holdings, LLC was formed for the purpose of holding real estate acquired through foreclosure or other proceedings.

Principles of Consolidation

The consolidated financial statements include the accounts of Security Bank, SB and its wholly owned subsidiaries, SB Financial Services, Inc. and 510 Monroe Holdings, LLC. All significant intercompany accounts, transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and fair values of financial instruments.

Cash Equivalents

The Bank considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2023 and 2022, the Bank had a cash account that exceeded the federally insured limit by approximately $509,000 and $356,000, respectively. At December 31, 2023, the Bank held approximately $183,000 and $27.6 million at the Federal Home Loan Bank and the Federal Reserve Bank of Chicago, respectively, which are not subject to FDIC limits. At December 31, 2022, the Bank held approximately $144,000 and $33.9 million at the Federal Home Loan Bank and the Federal Reserve Bank of Chicago, respectively, which are not subject to FDIC limits.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Interest-bearing Time Deposits in Banks

Interest-bearing time deposits had original maturities greater than one year and were carried at cost.

Investment Securities

Held-to-maturity securities consist of certificates of deposit that management has the intent and ability to hold to maturity. Held-to-maturity securities are carried at amortized cost. Investment securities classified and accounted for as available for sale may be sold prior to maturity for asset/liability management purposes or may be sold in response to changes in interest rates or changes in prepayment risk, and to increase regulatory capital or other similar factors. Available-for-sale securities are carried at fair value with any adjustments to fair value, after tax, reported in other comprehensive income (loss). The Bank had no securities held for trading purposes as of December 31, 2023 or 2022.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities, identified as the call date as to premiums and the maturity date as to discounts. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The Company adopted ASC 326 on January 1, 2023. It significantly changed guidance for recognizing credit-related impairment of financial instruments, including debt securities classified as held-to-maturity and available-for-sale.

The Bank’s accounting treatment for a credit-related impairment, when the fair value of securities is below amortized cost, is set forth within this Note 1 at Allowance for Credit Losses.

Prior to the adoption of ASC 326, declines in the fair value of debt securities below their cost that were deemed to be other-than-temporarily impaired, and for which the Bank did not intend to sell the securities and it was not more likely than not that the securities would be sold before the anticipated recovery of the impairment, were separated into losses related to credit factors and losses related to other factors. The losses related to credit factors were recognized in earnings and losses related to other factors were recognized in other comprehensive income (loss). In estimating other than temporary impairment losses, management considered the length of time and the extent to which the fair value had been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The Bank recognized no credit-related impairments on debt securities during the years ended December 31, 2023 or 2022.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income. The Bank had no loans held for sale at December 31, 2023 and 2022.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for unearned income, charge-offs net of recoveries, the allowance for credit losses and any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan. For all loan portfolio segments except residential and consumer loans, the Bank promptly charges-off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower’s ability to adequately meet its obligations. For loans that are considered to be solely collateral dependent, a partial charge-off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

The Bank charges-off residential and consumer loans, or portions thereof, when management reasonably determines the amount of the loss. The Bank adheres to delinquency thresholds established by applicable regulatory guidance to determine the charge-off timeframe for these loans. Loans at these delinquency thresholds for which the Bank can clearly document that the loan is both well-secured and in the process of collection, such that collection will occur regardless of delinquency status, need not be charged off.

For all classes, all interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. The Bank requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.

When cash payments are received on collateral dependent loans in each loan class, the Bank records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Loans restructured due to financial difficulties of the borrower recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six months.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Allowance for Credit Losses

The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for credit losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The Bank adopted Accounting Standards Update (ASU) No. 2016-13 Financial Instruments—Credit Losses (Topic 326) effective January 1, 2023, using the modified retrospective method for financial assets measured at amortized cost and off-balance-sheet credit exposures. ASC 326 replaced the incurred loss impairment methodology with a new “current expected credit loss” (CECL) methodology that reflects expected credit losses over the lives of the credit instruments and requires consideration of a broader range of information to estimate credit losses. ASC 326 requires an estimate of all expected credit losses for financial assets measured at amortized cost, including loans and held-to-maturity debt securities, based on historical experience, current conditions, and reasonable and supportable forecasts. The ASU also applies to off-balance sheet credit exposures, such as loan commitments, standby letters of credit, financial guarantees, and other similar instruments. Results for the year ended December 31, 2023 are presented under ASU No. 2016-13, while prior period amounts are reported in accordance with the previously applicable accounting standards.

Held-to-maturity securities

Expected credit losses on held-to-maturity securities are measured on a collective basis by security type. Accrued interest receivable on held-to-maturity securities totaled approximately $6,000 at December 31, 2023 and is included within accrued interest receivable on the balance sheet. This amount is excluded from the estimate of expected credit losses. The held-to-maturity securities portfolio consists solely of certificates of deposit in other financial institutions. The estimate of credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. Management concluded that no allowance for credit losses was required on held-to-maturity securities at January 1, 2023 and December 31, 2023.

Available-for-sale securities

For available for sale securities in an unrealized loss position, the Bank first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For securities available-for-sale that do not meet the above criteria, the Bank evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Bank considers the extent to which fair value is less than amortized cost and adverse conditions related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

If the present value of the cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income (loss), net of tax. The Bank elected to use zero loss estimates for securities issued by U.S. government entities and agencies. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major agencies and have a long history of no credit losses. Management concluded that no allowance for credit losses was required on available-for-sale securities at January 1, 2023 and December 31, 2023.

Accrued interest receivable on available-for-sale securities totaled approximately $191,000 at December 31, 2023 and is included within accrued interest receivable on the balance sheet. This amount is excluded from the estimate of expected credit losses.

Loans

The allowance for credit losses (ACL) is a valuation allowance that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Management’s determination of the adequacy of the ACL is based on the assessment of the expected credit losses on loans over the expected life of the loan. The ACL is increased by provision expense and decreased by charge-offs, net of recoveries of amounts previously charged off and expected to be charged off. The Bank made the policy election to exclude accrued interest receivable on loans from the estimate of credit losses. Accrued interest receivable on loans totaled approximately $534,000 at December 31, 2023 and is included within accrued interest receivable on the balance sheet. Management estimates the ACL balance using relevant available information from both internal and external sources, relating to past events, current conditions and reasonable and supportable forecasts. Historical credit loss experience of a defined peer group, by affiliate, paired with economic forecasts provide the basis for the quantitatively modeled estimates of expected credit losses. The Bank adjusts its quantitative model, as necessary, to reflect conditions not already considered by the quantitative model. These adjustments are commonly known as the qualitative factors.

The ACL is measured on a collective (pool) basis when similar risk characteristics exist. The Bank uses the average historical loss method to measure the quantitative portion of the ACL over four-quarter forecast and four-quarter reversion periods.

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not also included in the collective evaluation. When management determines that foreclosure is probable, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for estimated selling costs as appropriate.

Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a restructuring will be executed with an individual borrower experiencing financial difficulties, or the extension or renewal options are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the Bank.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Unfunded Commitments

The Bank estimates expected credit losses over the contractual period in which the Bank is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Bank. The ACL on unfunded commitments is adjusted through the provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life consistent with the related ACL methodology. The allowance for credit losses on unfunded commitments is included within accrued expenses and other liabilities on the consolidated balance sheets.

Prior to January 1, 2023, management calculated the Bank’s allowance for loan losses under the probable incurred methodology, which provided that the allowance for loan losses be established as losses were estimated to have occurred through a provision for loan losses charged to income. Loan losses were charged against the allowance when management believed the uncollectibility of a loan balance was confirmed. Subsequent recoveries, if any, were credited to the allowance.

The allowance for loan losses was evaluated on a regular basis by management and was based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation was inherently subjective as it required estimates that were susceptible to significant revision as more information became available.

The allowance consisted of allocated and general components. The allocated component related to loans that were classified as impaired. For those loans that were classified as impaired, an allowance was established when the discounted cash flows (or collateral value or observable market price) of the impaired loan was lower than the carrying value of that loan. The general component covered nonimpaired loans and was based on historical charge-off experience by segment. The historical loss experience was determined by portfolio segment and was based on the actual loss history experienced by the Bank over the prior three years. Management believed the three-year historical loss experience methodology was appropriate given the economic environment. Other adjustments (qualitative/environmental considerations) for each segment may be added to the allowance for each loan segment after an assessment of internal or external influences on credit quality that were not fully reflected in the historical loss or risk rating data.

A loan was considered impaired when, based on current information and events, it was probable that the Bank would be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment included payment status, collateral value and the probability of collecting scheduled principal and interest payments when due, based on the loan’s current payment status and the borrower’s financial condition, including available sources of cash flows. Loans that experienced insignificant payment delays and payment shortfalls generally were not classified as impaired. Management determined the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Impairment was measured on a loan-by-loan basis for non-homogenous type loans such as multi-family, commercial real estate, construction and development, farmland and commercial and industrial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan was collateral dependent. For impaired loans where the Bank utilized the discounted cash flows to determine the level of impairment, the Bank included the entire change in the present value of cash flows as bad debt expense.

The fair values of collateral dependent loans were based on independent appraisals of the collateral. In general, the Bank acquired an updated appraisal upon identification of impairment and annually thereafter for commercial, commercial real estate and multi-family loans. If the most recent appraisal was over a year old, and a new appraisal was not performed, due to lack of comparable values or other reasons, the existing appraisal was utilized and discounted based on the age of the appraisal, condition of the subject property and overall economic conditions.

After determining the collateral value as described, the fair value was calculated based on the determined collateral value less selling expenses. The potential for outdated appraisal values was considered in our determination of the allowance for loan losses through our analysis of various trends and conditions including the local economy, trends in charge-offs and delinquencies, etc. and the related qualitative adjustments assigned by the Bank.

Segments of loans with similar risk characteristics were collectively evaluated for impairment based on the segment’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Bank did not separately identify individual consumer and residential loans for impairment measurements, unless such loans were the subject of a restructuring agreement due to financial difficulties of the borrower.

In the course of working with borrowers, the Bank may have elected to restructure the contractual terms of certain loans. In this scenario, the Bank attempted to work out an alternative payment schedule with the borrower in order to optimize collectibility of the loan. Any loans that were modified were reviewed by the Bank to identify if a troubled debt restructuring (TDR) had occurred, which was when, for economic or legal reasons related to a borrower’s financial difficulties, the Bank granted a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with the borrower’s current financial status, and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms or a combination of the two. If such efforts by the Bank did not result in a satisfactory arrangement, the loan was referred to legal counsel, at which time foreclosure proceedings were initiated. At any time prior to a sale of the property at foreclosure, the Bank may terminate foreclosure proceedings if the borrower was able to work out a satisfactory payment plan.

It was the Bank’s policy that any restructured loans on nonaccrual status prior to being restructured remained on nonaccrual status until six months of satisfactory borrower performance, at which time management would consider its return to accrual status. If a loan was accruing at the time of restructuring, the Bank reviewed the loan to determine if it was appropriate to continue the accrual of interest on the restructured loan.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

With regard to determination of the amount of the allowance for credit losses, troubled debt restructured loans are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed previously.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets, estimated to be 15-39 years for land improvements, 7-39 years for buildings and improvements and 3-10 years for furniture, fixtures and equipment.

Federal Home Loan Bank Stock

Federal Home Loan Bank (“FHLB”) stock is a required investment for institutions that are members of the FHLB system and the transfer of the stock is substantially restricted. The required investment in the common stock is based on a predetermined formula. FHLB stock is carried at cost. FHLB stock is evaluated for impairment on an annual basis.

Bank Owned Life Insurance

The Bank has purchased life insurance on certain employees. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other noninterest income or expense.

At December 31, 2023, foreclosed assets were included in other assets on the consolidated balance sheet. At December 31, 2022, there were no foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property.

At December 31, 2023, there was one loan totaling $1.8 million secured by commercial real estate and two loans totaling $484,000 secured by residential real estate property, for which formal foreclosure proceedings were in process.

At December 31, 2022, there were five loans totaling $513,000 secured by residential real estate property, for which formal foreclosure proceedings were in process.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Transfers of Financial Assets

The Bank sells financial assets in the normal course of business. The majority of the Bank’s financial asset sales are residential mortgage loan sales primarily to government-sponsored enterprises through established programs and participation interests in commercial loan sales through participation agreements. In accordance with the accounting guidance for asset transfers, the Bank considers any ongoing involvement with transferred assets in determining whether the assets can be derecognized from the consolidated balance sheets. For loans sold under participation agreements, the Bank also considers the terms of the loan participation agreement and whether they meet the definition of a participating interest and thus qualify for derecognition. With the exception of servicing, the Bank’s continuing involvement with financial assets sold is minimal and generally limited to market customary representation and warranty clauses.

Advertising

Advertising costs are expensed as incurred.

Mortgage Servicing Rights

When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Bank later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income, which is reported on the consolidated income statements within noninterest income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against mortgage loan servicing fee income.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Income Taxes

The Bank accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Bank determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.

A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

With a few exceptions, the Bank is no longer subject to examination by tax authorities for calendar years before 2020. As of December 31, 2023 and 2022, the Bank had no material uncertain income tax positions.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized gains (losses) on available-for-sale securities.

Accumulated other comprehensive loss consists of the cumulative unrealized gains and losses on available-for-sale securities, net of tax.

Revenue Recognition

The Bank accounts for revenue recognition in accordance with ASU 2014-09 “Revenue from Contracts with Customers” (ASC 606). ASC 606 provides that an entity should recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Interest income, net securities gains (losses) and income from bank-owned life insurance are not included within the scope of ASC 606. For the revenue streams in the scope of ASC 606, service charges on deposits and electronic banking fees, there are no significant judgments related to the amount and timing of revenue recognition. All of the Bank’s in-scope revenue from contracts with customers is recognized within noninterest income.

Service Fees on Deposits. The Bank generates revenues through fees charged to depositors related to deposit account maintenance fees, overdrafts, debit card and interchange fees, ATM fees, wire transfers and additional miscellaneous services provided at the request of the depositor. For deposit-related services, revenue is recognized when performance obligations are satisfied, which is, generally, at a point in time.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated financial statements when they have been disbursed.

The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans to be held for sale are considered to be derivatives. Accordingly, such commitments on the consolidated balance sheets are recorded at fair value, with changes in fair value recorded in the net gain on sale of mortgage loans. Fair value is based on the change in estimated fair value of the underlying mortgage loan. The fair value is subject to change primarily due to changes in interest rates. The Bank’s policy is to commit to the sale of the loan to the secondary market at a fixed price on the day the loan rate is locked. At December 31, 2023 and 2022, the Bank had no commitments outstanding to originate loans to be designated as held-for-sale.

Note 2: Change in Accounting Principles

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016- 13, Financial Instruments—Credit Losses (Topic 326). The ASU introduced a new credit loss model, the current expected credit loss model (“CECL”), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk.

The CECL model utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. For held-to-maturity and available-for-sale securities where fair value is less than cost, credit-related impairment, if any, will be recognized in an allowance for credit losses and adjusted each period for changes in expected credit risk. This model replaces the multiple existing impairment models, which generally require that a loss be incurred before it is recognized. The CECL model represents a significant change from existing practice and may result in material changes to the Bank’s accounting for financial instruments.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

The new standard became effective for the Bank January 1, 2023. The Bank adopted the ASU effective January 1, 2023, as required. Adoption of the ASU resulted in an increase to the allowance for credit losses of $240,000 and a corresponding cumulative tax-effected reduction to retained earnings of $171,600.

The following table illustrates the impact of the adoption of ASC 326:

	January 1, 2023
		Adoption	As
	Pre-Adoption	Impact	Reported
ACL on loan receivables
Real Estate Loans
1-4 Family, including construction	$235,388	$222,320	$457,708
Multifamily	7,488	2,488	9,976
Commercial	292,705	283,286	575,991
Construction and development	122,872	(113,501)	9,371
Farmland	35,911	(28,759)	7,152
Other Loans:
Consumer	85,311	19,231	104,542
Commercial and industrial	323,402	(142,571)	180,831

	1,103,077	242,494	1,345,571
Liabilities
ACL for unfunded commitments	14,070	(2,494)	11,576

	$1,117,147	$240,000	$1,357,147

In March 2022, the FASB approved ASU 2022-02, Financial Instruments – Credit Losses (Topic 326), Troubled Debt Restructurings and Vintage Disclosures, which eliminated the accounting guidance for troubled debt restructurings (TDRs) by creditors, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. ASU 2022-02 became effective for the Bank upon adoption of ASU 2016-13 on January 1, 2023. The adoption of the ASU did not have a material effect on the Bank’s consolidated financial statements.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Securities

The amortized cost and fair values, together with gross unrealized gains and losses of securities, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-Maturity Securities:
December 31, 2023
Certificates of deposit	$2,212,113	$—	$(60,452)	$2,151,661

December 31, 2022
Certificates of deposit	$3,197,609	$—	$(124,993)	$3,072,616

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities:
December 31, 2023
Municipal bonds, taxable	$8,041,941	$—	$(1,191,491)	$6,850,450
Municipal bonds, non-taxable	2,695,084	—	(114,942)	2,580,142
U.S. Government treasuries	7,995,792	—	(824,502)	7,171,290
U.S. Government agencies	1,200,002	—	(191,573)	1,008,429
Residential mortgage-backed securities	18,979,957	—	(2,261,946)	16,718,011
Collateralized mortgage obligations	15,960,842	—	(1,759,962)	14,200,880

	$54,873,618	$—	$(6,344,416)	$48,529,202

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities:
December 31, 2022
Municipal bonds, taxable	$8,362,533	$—	$(1,558,553)	$6,803,980
Municipal bonds, non-taxable	2,739,534	—	(195,012)	2,544,522
U.S. Government treasuries	7,994,861	—	(1,046,061)	6,948,800
U.S. Government agencies	1,246,928	—	(241,264)	1,005,664
Residential mortgage-backed securities	17,572,014	—	(2,497,491)	15,074,523
Collateralized mortgage obligations	17,094,889	—	(2,058,921)	15,035,968

	$55,010,759	$—	$(7,597,302)	$47,413,457

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Investment securities with a fair value totaling $14,232,000 at December 31, 2023, were pledged to secure advances from the Federal Home Loan Bank.

The amortized cost and fair value of securities at December 31, 2023, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized	Fair
	Cost	Value
December 31, 2023
Held-to-maturity
Within one year	$1,231,000	$1,217,185
One to five years	981,113	934,476

Totals	$2,212,113	$2,151,661

	Amortized	Fair
	Cost	Value
December 31, 2023
Within one year	$316,176	$309,198
One to five years	10,226,796	9,314,395
Five to ten years	8,203,490	7,051,846
After ten years	1,186,357	934,872

	19,932,819	17,610,311
Mortgage-backed securities	34,940,799	30,918,891

Totals	$54,873,618	$48,529,202

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was approximately $646,000 and $655,000 at December 31, 2023 and 2022, respectively.

The Company had no sales of investment securities during the years ended December 31, 2023 and 2022.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Based on evaluation of available evidence, including recent changes in market interest rates and information obtained from regulatory filings, management believes the declines in fair value for these securities are not attributable to credit related events.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

The following table shows the number of securities and aggregate depreciation from the Bank’s amortized cost basis at December 31, 2023.

	Number of	Aggregate
Description of Securities	securities	depreciation
Held-to-Maturity Securities:
Certificates of deposit	9	-2.7%

Available-for-sale Securities:
Municipal bonds, taxable	16	-14.8%
Municipal bonds, non-taxable	8	-4.3%
U.S. Government treasuries	2	-10.3%
U.S. Government agencies	4	-16.0%
Residential mortgage-backed securities	61	-11.9%
Collateralized mortgage obligations	15	-11.0%

Total	106	-11.6%

Should of any of these securities experience credit related impairment, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the credit-related impairment is identified.

The following tables show the Bank’s investments’ gross unrealized losses and fair value of the Bank’s investments with unrealized losses, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2023 and 2022:

	December 31, 2023
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale Securities:
Municipal bonds, taxable	$—	$—	$6,850,450	$(1,191,491)	$6,850,450	$(1,191,491)
Municipal bonds, non-taxable	—	—	2,580,142	(114,942)	2,580,142	(114,942)
U.S. Government treasuries	—	—	7,171,290	(824,502)	7,171,290	(824,502)
U.S. Government agencies	—	—	1,008,429	(191,573)	1,008,429	(191,573)
Residential mortgage-backed securities	3,155,944	(49,880)	13,562,067	(2,212,066)	16,718,011	(2,261,946)
Collateralized mortgage obligations	—	—	14,200,880	(1,759,962)	14,200,880	(1,759,962)

	$3,155,944	$(49,880)	$45,373,258	$(6,294,536)	$48,529,202	$(6,344,416)

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

	December 31, 2022
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale Securities:
Municipal bonds, taxable	$3,664,652	$(613,470)	$3,139,328	$(945,083)	$6,803,980	$(1,558,553)
Municipal bonds, non-taxable	1,023,456	(77,543)	1,521,066	(117,469)	2,544,522	(195,012)
U.S. Government treasuries	—	—	6,948,800	(1,046,061)	6,948,800	(1,046,061)
U.S. Government agencies	228,294	(18,633)	777,370	(222,631)	1,005,664	(241,264)
Residential mortgage-backed securities	4,481,304	(406,005)	10,593,219	(2,091,486)	15,074,523	(2,497,491)
Collateralized mortgage obligations	809,905	(52,891)	14,226,063	(2,006,030)	15,035,968	(2,058,921)

	10,207,611	(1,168,542)	37,205,846	(6,428,760)	47,413,457	(7,597,302)
Held-to-Maturity Securities:
Certificates of deposit	2,140,305	(77,304)	932,311	(47,689)	3,072,616	(124,993)

Total	$12,347,916	$(1,245,846)	$38,138,157	$(6,476,449)	$50,486,073	$(7,722,295)

U. S. Government Treasuries, U.S. Government Agencies, and Municipal Bonds

Unrealized losses on these securities have not been recognized into income because the issuers’ bonds are of high credit quality, values have only been impacted by changes in interest rates since the securities were purchased, and the Bank does not intend to sell the investments and it is not more likely than not the Bank will be required to sell the investments before recovery of their amortized cost basis. The fair value is expected to recover as the bonds approach the maturity date.

Mortgage-backed Securities

The unrealized losses on the Bank’s investment in residential mortgage-backed securities and collateralized mortgage obligations were caused by changes in interest rates and illiquidity. The Bank expects to recover the amortized cost basis over the term of the securities. The decline in market value is attributable to changes in interest rates and illiquidity, not credit quality, and the Bank does not intend to sell the investments and it is not more likely than not the Bank will be required to sell the investments before recovery of their amortized cost basis. The fair value is expected to recover as the securities approach the maturity date.

Certificates of Deposit

Unrealized losses on these certificates of deposit have not been recognized into income because the issuers’ of the certificates are of high credit quality, values have only been impacted by changes in interest rates since the certificates were purchased, and the Bank does not intend to sell the certificates and it is not more likely than not the Bank will be required to sell the certificates before recovery of their amortized cost basis. The fair value is expected to recover as the certificates approach the maturity date.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Loans and Allowance for Credit Losses

Categories of loans at December 31 include:

	December 31,
	2023	2022
Real Estate Loans
1-4 Family, including construction	$33,742,162	$35,061,746
Multifamily	5,204,709	5,125,100
Commercial	41,753,859	32,179,324
Construction and development	5,901,324	1,245,985
Farmland	4,180,041	3,992,225
Other Loans:
Consumer	7,190,870	5,874,297
Commercial and industrial	11,307,969	14,254,707

Total loans	109,280,934	97,733,384
Allowance for credit losses	(2,158,183)	(1,103,077)
Deferred loan fees, net	(149,333)	(48,204)
Unearned dealer interest	107,234	157,406

Net loans	$107,080,652	$96,739,509

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were approximately $73,177,000 and $79,658,000 at December 31, 2023 and 2022, respectively.

The Bank provides residential, commercial and consumer loans primarily to residents and businesses located in central Illinois. Such loans originated in other geographical areas amounted to approximately $14,812,000 and $9,823,000, or approximately 13.6% and 10.1% of the gross loan balances at December 31, 2023 and 2022, respectively. A substantial potion of the Bank’s borrowers ability to honor their contracts is dependent on economic conditions and the specific economy in the respective geographic areas.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Risk characteristics of each loan portfolio segment are described as follows:

Residential Real Estate

These loans include first liens and junior liens on 1-4 family residential real estate (both owner and non-owner occupied). One-to four family residential loans generally carry less risk than other loan types as they tend to be smaller balance loans, without concentrations, to a single borrower or group of borrowers. Repayment depends on the individual borrower’s capacity. The main risks for these loans are changes in the value of the collateral and stability of the local economic environment and its impact on the borrowers’ employment. Management specifically considers unemployment and changes in real estate values in the Bank’s market area.

Multifamily

These loans include loans on residential real estate secured by property with five or more units. Multifamily real estate loans generally involve a greater degree of credit risk than one-to-four family residential real estate loans due to the reliance on the successful operation of the project. The main risks are changes in the value of the collateral, ability of borrowers to collect rents, vacancy and changes in the tenants’ employment status. Management specifically considers unemployment and changes in real estate values in the Bank’s market area.

Commercial Real Estate

These loans consist of non-farm and non-residential real estate. Although terms vary, commercial real estate loans generally have amortization periods of 15 to 25 years, as well as balloon payments of two to five years, and terms which provide that the interest rates thereon may be adjusted annually at the Bank’s discretion, based on a designated index and the credit risk of the borrower. Commercial real estate loans generally have greater credit risks compared to one-to-four family residential real estate loans, as they usually involve larger loan balances secured by non-homogeneous or specific-use properties. Repayment of these loans typically relies on the successful operation of a business or the generation of lease income by the property and is therefore more sensitive to adverse conditions in the economy and real estate market.

Construction and Development Real Estate

These loans include construction loans for 1-4 family residential and commercial properties (both owner and non-owner occupied) and first liens on land. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event that a loan is made on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs. Construction real estate loans generally have terms of one year to 18 months during the construction period and interest rates based on a designated index.

Farmland

These loans include loans on farm ground and land known to be used or usable for agricultural purposes, such as crop or livestock production. Repayment of these loans typically relies on the successful operation of a business. This loan type is sensitive to adverse economic conditions.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Commercial and Industrial

The commercial and industrial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The Bank’s commercial business loan portfolio is comprised of loans for a variety of purposes and generally is secured by equipment, machinery and other business assets. Repayment is directly dependent on the successful operation of the borrower’s business and the borrower’s ability to convert the assets to operating revenue and possess greater risk than most other types of loans should the repayment capacity of the borrower not be adequate.

Consumer Loans

These loans include vehicle loans, share loans and unsecured loans. Other loans consist of single-pay personal loans, including overdraft accounts and other small miscellaneous loans. Consumer loans tend to carry more risk than real estate loans; however, they tend to be smaller balance loans without concentrations to a single borrower or group of borrowers. Loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

The following tables present the activity in and balances of the allowance for credit losses by portfolio segment as of and for the years ended December 31:

		Effect of
	January 1,	adoption of	Provision for			December 31,
December 31, 2023	2023	ASC 326	credit losses	Charge-offs	Recoveries	2023
Allowance for credit losses on loans
Real Estate Loans
1-4 Family, including construction	$235,388	$222,320	$53,835	$—	$12,083	$523,626
Multifamily	7,488	2,488	2,105	—	—	12,081
Commercial	292,705	283,286	715,678	(54,019)	8,241	1,245,891
Construction and development	122,872	(113,501)	39,168	—	—	48,539
Farmland	35,911	(28,759)	373	—	—	7,525
Other Loans:
Consumer	85,311	19,231	14,372	(5,962)	2,000	114,952
Commercial and industrial	323,402	(142,571)	42,545	(17,981)	174	205,569

Total allowance for credit losses on loans	1,103,077	242,494	868,076	(77,962)	22,498	2,158,183
Allowance for credit losses on unfunded commitments	14,070	(2,494)	3,924	—	—	15,500

Total allowance for credit losses	$1,117,147	$240,000	$872,000	$(77,962)	$22,498	$2,173,683

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2022	January 1, 2022	Provision for credit losses	Charge-offs	Recoveries	December 31, 2022
Real Estate Loans
1-4 Family, including construction	$416,606	$(79,054)	$(107,516)	$5,352	$235,388
Multifamily	15,619	(8,131)	—	—	7,488
Commercial	132,529	160,176	—	—	292,705
Construction and development	69,011	115,545	(61,684)	—	122,872
Farmland	52,974	(17,063)	—	—	35,911
Other Loans:
Consumer	104,361	6,524	(26,467)	893	85,311
Commercial and industrial	716,535	9,818	(415,045)	12,094	323,402

Total allowance for credit losses on loans	1,507,635	187,815	(610,712)	18,339	1,103,077
Allowance for credit losses on unfunded commitments	20,700	(6,630)	—	—	14,070

Total allowance for credit losses	$1,528,335	$181,185	$(610,712)	$18,339	$1,117,147

The following tables present a breakdown of the allowance for credit losses and the recorded investment in loans by segment, disaggregated based on the evaluation method as of December 31:

	December 31, 2023
	Real Estate					Other		Total
	Residential	Multifamily	Commercial	Construction & Land	Farmland	Consumer	Commercial & Industrial
Allowance for credit losses:
Ending balance, individually evaluated	$135,560	$—	$841,830	$—	$—	$24,567	$115,621	$1,117,578
Ending balance, collectively evaluated	388,066	12,081	404,061	48,539	7,525	90,385	89,948	1,040,605

Total allowance for credit losses	$523,626	$12,081	$1,245,891	$48,539	$7,525	$114,952	$205,569	$2,158,183

Loans:
Ending balance	$33,742,162	$5,204,709	$41,753,859	$5,901,324	$4,180,041	$7,190,870	$11,307,969	$109,280,934

Ending balance; individually evaluated	$1,490,652	$—	$2,154,130	$33,502	$—	$76,072	$324,973	$4,079,329

Ending balance; collectively evaluated	$32,251,510	$5,204,709	$39,599,729	$5,867,822	$4,180,041	$7,114,798	$10,982,996	$105,201,605

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

	December 31, 2022
	Real Estate					Other
	Residential	Multifamily	Commercial	Construction and Land	Farmland	Consumer	Commercial & Industrial	Total
Allowance for credit losses:
Ending balance, individually evaluated for impairment	$100,237	$—	$157,000	$—	$—	$27,583	$53,187	$338,007
Ending balance, collectively evaluated for impairment	135,151	7,488	135,705	122,872	35,911	57,728	270,215	765,070

Total allowance for credit losses	$235,388	$7,488	$292,705	$122,872	$35,911	$85,311	$323,402	$1,103,077

Loans:
Ending balance	$35,061,746	$5,125,100	$32,179,324	$1,245,985	$3,992,225	$5,874,297	$14,254,707	$97,733,384

Ending balance; individually evaluated for impairment	$1,497,624	$—	$1,987,351	$49,638	$—	$134,381	$425,986	$4,094,980

Ending balance; collectively evaluated for impairment	$33,564,122	$5,125,100	$30,191,973	$1,196,347	$3,992,225	$5,739,916	$13,828,721	$93,638,404

Information regarding the credit quality indicators most closely monitored for other than residential real estate loans by class as of December 31, 2023 and 2022, is as follows:

The Bank evaluates consumer and one-to-four family residential loans based on the delinquency status of each loan. Generally, the likelihood of loss for consumer and residential loans increases as the loan becomes more delinquent; therefore, management has established the delinquency status of consumer and residential loans as the primary credit quality indicator. In addition to monitoring delinquency status, certain substandard non-owner occupied one-to-four family residential loans are evaluated and categorized into the risk categories listed below based on relevant information about the ability of borrowers to service their debt.

The Bank categorizes all other loans into the following risk categories based on relevant information about the ability of borrowers to service their debt:

Pass (risk rating 1 – 5) – A pass asset is well protected by the current worth and paying capacity of the obligator (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner. Pass assets also include certain assets considered watch, which are still protected by the worth and paying capacity of the borrower but deserve closer attention and a higher level of credit monitoring.

Special Mention (risk rating 6) – A special mention asset has potential weaknesses that deserve management’s close attention. The asset may also be subject to a weak or speculative market or to economic conditions, which may, in the future, adversely affect the obligator. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date. Special mention assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Substandard (risk rating 7) – A substandard asset is an asset with a well-defined weakness that jeopardizes repayment, in whole or in part, of the debt. These credits are inadequately protected by the current worth and paying capacity of the obligor or of the collateral pledged. These assets are characterized by the distinct possibility that the Bank will sustain some loss of principal and/or interest if the deficiencies are not corrected. It is not necessary for a loan to have an identifiable loss potential in order to receive this rating.

Doubtful (risk rating 8) – An asset that has all the weaknesses inherent in the substandard classification, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable. The possibility of loss is extremely likely, but it is not identified at this point due to pending factors.

Loss (risk rating 9) – An asset, or portion thereof, classified as loss is considered uncollectible and of such little value that its continuance on the Bank’s books as an asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about whether, how much, or when the recovery would occur. As such, it is not practical or desirable to defer the write-off.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Information regarding the credit quality indicators most closely monitored for other than residential real estate and consumer loans by class as of December 31, is as follows:

	Amortized Cost Basis by Origination Year
	2023	2022	2021	2020	2019	Prior	Total
December 31, 2023
Real Estate Loans
Multifamily:
Risk Rating
Satisfactory	$—	$1,600,340	$3,265,348	$153,365	$—	$185,656	$5,204,709
Special Mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—

Total Multifamily Loans	$—	$1,600,340	$3,265,348	$153,365	$—	$185,656	$5,204,709
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—
Commercial
Risk Rating
Satisfactory	$16,991,081	$6,599,987	$3,681,389	$1,593,415	$615,553	$10,118,304	$39,599,729
Special Mention	—	—	—	—	—	—	—
Substandard	123,699	—	—	—	—	2,030,431	2,154,130
Doubtful	—	—	—	—	—	—	—

Total Commercial Loans	$17,114,780	$6,599,987	$3,681,389	$1,593,415	$615,553	$12,148,735	$41,753,859
Current period gross charge-offs	$—	$—	$—	$—	$—	$54,019	$54,019
Construction and development
Risk Rating
Satisfactory	$4,985,087	$130,783	$413,955	$—	$337,997	$—	$5,867,822
Special Mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	33,502	33,502
Doubtful	—	—	—	—	—	—	—

Total Construction and Development Loans	$4,985,087	$130,783	$413,955	$—	$337,997	$33,502	$5,901,324
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—
Farmland
Risk Rating
Satisfactory	$600,346	$—	$1,243,274	$992,263	$687,487	$656,671	$4,180,041
Special Mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—

Total Farmland Loans	$600,346	$—	$1,243,274	$992,263	$687,487	$656,671	$4,180,041
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—
Other Loans:
Commercial and industrial
Risk Rating
Satisfactory	$1,371,074	$5,504,069	$558,399	$1,514,109	$371,053	$1,664,292	$10,982,996
Special Mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	324,973	324,973
Doubtful	—	—	—	—	—	—	—

Total Commercial and Industrial Loans	$1,371,074	$5,504,069	$558,399	$1,514,109	$371,053	$1,989,265	$11,307,969
Current period gross charge-offs	$—	$—	$—	$—	$—	$17,981	$17,981

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

The Bank monitors the credit risk profile by payment activity for residential and consumer loan classes. Loans past due 90 days or more and loans on nonaccrual status are considered nonperforming. Nonperforming loans are reviewed monthly.

The following table presents the amortized cost in residential and consumer loans based on payment activity:

	Amortized Cost Basis by Origination Year
	2023	2022	2021	2020	2019	Prior	Total
1-4 Family, including construction
Risk Rating
Performing	$4,592,031	$4,625,923	$7,905,116	$2,719,927	$828,407	$11,580,106	$32,251,510
Nonperforming	—	66,456	222,619	69,627	468,239	663,711	1,490,652

Total 1-4 Family Loans	$4,592,031	$4,692,379	$8,127,735	$2,789,554	$1,296,646	$12,243,817	$33,742,162
Current period gross charge-offs	$—	$—	$—	$—	$—	$—	$—
Consumer
Risk Rating
Performing	$3,157,589	$872,756	$207,820	$1,291,594	$51,405	$1,533,634	$7,114,798
Nonperforming	—			—	—	76,072	76,072

Total Consumer Loans	$3,157,589	$872,756	$207,820	$1,291,594	$51,405	$1,609,706	$7,190,870
Current period gross charge-offs	$—	$—	$—	$—	$5,873	$89	$5,962

The following table presents the amortized cost of loans by grading as of December 31, 2022:

	Pass	Special Mention	Substandard	Doubtful	Loss	Total
December 31, 2022
Real Estate Loans
1-4 Family, including construction	$33,461,873	$898,642	$534,801	$166,430	$—	$35,061,746
Multifamily	5,125,100	—	—	—	—	5,125,100
Commercial	29,916,190	—	2,263,134	—	—	32,179,324
Construction and development	1,196,347	—	49,638	—	—	1,245,985
Farmland	3,992,225	—	—	—	—	3,992,225
Other Loans:
Consumer	5,739,917	134,184	196	—	—	5,874,297
Commercial and industrial	13,828,720	—	425,987	—	—	14,254,707

Totals	$93,260,372	$1,032,826	$3,273,756	$166,430	$—	$97,733,384

The Bank evaluates the loan risk grading system definitions and allowance for credit losses methodology on an ongoing basis. No significant changes were made to either during the past year.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

The following tables present the Bank’s loan portfolio aging analysis of the recorded investment in loans as of December 31:

	December 31, 2023
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing
Real Estate Loans
1-4 Family, including construction	$329,767	$366,895	$823,130	$1,519,792	$32,222,370	$33,742,162	$—
Multifamily	—	—	—	—	5,204,709	5,204,709	—
Commercial	—	—	1,754,649	1,754,649	39,999,210	41,753,859	—
Construction and development	—	—	—	—	5,901,324	5,901,324	—
Farmland	—	—	—	—	4,180,041	4,180,041	—
Other Loans:
Consumer	170,418	57,005	41,875	269,298	6,921,572	7,190,870	—
Commercial and industrial	135,844	—	324,973	460,817	10,847,152	11,307,969	—

Total	$636,029	$423,900	$2,944,627	$4,004,556	$105,276,378	$109,280,934	$—

	December 31, 2022
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing
Real Estate Loans
1-4 Family, including construction	$661,318	$145,139	$1,438,852	$2,245,309	$32,816,437	$35,061,746	$—
Multifamily	—	—	—	—	5,125,100	5,125,100	—
Commercial	—	—	211,881	211,881	31,967,443	32,179,324	—
Construction and development	—	—	—	—	1,245,985	1,245,985	—
Farmland	—	—	—	—	3,992,225	3,992,225	—
Other Loans:
Consumer	54,579	45,947	91,167	191,693	5,682,604	5,874,297	—
Commercial and industrial	—	—	580,483	580,483	13,674,224	14,254,707	—

Total	$715,897	$191,086	$2,322,383	$3,229,366	$94,504,018	$97,733,384	$—

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents individually analyzed and collateral-dependent loans by classes of loan type as of December 31, 2023.

	Type of Collateral
	Real Estate	Business Assets	Total
Real Estate Loans
1-4 Family, including construction	$1,490,652	$—	$1,490,652
Multifamily	—	—	—
Commercial	2,154,130	—	2,154,130
Construction and development	33,502	—	33,502
Farmland	—	—	—
Other Loans:
Consumer	76,072	—	76,072
Commercial and industrial	—	324,973	324,973

Total	$3,754,356	$324,973	$4,079,329

Under the accounting guidance in effect for the year ended December 31, 2022, a loan was considered impaired when, based on current information and events, it was probable that the Bank would be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.

Information on impaired loans as of and for the year ended December 31, 2022 is as follows.

	At or for the Year Ended December 31, 2022
		Unpaid			Interest
	Recorded Balance	Principal Balance	Specific Allowance	Average Balance	Income Recognized
Loans without a specific valuation allowance:
Real Estate Loans
1-4 Family, including construction	$1,033,946	$1,033,946	$—	$1,044,735	$34,192
Multifamily	—	—	—	—	—
Commercial	118,400	118,400	—	118,400	1,392
Construction and development	49,638	49,638	—	50,454	3,356
Farmland	—	—	—	—	—
Other Loans:
Consumer	86,201	86,201	—	88,985	5,140
Commercial and industrial	294,655	294,655	—	302,144	15,132

Total	1,582,840	1,582,840	—	1,604,718	59,212

Loans with a specific valuation allowance:
Real Estate Loans
1-4 Family, including construction	463,678	463,678	100,237	460,932	4,220
Multifamily	—	—	—	—	—
Commercial	1,868,951	1,868,951	157,000	1,896,178	80,093
Construction and development	—	—	—	—	—
Farmland	—	—	—	—	—
Other Loans:
Consumer	48,180	48,180	27,583	49,462	5,042
Commercial and industrial	131,331	131,331	53,187	137,306	7,315

Total	2,512,140	2,512,140	338,007	2,543,878	96,670

Total impaired loans	$4,094,980	$4,094,980	$338,007	$4,148,596	$155,882

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Nonaccrual loans as of December 31, are as follows:

	Nonaccrual Loans Without ACL	December 31, 2023 Nonaccrual Loans With ACL	Total Nonaccrual Loans
Real Estate Loans
1-4 Family, including construction	$1,105,124	$385,528	$1,490,652
Multifamily	—	—	—
Commercial	123,699	2,030,431	2,154,130
Construction and development	33,502	—	33,502
Farmland	—	—	—
Other Loans:
Consumer	34,197	41,875	76,072
Commercial and industrial	—	324,973	324,973

Total nonaccrual	$1,296,522	$2,782,807	$4,079,329

December 31, 2022
Real Estate Loans
1-4 Family, including construction	$1,497,624
Multifamily	—
Commercial	211,881
Construction and development	49,638
Farmland	—
Other Loans:
Consumer	134,381
Commercial and industrial	374,289

Total nonaccrual	$2,267,813

The Company adopted Accounting Standards Update (“ASU”) 2022-02, Financial Instruments - Credit Losses (Topic 326) Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”) effective January 1, 2023. The amendments in ASU 2022-02 eliminated the recognition and measurement of troubled debt restructurings and enhanced disclosures for loan modifications to borrowers experiencing financial difficulty.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

The following table shows the amortized cost basis of loans modified to borrowers experiencing financial difficulty, disaggregated by loan category and type of concession granted. Accrued interest totaling $107,266 is excluded from the amortized cost basis of loans in the following disclosures.

	Term Extension
	Amortized Cost Basis at 12/31/2023	Percent of Total Class of Loans	Financial Effect
Commercial real estate	$ 275,782	0.9%	Extended loan term by one year.

	Combination
	Amortized Cost Basis at 12/31/2023	Percent of Total Class of Loans
Commercial real estate	$1,133,756	2.7%	Acquired $507,662 of loan from loan participant. Extended loan term by six months, increased interest rate to 8.50% fixed from variable and reduced loan payment by 38%.
Commercial and industrial	39,005	0.3%	Extended loan term by one year and increased interest rate to 7.50%.

Total	$1,172,761	3.0%

The Bank closely monitors the performance of loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. The following presents, as of December 31, 2023, the performance of loans that have been modified to borrowers experiencing financial difficulty within the previous twelve months:

	Current	Past Due > 90 Days	Total
Commercial real estate	$1,409,538	$—	$1,409,538
Commercial and industrial	—	39,005	39,005

	$1,409,538	$39,005	$1,448,543

There were no significant loans modified in a troubled debt restructuring during the year ended December 31, 2022.

The Bank had no commitments to lend additional funds to borrowers experiencing financial difficulty whose loans were modified during the years ended December 31, 2023 and 2022.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Premises and Equipment

Major classifications of premises and equipment, stated at cost, at December 31, are as follows:

	December 31,
	2023	2022
Land and improvements	$1,284,521	$1,284,521
Buildings and improvements	5,987,178	5,958,184
Furniture, fixtures and equipment	2,054,694	1,963,738

	9,326,393	9,206,443
Less accumulated depreciation	6,287,764	6,074,235

Net premises and equipment	$3,038,629	$3,132,208

Depreciation expense totaled $230,165 and $214,614 for the years ended December 31, 2023 and 2022, respectively.

Note 6: Mortgage Servicing Rights

Mortgage servicing rights activity for the years ended December 31, is as follows:

	December 31,
	2023	2022
Beginning balance	$367,242	$382,001
Additions	18,147	35,232
Amortization	(45,749)	(49,991)

Ending balance	$339,640	$367,242

The fair value of mortgage servicing rights was approximately $781,000 and $882,000 at December 31, 2023 and 2022, respectively. Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as and including December 31, 2023 factors, the cost to service ($91 per loan), the discount rate (10%), the custodial earnings rate (4.03%), an inflation rate (2.0%), ancillary income ($37 per loan) and prepayment speeds (150% PSA).

Capitalized mortgage servicing rights are amortized over the estimated life of the loan.

Custodial balances maintained in connection with loans serviced totaled approximately $1,445,000 and $1,436,000 at December 31, 2023 and 2022, respectively.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Future amortization of mortgage servicing rights is as follows for the years ended December 31:

December 31, 2023
2024	$66,267
2025	66,267
2026	66,272
2027	65,714
2028	57,127
Thereafter	17,993

$339,640

Note 7: Deposits

Time deposits in denominations of $250,000 or more were approximately $5,985,000 at December 31, 2023. The Bank had no time deposits in denominations of $250,000 or more at December 31, 2022.

At December 31, 2023, the scheduled maturities of time deposits were as follows:

December 31, 2023
One year or less	$27,666,923
Over one year to two years	1,909,050
Over two years to three years	596,165
Over three years to four years	271,408
Over four year to five years	683,793
Thereafter	—

$31,127,339

The U.S. Department of the Treasury’s Financial Crimes Enforcement Network (FinCEN), published guidelines in 2014 for financial institutions servicing marijuana businesses that are legal under state law. These guidelines generally allow the Bank to work with marijuana-related businesses that are operating in accordance with state laws and regulations, so long as the Bank complies with required regulatory oversight of their accounts.

At December 31, 2023 and 2022, deposit balances from cannabis customers were approximately $47,022,000 and $74,584,000, or 26.4% and 35.7% of total deposits, respectively. At December 31, 2023 and 2022, the Bank had one customer whose deposits represented 13% and 11%, respectively, of total deposits. No other customer accounted for more than 10% of total deposits at those dates.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Borrowings

The Bank had outstanding borrowings comprised solely of an advance from the Federal Home Loan Bank (FHLB) totaling $10,500,000 as of December 31, 2023, bearing an interest rate of 5.58%, which was scheduled to mature in January 2024. The Bank had no borrowings outstanding as of December 31, 2022.

Advances are secured by a pledge of all shares of FHLB stock owned, approximately $36,414,000 of the Bank’s qualifying mortgage loans and investment securities with a fair value of approximately $13,290,000 as of December 31, 2023. The Bank was eligible to borrow up to an additional approximately $24,944,000 as of December 31, 2023.

The Bank has an unsecured federal funds purchase line of credit through the Bankers’ Bank with a maturity date of June 30, 2024. The maximum amount of the established unsecured line is $3,000,000 at December 31, 2023 and 2022. The line is subject to annual reviews and terms may be altered in the event of significant change in the financial condition of the Bank. Interest rates are variable. There were no funds advanced on this line as of December 31, 2023 and 2022.

Note 9: Income Taxes

The provision for income taxes includes these components for the years ended December 31,:

	For the Year Ended December 31,
	2023	2022
Taxes currently payable	$134,081	$—
Deferred income taxes	103,465	302,827

Income tax expense	$237,546	$302,827

A reconciliation of income taxes at the statutory rate to the Bank’s actual income tax expense is shown below:

	For the Year Ended December 31,
	2023	2022
Computed at statutory rate (21%)	$193,426	$241,528
Increase (decrease) resulting from:
Tax exempt interest	(6,678)	(7,932)
Bank-owned life insurance	(16,920)	(15,830)
Nondeductible expenses	10,411	4,115
State tax expense	63,305	80,946
Other	(5,998)	—

Actual income tax expense	$237,546	$302,827

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

The composition of the Bank’s net deferred tax asset at December 31, is as follows:

	December 31,
	2023	2022
Deferred tax assets
Net operating loss carryforward	$795,959	$1,108,986
Allowance for credit losses	635,265	318,289
Depreciation	13,497	34,434
Interest on non-accrual loans	5,492	31,655
Accrued expenses	—	2,014
Unrealized losses on available-for-sale securities	1,808,158	2,165,231

Deferred tax assets	3,258,371	3,660,609
Deferred tax liabilities
Mortgage servicing rights, net	(96,814)	(104,682)
Deferred loan fees, net	(11,440)	(13,321)
Stock dividends received	(12,481)	(12,481)
Other	(146)	(497)

Deferred tax liabilities	(120,881)	(130,981)

Net deferred tax asset	$3,137,490	$3,529,628

Retained earnings at both December 31, 2023 and 2022, includes approximately $4,373,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liability on the preceding amount that would have been recorded if it was expected to reverse into federal taxable income in the foreseeable future was approximately $918,000 at December 31, 2023 and 2022.

At December 31, 2023, the Bank had available unused federal net operating loss carryforwards of approximately $2,563,000 that may be applied against future federal taxable income. Approximately $1,498,000 of these carryforwards expire in various years ranging from 2033 through 2036. At December 31, 2023, the Bank had available unused state net operating loss carryforwards of approximately $3,435,000 that may be applied against future state taxable income and that expire in various years ranging from 2029 through 2041.

The realization of deferred tax assets (DTA) is assessed and a valuation allowance is recorded if it is “more likely than not” that all of a portion of the DTA will not be realized. The determination of the realizability of the DTA is highly subjective and dependent upon management’s evaluation and judgement of both positive and negative evidence, the forecasts of future income, applicable tax planning strategies and assessments of the current and future economic business conditions.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

All available evidence, both positive and negative, is considered to determine whether, based on the weight of that evidence, a valuation allowance against the net DTA may be required.

Based on the Bank’s periodic assessment of all of the positive and negative evidence regarding the DTA position at December 31, 2023 and 2022, management has determined that it is more likely than not that the Bank will be able to realize all of its federal and State of Illinois DTA, including all net operating loss carryforwards. Consequently, at December 31, 2023 and 2022, the Bank has not recorded a valuation allowance of the DTA.

Note 10: Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under U.S. GAAP reporting requirements and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulatory reporting standards to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier I capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2023, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2023 the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier I risk-based capital and Tier I leverage ratios as set forth in the table.

There are no conditions or events since that notification that management believes have changed the Bank’s category.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

The Bank’s actual and required capital amounts and ratios are as follows (table amounts in thousands):

			Minimum Capital		Minimum to be Well
	Actual		Requirement		Capitalized
December 31, 2023	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Common equity Tier 1 capital to risk-weighted assets	$17,193	15.91%	$4,862	4.50%	$7,022	6.50%
Tier 1 capital to risk-weighted assets	17,193	15.91%	6,482	6.00%	8,643	8.00%
Total capital to risk-weighted assets	19,351	17.91%	8,643	8.00%	10,804	10.00%
Tier 1 leverage to adjusted average assets	17,193	8.62%	7,980	4.00%	9,975	5.00%

			Minimum Capital		Minimum to be Well
	Actual		Requirement		Capitalized
December 31, 2022	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Common equity Tier 1 capital to risk-weighted assets	$16,368	16.00%	$4,603	4.50%	$6,649	6.50%
Tier 1 capital to risk-weighted assets	16,368	16.00%	6,137	6.00%	8,183	8.00%
Total capital to risk-weighted assets	17,471	17.08%	8,183	8.00%	10,229	10.00%
Tier 1 leverage to adjusted average assets	16,368	7.10%	9,227	4.00%	11,534	5.00%

Note 11: Related Party Transactions

The Bank’s loans outstanding to certain of its executive officers, directors and their related interests, as of December 31, 2023 and 2022, and activity within those years, was as follows:

	December 31,
	2023	2022
Balance, beginning of year	$5,412,805	$4,284,675
New loans originated	983,804	1,459,608
Repayments	1,973,059	331,478

Balance, end of year	$4,423,550	$5,412,805

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.

Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Deposits from related parties held by the Bank at December 31, 2023 and 2022, totaled approximately $1,614,000 and $678,000, respectively.

Note 12: Employee Benefits

All full-time employees with one year of service at July 1, 2006, are included in a trusteed multi-employer defined benefit pension plan. The Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions (the Pentegra DB Plan), a tax-qualified defined-benefit pension plan. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan.

The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Plan, contributions made by one participating employer may be used to provide benefits to participants of other participating employers.

The funded status of the Pentegra DB Plan as of December 31, 2023 and 2022, is 88.3% and 82.2%, respectively. As of December 31, 2023, the Pension Protection Act Zone Status for the Pentegra DB Plan was “green” with no implemented or pending funding improvement plans and the Bank was not required to pay a surcharge to the Pentegra DB Plan.

Contributions to the Pentegra DB Plan of $156,000 and $645,000 were made by the Bank during the years ended December 31, 2023 and 2022, respectively. The Bank’s contributions to the Pentegra DB Plan were not more than 5 percent of the total contributions to the Plan for the fiscal year ended June 30, 2022, the date of the Pentegra DB Plan’s most recent annual report.

Effective July 1, 2006, the Bank froze its participation in the Pentegra DB Plan, resulting in no increase in future benefits from services provided subsequent to July 1, 2006. Pension plan expense for the years ended December 31, 2023 and 2022, was approximately $401,000 and $645,000, respectively.

The minimum required contribution for the Pentegra DB Plan for the plan years ended June 30, 2023 and 2022, was $171,000 and $121,000, respectively.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

The Bank maintains a 401(k) savings plan for eligible employees and makes annual contributions of 3 percent of all eligible employees’ qualified compensation. The Bank made contributions to the plan for the years ended December 31, 2023 and 2022 of approximately $80,000 and $74,000, respectively. The Bank uses an independent trustee through which the employees may choose from a variety of investment options. The annual cost of administering the plan for the years ended December 31, 2023 and 2022 was approximately $7,000 and $13,000, respectively.

Note 13: Disclosures about Fair Value of Assets and Liabilities

Fair value is the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Significant unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Recurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31,:

	Fair	Fair Value Measurements Using
	Value	Level 1	Level 2	Level 3
December 31, 2023
Municipal bonds, taxable	$6,850,450	$—	$6,850,450	$—
Municipal bonds, non-taxable	2,580,142	—	2,580,142	—
U.S. Government treasuries	7,171,290	7,171,290	—	—
U.S. Government agencies	1,008,429	—	1,008,429	—
Residential mortgage-backed securities	16,718,011	—	16,718,011	—
Collateralized mortgage obligations	14,200,880	—	14,200,880	—

	Fair	Fair Value Measurements Using
	Value	Level 1	Level 2	Level 3
December 31, 2022
Municipal bonds, taxable	$6,803,980	$—	$6,803,980	$—
Municipal bonds, non-taxable	2,544,522	—	2,544,522	—
U.S. Government treasuries	6,948,800	6,948,800	—	—
U.S. Government agencies	1,005,664	—	1,005,664	—
Residential mortgage-backed securities	15,074,523	—	15,074,523	—
Collateralized mortgage obligations	15,035,968	—	15,035,968	—

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There are no liabilities measured at fair value on a recurring basis. There have been no significant changes in the valuation techniques during the year ended December 31, 2023.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 are not available, securities are classified within Level 3 of the hierarchy. The Bank had no Level 3 securities.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Nonrecurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31:

	Fair	Fair Value Measurements Using
	Value	Level 1	Level 2	Level 3
December 31, 2023
Collateral dependent loans	$713,231	$—	$—	$713,231
December 31, 2022
Collateral dependent loans	$2,174,133	$—	$—	$2,174,133

The Bank’s nonrecurring fair value adjustments to collateral dependent loans are recorded to reflect partial write-downs or specific reserves that are based on the observable market price or current estimated value of the collateral. These loans are reported at initial recognition of significant borrower distress and on an ongoing basis until recovery or charge-off. The fair values of collateral dependent loans are generally determined using the sales comparison approach. Unobservable inputs consist primarily of adjustments for differences between sales of comparable properties.

The following table provides quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements at December 31:

				Range
	Fair	Valuation	Unobservable	(Weighted-
	Value	Technique	Inputs	Average)
December 31, 2023			Marketability
Collateral dependent loans	$713,231	Appraisal	discount	10%

December 31, 2022			Marketability
Collateral dependent loans	$2,174,133	Appraisal	discount	10%

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

The estimated fair values of the Bank’s financial instruments not carried at fair value on the consolidated balance sheets are as follows:

	Carrying	Fair	Fair Value Measurements Using
	Value	Value	Level 1	Level 2	Level 3
December 31, 2023
Financial assets:
Cash and cash equivalents	$33,810,148	$33,810,148	$33,810,148	$—	$—
Held-to-maturity securities	2,212,113	2,151,661		2,151,661	—
Loans, net	107,080,652	102,035,000	—	—	102,035,000
FHLB Stock	697,500	697,500	—	697,500	—
Mortgage servicing rights, net	339,640	781,160	—	—	781,160
Bank owned life insurance	2,169,473	2,169,473	—	2,169,473	—
Accrued interest receivable	730,893	730,893	730,893	—	—
Financial liabilities:
Deposits	178,109,591	177,905,352	146,982,252	30,923,100	—
Advances from the FHLB	10,500,000	10,498,400	—	10,498,400	—
Advances by borrowers for taxes and insurance	361,433	361,433	—	361,433	—
Accrued interest payable	71,096	71,096	71,096

	Carrying	Fair	Fair Value Measurements Using
	Value	Value	Level 1	Level 2	Level 3
December 31, 2022
Financial assets:
Cash and cash equivalents	$62,035,586	$62,035,586	$62,035,586	$—	$—
Interest-bearing time deposits	1,000,000	1,000,000	1,000,000	—	—
Held-to-maturity securities	3,197,609	3,072,616	—	3,072,616	—
Loans, net	96,739,509	90,097,000	—	—	90,097,000
FHLB Stock	262,200	262,200	—	262,200	—
Mortgage servicing rights, net	367,242	881,903	—	—	881,903
Bank owned life insurance	2,110,114	2,110,114	—	2,110,114	—
Accrued interest receivable	583,783	583,783	583,783	—	—
Financial liabilities:
Deposits	208,724,545	208,226,785	194,435,185	13,791,600	—
Advances by borrowers for taxes and insurance	313,972	313,972	—	313,972	—
Accrued interest payable	4,218	4,218	4,218

Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Fair value estimates may not be realizable in an immediate settlement of the instrument.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

In some instances, there are no quoted market prices for the Bank’s various financial instruments, in which case fair values may be based on estimates using present value or other valuation techniques, or based on judgments regarding future expected loss experience, current economic conditions, risk characteristic of the financial instruments, or other factors. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Subsequent changes in assumptions could significantly affect the estimates.

Note 14: Commitments and Contingencies

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

Commitments outstanding at December 31, were as follows:

	December 31,
	2023	2022
	(In thousands)
Commitments to originate loans	$3,932	$5,470
Undisbursed balance of loans closed	4,344	4,301
Standby letters of credit	2	11

Total	$8,278	$9,782

The Bank is party to legal actions which arise in the normal course of its business activities. In the opinion of management, the ultimate resolution of these matters is not expected to have a material effect on the financial position or the results of operations of the Bank.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Note 15: Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss included in equity are as follows at December 31,:

	December 31,
	2023	2022
Unrealized losses on available for sale securities	$6,344,416	$7,597,302
Tax effect	(1,808,158)	(2,165,231)

Accumulated other comprehensive loss	$4,536,258	$5,432,071

Note 16: Subsequent Events

Plan of Conversion and Change in Corporate Form

On September 9, 2024, the Board of Directors of the Bank adopted a plan of conversion (Plan). The Plan is subject to the approval of the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency and must be approved by the affirmative vote of at least two-thirds of the total votes eligible to be cast by the voting members of the Bank at a special meeting. The Plan sets forth that the Bank proposes to convert into a stock savings bank structure with the establishment of a stock holding company (Security Midwest Bancorp, Inc.), as parent of the Bank. The Bank will convert to the stock form of ownership, followed by the issuance of all of the Bank’s outstanding stock to Security Midwest Bancorp, Inc. Pursuant to the Plan, the Bank will determine the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan (ESOP) which will subscribe for up to 8% of the common stock sold in the offering.

Security Midwest Bancorp, Inc. is organized as a corporation under the laws of the State of Maryland and will own all of the outstanding common stock of the Bank upon completion of the conversion.

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. The Bank had incurred deferred conversion costs totaling $437,000 and $356,000 as of September 12, 2024 and December 31, 2023, respectively.

Security Bank, SB and Subsidiaries

Notes to Consolidated Financial Statements

Following completion of the conversion, the Bank intends to withdraw from the multi-employer defined benefit plan. See Note 12 Employee Benefits. The withdrawal from the plan will require a payment by the Bank to the plan, estimated at $1.7 million. This payment will be recorded as a current period expense when paid.

At the completion of the conversion to stock form, the Bank will establish a liquidation account in the amount of retained earnings contained in the final prospectus. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Bank after conversion.

The conversion will be accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result. Security Midwest Bancorp, Inc.is an emerging growth company, and, for as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies.” Security Midwest Bancorp, Inc. intends to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, its financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Management has evaluated subsequent events for recognition and disclosure in the financial statements through September 12, 2024, which is the date the financial statements were available to be issued.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Security Midwest Bancorp, Inc. or Security Bank, s.b. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Security Midwest Bancorp, Inc. or Security Bank, s.b. since any of the dates as of which information is furnished herein or since the date hereof.

Up to 1,092,500 shares

(Subject to Increase to up to 1,256,375 shares)

(Proposed Holding Company for Security Bank, s.b.)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

[prospectus date]

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until ___________________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Amount	Estimated
Registrant’s Legal Fees and Expenses	$550,000
Registrant’s Accounting Fees and Expenses	247,500
Marketing Agent’s Fees and Expenses	410,000
Records Management Agent’s Fees and Expenses	65,000
Independent Appraiser’s Fees and Expenses	47,000
Printing, Postage, Mailing and EDGAR Fees and Expenses	150,000
Filing Fees (Blue Sky, FINRA, SEC, Illinois)	34,500
Transfer Agent’s Fees and Expenses	25,000
Business Plan Consultant’s Fees and Expenses	55,000
Proxy Solicitation Fees and Expenses	20,000
Other	46,000

Total	$1,650,000

(1)	Assumes 100% of the shares are sold in the subscription and community offering.

Item 14.	Indemnification of Directors and Officers

Article 10 of the Articles of Incorporation of Security Midwest Bancorp, Inc. (the “Corporation”) sets forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances if it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination before the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise, shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 by the stockholders of the Corporation or the Board of Directors shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

(a)	List of Exhibits

1.1	Engagement Letter between Security Bank, s.b. and Performance Trust Capital Partners, LLC (Marketing Agent Services)*

1.2	Engagement Letter between Security Bank, s.b. and Performance Trust Capital Partners, LLC (Stock Information Center Manager and Records Management Services)*

1.3	Form of Agency Agreement Among Security Bank, s.b. and Performance Trust Capital Partners, LLC*

2	Plan of Conversion*

3.1	Articles of Incorporation of Security Midwest Bancorp, Inc.*

3.2	Bylaws of Security Midwest Bancorp, Inc.*

4	Form of Common Stock Certificate of Security Midwest Bancorp, Inc.*

5	Opinion of Luse Gorman, PC regarding legality of securities being registered*

8.1	Federal Income Tax Opinion of Luse Gorman, PC*

8.2	State Income Tax Opinion of Wipfli LLP*

10.1	Employment Agreement between Security Bank, s.b. and Stephan P. Antonacci

10.2	Employment Agreement between Security Bank, s.b. and Brenda K. Minder

10.3	Employment Agreement between Security Bank, s.b. and Darren W. Jones

10.4	Supplemental Life Insurance Plan between Security Bank, s.b. and Stephan P. Antonacci*

21	Subsidiaries of Security Midwest Bancorp, Inc.*

23.1	Consent of Luse Gorman, PC (contained in Opinions included as Exhibits 5 and 8.1)*

23.2	Consent of Feldman Financial Advisors, Inc.*

23.3	Consent of Wipfli LLP

24	Power of Attorney (set forth on signature page)*

99.1	Engagement letter between Security Bank, s.b. and Feldman Financial Advisors, Inc. with respect to independent appraisal services*

99.2	Letter of Feldman Financial Advisors, Inc. with respect to value of subscription rights*

99.3	Appraisal Report of Feldman Financial Advisors, Inc.*

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

107	Filing fees Exhibit

*	Previously filed

(b)	Financial Statement Schedules

Financial statement schedules are not filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Springfield, State of Illinois, on October 31, 2024.

SECURITY MIDWEST BANCORP, INC.

By:	/s/ Stephan P. Antonacci
Stephan P. Antonacci
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephan P. Antonacci Stephan P. Antonacci	President, Chief Executive Officer and Director (Principal Executive Officer)	October 31, 2024

* Brenda K. Minder	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 31, 2024

* Kenton W. Day	Chairman of the Board	October 31, 2024

* James R. Hillestad	Director	October 31, 2024

* Marcus E. Johnson	Director	October 31, 2024

* Frank J. Kopecky, IV	Director	October 31, 2024

* William R. Marriott II	Director	October 31, 2024

* James P. McClernon	Director	October 31, 2024

* Stephen D. Myers	Director	October 31, 2024

* Erin M. Stone	Director	October 31, 2024

*	Pursuant to Power of Attorney dated September 12, 2024.